Exhibit 2.1

Execution Version

AGREEMENT, PLAN OF CONVERSION AND

PLAN OF MERGER

between

MESA AIR GROUP, INC.,

and

REPUBLIC AIRWAYS HOLDINGS INC.

Dated as of April 4, 2025

i

APPENDICES

Appendix A	Definitions
Appendix B	Index of Defined Terms

EXHIBITS

Exhibit 1	Form of Post-Conversion Parent Charter
Exhibit 2	Form of Post-Conversion Parent Bylaws
Exhibit 3	Three Party Agreement
Exhibit 4	Form of Escrow Agreement

v

THIS AGREEMENT, PLAN OF CONVERSION AND PLAN OF MERGER (this “Agreement”), dated as of April 4, 2025, is made by and between Mesa Air Group, Inc., a Nevada corporation (“Parent”), and Republic Airways Holdings Inc., a Delaware corporation (the “Company” and, together with Parent, the “Parties”).

RECITALS

WHEREAS, Parent and the Company desire for Parent and the Company to effectuate a business combination on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such business combination, the Company will be merged with and into Parent, with Parent continuing as the Surviving Corporation, in accordance with the DGCL;

WHEREAS, prior to the consummation of the Merger, pursuant to the Plan of Conversion set forth in Section 1.2 (the “Plan of Conversion”) and subject to the other terms and conditions of this Agreement, Parent shall convert into a Delaware corporation in accordance with Section 265 of the DGCL and NRS 92A.105 and 92A.205 (the “Conversion”);

WHEREAS, concurrently with the Conversion, Parent shall file a certificate of incorporation with the Secretary of State of the State of Delaware and adopt bylaws, in the forms attached hereto as Exhibits 1 and 2, respectively;

WHEREAS, it is intended that, for United States federal income tax purposes, (i) the transactions contemplated by this Agreement shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) this Agreement shall constitute a “plan of reorganization” for purposes of the Code;

WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent, the Company and United Airlines, Inc. (“United”), among other parties, are entering into the transaction agreement attached hereto as Exhibit 3 (the “Three Party Agreement”), which contemplates the parties at the Closing entering into the escrow agreement substantially in the form attached hereto as Exhibit 4 (the “Escrow Agreement” and, together with this Agreement and the Three Party Agreement, the “Transaction Agreements”), pursuant to which, among other things: (i) Parent will take certain actions at or prior to the Closing to dispose of certain assets, extinguish certain liabilities and effectuate certain related transactions; (ii) United will take certain actions at or prior to the Closing to facilitate Parent’s actions in the foregoing clause (i); and (iii) Parent promptly following the Closing (but in all events immediately following the Effective Time) will conduct a primary issuance of shares of Parent Common Stock equal to 6% of the issued and outstanding shares of Parent Common Stock after giving effect to the issuance of Parent Common Stock in the Merger (the “Primary Issuance”), which Primary Issuance will, subject to the terms and conditions of the Three Party Agreement and the Escrow Agreement, (A) first become available to United to the extent of certain financial contributions made by United to or on behalf of Parent at or prior to the Effective Time and (B) second, to the extent of any remainder, become available to the Surviving Corporation to satisfy certain liabilities, and (C) third, to the extent of any remainder, become available on a pro rata basis to the Persons who, as of immediately prior to the Effective Time, held shares of Parent Common Stock;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and United are entering into a binding letter agreement (the “CPA Side Letter”) which, among other things, provides for the respective obligations of United and Mesa Airlines, Inc. to execute and deliver to each other, effective as of immediately following the Effective Time, the capacity purchase agreement attached to the CPA Side Letter as Annex 1 thereto (such capacity purchase agreement, the “Go-Forward CPA”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, Jonathan G. Ornstein, Michael J. Lotz and Brian S. Gillman is each entering into a separation and consulting agreement with Parent, copies of which have been delivered to the Company (each, a “Separation and Consulting Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements and subject to the conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

CONVERSION; MERGER

Section 1.1 Closing. The closing of the Conversion, the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., New York City time, on the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions at the Closing), remotely by the electronic exchange of closing deliverables and the taking of the closing actions contemplated herein, unless another date, time or place is agreed to in writing by Parent and the Company; provided that notwithstanding anything to the contrary herein, unless mutually agreed by the Parties, neither Party shall be required to effect the Closing prior to September 8, 2025. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.2 Plan of Conversion.

(a) Conversion. Upon the terms and subject to the conditions of this Agreement, following the Closing (but prior to the Effective Time), and in accordance with Section 265 of the DGCL and NRS 92A, Parent shall convert from a Nevada corporation (the “Constituent Entity”) to a Delaware corporation (the “Resulting Entity”) and shall thereafter be subject to all of the provisions of the DGCL, except that, pursuant to Section 265(d) of the DGCL, notwithstanding Section 106 of the DGCL, the existence of the Resulting Entity shall be deemed to have commenced on the date the Constituent Entity was first formed or incorporated in the State of Nevada.

(b) Name and Jurisdiction of Constituent Entity and Resulting Entity. For purposes of NRS 92A.105, the name and jurisdiction of the Constituent Entity is Mesa Air Group, Inc., a Nevada corporation, and the name and jurisdiction of the Resulting Entity is Mesa Air Group, Inc., a Delaware corporation.

(c) Conversion Effective Time. Upon the terms and subject to the conditions of this Agreement, the Parties shall cause the Conversion to occur pursuant to and in accordance with Section 265 of the DGCL and NRS 92A by filing or causing to be filed: (i) a duly executed Certificate of Conversion with the Secretary of State of the State of Delaware, in form and substance reasonably acceptable to Parent and the Company (the “Certificate of Conversion”), together with the certificate of incorporation of Parent in the form set forth on Exhibit 1 (as may be amended from time to time, the “Post-Conversion Parent Charter”), with such Certificate of Conversion becoming effective at such time as is agreed by Parent and the Company and specified in the Certificate of Conversion, provided that the effective date and time of the Certificate of Conversion shall in all events be the same effective date and time as the Post-Conversion Parent Charter, and (ii) duly executed Articles of Conversion with the Secretary of State of the State of Nevada, in form and substance reasonably acceptable to Parent and the Company (the “Articles of Conversion” and, together with the Certificate of Conversion, the “Conversion Filings”), with such Articles of Conversion becoming effective at the same time as the Certificate of Conversion (and with such effective time being specified in the Articles of Conversion). The Conversion shall become effective at the time specified in the Conversion Filings (the “Conversion Effective Time”).

(d) Manner of Conversion. In connection with (and as part of) the Conversion, and pursuant to and in accordance with this Agreement, Section 265 of the DGCL and NRS 92A.105 (i) automatically and without any action on the part of any holder thereof, each share of common stock, no par value per share, of the Constituent Entity that is issued and outstanding immediately prior to the Conversion Effective Time shall be converted at the Conversion Time into one fully paid, validly issued and nonassessable share of common stock, no par value per share, of the Resulting Entity, (ii) except as set forth in Section 1.3(c) hereof, the Post-Conversion Parent Charter shall become the certificate of incorporation of the Parent, until thereafter supplemented or amended in accordance with its terms and the DGCL, and (iii) except as set forth in Section 1.3(c) hereof, Parent shall adopt the bylaws in the form set forth on Exhibit 2 (as may be amended from time to time, the “Post-Conversion Parent Bylaws”), as the bylaws of Parent, until thereafter supplemented or amended in accordance with its terms and the DGCL.

(e) Dissenting Shares. No dissenters’ or appraisal rights shall be available with respect to the Conversion pursuant to NRS 92A.

(f) Primary Issuance. Upon the terms and subject to the conditions of this Agreement and pursuant to the terms of the Three Party Agreement and the Escrow Agreement, immediately following the Effective Time, and in consideration for Parent’s and the Company’s willingness to enter into this Agreement, Parent will issue and deliver a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to six percent (6%) of the total number of shares of Parent Common Stock issued and outstanding immediately following the Effective Time (but without giving effect to the Primary Issuance) (the “Escrow Shares”) to the Escrow Agent (as defined in the Escrow Agreement). The shares issued pursuant to this Section 1.2(f) shall be held by the Escrow Agent pursuant to, and governed by, the terms of the Three Party Agreement and the Escrow Agreement. Shares issued pursuant to this Section 1.2(f) shall be distributed by the Escrow Agent to United, the Surviving Corporation and/or the holders of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time in accordance with the provisions of this Agreement, the Three Party Agreement and the Escrow Agreement.

Section 1.3 Merger.

(a) The Merger. Upon the terms of and subject to the conditions set forth in this Agreement, in connection with the Conversion and in accordance with the DGCL, at the Effective Time, the Company shall be merged with and into Parent (the “Merger”), the separate corporate existence of the Company shall cease, and Parent shall continue as the surviving corporation (the “Surviving Corporation”) in the Merger.

(b) Effective Time. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, and in all events following the Conversion Effective Time, the Parties shall cause the Merger to be consummated by filing or causing to be filed a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as is specified in the Certificate of Merger, which time shall be after the Conversion Effective Time (the “Effective Time”). The Merger shall have the effects as set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject to the terms and conditions of this Agreement (including those in Article II), at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Parent shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Parent shall attach to and become the debts, liabilities and duties of the Surviving Corporation.

(c) Certificate of Incorporation; Bylaws.

(i) The Post-Conversion Parent Charter, which shall be the certificate of incorporation of Parent immediately prior to the Effective Time, shall be amended in the Merger as set forth below, and as so amended shall be the certificate of incorporation of Parent, as the Surviving Corporation, from and after the Effective Time until thereafter amended in accordance with applicable Law and the terms of such certificate of incorporation.

(A) Section 1.1 of the Post-Conversion Parent Charter shall be deleted in its entirety and replaced with the following:

“Section 1.1. Name. The name of the Corporation is Republic Airways Holdings Inc. (the “Corporation”).”

(ii) The Post-Conversion Parent Bylaws, which shall be the bylaws of Parent immediately prior to the Effective Time, shall be the bylaws of Parent, as the surviving corporation in the Merger, as of the Effective Time, until thereafter amended in accordance with applicable Law and the terms of the certificate of incorporation of Parent and such bylaws; provided, however, that the Parties shall take all requisite action so that, as of the Effective Time, the Post-Conversion Parent Bylaws shall be amended to reflect that the name of Parent, as the Surviving Corporation, shall be “Republic Airways Holdings Inc.”.

Section 1.4 Certain Corporate Governance Matters

(a) Prior to the Effective Time, Parent shall take all actions necessary (including by securing and causing to be delivered to Parent (with written evidence thereof provided to the Company) the resignations of then-serving directors of the Parent Board) to cause, in each case effective as of the Effective Time: (i) the number of directors constituting the full board of directors of the Surviving Corporation (the “Surviving Corporation Board”) to be seven; and (ii) the Surviving Corporation Board to be composed of: (A) six directors who prior to the Effective Time are designated by the Company, including a Chairman of the Surviving Corporation Board who prior to the Effective Time is designated by the Company; and (B) Ellen Artist, or such other director who may be proposed by Parent prior to the Effective Time and agreed upon by the Company (in its sole discretion) prior to the Effective Time.

(b) Prior to the Effective Time, Parent shall take all actions necessary to cause, in each case effective as of the Effective Time, the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel (and any other “C-Suite” level officers) to be persons who prior to the Effective Time are designated by the Company.

(c) Parent shall cause the name of Parent to be changed to “Republic Airways Holdings Inc.”, with effectiveness upon the Effective Time. Parent shall, at the direction of the Company, take all reasonable actions within Parent’s control to assist the Company in causing the NASDAQ ticker symbol of “RJET” (or such other ticker symbol as the Company may determine in its sole discretion) to be reserved, prior to the Conversion Effective Time, for Parent’s use, with effectiveness upon the Effective Time.

(d) The headquarters of the Surviving Corporation shall be the pre-Closing headquarters of the Company.

ARTICLE II

EFFECT OF THE MERGER; OTHER TRANSACTIONS

Section 2.1 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent or the holders of any shares of capital stock of the Company or Parent:

(a) Subject to Section 2.1(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares held by stockholders who (i) have not voted in favor of the Merger or consented to it in writing and (ii) have properly demanded appraisal of such shares of Company Common Stock in accordance with, and have complied in all respects with, the provisions of Section 262 of the DGCL) shall be automatically converted into the right to receive 584.90 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Merger Consideration”), without interest, to be paid in accordance with and subject to the applicable provisions of this Agreement. From and after the Effective Time, all shares of Company Common Stock shall automatically be cancelled and extinguished and shall cease to exist, and subject to Section 2.1(d) with respect to Dissenting Shares and except as otherwise provided herein with respect to shares cancelled in accordance with Section 2.1(b), each holder thereof shall cease to have any rights with respect thereto other than the right to receive the Merger Consideration, without interest, in accordance with and subject to the applicable provisions of this Agreement.

(b) Each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise) or Parent or any of their respective Subsidiaries immediately prior to the Effective Time (the “Cancelled Shares”) shall automatically be cancelled and extinguished and shall cease to exist, and no consideration or payment shall be owed or delivered in exchange therefor or in respect thereof.

(c) Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, excluding the Escrow Shares) shall (i) remain issued and outstanding, and from and after the Effective Time, shall represent one (1) share of Parent Common Stock and (ii) entitle the holder thereof to the non-transferable contingent right to receive a Pro Rata Share of the Escrow Asset distributed pursuant to and in accordance with Section 2.6, if any.

(d) Dissenting Shares.

(i) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and which are held by Company Stockholders who have not voted in favor of the Merger or consented to it in writing and are entitled to demand, and who have properly exercised and perfected, appraisal rights for such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) until such time as such Company Stockholder effectively withdraws, fails to perfect or otherwise loses such Company Stockholder’s appraisal rights under the DGCL with respect to such shares of Company Common Stock, at which time such shares of Company Common Stock shall cease to be Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration. Such Company Stockholders shall instead, and in lieu thereof, be entitled only to such rights as are granted by Section 262 of the DGCL to a holder of Dissenting Shares unless and until such Company Stockholder shall have effectively withdrawn, failed to perfect or otherwise lost its rights to appraisal under the DGCL (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and extinguished and cease to exist, and such holder shall cease to have any rights with respect thereto other than as expressly provided in Section 262 of the DGCL and this Agreement). All Dissenting

Shares held by Company Stockholders who shall have waived, failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Common Stock under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such stockholder is not entitled to the relief provided by Section 262 of the DGCL shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest, to be paid in accordance with and subject to the applicable provisions of this Agreement.

(ii) Prior to the Effective Time, the Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to Section 262 of the DGCL and received by the Company. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, offer to settle or settle or offer to compromise or compromise any demands for appraisal, or agree to do any of the foregoing.

(e) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of shares of Company Common Stock pursuant to this Section 2.1, and such fractional share interests shall not entitle the owner thereof to any Parent Common Stock or to any rights of a holder of Parent Common Stock. All fractional shares that a Company Stockholder would be otherwise entitled to receive under this Section 2.1 shall be aggregated and in lieu of any such fractional shares, each Company Stockholder shall be entitled to receive an amount in cash, without interest, rounded down to the nearest cent, equal to the product of such fractional amount otherwise payable to such Company Stockholder and the Parent Stock Value.

(f) Certain Adjustments. The Exchange Ratio shall be adjusted, as applicable and appropriate, to reflect fully the effect of any stock split, reverse split, combination, subdivision, reclassification, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date of this Agreement and prior to the Effective Time; provided, that nothing in this subsection (f) shall be construed to permit Parent to take any action with respect to its securities that it is prohibited by the terms of this Agreement, including Section 5.2. For the avoidance of doubt, the Primary Issuance shall not trigger any adjustment to the Exchange Ratio pursuant to this Section 2.1(f).

Section 2.2 Exchange Procedures.

(a) Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent and the Company shall jointly appoint an exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration as provided herein. At or immediately prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent (i) book-entry shares of Parent Common Stock equal to the aggregate Merger Consideration and (ii) an amount in cash sufficient to pay the aggregate cash in lieu of fractional shares, in each case to be paid by the Exchange Agent pursuant to this Agreement (such aggregate number of shares of Parent Common Stock and aggregate amount of cash provided to the Exchange Agent, the “Exchange Fund”).

(b) Procedures for Surrender. No later than three Business Days prior to the anticipated Closing Date, Parent shall (or shall cause the Exchange Agent to) deliver to each holder of shares of Company Common Stock that is or will be at the Effective Time entitled to the Merger Consideration a letter of transmittal and instructions (in form and substance reasonably satisfactory to the Company) (the “Letter of Transmittal”). As soon as reasonably practicable after the Effective Time and in any event no later than two Business Days after the later of (x) the Effective Time and (y) receipt by the Exchange Agent from a holder of a duly completed and validly executed (in each case as reasonably determined by Parent) Letter of Transmittal and such other customary documents as may reasonably be required by Parent or the Exchange Agent, the Exchange Agent shall issue to such holder in exchange therefor (i) book-entry shares of Parent Common Stock equal to the aggregate Merger Consideration that such holder has the right to receive pursuant to this Agreement and (ii) cash in the amount equal to the aggregate cash in lieu of any fractional shares that such holder has the right to receive pursuant to this Agreement, in each case, without interest and subject to any applicable Tax withholding.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed for 12 months after the Effective Time shall be returned to Parent, upon demand, and any former holder of Company Common Stock that has not complied with this Article II prior to the end of such period shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws), but only as a general creditor thereof for payment of their claims for the Merger Consideration. Any Merger Consideration that remains unclaimed immediately prior to the date on which it would otherwise become subject to any abandoned property, escheat or similar Law shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto, without liability by Parent or the Exchange Agent to any Person in respect thereof.

(d) Investment of Exchange Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent and any interest and other income resulting from such investments shall be payable to Parent on demand; provided, that such investments shall be in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively; provided, further that no such investment shall relieve Parent or the Exchange Agent from making or causing to be made the payments required by this Article II and Parent shall bear the sole risk of any investment loss.

Section 2.3 Withholding. Each of Parent, the Company, the Surviving Corporation, the Exchange Agent and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or any other Person such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or other Person in respect of which such deduction and withholding was made.

Section 2.4 Treatment of Parent RSUs and Parent Restricted Stock Awards.

(a) Immediately prior to the Effective Time, (i) any vesting conditions applicable to each Parent RSU shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and (ii) each Parent RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Parent RSU to receive (A) the number of shares of Parent Common Stock subject to such Parent RSU immediately prior to the Effective Time and (B) the non-transferrable contingent right to receive a Pro Rata Share of the Escrow Asset distributed pursuant to and in accordance with Section 2.6, if any.

(b) Immediately prior to the Effective Time, (i) any vesting conditions applicable to each Parent Restricted Stock Award shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and (ii) each Parent Restricted Stock Award shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Parent Restricted Stock Award to receive (A) the number of shares of Parent Common Stock subject to such Parent Restricted Stock Award immediately prior to the Effective Time and (B) the non-transferrable contingent right to receive a Pro Rata Share of the Escrow Asset distributed pursuant to and in accordance with Section 2.6, if any.

(c) At or prior to the Effective Time, Parent, the Parent Board and the Compensation Committee of the Parent Board, as applicable (or appropriate committee with delegated authority therefrom), shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 2.4 and to provide for the satisfaction of Tax withholding obligations for each holder of Parent RSUs or Parent Restricted Stock Awards receiving shares of Parent Common Stock in accordance with this Section 2.4.

Section 2.5 Treatment of Company RSUs.

(a) Immediately prior to the Effective Time, (i) each outstanding Company RSU that has vested in accordance with its terms (including each outstanding Company RSU that will become vested upon the Closing based on the achievement of the performance criteria set forth in the applicable award agreements evidencing the grant of the Company RSUs, as determined by the Company Board and the Compensation Committee of the Company Board, as applicable (or appropriate committee with delegated authority therefrom), or otherwise) (a “Vested Company RSU”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Vested Company RSU to receive a number of whole shares of Company Common Stock (rounded up to the next whole share of Company Common Stock), which shares of Company Common Stock shall be converted into Parent Common Stock pursuant to this Article II, and (ii) each outstanding Company RSU that is not a Vested Company RSU (an “Unvested Company RSU”) shall, automatically and without any required action on the part of the holder thereof, be assumed by Parent and converted into the right to receive an award of restricted shares of Parent Common Stock pursuant to the Parent Equity Award Plan (each, a “Parent Restricted Stock Award”) in an amount equal to the number of whole shares of Parent Common Stock (rounded up to the next whole share of Parent Common Stock) equal to the product obtained by multiplying (x) the

Exchange Ratio by (y) the total number of shares of Company Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time. Each Company RSU Award assumed and converted into a Parent Restricted Stock Award pursuant to this Section 2.5 shall continue to have, and shall be subject to, the same terms and conditions (including with respect to vesting) as applied to the corresponding Company RSU Award as of immediately prior to the Effective Time.

(b) Without limiting Section 2.5(a), at or prior to the Effective Time, the Company, the Company Board and the Compensation Committee of the Company Board, as applicable (or appropriate committee with delegated authority therefrom), shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 2.5. Parent shall take all actions necessary to register the shares subject to the Parent Restricted Stock Award under the Form S-4.

Section 2.6 Post-Closing Payments.

(a) Promptly following the determination of the portion of the Escrow Asset payable to the holders of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time, in accordance with Section 2.1 of the Three Party Agreement (if any) and the delivery of the written instruction to the Exchange Agent (as such term is defined in the Three Party Agreement) pursuant to Section 2.1(d)(i) of the Three Party Agreement, the Surviving Corporation and the Mesa Representative shall take such actions as may be required to effect the distribution of the remaining Escrow Asset, if any, to the holders of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time, based upon their respective Pro Rata Share, in accordance with the terms and provisions of the Three Party Agreement and the Escrow Agreement.

(b) Subject to Section 2.6(a) hereof and the terms of the Escrow Agreement, the Escrow Agent shall issue any shares of Parent Common Stock payable from the Escrow Asset in book entry form. No fractional shares of Parent Common Stock shall be issued in accordance with Section 2.1(c), this Section 2.6 or the Three Party Agreement and, in lieu of any fractional shares payable to the holders of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time, each such holder shall be entitled to receive an amount in cash, without interest, as provided in Section 2.1(d)(ii) of the Three Party Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (with each exception set forth in the Company Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection; provided that a matter disclosed with respect to one representation and warranty shall also be deemed to be disclosed with respect to each other representation and warranty to the extent that the relevance of such disclosure is reasonably apparent on the face of the disclosure contained in the Company Disclosure Schedule), the Company hereby represents and warrants to Parent as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Company has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and, to the extent such concept is applicable, is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has made available to Parent accurate and complete copies of the Second Amended and Restated Certificate of Incorporation of the Company (as amended, the “Company Charter”) and Fourth Amended and Restated Bylaws of the Company (as amended, the “Company Bylaws”), each as in effect as of the date of this Agreement. The Company is not in violation of the Company Charter or the Company Bylaws in any material respect.

(d) As of the date of this Agreement, Section 3.1(d) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company, including its name, type of entity and jurisdiction of its organization. Each such Subsidiary is a corporation or limited liability company, duly formed or organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its jurisdiction of incorporation or organization. Each such Subsidiary has all requisite corporate or limited liability company power and authority to own, lease and operate its respective properties and assets and to carry on its respective businesses as they are now being conducted. Each such Subsidiary is duly qualified to do business and, to the extent such concept is applicable, in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.1(d) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other Equity Interest in any other Person.

Section 3.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 1,100,000 shares of Company Common Stock, of which there were 1,002,645 shares issued and outstanding. As of the date of this Agreement, there were no shares of Company Common Stock held by the Company in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. As of the date of this Agreement, there are no Restricted Shares outstanding.

(b) As of the date of this Agreement, no shares of capital stock of the Company were reserved for or otherwise subject to issuance, except for the remaining 96,626 authorized, unissued shares of Company Common Stock, in the aggregate, that may be issued (i) pursuant to Company Equity Awards and (ii) in satisfaction of warrants to purchase shares of Company Common Stock issued to Treasury.

(c) As of the date of this Agreement, except as described in Section 3.2(b), there are no options, warrants, calls, conversion rights, stock appreciation rights, “phantom” equity rights, performance units, interests in or rights to the ownership or earnings of any member of the Company Group or any other equity equivalent or equity-based award or right, redemption rights, repurchase rights or other preemptive or outstanding rights, agreements, arrangements or commitments of any character obligating any member of the Company Group to issue, acquire or sell any shares of capital stock or other Equity Interests of any member of the Company Group or any securities obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any member of the Company Group, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d) There are no outstanding contractual obligations to which any member of the Company Group is a party (i) affecting the voting rights of, (ii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iii) requiring the registration for sale of, (iv) granting any preemptive or antidilutive rights with respect to, or (v) restricting the transfer of, any shares of capital stock of or other Equity Interests in any member of the Company Group.

(e) The Company or another member of the Company Group owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Subsidiaries of the Company, free and clear of any Liens (other than Permitted Liens), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, in each case, in all material respects.

(f) (i) No dividends or similar distributions have accrued or been declared but are unpaid on the Company Capital Stock and (ii) the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of capital stock of the Company.

(g) There are no bonds, debentures, notes or other Indebtedness of any member of the Company Group having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote.

Section 3.3 Authority; Required Vote.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Three Party Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Merger, subject to obtaining the Company Stockholder Approval. The execution and delivery of this Agreement and the Three Party Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes or written consents in lieu thereof are necessary to authorize this Agreement or the Three Party Agreement or to consummate the transactions contemplated hereby or thereby, other than the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of the State of Delaware. This Agreement and the Three Party Agreement have been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent (in the case of this Agreement) and Parent and United (in the case of the Three Party Agreement), constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (together, (i) and (ii), the “Enforceability Exceptions”).

(b) At a meeting duly called and held prior to the execution and delivery of this Agreement, the Company Board adopted resolutions by which the Company Board unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement and the Three Party Agreement are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated by this Agreement and the Three Party Agreement, in accordance with the requirements of the DGCL, (iii) directed that this Agreement be submitted to the stockholders of the Company entitled to vote thereon for adoption and approval and (iv) recommended that the stockholders of the Company vote their shares of Company Common Stock in favor of the adoption of this Agreement and approval of the Merger (the “Company Recommendation”), and, as of the date of this Agreement, none of such resolutions has been amended, rescinded or modified.

(c) The only vote of holders of any class or series of capital stock of the Company necessary to approve this Agreement and the Three Party Agreement and consummate the transactions contemplated hereby and thereby is the adoption of this Agreement and the approval of the Merger by the holders of at least two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”).

Section 3.4 No Conflict. None of the execution, delivery or performance of this Agreement or the Three Party Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement or the Three Party Agreement, or the Company’s compliance with any of the provisions of this Agreement or the Three Party Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Charter or the Company Bylaws; or (b) assuming that all consents, approvals, authorizations, confirmations, clearances, and permits described in Section 3.5 have been obtained, all applications, filings, notifications, reports, registrations, and submissions described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Subsidiary of the Company or any of their respective properties or assets, except, with respect to clause (b), for any such conflicts, violations, consents, breaches, losses, defaults, terminations, other occurrences or Liens which would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5 Required Filings and Consents. None of the execution, delivery or performance of this Agreement or the Three Party Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement or the Three Party Agreement, or the Company’s compliance with any of the provisions of this Agreement or the Three Party Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act and other applicable Competition Laws, (c) any application, filing, notice, report, registration, approval, permit, authorization, confirmation, clearance, consent or submission required to be made or obtained under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the U.S. Federal Aviation Administration (the “FAA”), the U.S. Department of Transportation (the “DOT”), the Federal Communications Commission (the “FCC”) and the U.S. Department of Homeland Security (the “DHS”), including the U.S. Transportation Security Administration (the “TSA”), or any foreign Civil Aviation Authority (“CAA”) (collectively, such statutes, regulations, rules, orders, notices or policies referred to in this clause (c) are referred to in this Agreement as the “Specified Regulations”), (d) compliance with the applicable requirements of the Exchange Act, (e) compliance with the applicable requirements of the Securities Act, (f) compliance with any applicable foreign or state securities or Blue Sky Laws, (g) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (h) such filings as may be required under the rules and regulations of NASDAQ, (i) the approval from, or the receipt from DOT of an exemption from 49 U.S.C. § 41105, pursuant to 49 U.S.C. § 40109, allowing Parent and Company to operate under common ownership pending DOT’s action on an application by Parent and Company for approval of a de facto transfer of their international route authorities, and (l) such other consents, approvals, authorizations or permits of, or filings, registrations with or notifications to any Governmental Entity, including airport and terminal operators, which if not obtained or made would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Permits; Compliance with Law.

(a) Each member of the Company Group holds all authorizations, permits, certificates, exemptions, waivers, approvals, orders, consents, franchises, variances, deviations, registrations, licenses, ratings, operations specifications, grants, directives and clearances of any Governmental Entity applicable to such member of the Company Group and necessary for it to own, lease and operate its assets and properties and to operate its business as currently conducted (the “Company Permits”), except where the failure to hold any Company Permits would not reasonably be expected to have a Company Material Adverse Effect. Each member of the Company Group is, and since January 1, 2022 has been, operating in compliance with the terms of such Company Permits, except where the failure to be in compliance with such Company Permits would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) no member of the Company Group is in conflict with, in default under or violation of, being investigated for, or being charged by any Governmental Entity with a violation of, any Law, Company Permits, operating certificates, grants, insurance and bond requirements, reporting requirements, training requirements, certificates of public convenience and necessity, exemptions, air carrier obligations, airworthiness directives, Federal Aviation Regulations or any other rules, regulations, directives, orders and policies of the FAA, the DOT, the DHS, the FCC, the TSA, foreign CAA or any other Governmental Entity or airport authority applicable to any member of the Company Group or by which any property or asset of any member of the Company Group is or was bound, (ii) there is no investigation or review pending, or to the Knowledge of the Company, threatened in writing by any Governmental Entity with respect to any member of the Company Group that challenges or questions the validity of any rights of the holder under the Company Permits or that alleges the existence of any violation of any Company Permit, (iii) since January 1, 2022, each member of the Company Group has timely filed all submissions, reports, registrations, schedules, forms, notices, statements, disclosures and other documents, together with any amendments required to be made with respect thereto, that they were required to file with the FAA, the DOT, the DHS, the FCC, the TSA, foreign CAA, any other Governmental Entity or any airport authority, and in each case has paid all fees and assessments due and payable in connection therewith, and (iv) neither the DOT nor the FAA nor any other Governmental Entity or any airport authority, including terminal operators, has taken any action or, to the Knowledge of the Company, threatened in writing to take any action to amend, modify, suspend, revoke, terminate, cancel, withdraw, or otherwise materially affect any Company Permit. No member of the Company Group has received any written notice or communication of any material noncompliance with any such Laws that has not been cured as of the date of this Agreement.

Section 3.7 Financial Statements; No Undisclosed Liabilities.

(a) True, correct and complete copies of the audited consolidated financial statements consisting of the balance sheets and related statements of income, cash flows and stockholders’ equity of the Company as of and for the fiscal years ended December 31, 2022, 2023 and 2024 (including any related notes thereto and the related reports of the independent public accountants) (collectively, the “Company Financial Statements”) are set forth in Section 3.7 of the Company Disclosure Schedule. The Company Financial Statements are based on the books and records of the Company and its Subsidiaries and fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the dates indicated therein and the results of the operations of the Company and its Subsidiaries for the periods covered thereby. Each of the Company Financial Statements has been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.

(b) Except for those liabilities and obligations (a) as reflected in, reserved against or disclosed in the Company Financial Statements, (b) incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company included in the Company Financial Statements or (c) incurred under this Agreement or in connection with the transactions contemplated hereby, the Company Group has no liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) of a type required to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto) prepared in accordance with GAAP, other than those that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 State Takeover Laws; No Rights Agreements. No “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law (each, a “Takeover Law”) will apply with respect to or as a result of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby. The Company has opted out of Section 203 of the DGCL. There is no stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan in effect to which the Company is a party or is otherwise bound.

Section 3.9 Absence of Certain Changes or Events. Since December 31, 2023 and through the date of this Agreement:

(a) the Company Group has conducted its business only in the ordinary course of business; and

(b) there has not occurred any Company Material Adverse Effect.

Section 3.10 Litigation.

(a) As of the date of this Agreement, except as would not reasonably be expected to have a Company Material Adverse Effect, there is no Proceeding pending or, to the Knowledge of the Company, threatened in writing against any member the Company Group, any property or assets of the Company Group, or any of their respective officers, directors or employees in such individual’s capacity as such.

(b) As of the date of this Agreement, no member of the Company Group is subject to any outstanding order, writ, injunction, judgment, award, civil penalty, decree, ruling, determination, stipulation, subpoena, or verdict entered, issued, made or rendered by any arbitrator or any Governmental Entity (each, an “Order”) (other than those of general applicability) that would reasonably be expected to be material to the Company Group, taken as a whole.

(c) There has not been since January 1, 2022 any material internal investigations or inquiries conducted by Company, the Company Board (or any committee thereof), any compliance officer of Company or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, illegal activity or other fraudulent issues.

Section 3.11 Tax Matters.

(a) Each member of the Company Group has timely filed (taking into account any automatic or properly obtained extension of time within which to file) all income and other material Tax Returns required to have been filed by or with respect to the Company Group, and all such Tax Returns are true, complete and accurate in all material respects. No written claim has been made in the past six (6) years in writing by a Governmental Entity in a jurisdiction where a member of the Company Group does not file Tax Returns that such member of the Company Group is or may be subject to Taxes in such jurisdiction. No member of the Company Group has a permanent establishment in any country other than the country of its organization, or has been, subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file a material income Tax Return and does not file such Tax Return.

(b) All material Taxes of the Company Group due and payable (whether or not shown on any Tax Return) have been timely paid. The Company Group has made adequate provision for all Taxes of the Company Group not yet due and payable on the Company Financial Statements as of the date of the Company Financial Statements. Since the date of the Company Financial Statements, any Taxes of the Company Group have been accrued on the books and records of the Company in accordance with GAAP.

(c) [Intentionally Omitted].

(d) No deficiencies for any material amount of Taxes have been proposed or assessed in writing against any member of the Company Group by any Governmental Entity, except for deficiencies being contested in good faith by appropriate proceedings. No member of the Company Group (i) is the subject of any currently pending or ongoing material Tax audit or other administrative or judicial Proceeding with respect to Taxes or (ii) has waived any statute of 21 limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

(e) No member of the Company Group is a party to, or has any obligation or liability under, any agreement or arrangement for the sharing, reimbursement, indemnification or allocation of any Taxes, including any tax receivable agreement or similar agreement (other than customary provisions for Taxes contained in credit, lease or other commercial agreements entered into in the ordinary course of business the primary purposes of which do not relate to Taxes). (f) Each member of the Company Group has withheld and, to the extent required by Law, paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(g) Each member of the Company Group has collected all material sales, value-added and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity (or has been furnished properly completed exemption certificates with respect to any such Taxes and has complied in all material respects with applicable sales and use Tax statutes and regulations requiring the maintenance of records and supporting documents).

(h) The Company is not and has not in the last five years been a “United States real property holding corporation” within the meaning of Section 897 of the Code and equity interests in the Company are not “United States real property interests” within the meaning of Sections 897 and 1445 of the Code.

(i) No member of the Company Group has taken any action, and no member of the Company Group is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(j) No member of the Company Group “participates” or has “participated” in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any similar provision of applicable Law.

(k) Other than Permitted Liens, there are no Liens with respect to Taxes upon any assets of the Company Group.

Section 3.12 Brokers. No member of the Company Group nor any stockholder, director, officer, employee or Affiliate of any member of the Company Group has incurred on behalf of the Company Group or will incur on behalf of the Company Group any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger.

Section 3.13 [Intentionally Omitted].

Section 3.14 Employee Benefit Plans.

(a) Except as would not reasonably be expected to result in material liability to the Company Group, each Company Benefit Plan (and any related trust or other funding vehicle) has been established, maintained and administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws.

(b) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the Knowledge of Company, no event or circumstance exists that has materially and adversely affected or would reasonably be expected to materially and adversely affect such qualification or exemption.

(c) No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened in writing against or with respect to any Company Benefit Plan or the assets or thereof that would result in material liability to the Company Group.

Section 3.15 Environmental Matters.

(a) Except as would not reasonably be expected to be material to the Company Group, taken as a whole:

(i) each member of the Company Group is, and since January 1, 2022, has been, in compliance with all applicable Environmental Laws, and the Company Group has obtained, has made timely and complete application for any required renewal of, and is, and since January 1, 2022 has been, in compliance with, all Environmental Permits necessary for the conduct and operation of the business of the Company Group;

(ii) there are not now, and since January 1, 2022, there have not been, any Hazardous Substances Released or otherwise existing on, under, about, or emanating from or to, any property currently, or to the Knowledge of Company, formerly, owned, leased or operated by the Company Group, except as would not result in liability under, any applicable Environmental Laws, including any obligation to conduct site investigation or remediation; and

(iii) since January 1, 2022, or prior to that date if the matter remains unresolved, no member of the Company Group has received any notice of alleged liability for, or any Proceeding, Order or inquiry regarding, any Release or threatened Release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law.

(b) The Company has made available to Parent prior to the date of this Agreement copies of any material environmental reports, studies, assessments, and other material environmental information, in its possession or reasonable control relating to the Company Group and its current or former properties, assets or operations.

Section 3.16 Data Privacy and Security Matters.

(a) Since January 1, 2022, each member of the Company Group complies and at all times has complied with (i) the written, external privacy policies and external representations of the Company regarding the Processing of Personal Information, (ii) written contractual obligations governing the treatment and Processing of Personal Information by the Company Group, (iii) applicable industry standards legally binding on the Company Group (including, to the extent applicable, the PCI DSS), (iv) registration requirements with any applicable Governmental Entity for the Processing of Personal Information by Company Group and (v) all Privacy Laws (collectively, the “Company Data Privacy Requirements”), in each case with respect to clauses (i) through (v), except where noncompliance would not reasonably be expected to be material to the Company Group, taken as a whole. Except as would not reasonably be expected to be material to the Company Group, taken as a whole: (i) each member of the Company Group has, since January 1, 2022, at all times presented a privacy policy or other privacy-related notices (such as notice of financial incentives) to individuals and obtained prior express consent prior to the collection of any Personal Information, in each case, to the extent required of the Company Group by Company Data Privacy Requirements, and (ii) such privacy policies, notices, and consents: (a) are sufficient under applicable Company Data Privacy Requirements to permit the Processing of Personal Information by such member of the Company Group as currently Processed by or for each member of the Company Group and (b) have, since January 1, 2022, at all times been materially accurate and complete, and not materially misleading or deceptive (including by any material omission).

(b) The execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement do not and will not: (i) conflict with or result in a violation or breach of any Company Data Privacy Requirements or (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information, in each case except for any such conflicts, violations, consents, notices, prohibitions, or other occurrences which would not reasonably be expected to have a Company Material Adverse Effect.

(c) Since January 1, 2022, there has been no accidental, unlawful, or unauthorized Processing of Personal Information in the possession or control of the Company Group (“Company PII Security Incident”), except as would not reasonably be expected to be material to the Company Group, taken as a whole. Each member of the Company Group has taken commercially reasonable steps and implemented and maintained commercially reasonable measures designed to (i) monitor, detect, prevent, mitigate, and remediate Company PII Security Incidents, (ii) identify and address internal and external material risks to the privacy and security of Personal Information in its possession or control, and (iii) protect such Personal Information and the software, systems, applications, and websites owned and operated by the Company Group that are involved in the Processing of Personal Information. Except as would not reasonably be expected to be material to the Company Group, taken as a whole: (i) Company requires all third parties that Process Personal Information on its behalf to enter into written contracts to provide security and privacy protections for such Personal Information consistent with Privacy Laws, and (ii) to the Knowledge of Company, such third parties are not in breach of such Contracts with respect to such Personal Information.

(d) Since January 1, 2022, no member of the Company Group: (i) has been notified in writing that it is the subject of any inquiry, investigation, or enforcement action by any Governmental Entity with respect to such member’s compliance with any Privacy Law or its Processing of Personal Information, (ii) is party to any Proceeding alleging or investigating a Company PII Security Incident or a violation (A) of any Company Data Privacy Requirement or (B) relating to Company’s Processing of Personal Information, or (iii) received a written claim by or before any Governmental Entity alleging a violation of (A) Company Data Privacy Requirements or (B) relating to the Company’s Processing of Personal Information, in each case with respect to clauses (i) through (iii), except as would not reasonably be expected to be material to the Company Group, taken as a whole.

Section 3.17 Insurance. The Company Group maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks (the “Company Insurance Policies”) as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Company Group and which comply in all material respects with the requirements of Law and Contracts to which the Company Group is a party (including any lease for personal or real property). Except as would not reasonably be expected to be material to the Company Group, taken as a whole, each of the Company Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid and the Company Group is in compliance with the terms and conditions of such Company Insurance Policies. Since January 1, 2022, the Company Group has not received any written notice regarding any invalidation or cancellation of any material Company Insurance Policy.

Section 3.18 Properties and Assets. Except as would not reasonably be expected to be material to the Company Group, taken as a whole, (a) the Company Group has valid and subsisting ownership interests in all of the real property and tangible personal property reflected in the latest balance sheet included in the Company Financial Statements prior to the date of this Agreement as being owned by the Company Group or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than Permitted Liens and (b) the tangible personal property owned by the Company Group is in satisfactory operating condition and repair for its continued use as it has been used in all material respects, subject to reasonable wear and tear.

Section 3.19 [Intentionally Omitted].

Section 3.20 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to Parent’s stockholders or at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on or derived from information supplied by Parent specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

Section 3.21 Non-Reliance. Except for the representations and warranties expressly contained in Article IV, the Company acknowledges that neither Parent nor any other Person on behalf of Parent makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty by or on behalf of Parent or with respect to any other information provided or made available to the Company or its Representatives by or on behalf of Parent in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to the Company or its Representatives in data rooms, management presentations or similar information deliverables in expectation of the transactions contemplated by this Agreement.

Section 3.22 No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article III, neither the Company nor any other Person on behalf of the Company makes or has made any express or implied representation or warranty with respect to the Company or with respect to any other information provided or made available to Parent or its Representatives, including any information, documents, projections, forecasts or other material made available to Parent or its Representatives in certain data rooms or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement, or the accuracy or completeness of any of the foregoing other than the representations and warranties contained in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in (i) the Parent SEC Documents that are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) prior to the date of this Agreement (but (A) without giving effect to any amendment thereof filed with the SEC on or after the date of this Agreement and (B) excluding any disclosure contained in such Parent SEC Documents under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” or sections of such reports and other disclosures that are similarly predictive, cautionary or forward-looking in nature) or (ii) the disclosure schedule delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”) (with each exception set forth in the Parent Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection; provided that a matter disclosed with respect to one representation and warranty shall also be deemed to be disclosed with respect to each other representation and warranty to the extent that the relevance of such disclosure is reasonably apparent on the face of the disclosure contained in the Parent Disclosure Schedule), Parent hereby represents and warrants to the Company as follows:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.

(b) Parent has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified to do business and, to the extent such concept is applicable, is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Parent has made available to the Company accurate and complete copies of the Second Amended and Restated Articles of Incorporation of Parent (as amended, the “Parent Charter”) and Second Amended and Restated Bylaws of Parent (as amended, the “Parent Bylaws”), each as in effect as of the date of this Agreement. Parent is not in violation of the Parent Charter or the Parent Bylaws in any material respect.

(d) As of the date of this Agreement, Section 4.1(d) of the Parent Disclosure Schedule sets forth a true and complete list of each Subsidiary of Parent, including its name, type of entity and jurisdiction of its organization. Each such Subsidiary is a corporation or limited liability company, duly formed or organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its jurisdiction of incorporation or organization. Each such Subsidiary has all requisite corporate or limited liability company power and authority to own, lease and operate its respective properties and assets and to carry on its respective businesses as they are now being conducted. Each such Subsidiary is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in Section 4.1(d) of the Parent Disclosure Schedules, neither Parent nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest or joint venture interest or other Equity Interest in any other Person.

Section 4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 125,000,000 shares of Parent Common Stock, of which there were 41,334,433 shares issued and outstanding, and (ii) 5,000,000 shares of Preferred Stock, no par value, of which no shares were issued and outstanding. As of the date of this Agreement, there were no shares of Parent Common Stock held by Parent in its treasury. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. As of the date of this Agreement, there are no Restricted Shares outstanding.

(b) As of the date of this Agreement, no shares of capital stock of Parent were reserved for or otherwise subject to issuance, except for warrants to purchase an aggregate of 4,899,497 shares of Parent Common Stock issued to Treasury and shares of Parent Common Stock subject to the equity awards as set forth in Section 4.2(b) of the Parent Disclosure Schedule.

(c) As of the date of this Agreement, except as described in Section 4.2(b), there are no options, warrants, calls, conversion rights, stock appreciation rights, “phantom” equity rights, performance units, interests in or rights to the ownership or earnings of any member of the Parent Group or any other equity equivalent or equity-based award or right, redemption rights, repurchase rights or other preemptive or outstanding rights, agreements, arrangements or commitments of any character obligating any member of the Parent Group to issue, acquire or sell any shares of capital stock or other Equity Interests of any member of the Parent Group or any securities obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any member of the Parent Group, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d) Except as set forth in Section 4.2(d) of the Parent Disclosure Schedule, there are no outstanding contractual obligations to which any member of the Parent Group is a party (i) affecting the voting rights of, (ii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iii) requiring the registration for sale of, (iv) granting any preemptive or antidilutive rights with respect to, or (v) restricting the transfer of, any shares of capital stock of or other Equity Interests in any member of the Parent Group.

(e) Parent or another member of the Parent Group owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Subsidiaries of Parent, free and clear of any Liens (other than Permitted Liens), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, in each case, in all material respects.

(f) (i) No dividends or similar distributions have accrued or been declared but are unpaid on Parent’s capital stock and (ii) Parent is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of capital stock of Parent.

(g) There are no bonds, debentures, notes or other Indebtedness of any member of the Parent Group having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote.

Section 4.3 Authority; Required Votes.

(a) Parent has all necessary corporate power and authority to execute and deliver this Agreement and the Three Party Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including, subject to obtaining the Parent Stockholder Approval, as applicable, the Conversion, the Merger and the Primary Issuance. The execution and delivery of this Agreement and the Three Party Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and thereby, including the Conversion, the Merger and the Primary Issuance, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent and no stockholder votes or written consents in lieu thereof are necessary to authorize this Agreement or the Three Party Agreement or to consummate the transactions contemplated hereby or thereby, other than the Parent Stockholder Approval, the filing of the Articles of Conversion with the Secretary of the State of Nevada, the filing of the Certificate of Conversion and Certificate of Merger with the Secretary of State of the State of Delaware and the third party consent set forth in Schedule 4.3(a) of the Parent Disclosure Schedule. This Agreement and the Three Party Agreement each has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Company (in the case of this Agreement) and the Company and United (in the case of the Three Party Agreement), constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

(b) At a meeting duly called and held prior to the execution and delivery of this Agreement, the Parent Board adopted resolutions by which the Parent Board unanimously (i) determined that this Agreement, the Plan of Conversion, the Conversion, the Merger, the Primary Issuance and the other transactions contemplated by this Agreement and the Three Party Agreement are advisable, fair to and in the best interests of Parent and its stockholders, (ii) adopted, approved and declared advisable this Agreement, the Plan of Conversion, the Conversion, the Merger, the Primary Issuance and the other transactions contemplated by this Agreement and the Three Party Agreement, in accordance with the requirements of the NRS, (iii) directed that this Agreement, the Plan of Conversion, the Conversion and the Merger be submitted to the stockholders of Parent for adoption and approval and (iv) recommended that the stockholders of Parent vote their shares of Parent Common Stock in favor of the Parent Stockholder Approval (the “Parent Recommendation”), and, as of the date of this Agreement, none of such resolutions has been amended, rescinded or modified.

(c) The only votes of holders of any class or series of capital stock of Parent necessary to approve this Agreement and the Three Party Agreement and consummate the transactions contemplated hereby and thereby are (i) the approval of this Agreement and the Plan of Conversion and the approval of the Conversion and the Merger by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon at the Parent Stockholder Meeting, (ii) the approval by the holders of a majority the voting power of the Parent of an amendment to the Parent Charter to increase the authorized shares of Parent Common Stock or the approval by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon at the Parent Stockholder Meeting of a reverse split of the number of outstanding shares of Parent Common Stock immediately prior to the Closing, both to enable Parent to issue the shares of Parent Common Stock in the Merger or as otherwise required pursuant to this Agreement (or, if permissible under applicable Law, providing sufficient authorized capital in the post Conversion Parent Charter in lieu of such shareholder approval), (iii) the approval of the issuance of shares of Parent Common Stock in the Merger and the Primary Issuance by the holders of a majority of the votes cast at the Parent Stockholder Meeting (collectively, the “Parent Stockholder Approval”), and (iv) the third party approval set forth in Schedule 4.3(a) of the Parent Disclosure Schedule.

Section 4.4 No Conflict. Except as set forth in Schedule 4.4 of the Parent Disclosure Schedule, none of the execution, delivery or performance of this Agreement or the Three Party Agreement by Parent, the consummation by Parent of the Conversion, Merger, the Primary Issuance or any other transaction contemplated by this Agreement or the Three Party Agreement, or Parent’s compliance with any of the provisions of this Agreement or the Three Party Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Parent Stockholder Approval, conflict with or violate any provision of the Parent Charter or Parent Bylaws (or, following the Conversion, the Post-Conversion Parent Charter or Post-Conversion Parent Bylaws); (b) assuming that all consents, approvals, authorizations, confirmations, clearances, and permits described in Section 4.5 have been obtained, all applications, filings, notifications, reports, registrations, and submissions described in Section 4.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or any Subsidiary of Parent or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Parent Group pursuant to, any Parent Material Contract, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, terminations, other occurrences or Liens which would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 Required Filings and Consents. None of the execution, delivery or performance of this Agreement or the Three Party Agreement by Parent, the consummation by Parent of the Conversion, the Merger, the Primary Issuance or any other transaction contemplated by this Agreement or the Three Party Agreement, or Parent’s compliance with any of the provisions of this Agreement or the Three Party Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Articles of Conversion as required by the NRS, (b) the filing of the Certificate of Conversion as required by the DGCL, (c) the filing of the Certificate of Merger as required by the DGCL, (d) compliance with any applicable requirements of the HSR Act and other applicable Competition Laws, (e) any application, filing, notice, report, registration, approval, permit, authorization, confirmation, clearance, consent or submission required to be made or obtained under the Specified Regulations, (f) compliance with the applicable requirements of the Exchange Act, (g) compliance with the applicable requirements of the Securities Act, (h) compliance with any applicable foreign or state securities or Blue Sky Laws, (i) filings with the SEC as may be required by Parent in connection with this Agreement and the Three Party Agreement and the transactions contemplated hereby and thereby, including (1) a proxy statement relating to the Parent Stockholder Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) and (2) the registration statement on Form S-4 in connection with the issuance of shares of Parent Common Stock in the Merger, of which the Proxy Statement will form a part (the “Form S-4”), (j) such filings as may be required under the rules and regulations of NASDAQ and (k) such other consents, approvals, authorizations or permits of, or filings, registrations with or notifications to any Governmental Entity, including airport and terminal operators (“Other Consents”), which Other Consents, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6 Permits; Compliance with Law.

(a) Each member of the Parent Group holds all authorizations, permits, certificates, exemptions, waivers, approvals, orders, consents, franchises, variances, deviations, registrations, licenses, ratings, operations specifications, grants, directives, exemptions and clearances of any Governmental Entity applicable to such member of the Parent Group and necessary for it to own, lease and operate its assets and properties and to operate its business as currently conducted (the “Parent Permits”), except where the failure to hold any Parent Permits would not reasonably be expected to have a Parent Material Adverse Effect. Each member of the Parent Group is, and since January 1, 2022 has been, operating in compliance with the terms of such Parent Permits, except where the failure to be in compliance with such Parent Permits would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Parent Material Adverse Effect or as otherwise set forth in Schedule 4.6 of the Parent Disclosure Schedule, (i) no member of the Parent Group is in conflict with, in default under or violation of, being investigated for, or being charged by any Governmental Entity with a violation of, any Law, Parent Permits, operating certificates, grants, insurance and bond requirements, reporting requirements, training requirements, certificates of public convenience and necessity, exemptions, air carrier obligations, airworthiness directives, Federal Aviation Regulations or any other rules, regulations, directives, orders and policies of the FAA, the DOT, the DHS, the FCC, the TSA, foreign CAA or any other Governmental Entity or airport authority applicable to any member of the Parent Group or by which any property or asset of any member of the Parent Group is or was bound (“Applicable Requirements”), (ii) there is no investigation or review pending, or to the Knowledge of Parent, threatened in writing by any Governmental Entity with respect to any member of the Parent Group that challenges or questions the validity of any rights of the holder under the Parent Permits or that alleges the existence of any violation of any Parent Permit, (iii) since January 1, 2022, each member of the Parent Group has timely filed all submissions, reports, registrations, schedules, forms, notices, statements, disclosures and other documents, together with any amendments required to be made with respect thereto, that they were required to file with the FAA, the DOT, the DHS, the FCC, the TSA, foreign CAA, any other Governmental Entity or any airport authority, and in each case has paid all fees and assessments due and payable in connection therewith, and (iv) neither the DOT nor the FAA nor any other Governmental Entity or any airport authority has taken any action or, to the Knowledge of Parent, threatened in writing to take any action to amend, modify, suspend, revoke, terminate, cancel, withdraw, or otherwise materially affect any Parent Permit. No member of the Parent Group has received any written notice or communication of any material noncompliance with any Applicable Requirements that has not been cured as of the date of this Agreement.

(c) Each member of the Parent Group, and each of their respective directors, officers, managing members, employees, and, to the Knowledge of Parent, their respective agents, representatives, or other Persons acting on behalf of any member of the Parent Group, are, and have been for the past five (5) years, in compliance with the anti-bribery and anti-corruption Laws of each jurisdiction in which each member of the Parent Group operates or has operated, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (collectively, “Parent Anti-Corruption Laws”). In the past five (5) years, no member of the Parent Group, nor any of their respective directors or officers, employees, nor, to the Knowledge of Parent, their respective agents, representatives or other Persons acting on behalf of any member of the Parent Group, has paid, given, offered or promised to pay, authorized the payment or transfer, any monies or anything of value, directly or indirectly, to any Government Official or any other Person for the purpose of corruptly influencing any act or decision of such Government Official, any Governmental Entity, or any other Person, to improperly obtain or retain business, to improperly direct business to any Person, or to secure any other improper benefit or advantage. In the past five (5) years, there have been no false or fictitious entries made in the books or records of any member of the Parent Group relating to any illegal payment or secret or unrecorded fund and no member of the Parent Group has established or maintained a secret or unrecorded fund. Each member of the Parent Group has implemented and maintains in effect policies, procedures, and internal controls reasonably designed to promote compliance by each member of the Parent Group, and their respective directors, officers, employees, agents, representatives, and other Persons acting on behalf of any member of the Parent Group with all applicable Parent Anti-Corruption Laws. To the Knowledge of Parent, no member of the Parent Group is, or in the past five (5) years has been, subject to any Proceeding or other inquiry, or made any disclosures to any Governmental Entity related to any applicable Parent Anti-Corruption Laws.

Section 4.7 SEC Reports; Financial Statements.

(a) Except as otherwise set forth in Section 4.7 of the Parent Disclosure Schedule, since January 1, 2022, Parent has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents and any other documents filed by Parent with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). As of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or in each case, if amended, as of the date of the last such amendment, the Parent SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC promulgated under the foregoing Laws. All of the audited financial statements and unaudited interim financial statements of Parent included in or incorporated by reference into the Parent SEC Documents, including the related notes and schedules (collectively with the Draft 2024 Financial Statements, the Final 2024 Financial Statements once filed with the SEC, the Draft 2025 Q1 Financial Statements and the Final 2025 Q1 Financial Statements once filed with the SEC, the “Parent Financial Statements”), (A) have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments which will not be material), (B) comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (C) fairly present in all material respects the financial position and the results of operations, cash flows and changes in stockholders’ equity of Parent as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments which will not be material). Since January 1, 2022, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(b) No member of the Parent Group is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any member of the Parent Group in the Parent Financial Statements or other Parent SEC Documents.

(c) Without limiting the generality of Section 4.7(a), (i) Marcum LLP (“Marcum”) has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreement with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) since January 1, 2022, neither the Parent Group nor, to the Knowledge of Parent, any Representative of Parent has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Parent Group or their respective internal accounting controls, including any complaint, allegation, assertion or claim that a member of the Parent Group has engaged in questionable accounting or auditing practices and (iii) no enforcement action has been initiated or, to the Knowledge of Parent, threatened in writing against Parent by the SEC relating to disclosures contained in any Parent SEC Document.

(d) As of the date of this Agreement, there are no unresolved comments (as such term is used under Item 1B of Form 10-K) received from the SEC staff relating to the Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents is subject to ongoing SEC review or investigation. Parent has made available, to the extent not available on EDGAR, to the Company true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Parent Group, on the other hand, occurring since January 1, 2022.

(e) Except as would not be material to the Parent Group, taken as a whole, Parent is in compliance with the applicable criteria for continued listing of Parent Common Stock on the Nasdaq Capital Market, including all applicable corporate governance rules and regulations.

(f) Section 4.7(f) of the Parent Disclosure Schedule sets forth a schedule of all Indebtedness of the Parent Group as of the date hereof.

(g) Section 4.7(g)(i) of the Parent Disclosure Schedule sets forth true, correct and complete copies of Parent’s and its Subsidiaries’ consolidated audited balance sheet as of September 30, 2024 and the related consolidated audited statements of operations and comprehensive (loss) income, stockholders’ equity and cash flows for the year ended September 30, 2024, in each case in draft form as of the date hereof (the “Draft 2024 Financial Statements”). Section 4.7(g)(ii) of the Parent Disclosure Schedule sets forth a true, correct and complete copy of the report of Marcum to the Parent Board related to Marcum’s audit of the Draft 2024 Financial Statements, in draft form as of the date hereof (the “Draft 2024 Audit Opinion”).

(h) Section 4.7(h) of the Parent Disclosure Schedule sets forth true, correct and complete copies of Parent’s and its Subsidiaries’ consolidated unaudited balance sheet as of December 31, 2024 and the related consolidated unaudited statements of operations and comprehensive (loss) income, stockholders’ equity and cash flows for the three months ended December 31, 2024, in each case in draft form as of the date hereof (the “Draft 2025 Q1 Financial Statements”).

Section 4.8 Internal Controls. Except as set forth in Section 4.8 of the Parent Disclosure Schedule, Parent has established and maintains (i) a system of internal accounting controls that complies with Section 13(b)(2)(B) of the Exchange Act, (ii) “disclosure controls and procedures” required by Rule 13a-15 or Rule 15d-15 promulgated under the Exchange Act (as such term is defined therein) and such disclosure controls and procedures are sufficient to be effective for the purpose for which they were established and (iii) “internal control over financial reporting” (as defined in Rule 13a-15 or Rule 15d-15 promulgated under the Exchange Act) and such internal control over financial reporting is sufficient to be effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent Financial Statements in accordance with GAAP. Since January 1, 2022, the principal executive officer of Parent and the principal financial officer of Parent have each made, without qualification, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder with respect to the Parent SEC Documents and the statements contained in such certifications were true and accurate in all material respects as of the respective dates made. As of the date of this Agreement and except as set forth in Section 4.8 of the Parent Disclosure Schedule, there are no “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Parent’s internal controls and procedures that could adversely affect Parent’s ability to record, process, summarize and report financial data. Parent has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial, accounting and compliance officers and those performing similar functions. Parent has disclosed any material violation or waiver of such code of ethics, to the extent required by Section 406(b) of the Sarbanes-Oxley Act. Since January 1, 2022, neither Parent nor any of its Subsidiaries nor, to Knowledge of Parent, any Representative of Parent has identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Parent, (ii) any illegal act or fraud, whether or not material, that involves the management or other employees of any member of the Parent Group, or any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding the foregoing, (iii) improper, wrongful or fraudulent accounting or auditing practices, procedures, methodologies or methods of any member of the Parent Group or their respective internal accounting controls or (iv) any material inaccuracy in the Parent Financial Statements. Since January 1, 2022, no attorney representing any member of the Parent Group, whether or not employed by any member of the Parent Group, has reported to the Parent Board or any committee thereof or to any director or officer of Parent evidence of fraud or a violation of securities laws or other Laws, breach of fiduciary duty or similar violation by any member of the Parent Group or any Representative of Parent.

Section 4.9 State Takeover Laws; No Rights Agreements. No Takeover Laws will apply with respect to or as a result of the execution of this Agreement or the Three Party Agreement or the consummation of the Conversion, the Merger, the Primary Issuance or the other transactions contemplated hereby or thereby. There is no stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan in effect to which Parent is a party or is otherwise bound.

Section 4.10 No Undisclosed Liabilities. Except for those liabilities and obligations (a) as reflected in, reserved against or disclosed in the Parent Financial Statements prior to the date of this Agreement, (b) incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Parent included in the Parent Financial Statements prior to the date of this Agreement or (c) incurred under this Agreement or in connection with the transactions contemplated hereby, the Parent Group has no liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) of a type required to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto) prepared in accordance with GAAP, other than those that would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.11 Absence of Certain Changes or Events. Except as set forth in Section 4.11 of the Parent Disclosure Schedule Since September 30, 2023 and through the date of this Agreement:

(a) the Parent Group has conducted its business only in the ordinary course of business;

(b) there has not occurred any Parent Material Adverse Effect; and

(c) Parent has not taken any action that, if taken after the date of this Agreement, would constitute a breach of, or otherwise require the consent (disregarding the parenthetical in clause (y) to the lead-in to Section 5.2) of the Company under, Section 5.2.

Section 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of each material Parent Benefit Plan as of the date of this Agreement. With respect to each material Parent Benefit Plan, Parent has made available to the Company complete and accurate copies of (i) each such Parent Benefit Plan, including any material amendments thereto, and descriptions of all material terms of any such plan that is not in writing, (ii) each trust, insurance, administrative service, annuity or other funding Contract related thereto, (iii) all summary plan descriptions, including any summary of material modifications, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recently received IRS determination letter or opinion letter, if any, issued by the IRS with respect to any Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code, (vi) the most recent annual report on Form 5500 (and all schedules thereto) required to be filed with the IRS with respect thereto and (vii) all other material filings and material correspondence with any Governmental Entity (including any correspondence regarding actual or, to the Knowledge of Parent, threatened audits or investigations) with respect to each Parent Benefit Plan, in each case, made within three (3) years prior to the date of this Agreement.

(b) Except as would not reasonably be expected to result in material liability to the Parent Group, each Parent Benefit Plan (and any related trust or other funding vehicle) has been established, maintained and administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws.

(c) There are no, and the Parent Group does not have any material liability in respect of, Foreign Benefit Plans.

(d) Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the Knowledge of Parent, no event or circumstance exists that has materially and adversely affected or would reasonably be expected to materially and adversely affect such qualification or exemption. No member of the Parent Group nor any Parent Benefit Plan or, to the Knowledge of Parent, any trustee, administrator or other third-party fiduciary or party-in-interest, with respect to any Parent Benefit Plan, has engaged in any breach of fiduciary responsibility or non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code on a member of the Parent Group.

(e) No Parent Benefit Plan is, and no member of the Parent Group nor any ERISA Affiliate thereof sponsors, maintains, contributes to, or is required to contribute to, or has within the six (6) years ending on the date of this Agreement sponsored, maintained, contributed to, or been required to contribute to, or has any actual or contingent liability with respect to any (i) single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code, (iii) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(f) None of the execution, delivery or performance of this Agreement by Parent, the consummation by Parent of any transaction contemplated by this Agreement, nor Parent’s compliance with any of the provisions of this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time), will result in any “parachute payment” under Section 280G of the Code.

(g) No member of the Parent Group has any material liability in respect of, or material obligation to provide, post-employment health, medical, disability, life insurance benefits or other welfare benefits for former or current employees, officers, consultants, independent contractors or directors (the “Parent Service Providers”) (or the spouses, dependent or beneficiaries of any Parent Service Providers) of Parent and its Subsidiaries, whether under a Parent Benefit Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar Law.

(h) None of the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the Conversion, the Merger or any other transaction contemplated by this Agreement will (either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (i) entitle any Parent Service Provider to any material compensation or benefit, (ii) accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Parent Benefit Plan, (iii) trigger any funding (through a grantor trust or otherwise) of compensation, equity award or other benefits, (iv) otherwise give rise to any material liability under any Parent Benefit Plan or (v) limit or restrict the right of Parent or, after the consummation of the transactions contemplated by this Agreement, Parent, to merge, amend or terminate any of the Parent Benefit Plans.

(i) No Parent Benefit Plan provides for any gross-up, reimbursement or additional payment by reason of any Tax imposed under Section 409A or Section 4999 of the Code.

(j) All Parent RSUs granted by Parent have been duly and validly approved by the Parent Board, or by a duly constituted committee of the Parent Board to which the administration of such awards under the Parent Equity Award Plan has been delegated, or to an officer who had been validly delegated the authority to make such grants. All such approvals were made at a valid meeting of the Parent Board or such committee or pursuant to a valid unanimous written consent of the members of the Parent Board or such committee. All grants of Parent RSUs were granted in compliance, and are in compliance, in all material respects, with the terms of the Parent Equity Award Plan. Parent has made available to the Company complete and accurate copies of the form of award agreement used to evidence all outstanding awards under the Parent Equity Award Plan (whether denominated in cash or equity) and any individual award agreement that materially deviates from such form.

(k) Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by a member of the Parent Group has been documented and operated in material compliance with Section 409A of the Code and the guidance issued thereunder.

(l) No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened in writing against or with respect to any Parent Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Parent Benefit Plan) that would result in material liability to the Parent Group. There are no inquiries, audits or other Proceedings pending or, to the Knowledge of Parent, threatened by the IRS or other Governmental Entity with respect to any Parent Benefit Plan that would result in material liability to the Parent Group.

Section 4.13 Labor and Other Employment Matters.

(a) Except as would not reasonably be expected to be material to the Parent Group, taken as a whole, (i) each member of the Parent Group is, and since January 1, 2022, has been, in compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours; (ii) there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which is now pending or, to the Knowledge of Parent, threatened in writing against any director, officer or managerial or supervisory employee of the Parent Group before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which any member of the Parent Group has employed or currently employs any Parent Service Provider; and (iii) there is no charge of wages and hours or other employment law violations, which is now pending or, to the Knowledge of Parent, threatened in writing against any member of the Parent Group before the United States Department of Labor, or any other Governmental Entity in any jurisdiction in which any member of the Parent Group has employed or currently employs any Parent Service Provider. Except as would not reasonably be expected to result in material liability to the Parent Group, taken as a whole, each Parent Service Provider has been properly classified by the Parent Group as exempt or non-exempt and as an employee or non-employee.

(b) Parent has made available to the Company true and complete copies of all collective bargaining agreements and other labor union Contracts (including all amendments thereto) to which it or any member of the Parent Group is a party that are applicable to any employees of any member of the Parent Group (the “Parent CBAs”) in effect as of the date of this Agreement with respect to their employment with a member of the Parent Group. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council, or any other employee representative body is not required for Parent to enter into this Agreement or to consummate any of the transactions contemplated by this Agreement.

(c) Except as would not reasonably be expected to result in material liability to the Parent Group, taken as a whole, as of the date of this Agreement: (i) no grievances, arbitrations or legal or administrative Proceedings which allege the violation of any Parent CBA are pending or threatened in writing; (ii) there are no labor strikes, slowdowns, work stoppages, picketings, negotiated industrial actions or lockouts pending or, to the Knowledge of Parent, threatened in writing, against any member of the Parent Group; (iii) to the Knowledge of Parent, no labor union, labor organization or works council has made a pending demand for recognition or certification to any member of the Parent Group, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Parent, threatened in writing to be brought or filed with any labor relations tribunal or authority; and (iv) there is no charge alleging violation of labor laws against any member of the Parent Group pending before the National Mediation Board or any comparable labor relations authority and there is no pending or, to the Knowledge of Parent, threatened in writing grievance, charge, complaint, audit or investigation by or before any Governmental Entity with respect to any Parent Service Providers in their capacities as such.

Section 4.14 Contracts.

(a) Section 4.14(a) of the Parent Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of each Contract to which a member of the Parent Group is a party to or bound by that falls within any of the following categories:

(i) any Contract (other than Parent CBAs) that contains provisions that (A) require the Parent Group to grant “most favored nation” or most favored pricing rights to any Person, (B) limits or restricts in a material respect any member of the Parent Group from competing in or engaging in any line of business with any Person or in any geographical area, or (C) grants a right of exclusivity, first refusal or similar rights or any similar term for the benefit of a third party, except (a) in each case of (A), (B), or (C) for any such Contract that may be cancelled without penalty by a member of the Parent Group upon notice of 90 days or less or (b) in each case of (A) or (C) for any such Contract that would not be expected to be material to the Parent Group, taken as a whole;

(ii) any joint venture, legal partnership, airline industry code sharing arrangement, capacity purchase or prorate agreement between any member of the Parent Group and another airline or regional carrier, or any frequent flyer Contract or interline Contract;

(iii) any maintenance Contract for repair and overhaul of aircraft or engines that would be expected to result in the Parent Group incurring costs in excess of $100,000 per year (other than maintenance Contracts that are terminable or cancelable by the Parent Group without penalty on 90 days’ notice or less);

(iv) any Contract relating to Indebtedness (whether secured or unsecured) or any guarantee by the Parent Group of any such Indebtedness of any other Person, other than any Parent Aircraft Finance Contract;

(v) any material credit card-related Contract, including material (A) credit card processing or card services agreements, merchant services agreements and on-line payment services agreements, (B) agreements with credit card or debit card issuers or card associations governing co-branded credit or debit cards and (C) agreements governing participation in credit card related awards programs;

(vi) any other Contract (other than (A) purchase or sale Contracts in the ordinary course of business (including any catering, food services, and fuel purchase agreements) not involving the purchase, lease or sublease of aircraft, aircraft engines or related flight equipment, (B) Contracts that are terminable or cancelable by the Parent Group without penalty on 90 days’ notice or less, (C) Contracts for the purchase, lease or sublease of aircraft, aircraft engines or related flight equipment identified in Section 4.24(d) or Section 4.24(e) of the Parent Disclosure Schedule, or (D) the Contracts for any leased real property, including the Parent Leased Property listed in Section 4.22(a) of the Parent Disclosure Schedule), which requires or involves payments by the Parent Group in excess of $100,000 per annum;

(vii) any Contract for any Parent Slot;

(viii) any Contract pursuant to which a license (including via a covenant not to sue) or other right with respect to Intellectual Property Rights that are material to the Parent Group is granted (x) by the Parent Group to any Person or (y) by any Person to the Parent Group (but excluding, in each case, (a) non-disclosure agreements, (b) agreements with employees or independent contractors that do not include any exclusive outbound licenses or outbound assignments of Intellectual Property Rights, (c) consulting services agreements (other than which contemplate the development of Intellectual Property Rights that are material to the business of the Parent Group) that do not include any exclusive outbound licenses or outbound assignments of Intellectual Property Rights and (d) in-licenses to generally available off-the-shelf software, in each case of (a), (b), (c) and (d), entered into in the ordinary course of business);

(ix) any Contract (excluding Contracts for trades made pursuant to an existing master agreement) relating to any material obligations arising under any equity, interest rate, currency or commodity derivatives or hedging transaction, other than any Parent Aircraft Finance Contract;

(x) any Contract that creates a material Lien on any material asset of Parent or any of its Subsidiaries other than any Parent Aircraft Finance Contract;

(xi) any Contract (excluding Contracts for trades made pursuant to an existing master agreement) with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;

(xii) any Contract for Parent Leased Real Property listed in Section 4.22(a) of the Parent Disclosure Schedule; and

(xiii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that is required to be filed by the Parent Group pursuant to Item 601(b)(10) of Regulation S-K.

Each Contract, including all amendments, modifications and supplements thereto, of the type required to be listed in this Section 4.14(a), together with each Parent Aircraft Purchase Contract and each Parent Aircraft Finance Contract, is referred to herein as a “Parent Material Contract”. Accurate and complete copies of each Parent Material Contract have been made available by the Parent Group to the Company, in each case prior to the date of this Agreement.

(b) Except for any Parent Material Contract that has expired or been terminated in accordance with its terms and except as would not reasonably be expected to be material to the Parent Group, taken as a whole, each Parent Material Contract is a valid and binding obligation of the applicable member of the Parent Group and, to the Knowledge of Parent, of the other party or parties thereto, in accordance with its terms, and is in full force and effect, subject to the Enforceability Exceptions. Except for breaches, violations or defaults which are not reasonably expected to be material to the Parent Group, taken as a whole, the Parent Group has performed all obligations required to be performed by it under each Parent Material Contract and, to the Knowledge of Parent, each other party to each Parent Material Contract has in all material respects performed all obligations required to be performed by it under such Parent Material Contract. Except as would not reasonably be expected to be material to the Parent Group, taken as a whole, since January 1, 2022, the Parent Group has not received written notice of any violation or default (nor, to the Knowledge of Parent, does there exist any condition which upon the passage of time or the giving of notice or both would cause such a material violation of or material default under) any Parent Material Contract.

Section 4.15 Litigation.

(a) As of the date of this Agreement, except as would not reasonably be expected to have a Parent Material Adverse Effect, there is no Proceeding pending or, to the Knowledge of Parent, threatened in writing against any member of the Parent Group, any property or assets of the Parent Group, or any of their respective officers, directors or employees in such individual’s capacity as such, that (i) involves an amount in controversy in excess of $250,000 or (ii) seeks injunctive or other non-monetary relief that, if granted, would reasonably be expected to be material to the Parent Group, taken as a whole.

(b) As of the date of this Agreement, no member of the Parent Group is subject to any outstanding Order (other than those of general applicability) that would reasonably be expected to be material to the Parent Group, taken as a whole.

(c) There has not been since January 1, 2022 any material internal investigations or inquiries conducted by Parent, the Parent Board (or any committee thereof), any compliance officer of Parent or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, illegal activity or other fraudulent issues.

Section 4.16 Environmental Matters.

(a) Except as set forth in Schedule 4.16 of the Parent Disclosure Schedules or as would not otherwise reasonably be expected to be material to the Parent Group, taken as a whole:

(i) each member of the Parent Group is, and since January 1, 2022, has been, in compliance with all applicable Environmental Laws, and the Parent Group has obtained, has made timely and complete application for any required renewal of, and is, and since January 1, 2022 has been, in compliance with, all Environmental Permits necessary for the conduct and operation of the business of the Parent Group;

(ii) there are not now, and since January 1, 2022, there have not been, any Hazardous Substances Released or otherwise existing on, under, about, or emanating from or to, any property currently, or to the Knowledge of Parent, formerly, owned, leased or operated by the Parent Group, except as would not result in liability under, any applicable Environmental Laws, including any obligation to conduct site investigation or remediation; and

(iii) since January 1, 2022, or prior to that date if the matter remains unresolved, no member of the Parent Group has received any notice of alleged liability for, or any Proceeding, Order or inquiry regarding, any Release or threatened Release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law.

(b) Parent has made available to the Company prior to the date of this Agreement copies of any material environmental reports, studies, assessments, and other material environmental information, in its possession or reasonable control relating to the Parent Group and its current or former properties, assets or operations.

Section 4.17 Intellectual Property; IT Assets.

(a) Except as would not reasonably be expected to be material to the Parent Group, taken as a whole, (i) none of the Intellectual Property Rights owned or purported to be owned by the Parent Group (the “Parent Owned Intellectual Property”) as of the date hereof has lapsed, expired, been abandoned or been adjudged invalid or unenforceable, (ii) the Parent Group exclusively owns all Parent Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and (iii) the Parent Group has sufficient rights to use the in-licensed Intellectual Property Rights used or held for use in the business of the Parent Group, in each case, pursuant to a Contract with the applicable third-party owner (collectively referred to herein as the “Parent Licensed Intellectual Property”). The Parent Owned Intellectual Property and Parent Licensed Intellectual Property includes all Intellectual Property Rights material to the conduct of the business of the Parent Group as currently conducted.

(b) Except as would not reasonably be expected to be material to the Parent Group, taken as a whole:

(i) no Proceedings are pending or, to the Knowledge of Parent, threatened in writing against any member of the Parent Group that challenge the Parent Group’s ownership of Parent Owned Intellectual Property other than for office actions in the ordinary course of application prosecution;

(ii) since January 1, 2022, no member of the Parent Group has received any written notice alleging the invalidity or unenforceability of any Parent Owned Intellectual Property; and

(iii) since January 1, 2022, no Person has notified in writing the Parent Group that it is claiming any ownership of any Parent Owned Intellectual Property.

(c) Except as would not reasonably be expected to be material to or result in material liability for the Parent Group, taken as a whole, the conduct of the business of the Parent Group does not infringe, misappropriate or otherwise violate, and since January 1, 2022, has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any Person, and there are no, pending or, to the Knowledge of Parent, threatened in writing against any member of the Parent Group alleging any of the foregoing.

(d) Except as would not reasonably be expected to be material to the Parent Group, taken as a whole, (i) each member of the Parent Group takes, and since January 1, 2022 has taken, commercially reasonably steps to maintain the confidentiality of all trade secrets and other material confidential information, in each case, included in the Parent Owned Intellectual Property and (ii) to the Knowledge of Parent, no Person is infringing, misappropriating or otherwise violating, or since January 1, 2022 has infringed, misappropriated or otherwise violated, any Parent Owned Intellectual Property.

(e) Section 4.17(e) of the Parent Disclosure Schedule is a true and complete list of all material Parent Registered IP owned or purported to be owned by the Parent Group as of the date of this Agreement. Except as would not reasonably be expected to be material to the Parent Group, taken as a whole, the Parent Registered IP is subsisting and, to the Knowledge of Parent, valid (or applied for) and (excluding pending applications) enforceable (assuming registration where required for enforcement) and there are no Proceedings pending or, to the Knowledge of Parent, threatened in writing challenging any of the foregoing other than office actions in the ordinary course of application prosecution. Section 4.17(e) of the Parent Disclosure Schedule also sets out a list of all material unregistered Trademarks used, owned, or purported to be owned by any member of the Parent Group.

(f) No Parent IT Assets contain any “Trojan horse,” “virus,” “worm,” “malware,” “vulnerability,” “spyware” or “adware” (as such terms are commonly understood in the industry), corruptant or any other code capable of performing, any of the following functions, in each case, except as would not reasonably be expected to be material to the Parent Group, taken as a whole: (i) disrupting, disabling, harming, or otherwise impeding in an unintended manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) maliciously damaging or destroying any data or file without consent (collectively, “Parent Malicious Code”). Each member of the Parent Group takes, and since January 1, 2022 has taken, commercially reasonable steps (and which steps meet or exceed industry standard for a company in its industry with similar size and resources) designed to prevent the introduction of Parent Malicious Code into Parent IT Assets, except as would not reasonably be expected to be material to the Parent Group, taken as a whole.

(g) The Parent Group has established, and since January 1, 2022 has maintained in effect, commercially reasonable disaster recovery measures for its business. Except as would not reasonably be expected to be material to or create material liability for the Parent Group, taken as a whole (i) the Parent IT Assets operate and perform in a manner sufficient for the Parent Group to conduct its business in the ordinary course, and (ii) there have been no breaches, violations, outages, interruptions or instances of unauthorized access or disclosure with respect to any Parent IT Assets (or any information, including Personal Information, stored therein or Processed thereby) (“Security Events”). Each member of the Parent Group takes, and since January 1, 2022 has taken, commercially reasonable steps (that meet or exceed industry standard for a company in its industry with similar size and resources) designed to protect the Parent IT Assets from Security Events.

Section 4.18 Data Privacy and Security.

(a) Since January 1, 2022, each member of the Parent Group complies and at all times has complied with all (i) written privacy policies and external representations of the Parent Group regarding the Processing of Personal Information, (ii) written contractual obligations governing the treatment and Processing of Personal Information by the Parent Group, (iii) applicable industry standards legally binding on the Parent Group (including, as applicable, PCI DSS), (iv) registration requirements with any applicable Governmental Entity for the Processing of Personal Information by Parent Group and (v) Privacy Laws (collectively, the “Parent Data Privacy Requirements”), in each case with respect to clauses (i) through (v), except where noncompliance would not reasonably be expected to be material to the Parent Group, taken as a whole. Except as would not reasonably be expected to be material to or create material liability for the Parent Group, taken as a whole: (1) each member of the Parent Group has at all times presented a privacy policy or other privacy-related notices (such as notice of financial incentives) to individuals and obtained prior express consent prior to the collection of any Personal Information, in each case, to the extent required of the Parent Group by Parent Data Privacy Requirements, and (2) such privacy policies, notices, and consents: (a) are, and since January 1, 2022 have been, sufficient under applicable Parent Data Privacy Requirements to permit the Processing of Personal Information by each member of the Parent Group as currently or as, since January 1, 2022 previously Processed by or for each member of the Parent Group and (b) have at all times been materially accurate, consistent and complete, and not materially misleading or deceptive (including by any material omission).

(b) None of the execution, delivery or performance of this Agreement or the Three Party Agreement by Parent, the consummation by Parent of the Conversion, the Merger, the Primary Issuance or any other transaction contemplated by this Agreement or the Three Party Agreement, or Parent’s compliance with any of the provisions of this Agreement or the Three Party Agreement will (with or without notice or lapse of time, or both): (i) conflict with or result in a violation or breach of any Parent Data Privacy Requirements; or (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information, in each case except as would not reasonably be expected to be have a Parent Material Adverse Effect.

(c) Since January 1, 2022, there has been no accidental, unlawful, or unauthorized Processing of Personal Information in the possession or control of the Parent Group (“Parent PII Security Incident”), except as would not reasonably be expected to be material to the Parent Group, taken as a whole. Each member of the Parent Group takes commercially reasonable steps and has, since January 1, 2022, implemented and maintained, commercially reasonable measures to (i) monitor, detect, prevent, mitigate, and remediate Parent PII Security Incidents, (ii) identify and address internal and external material risks to the privacy and security of Personal Information in its possession or control or stored with a third party on its behalf, and (iii) protect and maintain the confidentiality, integrity, security and continuous operation of all software, systems, applications, and websites owned and operated by the Parent Group, all other Parent IT Assets, and all information (including Personal Information) stored therein or Processed thereby. Except as would not reasonably be expected to be material to the Parent Group, taken as a whole: (1) Parent requires and has, since January 1, 2022, required all third parties that Process Personal Information on its behalf to enter into written contracts to provide security and privacy protections for Personal Information consistent with Privacy Laws, and (2) to the Knowledge of Parent, such third parties are not in breach of such Contracts with respect to such Personal Information.

(d) Since January 1, 2022, no member of the Parent Group: (i) has been the subject of any inquiry, investigation, or enforcement action by any Governmental Entity with respect to such member’s compliance with any Parent Data Privacy Requirement or its Processing of Personal Information, (ii) has been the subject of any Proceeding alleging or investigating a Parent PII Security Incident, or violation of any Parent Data Privacy Requirement or relating to Parent’s or such member’s Processing of Personal Information, or (iii) has received a written claim from, by or before any Governmental Entity alleging a violation of any Parent Data Privacy Requirement or relating to Parent’s or such member’s Processing of Personal Information, in each case with respect to clauses (i) through (iii), except as would not reasonably be expected to be material to the Parent Group, taken as a whole.

Section 4.19 Tax Matters.

(a) Each member of the Parent Group has timely filed (taking into account any automatic or properly obtained extension of time within which to file) all income and other material Tax Returns required to have been filed by or with respect to the Parent Group, and all such Tax Returns are true, complete and accurate in all material respects. No written claim has been made in the past six (6) years in writing by a Governmental Entity in a jurisdiction where a member of the Parent Group does not file Tax Returns that such member of the Parent Group is or may be subject to Taxes in such jurisdiction. No member of the Parent Group has a permanent establishment in any country other than the country of its organization, or has been, subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file a material income Tax Return and does not file such Tax Return.

(b) All material Taxes of the Parent Group due and payable (whether or not shown on any Tax Return) have been timely paid. The Parent Group has made adequate provision for all Taxes of the Parent Group not yet due and payable on the Parent Financial Statements as of the date of the Parent Financial Statements. Since the date of the Parent Financial Statements, any Taxes of the Parent Group have been accrued on the books and records of the Parent in accordance with GAAP.

(c) Parent has delivered or otherwise made available to the Company (i) complete and correct copies of all income or other material Tax Returns of the Parent Group relating to Taxes for the preceding five (5) taxable periods, and (ii) complete and correct copies of all private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements and pending ruling requests relating to Taxes submitted by, received by, or agreed to by or on behalf of the Parent Group for all taxable periods for which the statute of limitations has not yet expired.

(d) No deficiencies for any material amount of Taxes have been proposed or assessed in writing against any member of the Parent Group by any Governmental Entity, except for deficiencies being contested in good faith by appropriate proceedings. No member of the Parent Group (i) is the subject of any currently pending or ongoing material Tax audit or other administrative or judicial Proceeding with respect to Taxes or (ii) has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is currently in effect.

(e) No member of the Parent Group is a party to, or has any obligation or liability under, any agreement or arrangement for the sharing, reimbursement, indemnification or allocation of any Taxes, including any tax receivable agreement or similar agreement (other than customary provisions for Taxes contained in credit, lease or other commercial agreements entered into in the ordinary course of business the primary purposes of which do not relate to Taxes).

(f) No member of the Parent Group is, or has been, a member of a group (other than a group the common parent of which is the Parent) filing a consolidated, combined, affiliated, unitary or similar income Tax Return. No member of the Parent Group has any liability for the Taxes of any Person (other than Taxes of the Parent Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by Contract or otherwise (other than customary provisions for Taxes contained in credit, lease or other commercial agreements entered into in the ordinary course of business the primary purposes of which do not relate to Taxes).

(g) No member of the Parent Group will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting made prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law); (iii) other than in the ordinary course of business, a prepaid amount received or deferred revenue recognized prior to the Closing; (iv) any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state, local or foreign Law) that occurred or existed prior to the Closing; or (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Law entered into prior to the Closing; (vi) an inclusion under Section 965 of the Code; (vii) a direct or indirect holding of “United States property” within the meaning of Section 956 of the Code (or any similar provision of state, local or foreign Law); or (viii) any inclusions pursuant to Sections 951 or 951A of the Code or Subchapter K of the Code (or any similar provision of the Code or any corresponding or similar provision of state, local or foreign Law) derived with respect to any period or portion thereof ending on or prior to the Closing.

(h) Except as set forth in Schedule 4.19 to the Parent Disclosure Schedules, no member of the Parent Group owns an equity interest in any entity or arrangement classified as a partnership for United States federal Tax purposes.

(i) Each member of the Parent Group has withheld and, to the extent required by Law, paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(j) Each member of the Parent Group has collected all material sales, value-added and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entity (or has been furnished properly completed exemption certificates with respect to any such Taxes and has complied in all material respects with applicable sales and use Tax statutes and regulations requiring the maintenance of records and supporting documents).

(k) Parent is not and has not in the last five years been a “United States real property holding corporation” within the meaning of Section 897 of the Code and equity interests in the Parent are not “United States real property interests” within the meaning of Sections 897 and 1445 of the Code.

(l) No member of the Parent Group has taken any action, and no member of the Parent Group is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m) No member of the Parent Group “participates” or has “participated” in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any similar provision of applicable Law.

(n) Within the last two years, no member of the Parent Group nor any predecessor of any member of the Parent Group has constituted either a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.

(o) Other than Permitted Liens, there are no Liens with respect to Taxes upon any assets of the Parent Group.

Section 4.20 Insurance. The Parent Group maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Parent Group and which comply in all material respects with the requirements of Law and Contracts to which the Parent Group is a party (including any lease for personal or real property). Parent has made available to the Company an accurate and complete list of all material insurance policies and all material self-insurance programs and arrangements relating to the business of the Parent Group and the assets and operations of the Parent Group (the “Parent Insurance Policies”). Except as would not reasonably be expected to be material to the Parent Group, taken as a whole, each of the Parent Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid and the Parent Group is in compliance with the terms and conditions of such Parent Insurance Policies. Since January 1, 2022, the Parent Group has not received any written notice regarding any invalidation or cancellation of any material Parent Insurance Policy.

Section 4.21 Properties and Assets. Except as would not reasonably be expected to be material to the Parent Group, taken as a whole, (a) the Parent Group has valid and subsisting ownership interests in all of the tangible personal property reflected in the latest balance sheet included in the Parent SEC Documents prior to the date of this Agreement as being owned by the Parent Group or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than Permitted Liens and (b) the tangible personal property owned by the Parent Group is in satisfactory operating condition and repair for its continued use as it has been used in all material respects, subject to reasonable wear and tear. To Parent’s Knowledge, no member of the Parent Group has any material liability in respect of escheat and unclaimed property.

Section 4.22 Real Property.

(a) Section 4.22(a) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, (i) an accurate and complete list of all real property leased, subleased, licensed or sublicensed by the Parent Group that require payments of fixed rent by the Parent Group (collectively, the “Parent Leased Real Property”), (ii) the address for each Parent Leased Real Property and (iii) the name of the third party lessor(s) (or lessee(s), licensor(s), or licensee(s), as applicable) thereof, the date of the lease contract relating thereto and all amendments thereof. The Parent Group has a valid and subsisting leasehold or license, as applicable, interest in all Parent Leased Real Property leased by it, in each case free and clear of all Liens, other than Permitted Liens.

(b) As of the date of this Agreement, no member of the Parent Group owns any real property or is a party to any Contract or otherwise has any obligation to acquire any real property.

(c) Since January 1, 2022, the Parent Group has not received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and, to the Knowledge of Parent, there are no such Proceedings threatened in writing, affecting any portion of the Parent Leased Real Property.

Section 4.23 Related Party Transactions. As of the date of this Agreement, no member of the Parent Group is a participant in a “transaction” with any “related person” that would be required to be disclosed by Parent under Item 404 of Regulation S-K (a “Parent Related Party Transaction”). For purposes of this Section 4.23, the terms “related person” and “transaction” have the meanings given to such terms in Item 404 of Regulation S-K.

Section 4.24 Aircraft.

(a) Section 4.24(a) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of (i) all aircraft operated under the operating certificate of any member of the Parent Group and (ii) all aircraft (including any Pipistrel Alpha Trainer model aircraft or any other aircraft used for training purposes), aircraft engines or related flight equipment owned, leased or subleased by any member of the Parent Group (collectively, the “Parent Aircraft”), including, for each Parent Aircraft, manufacturer’s model name, manufacturer’s serial number, FAA or foreign CAA registration number, whether it is owned, leased or subleased and, if the Parent Aircraft is the subject of a security agreement or other financing arrangement, the identity of the financing party.

(b) As of the date of this Agreement, all Parent Aircraft are properly registered on the FAA aircraft registry and any applicable foreign CAA, in airworthy condition (except for any Parent Aircraft undergoing maintenance or in storage), and have validly issued and current FAA or applicable foreign CAA certificates of airworthiness that are in full force and effect (except for the period of time any Parent Aircraft may be out of service and such certificate is suspended in connection therewith). Any Parent Aircraft that is non-airworthy for fourteen (14) days, is in scheduled maintenance (Basic or above, as defined by the Embraer MRB/MPD), or for which its certificate is suspended has been so identified in Section 4.24(b) of the Parent Disclosure Schedule, and includes, for each Parent Aircraft, manufacturer’s model name, manufacturer’s serial number, FAA or foreign CAA registration number, whether it is owned, leased or subleased and, if the Parent Aircraft is the subject of a security agreement or other financing arrangement, the identity of the financing party.

(c) As of the date of this Agreement, all Parent Aircraft are being maintained and, if applicable, are being stored, in all material respects according to applicable Laws, Parent Permits, applicable FAA regulatory standards and FAA-approved maintenance programs of the Parent Group. The Parent Group has implemented maintenance schedules with respect to Parent Aircraft that, if complied with, result in the satisfaction of all requirements under all applicable airworthiness directives of the FAA and Federal Aviation Regulations required to be complied with and which are in accordance with the FAA-approved maintenance program of the Parent Group, and the Parent Group, as of the date of this Agreement, is in compliance with such maintenance schedules in all material respects, and the Parent Group, as of the date of this Agreement, has no reason to believe that the Parent Group will not satisfy in any material respect any component of such maintenance schedules and, if applicable, storage schedules, on or prior to the dates specified in such schedules. As of the date of this Agreement, the Parent Aircraft are functioning in all material respects in accordance with their intended use, except for Parent

Aircraft that are undergoing maintenance and temporarily deferred maintenance items that are permitted by the Parent Group’s maintenance programs. All deferred maintenance items and temporary repairs with respect to each such Parent Aircraft, as of the date of this Agreement, have been or will be made in all material respects in accordance with any applicable FAA regulatory standards and FAA-approved maintenance programs. Any Parent Aircraft that is undergoing maintenance or in storage has been so identified in Section 4.24(c) of the Parent Disclosure Schedule and includes, for each such Parent Aircraft, manufacturer’s model name, manufacturer’s serial number, FAA or foreign CAA registration number, whether it is owned, leased or subleased and, if the Parent Aircraft is the subject of a security agreement or other financing arrangement, the identity of the financing party. Any temporarily deferred maintenance items on any Parent Aircraft (and the date by which they will be completed) have been so identified in Section 4.24(c) of the Parent Disclosure Schedule.

(d) Section 4.24(d) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all Contracts (other than Contracts that may be terminated or cancelled without penalty by any member of the Parent Group upon notice of 90 days or less) pursuant to which any member of the Parent Group has (or may have pursuant to any springing obligations therein) a binding obligation following the date of this Agreement to purchase, lease or sublease aircraft, engines or related flight equipment (together with all amendments, modifications and supplements thereto, each, a “Parent Aircraft Purchase Contract”) and includes, for each such aircraft, engine or related flight equipment, manufacturer’s model name, manufacturer’s serial number, FAA or foreign CAA registration number (if applicable), whether it is owned, leased or subleased and, if the subject to a security agreement or other financing arrangement, the identity of the financing party.

(e) Section 4.24(e) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all Contracts pursuant to which any member of the Parent Group has financed or leased, or has commitments to finance or lease, Parent Aircraft (including operating or finance leases, mortgages and deferred or conditional sales agreements) (together with all amendments, modifications and supplements thereto, each, a “Parent Aircraft Finance Contract”) and includes for each Parent Aircraft, manufacturer’s model name, manufacturer’s serial number, FAA or foreign CAA registration number, whether it is owned, leased or subleased and, if the Parent Aircraft is the subject of a security agreement or other financing arrangement, the identity of the financing party.

(f) With respect to each Parent Aircraft presently owned by any member of the Parent Group (“Parent Owned Aircraft”), such member of the Parent Group holds good and marketable title to the Parent Owned Aircraft free and clear of any Liens except for any Liens under an applicable Parent Aircraft Finance Contract.

(g) As of the date of this Agreement, Parent has made available to the Company complete and correct copies of all Parent Aircraft Purchase Contracts and Parent Aircraft Finance Contracts.

(h) As of the date of this Agreement, no member of the Parent Group is a party to any interchange or pooling agreements with respect to the Parent Aircraft, other than pooling agreements in the ordinary course of business.

Section 4.25 Parent Slots and Operating Authorizations.

(a) Section 4.25(a) of the Parent Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all takeoff and landing slots, runway timings, slot exemptions, and operating authorizations from the FAA, DOT or any other Governmental Entity or civil aviation authority, airport authority or slot coordinator and other designated takeoff and landing rights used or held by any member of the Parent Group (the “Parent Slots”) at any U.S. or non-U.S. airport and such list indicates (i) any Parent Slots that have been allocated (indicating which Parent Slots have been permanently allocated) to the Parent Group from another air carrier and (ii) any Contracts concerning any Parent Slots.

(b) Since January 1, 2022, the Parent Group has complied, and is in compliance, in all material respects with all Parent Permits, regulations and any other Laws (including any waivers or exemptions therefrom) promulgated in the United States or in any country in which the Parent Group operates by either a Governmental Entity, civil aviation authority, airport authority or slot coordinator with respect to the Parent Slots. Since January 1, 2022, Parent has not (a) received any written notice of any proposed withdrawal of any Parent Slot by the FAA, DOT, foreign CAA, any other Governmental Entity or civil aviation authority, airport authority or slot coordinator, or (b) agreed to any future slide, trade, purchase, sale, exchange, lease, or transfer of any of the Parent Slots. Since January 1, 2022, the Parent Slots have not been designated for the provision of essential air service under the regulations of the FAA, DOT or foreign CAA, were not acquired pursuant to 14 C.F.R. § 93.219, and have not been designated for international operations, as more fully detailed in 14 C.F.R. § 93.217. Since January 1, 2022, to the extent covered by 14 C.F.R. § 93.227 or any Parent Permit, Order, notice, or requirement of the FAA, foreign CAA, any other Governmental Entity or civil aviation authority, airport authority or any slot coordinator, the Parent Group has used the Parent Slots (or the Parent Slots have been used by other operators) either at least 80% of the maximum amount that each Parent Slot could have been used during each full reporting period (as described in 14 C.F.R. § 93.227(i) or any such Parent Permit, Order, notice, or requirement) or such greater or lesser amount of minimum usage as may have been required to protect such Parent Slots from termination or withdrawal under regulations or waivers established by the FAA, DOT, foreign CAA, any other Governmental Entity or civil aviation authority, airport authority or slot coordinator. Since January 1, 2022, all material reports required by the FAA, DOT, any other Governmental Entity or foreign CAA, airport authority or slot coordinator relating to any of the Parent Slots have been filed in a timely and complete manner.

Section 4.26 Parent Airports. As of the date of this Agreement, no airport authority at any airport at which the Parent Group operates (each such airport, a “Parent Airport”) has taken any action, nor, to the Knowledge of Parent, is any such action threatened in writing, that would reasonably be expected to materially interfere with the ability of any member of the Parent Group to conduct its respective operations at any Parent Airport in substantially the manner as currently conducted.

Section 4.27 U.S. Citizen; Air Carrier. Each member of the Parent Group is a “citizen of the United States” as defined in 49 U.S.C. § 40102(a)(15) of the Federal Aviation Act and as interpreted by DOT, and each air carrier member of the Parent Group, including Mesa Airlines, Inc., is fully authorized and qualified to operate as an “air carrier” within the meaning of such Act operating under certificates and exemptions issued pursuant to such Act (49 U.S.C. §§ 40102(a)(2), 40109, and 41101-41112).

Section 4.28 Opinion of Financial Advisor. The Parent Board has received the opinion (the “Fairness Opinion”) of FTI Capital Advisors, LLC (“FTI”) to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date of this Agreement, the Exchange Ratio and the Primary Issuance, taken together, are fair from a financial point of view, to Parent and its stockholders, and the Fairness Opinion has not been withdrawn, revoked or modified as of the date of this Agreement. Promptly following the date of this Agreement, Parent will make available to the Company, solely for informational purposes, a written copy of the Fairness Opinion.

Section 4.29 Brokers. Except for Parent’s obligations to FTI, no member of the Parent Group nor any stockholder, director, officer, employee or Affiliate of any member of the Parent Group has incurred on behalf of the Parent Group or will incur on behalf of the Parent Group any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Conversion and the Merger. On or prior to the date of this Agreement, Parent has made available to the Company a copy of the engagement letter as in effect as of the date of this Agreement, between Parent and FTI.

Section 4.30 Trade Control Compliance. Each member of the Parent Group is, and has been at all times since April 24, 2019, in compliance with all applicable trade control compliance Laws, including but not limited to: (a) U.S. Laws governing the exportation of goods, technology, software, and services, including the Export Administration Regulations (15 C.F.R. § 730 et seq.), and the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.); (b) U.S. Laws governing the importation of goods, including Laws administered by U.S. Customs and Border Protection; (c) U.S. Laws governing economic sanctions, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) codified at 31 C.F.R. Part 500 et. seq., and the U.S. Department of State (collectively, “Sanctions”); and (d) U.S. Laws governing international boycotts administered by the U.S. Department of Commerce and the Internal Revenue Service (collectively, “Trade Compliance Laws”), except, in each case, as would not reasonably be expected to be material to the Parent Group, taken as a whole. Since April 24, 2019, no member of the Parent Group nor any of their respective directors, managers, managing members, officers, employees, or to the Knowledge of Parent, its agents, representatives, or other Persons acting on behalf of any member of the Parent Group, has been the target of any Sanctions. Since April 24, 2019, no member of the Parent Group has engaged in any unlawful dealings or transactions, directly or indirectly: (i) with any Person that at the time of the dealing or transaction was the subject of Sanctions; or (ii) in any jurisdiction that is, or since April 24, 2019 was, the subject of comprehensive Sanctions at the time of the dealing or transaction, including Cuba, Iran, North Korea, Syria, and the Russian-occupied Crimea, Donetsk, or Luhansk regions of Ukraine. To the Knowledge of Parent, no member of the Parent Group is, or since April 24, 2019 has been, subject to any Proceeding or other inquiry, or made any disclosures to any Governmental Entity relating to any applicable Trade Compliance Laws. Each member of the Parent Group has implemented and maintains in effect policies, procedures, and internal controls reasonably designed to promote compliance by each member of the Parent Group, and their respective directors, officers, employees, agents, representatives, and other Persons acting on their behalf, with all applicable Trade Compliance Laws.

Section 4.31 Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to Parent’s stockholders or at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on or derived from information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

Section 4.32 Parent Treasury Restrictions. Each member of the Parent Group is and has been in compliance with the Parent Treasury Restrictions in all material respects.

Section 4.33 Non-Reliance. Except for the representations and warranties expressly contained in Article III, Parent acknowledges that neither the Company nor other Person on behalf of the Company makes, and Parent acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty by or on behalf of the Company or with respect to any other information provided or made available to Parent or its Representatives by or on behalf of the Company in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Parent or its Representatives in data rooms, management presentations or similar information deliverables in expectation of the transactions contemplated by this Agreement.

Section 4.34 No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article IV, neither Parent nor any other Person on behalf of Parent makes or has made any express or implied representation or warranty with respect to Parent or with respect to any other information provided or made available to the Company or its Representatives, including any information, documents, projections, forecasts or other material made available to the Company or its Representatives in certain data rooms or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement, or the accuracy or completeness of any of the foregoing other than the representations and warranties contained in this Article IV.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company. From the date of this Agreement through the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Interim Period”), except (x) as expressly set forth in Section 5.1 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement or the Three Party Agreement, (y) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) or (z) as required by applicable Law, the Company shall, and shall cause each other member of the Company Group to, conduct its operations in the ordinary course of business and shall, and shall cause each other member of the Company Group to, use its reasonable best efforts to (i) preserve substantially intact its business organization, (ii) keep available the services of its executive officers, other key employees and pilots, (iii) maintain in effect all material Company Permits and (iv) maintain satisfactory relationships of the Company Group with any persons with which the Company Group has material business relations and with Governmental Entities that have jurisdiction over its business and operations. Without limiting the generality of the foregoing, during the Interim Period, except as permitted by clauses (x) through (z) above, the Company shall not, and shall cause each other member of the Company Group not to:

(a) amend or otherwise change (whether by merger, consolidation, conversion or otherwise) (i) the Company Charter or Company Bylaws or (ii) the comparable organizational documents of any other member of the Company Group;

(b) issue, sell, pledge, convey, dispose of (by merger, consolidation, division, operation of law or otherwise), grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, any member of the Company Group of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), of such member of the Company Group, other than (i) the issuance of shares of Company Common Stock upon the vesting of outstanding equity awards as set forth in Section 3.2(b) in accordance with their terms (whether such equity awards are outstanding as of the date hereof or are granted after the date hereof in accordance with Section 5.1(b) of the Company Disclosure Letter) or (ii) the issuance of shares of Company Common Stock upon the exercise of the Company Warrants;

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting or registration of any of its capital stock, except any dividend or distribution declared, set aside, made, or paid by any member of the Company Group to any other member of the Company Group;

(d) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire (by merger, consolidation, operation of law, acquisition of stock, other equity interests or assets, formation of a joint venture or otherwise), directly or indirectly, any of its capital stock or other Equity Interests, or authorize or propose the issuance of capital stock or any other Equity Interests in respect of, in lieu of or in substitution for shares of its capital stock or other Equity Interests, except for the vesting or settlement of any outstanding equity awards set forth in Section 3.2(b) or to fund any Tax withholding obligations of a member of the Company Group in connection with the vesting or settlement of any outstanding equity awards in accordance with the terms of such award or by any member of the Company Group to any other member of the Company Group;

(e) merge or consolidate any member of the Company Group with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization, conversion or similar reorganization of any member of the Company Group; or

(f) agree, resolve, authorize or enter into any Contract or otherwise make any commitment, in each case to do any of the foregoing.

Without limiting Section 5.1, nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, including Section 5.1, complete control and supervision over its operations.

Section 5.2 Conduct of Business by Parent. During the Interim Period, except (x) as expressly set forth in Section 5.2 of the Parent Disclosure Schedule or as expressly contemplated by any other provision of this Agreement (including, without limitation, the Plan of Conversion) or the Three Party Agreement, (y) with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) or (z) as required by applicable Law, Parent shall, and shall cause each other member of the Parent Group to, conduct its operations in the ordinary course of business and shall, and shall cause each other member of the Parent Group to, use its reasonable best efforts to (i) preserve substantially intact its business organization, (ii) keep available the services of its executive officers, other key employees and pilots, (iii) maintain in effect all material Parent Permits and (iv) maintain satisfactory relationships of the Parent Group with any persons with which the Parent Group has material business relations and with Governmental Entities that have jurisdiction over its business and operations. Without limiting the generality of the foregoing, during the Interim Period, except as permitted by clauses (x) through (z) above, Parent shall not, and shall cause each other member of the Parent Group not to:

(a) amend or otherwise change (whether by merger, consolidation, conversion or otherwise) (i) the Parent Charter or Parent Bylaws, (ii) the comparable organizational documents of any other member of the Parent Group, (iii) the Post-Conversion Parent Charter or Post-Conversion Parent Bylaws (in each case, following the Conversion), or (iv) the Parent Treasury Documents;

(b) issue, sell, pledge, convey, dispose of (by merger, consolidation, division, operation of law or otherwise), grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, any member of the Parent Group of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), of such member of the Parent Group, other than (i) the issuance of shares of Parent Common Stock upon the vesting of equity award that are outstanding as of the date of this Agreement as set forth in Section 4.2(b) of the Parent Disclosure Schedule in accordance with their terms and those equity awards disclosed therein to be issued to members of Parent’s board of director pursuant to annual equity grants and to the executive officers of Parent pursuant to the terms of their respective employment agreements, or (ii) the issuance of shares of Parent Common Stock upon the exercise of the Parent Warrants;

(c) sell, pledge, convey, abandon, allow to lapse or expire, fail to renew or maintain, dispose of (by merger, consolidation, division, operation of Law or otherwise), transfer, lease, license or subject to any Lien (other than a Permitted Lien) any material property or assets (including any material Intellectual Property Rights) of any member of the Parent Group (other than non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business), except (i) pursuant to or as required by, any of the Contracts in effect as of the date of this Agreement and previously made available to the Company or (ii) any sale, pledge, conveyance, consolidation, division, transfer, lease, license, or Lien solely between or among the Parent Group;

(d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting or registration of any of its capital stock, except any dividend or distribution declared, set aside, made, or paid by any member of the Parent Group to any other member of the Parent Group;

(e) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire (by merger, consolidation, operation of law, acquisition of stock, other equity interests or assets, formation of a joint venture or otherwise), directly or indirectly, any of its capital stock or other Equity Interests, or authorize or propose the issuance of capital stock or any other Equity Interests in respect of, in lieu of or in substitution for shares of its capital stock or other Equity Interests, except for the vesting or settlement of any Parent RSUs or Parent Restricted Stock Awards set forth in Section 4.2(b) or to fund any Tax withholding obligations of a member of the Parent Group in connection with the vesting or settlement of any Parent RSUs or Parent Restricted Stock Awards in accordance with the terms of such award or by any member of the Parent Group to any other member of the Parent Group;

(f) merge or consolidate any member of the Parent Group with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization, conversion or similar reorganization of any member of the Parent Group;

(g) acquire (including by merger, consolidation, operation of Law, or acquisition of stock or other equity interests or assets, formation of a joint venture or otherwise) any interest in any Person or any assets, other than the purchase or acquisition of equipment, goods, technology, non-exclusive licenses under Intellectual Property Rights, or other materials, in each case, in the ordinary course of business;

(h) enter into any new line of business or terminate any line of business existing as of the date of this Agreement;

(i) (i) voluntarily repurchase, voluntarily prepay or incur any Indebtedness, in each case, (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than a member of the Parent Group), (iii) enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person that is not a member of the Parent Group or enter into any arrangement having the economic effect of any of the foregoing or (iv) assume, guarantee or endorse, or otherwise become liable or responsible for, similar obligations contemplated in clauses (i) and (ii) of any Person that is not a member of the Parent Group;

(j) enter, extend or renew or otherwise modify, amend or terminate or waive any material rights or obligations under any Parent Material Contract (or any Contract that would have been a Parent Material Contract if in existence as of the date hereof);

(k) make or authorize any capital expenditure, except for capital expenditures expressly set forth in the capital expenditures budget set forth on Section 5.2(k) of the Parent Disclosure Schedule;

(l) except to the extent required by (i) applicable Law or (ii) the existing terms of any Parent Benefit Plan or Parent CBA previously made available to the Company: (A) increase the compensation or benefits payable or to become payable to any Parent Service Provider (except in the ordinary course of business consistent with past practice with respect to any Parent Service Provider whose annual base compensation does not exceed $150,000), (B) grant any additional rights to severance or termination pay to, or enter into or amend any severance agreement with, any Parent Service Provider (other than in the ordinary course of business consistent with past practice in connection with a promotion of any Parent Service Provider whose annual base compensation, after such promotion, does not exceed $150,000), (C) establish, terminate, adopt, enter into or amend any bonus, profit sharing, thrift, pension, retirement, deferred compensation, retention, termination or severance plan, agreement, trust, fund, policy or other arrangement for the benefit of any Parent Service Provider (other than in the ordinary course of business consistent with past practice in connection with the hiring of any new Servicer Provider permitted under clause (E) below), (D) loan or advance any money or property to any Parent Service Provider (other than in connection with ordinary course business expense reimbursement and advances), (E) hire any Parent Service Provider, other than any Parent Service Provider whose anticipated annual base compensation does not exceed $150,000 in the ordinary course of business and on terms consistent with similarly situated Parent Service Providers, (F) terminate (other than termination for cause, death or disability) any Parent Service Provider, other than any Parent Service Provider whose annual base compensation does not exceed $150,000 in the ordinary course of business, or (G) make any material change to the terms and conditions of employment applicable to any group of employees, as reflected in work rules, employee handbooks, policies and procedures, or otherwise;

(m) (i) terminate, discontinue, close or dispose of any facility or business operation, or lay off any employees, or (ii) implement any early retirement or separation program, or any program providing early retirement window benefits or announce or plan any such action or program for the future;

(n) enter into or amend any collective bargaining agreement;

(o) forgive any material loans to Parent Service Providers or any of their respective Affiliates;

(p) make any material change in accounting policies, practices, principles, methods or procedures in effect as of September 30, 2024, other than as required by GAAP or by applicable Law;

(q) make any material adverse change to any privacy policy or to the security or operation of any Parent IT Assets, except in each case as required by applicable Law;

(r) enter into, terminate or materially amend any Parent Related Party Transaction other than as permitted pursuant to Section 5.2(l);

(s) implement any new policies or practices (or make any material changes to existing policies or practices) with respect to equity, interest rate, currency or commodity derivatives or hedging transactions;

(t) compromise, settle or agree to settle any Proceeding, other than any compromise, settlement or agreement for the payment of monetary damages (and compliance with confidentiality and other similar customary provisions) by Parent of $100,000 or less individually or $250,000 or less in the aggregate and is not covered by any Parent Insurance Policy or paid by the respective insurers thereunder, in each case as its sole remedy;

(u) (i) make, change or rescind any material Tax election; (ii) settle or compromise any material Tax liability or claim or assessment for a material amount of Taxes; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file an amendment to any material Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Parent Group (or its respective income, assets and operations) other than any extension pursuant to an extension to file any Tax Return; (vi) knowingly surrender or allow to expire any right to claim a refund of Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity; (viii) incur any material liability for Taxes other than in the ordinary course of business; (ix) prepare any material Tax Return in a manner inconsistent with past practice; or (x) take any action (or knowingly fail to take any action) that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment (as defined below);

(v) write up, write down or write off the book value of any tangible assets, except for depreciation, amortization or impairment in accordance with GAAP consistently applied;

(w) change the seat count, main cabin configuration or on-board amenities (including in-flight entertainment and wireless internet) of any aircraft subject to future delivery to Parent under any Parent Aircraft Purchase Contract;

(x) take any action, or fail to take action, which action or failure would be reasonably expected to result in the revocation, termination, cancellation or withdrawal of any Parent Slots (excluding temporary returns to the FAA);

(y) fail to continue, in respect of all Parent Aircraft, all material maintenance programs applicable to such Parent Aircraft in the ordinary course of business (except as required by applicable Law), including using reasonable best efforts to keep all such Parent Aircraft in such condition as may be necessary to enable the airworthiness certification of such Parent Aircraft under the Federal Aviation Act to be maintained in good standing at all times;

(z) (i) take any action that would cause any air carrier member of the Parent Group to fail to be, or fail to be owned and controlled by a “citizen of the United States” as defined in 49 U.S.C. § 40102(a)(15) of the Federal Aviation Act and as interpreted by DOT, or (ii) take any action that would cause any member of the Parent Group to fail to continue to be fully authorized and qualified to operate as an “air carrier” within the meaning of such Act operating under certificates and exemptions issued pursuant to such Act (49 U.S.C. §§ 40102(a)(2), 40109- and 41101-41112); or

(aa) agree, resolve, authorize or enter into any Contract or otherwise make any commitment, in each case to do any of the foregoing.

In addition, from the date hereof through the Closing:

(i) Parent shall remain current and compliant in all material respects with all of its Indebtedness and creditor obligations, including the Mesa Obligations (as defined in the Three Party Agreement), and shall not incur, assume, guarantee or otherwise become liable for any incremental Indebtedness;

(ii) except in the ordinary course of business consistent with past practice, Parent shall not enter into any new Contracts with third Persons or employees, including labor groups, that create new liabilities or financial obligations for Parent or, after the Closing, the Surviving Corporation (including, for the avoidance of doubt, any new collective bargaining agreements, letters of agreement or any amendments thereto), nor will Parent have instituted any wage rate increases for any of its employee groups, in each case without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed);

(iii) Parent shall use its cash and cash equivalents only in the ordinary course of business or to repay, retire or otherwise extinguish the Mesa Obligations as and to the extent contemplated by the Three Party Agreement; and

(iv) Parent shall not make any new purchases of aircraft, engines or any other capital assets, and shall not enter into any new strategic relationships, software license agreements or other material long term Contracts.

Without limiting Section 5.2, nothing contained in this Agreement will give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent will exercise, consistent with the terms and conditions of this Agreement, including Section 5.2, complete control and supervision over its operations.

Section 5.3 Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent is a party, and except (a) as would reasonably be expected to result in the loss or waiver of any attorney-client, work product or other applicable privilege (provided, that to the extent Parent or any of its Representatives withholds information or access due to the risk of loss or waiver of such privilege, Parent or such Representative shall notify the Company of such withholding and shall use reasonable best efforts to communicate such information in a manner that does not risk such loss or waiver), (b) for any access to a Contract to which Parent or any of its Subsidiaries is a party or is otherwise bound would violate or cause a default under such Contract (provided, that to the extent Parent or any of its Representatives withholds information or access due to the risk of such Contract violation or default, Parent or such Representative shall notify the Company of such withholding and shall use reasonable best efforts to communicate such information in a manner that does not result in such violation or default); (c) for such documents or information as are reasonably pertinent to any adverse Proceeding that is pending between Parent, on the one hand, and the Company, on the other hand; or (d) to the extent any applicable Law requires Parent to restrict or otherwise prohibit access to such documents or information (provided, that to the extent Parent or any of its Representatives withholds information or access due to such restriction or prohibition, Parent or such Representative shall notify the Company of such withholding and shall use reasonable best efforts to communicate such information in a manner that does not result in such restriction or prohibition), during the Interim Period, Parent shall, and shall cause each of its directors, officers and employees, and shall instruct each of its accountants, consultants, legal counsel, advisors, agents and other representatives to: (i) provide to the Company Group and the Company’s Representatives reasonable access at reasonable times during normal operating hours upon prior written notice to the officers, employees, agents, properties, offices and other facilities of the Parent Group and to the Contracts, books and records thereof and (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Parent Group as the Company or the Company’s Representatives may reasonably request in good faith and that is reasonably related to the consummation of the Merger or for integration planning; provided, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by Parent herein or any of the conditions to the obligations of the Parties under this Agreement; provided, further, that any investigation pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Parent Group. The information referred to in the previous sentence shall be subject to the Mutual Nondisclosure Agreement, dated as of March 19, 2023, by and between the Company and Parent (the “Confidentiality Agreement”); provided, that nothing in the Confidentiality Agreement shall restrict the Company’s ability to take any of the actions expressly contemplated by this Agreement.

Section 5.4 Parent No-Shop.

(a) Parent shall, and shall cause the other members of the Parent Group and its and their respective directors and officers to, and shall instruct its and their other Representatives to: (A) immediately cease and cause to be terminated any solicitation, discussions or negotiations with any third Persons that may be ongoing with respect to any Parent Acquisition Proposal, or any expression of interest, discussions, offer or negotiations that would reasonably be expected to lead to a Parent Acquisition Proposal, (B) promptly (and in any event within 24 hours after the date of this Agreement) instruct each such Person to return to Parent or destroy any non-public information previously furnished to such Person or to any Person’s Representatives by or on behalf of Parent and (C) promptly (and in any event within 24 hours after the date of this Agreement) terminate all physical and electronic data room access previously granted to such Person and its Representatives.

(b) Except as expressly permitted by this Section 5.4, Parent shall not, and shall cause the other members of the Parent Group and its and their respective directors and officers not to, and shall instruct its and their other Representatives not to, directly or indirectly: (A) solicit, initiate, knowingly encourage or facilitate any expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to a Parent Acquisition Proposal, (B) participate in any discussions or negotiations relating to any Parent Acquisition Proposal with any third Person other than the Company, (C) furnish to any Person other than the Company any information in connection with a Parent Acquisition Proposal or any expression of interest, proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal, (D) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar Contract providing for or otherwise relating to any Parent Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with the terms of this Agreement) or that is intended to result in, or would reasonably be expected to lead to, any Parent Acquisition Proposal (each, a “Parent Alternative Acquisition Agreement”) or (E) submit any Parent Acquisition Proposal or any matter related thereto to the vote of the stockholders of Parent.

(c) Parent shall not terminate, waive, amend or modify any provision of any “standstill” provision of any existing confidentiality or other agreement to which it or any other member of the Parent Group is a party, and Parent shall use reasonable best efforts to enforce such provision of any such agreement; provided, however, that Parent may grant a waiver of, and will not be obligated to enforce, any such provision in any particular instance if the Parent Board determines in good faith, after consultation with outside legal counsel, that the failure to grant such waiver in such particular instance would reasonably be expected to be inconsistent with the Parent Board’s exercise of its fiduciary duties under Nevada law and Parent promptly (and in any event within 24 hours) notifies the Company of any such waiver.

(d) From and after the date of this Agreement, Parent shall promptly (and in any event within 24 hours) (i) notify the Company of (A) any Parent Acquisition Proposal (including any material modification to the terms of any such Parent Acquisition Proposal) that is received, to the Knowledge of Parent (which, for this purpose, will be deemed to include each member of the Parent Board and Parent’s officers and will not be deemed to be only as of the date of this Agreement), by Parent or any of its Representatives from any Person (other than the

Company) or (B) any requests for non-public information, or any discussions or negotiations sought to be initiated or continued with Parent or any of its Representatives, in each case, concerning the making of a Parent Acquisition Proposal or any indication of interest, proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal and (ii) disclose to the Company the identity of such Person making, and provide an unredacted copy of, any such written Parent Acquisition Proposal or request (or, if made orally, a reasonably detailed written description of such Parent Acquisition Proposal or request). Parent shall promptly upon receipt thereof (and in any event within 24 hours) provide the Company (and its outside legal counsel) with copies of all drafts and final versions of definitive or other material agreements including schedules and exhibits thereto and any other material correspondence relating to such Parent Acquisition Proposal, in each case exchanged between Parent or any of its Representatives, on the one hand, and the Person making such Parent Acquisition Proposal or any of its Representatives, on the other hand. Parent shall keep the Company reasonably informed of the status and terms (including with respect to any change in price or other material amendments) of any such Parent Acquisition Proposal or request. Parent shall promptly, and in any event within 24 hours, following a determination by the Parent Board that a Parent Acquisition Proposal is a Parent Superior Proposal, notify the Company of such determination (it being understood that the delivery of such notice and the determination to so deliver such notice shall not, by itself, constitute a Change of Parent Recommendation).

(e) Notwithstanding anything to the contrary contained in this Section 5.4, if at any time on or after the date of this Agreement until the earlier of (1) receipt of the Parent Stockholder Approval and (2) the termination of this Agreement in accordance with its terms, (i) Parent has received a bona fide written Parent Acquisition Proposal from a third Person, (ii) such Parent Acquisition Proposal did not result from a breach of this Section 5.4, (iii) the Parent Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Parent Acquisition Proposal constitutes or would reasonably be expected to lead to a Parent Superior Proposal, and (iv) after consultation with its outside legal counsel, the Parent Board determines in good faith that the failure to take such actions would reasonably be expected to be inconsistent with the Parent Board’s exercise of its fiduciary duties under Nevada law, then Parent may participate in discussions or negotiations with the Person making such Parent Acquisition Proposal regarding such Parent Acquisition Proposal and, subject to receiving an executed Acceptable Confidentiality Agreement from such Person, furnish information with respect to the Parent Group to the Person making such Parent Acquisition Proposal pursuant to such Acceptable Confidentiality Agreement; provided, that (x) Parent provides written notice to the Company of the determinations referenced in clause (iii) and clause (iv) of this Section 5.4(e) promptly (and in any event within 24 hours) (it being understood that the delivery of such notice and the determination to so deliver such notice shall not, by itself, constitute a Change of Parent Recommendation or constitute a breach of this Section 5.4) and (y) Parent provides to the Company in writing (or makes available) any information concerning Parent provided to such other Person which was not previously provided to the Company or its Representatives prior to or substantially concurrently with the time that it is provided to such Person. Parent shall deliver to the Company a copy of any executed Acceptable Confidentiality Agreement promptly (and in any event within 24 hours) following its execution.

(f) Subject to Section 5.4(g) and Section 5.4(h), during the Interim Period, neither Parent nor the Parent Board nor any committee thereof shall, or shall publicly propose to, (i) withhold, withdraw, modify or qualify, in each case in a manner adverse to the Company, the Parent Recommendation, (ii) fail to include the Parent Recommendation in the Proxy Statement, (iii) publicly approve, publicly recommend or publicly declare advisable any Parent Acquisition Proposal, (iv) submit any Parent Acquisition Proposal or any matter related thereto to the vote of the stockholders of Parent, (v) following the public disclosure of any Parent Acquisition Proposal, fail to publicly reaffirm the Parent Recommendation as promptly as reasonably practicable (but in any event within three Business Days) after receipt of any written request to do so from the Company (provided, that if the end of such three Business Day window would occur on or after the date of the Parent Stockholder Meeting, then Parent shall instead be required to publicly reaffirm the Parent Recommendation no later than one Business Day prior to the Parent Stockholder Meeting), (vi) with respect to any Parent Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, take any action or make any recommendation or public statement in connection therewith other than an unequivocal recommendation against such offer or (vii) authorize, commit, resolve or agree, in each case in a legally binding manner, to take any such actions (each such action set forth in clauses (i) through (vii) of this Section 5.4(f) being referred to as a “Change of Parent Recommendation”).

(g) Notwithstanding anything to the contrary contained in this Agreement, if (i) Parent has received a bona fide written Parent Acquisition Proposal from a third Person that did not result from a breach of this Section 5.4 and that the Parent Board determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Parent Superior Proposal, taking into account the results of any negotiations with the Company as contemplated by clause (ii) of this Section 5.4(g) and any offer from the Company contemplated by clause (iii) of this Section 5.4(g), and (ii) the Parent Board determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change of Parent Recommendation or cause Parent to enter into a Parent Alternative Acquisition Agreement with respect to such Parent Superior Proposal would reasonably be expected to be inconsistent with the Parent Board’s exercise of its fiduciary duties under Nevada law, then, prior to the time the Parent Stockholder Approval is obtained, the Parent Board may take the following actions: (y) effect a Change of Parent Recommendation or (z) terminate this Agreement pursuant to Section 7.1(c)(ii) to enter into a Parent Alternative Acquisition Agreement with respect to such Parent Superior Proposal; provided, however, that Parent may not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) will be void and of no force or effect, unless Parent concurrently pays the Termination Fee in accordance with Section 7.1(c)(ii); and provided, further, that the Parent Board may not effect a Change of Parent Recommendation pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless:

(i) Parent has provided prior written notice to the Company, at least four (4) Business Days in advance (the “Parent Notice Period”), of Parent’s intention to take such action (it being understood, for all purposes of this Agreement, that the delivery of such notice and any amendment or update thereto and the deliberation and determination to so deliver such notice, update or amendment will not, by themselves, constitute a Change of Parent Recommendation), which notice will specify the material terms and conditions of such Parent Superior Proposal (including all of the information that is specified in Section 5.4(d)), and Parent has contemporaneously provided to the Company a copy of all relevant proposed transaction agreements with the Person making such Parent Superior Proposal;

(ii) prior to effecting such Change of Parent Recommendation or terminating this Agreement to enter into a Parent Alternative Acquisition Agreement with respect to such Parent Superior Proposal, Parent shall have, during the Parent Notice Period, negotiated with the Company in good faith (to the extent that the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Parent Acquisition Proposal ceases to constitute a Parent Superior Proposal; provided, that in the event of any material revisions to the Parent Superior Proposal, Parent will be required to deliver a new written notice to the Company and to comply with the requirements of this Section 5.4(g) with respect to such new written notice; provided, further, that the Parent Notice Period for any subsequent notice will be shortened from four (4) Business Days to two (2) Business Days;

(iii) the Company shall not have, during the Parent Notice Period, made an offer to modify the terms and conditions of this Agreement, which is set forth in a definitive written amendment to this Agreement delivered to Parent and executed on behalf of the Company, that the Parent Board has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would obviate the need for the Parent Board to effect such Change of Parent Recommendation or terminate this Agreement; and

(iv) the Parent Notice Period (and any extension thereof) shall have expired.

(h) Notwithstanding anything to the contrary contained in this Agreement, prior to the time the Parent Stockholder Approval is obtained, the Parent Board may make a Change of Parent Recommendation in response to a Parent Intervening Event if the Parent Board has determined in good faith, after consultation with its outside legal counsel, that, in light of such Parent Intervening Event and taking into account the results of any negotiations with the Company as contemplated by clause (ii) of this Section 5.4(h) and any offer from the Company contemplated by clause (iii) of this Section 5.4(h), the failure to take such action would reasonably be expected to be inconsistent with the Parent Board’s exercise of its fiduciary duties under Nevada law; provided, however, that the Parent Board may not make a Change of Parent Recommendation pursuant to the foregoing unless:

(i) Parent shall have provided prior written notice to the Company, at least four (4) Business Days in advance (the “Parent Intervening Event Notice Period”), of Parent’s intention to make a Change of Parent Recommendation (it being understood, for all purposes of this Agreement, that the delivery of such notice, update or amendment and the deliberation and determination to so deliver such notice, update or amendment shall not, by themselves, constitute a Change of Parent Recommendation), which notice shall specify the Parent Board’s reason for proposing to effect such Change of Parent Recommendation and shall describe in reasonable detail the Parent Intervening Event;

(ii) prior to effecting such Change of Parent Recommendation, Parent shall have, during the Parent Intervening Event Notice Period, negotiated with the Company in good faith (to the extent that the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for the Parent Board to effect such Change of Parent Recommendation;

(iii) the Company shall not have, within the Parent Intervening Event Notice Period, made an offer to modify the terms and conditions of this Agreement, which is set forth in a definitive written amendment to this Agreement delivered to Parent and executed on behalf of the Company, that the Parent Board has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would obviate the need for the Parent Board to effect such Change of Parent Recommendation; and

(iv) the Parent Intervening Event Notice Period shall have expired.

(i) Nothing contained in this Agreement shall prohibit Parent or the Parent Board (or any committee thereof) from (i) taking and disclosing to the stockholders of Parent a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act (including making a customary “stop, look and listen” communication to Parent’s stockholders), (ii) making any disclosure to Parent’s stockholders that the Parent Board determines to make in good faith (after consultation with its outside legal counsel) in order to fulfill its fiduciary duties under Nevada law or in order to otherwise comply with applicable Law, (iii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (iv) informing any Person of the existence of the provisions contained in this Section 5.4; provided, with respect to each of clauses (i), (ii) and (iii) of this Section 5.4(i), that any such disclosure (other than a customary “stop, look and listen” communication to Parent’s stockholders) includes the Parent Board Recommendation without any modification or qualification thereof and does not contain a Change of Parent Recommendation. Notwithstanding the foregoing, the public disclosure of a Change of Parent Recommendation effected in accordance with the terms and conditions set forth in Section 5.4(g) or Section 5.4(h) need not comply with the proviso of the preceding sentence.

(j) Parent agrees that if (i) any Subsidiary, director or officer of Parent takes any action or (ii) Parent authorizes or directs any of its other Representatives to take an action, or Parent is made aware of an action by one of its other Representatives and does not subsequently use its reasonable best efforts to prohibit or terminate such action and, in the case of each of clause (i) or clause (ii), such action would constitute a breach of this Section 5.4 if taken by Parent, then such action will be deemed to constitute a breach by Parent of this Section 5.4.

Section 5.5 Form S-4 and Proxy Statement; Parent Stockholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Parties shall prepare the Form S-4, in which the Proxy Statement shall be included as a prospectus. Once the Parties have mutually agreed that the Form S-4 and the Proxy Statement are in final form, the Company shall, at its sole election, be entitled to utilize the 10 consecutive Business Day period immediately thereafter (the “10 BD Solicitation Period”) in which to solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, should the Company elect, in its sole discretion, to do so prior to (rather than following) the effectiveness of the Form S-4, and the Company may provide the Form S-4 and the Proxy Statement in such final forms to the Company Stockholders for such purpose. Notwithstanding anything to the contrary contained herein, without the Company’s prior written consent, Parent shall not file or permit to be filed with the SEC the Form S-4 or the Proxy Statement prior to the first Business Day following the Company having waived in writing the Company’s termination right under Section 7.1(d)(ix) (the “S-4/Proxy Permitted Filing Date”), and upon the S-4/Proxy Permitted Filing Date, Parent shall promptly file with the SEC the Form S-4 and the Proxy Statement (assuming both are then in final form).

(b) No filing of, or amendment or supplement to, the Form S-4 or Proxy Statement, or response to SEC comments with respect thereto, will be made by Parent without the Company’s prior written consent and without providing the Company and its outside counsel and other advisors a reasonable opportunity to review and comment thereon, and Parent shall consider in good faith all comments reasonably proposed by the Company; provided, however, that Parent, in connection with a Change of Parent Recommendation, may amend or supplement the Proxy Statement (including by incorporation by reference) to effect such change without the prior review or approval of the Company, provided that such amendment or supplement also includes a statement of the reasons of the Parent Board for making such Change of Parent Recommendation and additional information reasonably related to the foregoing. The Parties shall use their reasonable best efforts to have the Form S-4 declared effective under the Securities Act and the Proxy Statement cleared of any comments under the Exchange Act as promptly as practicable after the filing thereof. The Parties shall use their reasonable best efforts to (i) cause the Form S-4 and the Proxy Statement, when filed, to comply in all material respects with all legal requirements applicable thereto and (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Form S-4 or the Proxy Statement. Parent shall cause the Proxy Statement to be first mailed to its stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall promptly notify the Company upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the Company with copies of all material correspondence relating to the Form S-4 or the Proxy Statement between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Proxy Statement received from the SEC or its staff and advise the Company of any oral comments with respect to the Form S-4 or the Proxy Statement received from the SEC or its staff; provided, that the Company and its Representatives shall be entitled to contemporaneously participate in any and all communications that Parent has with the SEC or its staff regarding the Form S-4 or the Proxy Statement. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Form S-4 or Proxy Statement so that the Form S-4 or Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and Parent shall use its reasonable best efforts to cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Law, disseminated to the Parent stockholders.

(c) Parent shall duly establish a record date for and duly call, give notice of and hold a meeting of its stockholders (the “Parent Stockholder Meeting”) as promptly as practicable after the Form S-4 is declared effective under the Securities Act solely for the purpose of obtaining the Parent Stockholder Approval and, if applicable, any approvals related thereto including the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, and shall, subject to Section 5.4, through the Parent Board, recommend to its stockholders approval of the Parent Stockholder Approval. In furtherance of the foregoing and in consultation with the Company, as soon as reasonably practicable after the date of this Agreement, Parent shall commence a broker search pursuant to Section 14a-13 of the Exchange Act. Parent shall not, without the written consent of the Company, adjourn, postpone, cancel, recess or reschedule the Parent Stockholder Meeting; provided, however, that Parent may postpone or adjourn the Parent Stockholder Meeting (i) if a quorum has not been established; (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law; or (iii) to allow reasonable additional time to solicit additional proxies, if and to the extent that Parent reasonably believes the requisite Parent Stockholder Approval would not otherwise be obtained; provided, however, that the Parent Stockholder Meeting shall not be postponed or adjourned (x) to a date later than the third Business Day preceding the Outside Date or (y) for more than twenty days in the aggregate from the Originally Scheduled Date, in each case, without the prior written consent of the Company. Parent shall use reasonable best efforts to advise the Company at least on a daily basis on each of the last seven Business Days prior to the date of the Parent Stockholder Meeting as to the aggregate tally of proxies received by Parent with respect to the Parent Stockholder Approval. Parent shall permit the Company and its Representatives to attend the Parent Stockholder Meeting.

(d) Notwithstanding any Change of Parent Recommendation, Parent shall solicit from its stockholders proxies in favor of Parent Stockholder Approval and use reasonable best efforts to take all other actions necessary or advisable to secure the Parent Stockholder Approval. Without limiting the generality of the foregoing, if, at the time of the Originally Scheduled Date, a quorum has not been established or Parent has not received proxies representing a sufficient number of Shares for the Parent Stockholder Approvals, then Parent shall, at the request of the Company (to the extent permitted by Law), adjourn the Parent Stockholder Meeting to a date specified by the Company; provided, that Parent shall not be required pursuant to this sentence to adjourn the Parent Stockholder Meeting more than two times or for more than twenty days in the aggregate from the Originally Scheduled Date. Without the prior written consent of the Company, the matters expressly contemplated by the Parent Stockholder Approval will be the only matters (other than matters of procedure and matters required by Law to be voted on by the stockholders of Parent in connection with the adoption of this Agreement and the transactions contemplated hereby) that Parent will propose to be acted on by its stockholders at the Parent Stockholder Meeting. Parent agrees that, unless this Agreement has been terminated in accordance with Article VII, Parent’s obligations to hold the Parent Stockholder Meeting pursuant to this Section 5.5 will not be affected by the commencement, public proposal, public disclosure or communication to Parent or any of its Representatives of any Parent Acquisition Proposal or by any Change of Parent Recommendation.

(e) The Parties shall use their respective reasonable best efforts to cause the shares of Parent Common Stock issued in the Primary Issuance to be registered on the Form S-4 to be filed pursuant to this Section 5.5, to the extent permitted by applicable Law, or otherwise to cause such shares to be registered pursuant to Form S-1 or such other registration statement as prescribed by securities laws (and, in such instance, all references to the Form S-4 herein shall be deemed to include references to Form S-1 or such other registration statement, if applicable).

Section 5.6 Company No-Shop.

(a) The Company shall, and shall cause the other members of the Company Group and its and their respective directors and officers to, and shall instruct its and their other Representatives to: (A) immediately cease and cause to be terminated any solicitation, discussions or negotiations with any third Persons that may be ongoing with respect to any Company Acquisition Proposal, or any expression of interest, discussions, offer or negotiations that would reasonably be expected to lead to a Company Acquisition Proposal, (B) promptly (and in any event within 24 hours after the date of this Agreement) instruct each such Person to return to Parent or destroy any non-public information previously furnished to such Person or to any Person’s Representatives by or on behalf of the Company and (C) promptly (and in any event within 24 hours after the date of this Agreement) terminate all physical and electronic data room access previously granted to such Person and its Representatives.

(b) Except as expressly permitted by this Section 5.6, the Company shall not, and shall cause the other members of the Company Group and its and their respective directors and officers not to, and shall instruct its and their other Representatives not to, directly or indirectly: (A) solicit, initiate, knowingly encourage or facilitate any expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to a Company Acquisition Proposal, (B) participate in any discussions or negotiations relating to any Company Acquisition Proposal with any third Person other than Parent, (C) furnish to any Person other than Parent any information in connection with a Company Acquisition Proposal or any expression of interest, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, (D) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar Contract providing for or otherwise relating to any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with the terms of this Agreement) or that is intended to result in, or would reasonably be expected to lead to, any Company Acquisition Proposal (each, a “Company Alternative Acquisition Agreement”) or (E) submit any Company Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company.

(c) The Company shall not terminate, waive, amend or modify any provision of any “standstill” provision of any existing confidentiality or other agreement to which it or any other member of Company Group is a party, and the Company shall use reasonable best efforts to enforce such provision of any such agreement; provided, however, that the Company may grant a waiver of, and will not be obligated to enforce, any such provision in any particular instance if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to grant such waiver in such particular instance would reasonably be expected to be inconsistent with the Company Board’s exercise of its fiduciary duties under Delaware law and the Company promptly (and in any event within 24 hours) notifies Parent of any such waiver.

(d) From and after the date of this Agreement, the Company shall promptly (and in any event within 24 hours) (i) notify Parent of (A) any Company Acquisition Proposal (including any material modification to the terms of any such Company Acquisition Proposal) that is received, to the Knowledge of the Company (which, for this purpose, will be deemed to include each member of the Company Board and the Company’s officers and will not be deemed to be only as of the date of this Agreement), by the Company or any of its Representatives from any Person (other than Parent) or (B) any requests for non-public information, or any discussions or negotiations sought to be initiated or continued with the Company or any of its Representatives, in each case, concerning the making of a Company Acquisition Proposal or any indication of interest, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal and (ii) disclose to Parent the identity of such Person making, and provide an unredacted copy of, any such written Company Acquisition Proposal or request (or, if made orally, a reasonably detailed written description of such Company Acquisition Proposal or request). The Company shall promptly upon receipt thereof (and in any event within 24 hours) provide Parent (and its outside legal counsel) with copies of all drafts and final versions of definitive or other material agreements including schedules and exhibits thereto and any other material correspondence relating to such Company Acquisition Proposal, in each case exchanged between the Company or any of its Representatives, on the one hand, and the Person making such Company Acquisition Proposal or any of its Representatives, on the other hand. The Company shall keep Parent reasonably informed of the status and terms (including with respect to any change in price or other material amendments) of any such Company Acquisition Proposal or request. The Company shall promptly, and in any event within 24 hours, following a determination by the Company Board that a Company Acquisition Proposal is a Company Superior Proposal, notify Parent of such determination (it being understood that the delivery of such notice and the determination to so deliver such notice shall not, by itself, constitute a Change of Company Recommendation).

(e) Notwithstanding anything to the contrary contained in this Section 5.6, if at any time on or after the date of this Agreement until the earlier of (1) receipt of the Company Stockholder Approval and (2) the termination of this Agreement in accordance with its terms, (i) the Company has received a bona fide written Company Acquisition Proposal from a third Person, (ii) such Company Acquisition Proposal did not result from a breach of this Section 5.6, (iii) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, and (iv) after consultation with its outside legal counsel, the Company Board determines in good faith that the failure to take such actions would reasonably be expected to be inconsistent with the Company Board’s exercise of its fiduciary duties under Delaware law, then the Company may participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal and, subject to receiving an executed Acceptable Confidentiality Agreement from such Person, furnish information with respect to the Company

Group to the Person making such Company Acquisition Proposal pursuant to such Acceptable Confidentiality Agreement; provided, that (x) the Company provides written notice to Parent of the determinations referenced in clause (iii) and clause (iv) of this Section 5.6(e) promptly (and in any event within 24 hours) (it being understood that the delivery of such notice and the determination to so deliver such notice shall not, by itself, constitute a Change of Company Recommendation or constitute a breach of this Section 5.6) and (y) the Company provides to Parent in writing (or makes available) any information concerning the Company provided to such other Person which was not previously provided to Parent or its Representatives prior to or substantially concurrently with the time that it is provided to such Person. The Company shall deliver to Parent a copy of any executed Acceptable Confidentiality Agreement promptly (and in any event within 24 hours) following its execution.

(f) Subject to Section 5.6(g) and Section 5.6(h), during the Interim Period, neither the Company nor the Company Board nor any committee thereof shall, or shall publicly propose to, (i) withhold, withdraw, modify or qualify, in each case in a manner adverse to Parent, the Company Recommendation, (ii) fail to include the Company Recommendation in the official and final set of written materials submitted to the stockholders of the Company soliciting their Company Written Consents, (iii) publicly approve, publicly recommend or publicly declare advisable any Company Acquisition Proposal, (iv) submit any Company Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company, (v) following the public disclosure of any Company Acquisition Proposal, fail to publicly reaffirm the Company Recommendation as promptly as reasonably practicable (but in any event within three Business Days) after receipt of any written request to do so from Parent or (vi) authorize, commit, resolve or agree to take any such actions (each such action set forth in clauses (i) through (vi) of this Section 5.6(f) being referred to as a “Change of Company Recommendation”).

(g) Notwithstanding anything to the contrary contained in this Agreement, if (i) the Company has received a bona fide written Company Acquisition Proposal from a third Person that did not result from a breach of this Section 5.6 and that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Company Superior Proposal, taking into account the results of any negotiations with Parent as contemplated by clause (ii) of this Section 5.6(g) and any offer from Parent contemplated by clause (iii) of this Section 5.6(g), and (ii) the Company Board determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change of Company Recommendation or cause the Company to enter into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal would reasonably be expected to be inconsistent with the Company Board’s exercise of its fiduciary duties under Delaware law, then, prior to the time the Company Stockholder Approval is obtained, the Company Board may take the following actions: (y) effect a Change of Company Recommendation or (z) terminate this Agreement pursuant to Section 7.1(d)(ii) to enter into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) will be void and of no force or effect, unless the Company concurrently pays the Termination Fee in accordance with Section 7.1(d)(ii); and provided, further, that the Company Board may not effect a Change of Company Recommendation pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless:

(i) The Company has provided prior written notice to Parent, at least four (4) Business Days in advance (the “Company Notice Period”), of the Company’s intention to take such action (it being understood, for all purposes of this Agreement, that the delivery of such notice and any amendment or update thereto and the deliberation and determination to so deliver such notice, update or amendment will not, by themselves, constitute a Change of Company Recommendation), which notice will specify the material terms and conditions of such Company Superior Proposal (including all of the information that is specified in Section 5.6(d)), and the Company has contemporaneously provided to Parent a copy of all relevant proposed transaction agreements with the Person making such Company Superior Proposal;

(ii) prior to effecting such Change of Company Recommendation or terminating this Agreement to enter into a Company Alternative Acquisition Agreement with respect to such Company Superior Proposal, the Company shall have, during the Company Notice Period, negotiated with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Acquisition Proposal ceases to constitute a Company Superior Proposal; provided, that in the event of any material revisions to the Company Superior Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.6(g) with respect to such new written notice; provided, further, that the Company Notice Period for any subsequent notice will be shortened from four (4) Business Days to two (2) Business Days;

(iii) Parent shall not have, during the Company Notice Period, made an offer to modify the terms and conditions of this Agreement, which is set forth in a definitive written amendment to this Agreement delivered the Company and executed on behalf of Parent, that the Company Board has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would obviate the need for the Company Board to effect such Change of Company Recommendation or terminate this Agreement; and

(iv) the Company Notice Period (and any extension thereof) shall have expired.

(h) Notwithstanding anything to the contrary contained in this Agreement, prior to the time the Company Stockholder Approval is obtained, the Company Board may make a Change of Company Recommendation in response to a Company Intervening Event if the Company Board has determined in good faith, after consultation with its outside legal counsel, that, in light of such Company Intervening Event and taking into account the results of any negotiations with Parent as contemplated by clause (ii) of this Section 5.6(h) and any offer from Parent contemplated by clause (iii) of this Section 5.6(h), the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s exercise of its fiduciary duties under Delaware law; provided, however, that the Company Board may not make a Change of Company Recommendation pursuant to the foregoing unless:

(i) The Company shall have provided prior written notice to Parent, at least four (4) Business Days in advance (the “Company Intervening Event Notice Period”), of the Company’s intention to make a Change of Company Recommendation (it being understood, for all purposes of this Agreement, that the delivery of such notice, update or amendment and the deliberation and determination to so deliver such notice, update or amendment shall not, by themselves, constitute a Change of Company Recommendation), which notice shall specify the Company Board’s reason for proposing to effect such Change of Company Recommendation and shall describe in reasonable detail the Company Intervening Event;

(ii) prior to effecting such Change of Company Recommendation, the Company shall have, during the Company Intervening Event Notice Period, negotiated with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for the Company Board to effect such Change of Company Recommendation;

(iii) Parent shall not have, within the Company Intervening Event Notice Period, made an offer to modify the terms and conditions of this Agreement, which is set forth in a definitive written amendment to this Agreement delivered to the Company and executed on behalf of Parent, that the Company Board has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would obviate the need for the Company Board to effect such Change of Company Recommendation; and

(iv) the Company Intervening Event Notice Period shall have expired.

(i) Nothing contained in this Agreement shall prohibit (i) the Company or the Company Board (or any committee thereof) from making any disclosure to the Company’s stockholders that the Company Board determines to make in good faith (after consultation with its outside legal counsel) in order to fulfill its fiduciary duties under Delaware law or in order to otherwise comply with applicable Law (provided, that any such disclosure includes the Company Recommendation without any modification or qualification thereof and does not contain a Change of Company Recommendation), (ii) the Company or the Company Board (or any committee thereof) from informing any Person of the existence of the provisions contained in this Section 5.6, (iii) prohibit members of the Company Board and stockholders of the Company from engaging in discussions and deliberations amongst themselves regarding any Company Acquisition Proposal or other communications received, so long as such discussions and deliberations do not involve any communications with the Person making the proposal or any of its Representatives and are non-public and confidential; or (2) any stockholder of the Company from providing ordinary course communications with any of its current or prospective direct or indirect general partners, limited partners, equity holders, members, managers, lenders or investors who are subject to customary confidentiality restrictions prohibiting further disclosure thereof, and such communications are non-public and confidential or (iv) prohibit any stockholder of the Company from providing ordinary course communications with any of its current or prospective direct or indirect general partners, limited partners, equity holders, members, managers, lenders or investors who are subject to customary confidentiality restrictions prohibiting further disclosure thereof, and such communications are non-public and confidential. Notwithstanding the foregoing, the public disclosure of a Change of Company Recommendation effected in accordance with the terms and conditions set forth in Section 5.6(g) or Section 5.6(h) need not comply with the proviso of the preceding sentence.

(j) The Company agrees that if (i) any Subsidiary, director or officer of the Company takes any action or (ii) the Company authorizes or directs any of its other Representatives to take an action, or the Company is made aware of an action by one of its other Representatives and does not subsequently use its reasonable best efforts to prohibit or terminate such action and, in the case of each of clause (i) or clause (ii), such action would constitute a breach of this Section 5.6 if taken by the Company, then such action will be deemed to constitute a breach by the Company of this Section 5.6.

Section 5.7 Company Stockholder Approval. The Company shall solicit and use its reasonable best efforts to obtain the Company Stockholder Approval by no later than the Parent Stockholder Approval being obtained. The Company shall deliver to Parent a copy of the Company Written Consents evidencing the Company Stockholder Approval and received from the stockholders of the Company as promptly as practicable after the Company Stockholder Approval becomes effective; provided, that the Company may, at its sole option, attempt to obtain the Company Stockholder Approval by holding a special meeting of the Company Stockholders in lieu of soliciting Company Written Consents. The Company acknowledges that its obligations to solicit and use its reasonable best efforts to obtain the Company Stockholder Approval and the Company Written Consents from the stockholders of the Company as provided hereunder shall apply notwithstanding any Change of Company Recommendation.

Section 5.8 Appropriate Action; Consents; Filings.

(a) Subject to the terms of this Agreement, the Company and Parent shall use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable (and in any event by the Outside Date) and (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations, confirmations, clearances, certificates, exemptions, registrations, variants, deviations, ratings, operations specifications, grants, directives or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or Proceeding by any Governmental Entity (including those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Merger.

(b) In furtherance and not in limitation of Section 5.8(a), each Party agrees to (i) file with the FTC and DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as reasonably practicable and by no later than 30 Business Days after the date hereof and (ii) make any appropriate filings, if necessary or advisable, pursuant to other applicable Competition Laws with respect to the Merger as promptly as reasonably practicable. Each of Parent and the Company shall (i) cooperate and coordinate with the other Party in the making of any filings or submissions that are required to be made under any applicable Laws or requested to be made by any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) supply the other

Party or its outside counsel with any information that may be required or requested by any Governmental Entity in connection with such filings or submissions, (iii) supply any additional information that may be required or requested by the FTC, the DOJ or other Governmental Entities in which any such filings or submissions are made as promptly as reasonably practicable, (iv) use their respective reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any applicable Competition Laws as soon as reasonably practicable following the date of this Agreement (and prior to the Outside Date) and (v) cooperate and coordinate with the other Party in connection with the making of an appeal by the other Party of a Proceeding brought by a Governmental Entity, whether judicial or administrative, challenging or seeking to restrain or prohibit the consummation of the Merger or seeking to compel any divestiture by Parent or the Company or any of their respective Subsidiaries of shares of capital stock or of any business, assets or property, or to impose any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties or stock to avoid or eliminate any impediment under the HSR Act, Competition Law, or other applicable Law (an “Antitrust Proceeding”). Without limiting the generality of the foregoing, both Parent and Company (and their respective Subsidiaries and Affiliates) shall contest and defend (and each, in its reasonable discretion, appeal) any Antitrust Proceeding.

(c) In furtherance and not in limitation of Section 5.8(a), each Party agrees to make any other appropriate filings, if necessary or advisable, pursuant to any other applicable Laws, Parent Permits or Company Permits with respect to the Merger as promptly as reasonably practicable. Each of Parent and the Company will (i) cooperate and coordinate with the other in the making of any filings, registrations, notices, applications, submissions, information or documentation that are required to be made or advisable under any other applicable Laws, Parent Permits or Company Permits or requested to be made by any Governmental Entity in connection with the transactions contemplated by this Agreement, including but not limited to, with the FAA, the DOT under 14 C.F.R. § 204.5, 49 U.S.C. §§ 40109, 41105, and 41110, the TSA and the FCC under the Specified Regulations, (ii) supply the other Party or its outside counsel with any information that may be required or requested by any Governmental Entity in connection with such filings, registrations, notices, applications, submissions, information or documentation, (iii) supply any additional information that may be required or requested by the FAA, the DOT, the FCC, the TSA, foreign CAA or any other Governmental Entities, in connection with any such filings, registrations, notices, applications, submissions, information or documentation as promptly as practicable, and (iv) use their respective reasonable best efforts to obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, variances, deviations, licenses, ratings, operations specifications, grants, directives and authorizations necessary, proper or advisable to be obtained from, or renewed with, the FAA, the DOT, the FCC, the TSA, foreign CAA and any other applicable Governmental Entity (other than pursuant to Contracts, which are addressed in Section 5.8(g)). Parent and the Company will not extend any waiting period under any Competition Laws or enter into any agreement with any Governmental Entity not to consummate the Merger, unless the other Party has consented in writing to such extension or agreement (such consent not to be unreasonably withheld, conditioned or delayed).

(d) Without limiting the generality of anything contained in this Section 5.8, each Party will: (i) give the other Party prompt written notice of the making or commencement of any request, inquiry, investigation or Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other Party informed as to the status of any such request, inquiry, investigation or Proceeding; (iii) promptly inform the other Party of any material communication to or from the FTC, the DOJ, the FAA, the DOT, the FCC, the DHS, the TSA, foreign CAA or any other Governmental Entity regarding the Merger; (iv) consult and cooperate with the other Party and consider in good faith the views of the other Party in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to a Governmental Entity (other than a Competition Authority) in connection with the Merger or any of the other transactions contemplated by this Agreement, and (v) permit the other Party to review in advance (and to consider in good faith any comments made by the other party in relation to) any material proposed communication (other than communications relating solely to ministerial matters) by such Party to the DOJ or the FTC (collectively, the “Competition Authorities”) relating to any request, inquiry, investigation or Proceeding by or before a Competition Authority with respect to the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any request, inquiry or investigation by, or any Proceeding before, a Competition Authority, each Party will permit authorized Representatives of the other Party to be present at each meeting or conference relating to any such request, inquiry, investigation or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to a Competition Authority in connection with such request, inquiry, investigation or Proceeding. None of Parent or the Company will agree to participate in any meeting, telephone call or discussion with a Competition Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other Party in advance. Each of Parent and the Company will promptly provide each other with copies of all material correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted as necessary to comply with contractual arrangements and address reasonable attorney-client or other privilege or confidentiality concerns.

(e) Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary consent, license, permit, waiver, approval, authorization, confirmation, clearance, certificate, exemption, registration or order of a Governmental Entity (including under the HSR Act), no member of the Company Group shall be required to (and no member of the Parent Group shall without the prior written consent of the Company) agree to any term, condition, obligation, liability, requirement, limitation, qualification, remedy, commitment, sanction or other action imposed, required or requested by a Governmental Entity, including but not limited to selling, holding separate or otherwise disposing of or conducting their business (or, following the Closing, the combined business) in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business (or, following the Closing, the combined business) in a specified manner, or entering into or agreeing to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business (or, following the Closing, the combined business) in a specified manner, or permitting the sale, hold separate or other disposition of, any assets of Parent, the Company or their respective Affiliates, or otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of the businesses, product lines or assets of, the Company Group or Parent.

(f) Notwithstanding anything to the contrary in this Agreement, subject to the last sentence of Section 5.8(c), the Company shall, on behalf of the Parties, control and lead all communications and strategy relating to obtaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Entity (including any such approvals required by applicable Competition Laws) or third party necessary, proper or advisable to consummate the Merger and other transactions contemplated by this Agreement and coordinate the overall development of the positions to be taken in any filing or submission with such other Governmental Entity in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Entity; provided, however, that the Company shall consult in advance with Parent and in good faith take Parent’s views into account regarding the overall strategic direction of any such litigation, clearance or approval process, as applicable, and consult with Parent prior to taking any material substantive positions, making dispositive motions or other material substantive filings or submissions or entering into any negotiations concerning such litigation, clearance or approvals, as applicable.

(g) (I) Unless otherwise instructed in writing by the Company, Parent shall give (or shall cause the other members of the Parent Group to give) any notices to third parties, and use, and cause the other members of the Parent Group to use, their reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable under Parent Material Contracts to consummate the transactions contemplated by this Agreement; and (II) unless otherwise instructed in writing by Parent, the Company shall give (or shall cause the other members of the Company Group to give) any notices to third parties, and use, and cause the other members of the Company Group to use, their reasonable best efforts to obtain any third party consents necessary, proper or advisable under Company Material Contracts to consummate the transactions contemplated by this Agreement; provided, however, that the Parties shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Parent Material Contracts or Company Material Contracts in connection with consummation of the Merger and seeking any such actions, consents, approvals or waivers. If so requested by a Party, the other Party shall promptly cooperate with and timely respond to any information or other requests from third parties related to obtaining any consent from such third parties in connection with the transactions contemplated by this Agreement.

(h) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any consent, approval or waiver from any Person with respect to the Merger pursuant to Section 5.8(g), the Parent Group shall not, without the prior written consent of the Company, and none of the Company nor any of its Subsidiaries shall be required to, take any of the following actions in connection with seeking or obtaining any such consent, approval or waiver from such Person: (i) make any material payment of any fees, expenses, “profit sharing” payments or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value to such Person, (ii) amend, supplement or otherwise modify any Contract pursuant to which such Person is entitled to provide consent, approval or waiver, (iii) otherwise make any accommodation or provide any material benefit to such Person or (iv) incur any liability or other obligation.

(i) Parent and the Company shall not, and shall not permit any of their respective Subsidiaries to, (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise make any investment in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, or (ii) enter into an agreement to form a new joint venture, strategic alliance or strategic partnership with another Person, or amend or modify any agreement for a joint venture, strategic alliance or strategic partnership with another Person if, in the case of each of clause (i) and clause (ii), doing so would reasonably be expected to (1) materially increase the risk of not obtaining any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or Order of any Governmental Entity necessary to consummate the transactions contemplated hereby or (2) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated hereby.

(j) Parent shall agree, if reasonably requested by the Company so as to permit (or as identified by the Parties as reasonably likely to be necessary to permit) the expiration or termination of the applicable waiting periods under the HSR Act or the receipt of any other consent under any other applicable Competition Law, in each case as soon as practicable after the date of this Agreement (but in any event not later than the Outside Date unless otherwise directed by the Company), to effect and agree to any sale, divestiture, license, holding separate or other similar arrangement with respect to, or other disposition of or restriction on, any assets, operations, rights, product lines, licenses, businesses or interests therein of Parent and its Subsidiaries, and take such action or actions that would in the aggregate have a similar effect; provided, however, that any such sale, divestiture, license, holding separate or other similar arrangement, disposition, restriction or action or actions (each, a “Potential Sale Transaction”) is conditioned on the occurrence of, and shall become effective only from and after, the Closing. Without limiting the foregoing, to the extent reasonably requested by the Company, Parent shall, and shall cause its Subsidiaries to, cooperate with the Company to facilitate a Potential Sale Transaction and, in furtherance thereof, to the extent reasonably requested by the Company, Parent shall, and shall cause its Subsidiaries, to (a) enter into confidentiality agreements containing customary terms with any Persons who the Company identifies to Parent as potential purchasers in a Potential Sale Transaction (such potential purchasers to be referred to as “Potential Purchasers”); (b) permit Potential Purchasers to conduct (and cooperate with such Potential Purchasers’ Representatives) reasonable documentary and other investigations with respect to such Potential Sale Transaction (provided, that any such Potential Purchaser executes and delivers to Parent a confidentiality agreement and, to the extent deemed advisable by the Company’s outside legal counsel, a clean team agreement, in each case containing customary terms); (c) comply with any applicable right of first refusal, right of first offer, right of approval and similar provisions that may be applicable to a proposed transfer of a Potential Sale Transaction; and (d) deliver such notices, make such filings and execute such contracts relating to a Potential Sale Transaction as reasonably requested by the Company and at the Company’s expense.

Section 5.9 Certain Notices. During the Interim Period, each Party shall promptly notify the other Party of (a) the occurrence, or non-occurrence, of any event that would or would be reasonably likely to cause any condition to the obligations of any Party pursuant to Article VI not to be satisfied, (b) receipt of any written notice to the receiving Party from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement, or (c) receipt of any notice or other material communication from NASDAQ (or any other securities market) in connection with the Conversion or the Merger; provided, however, that the delivery of any notice pursuant to this Section 5.9 will not, in and of itself, limit, cure any breach of or otherwise affect any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the Party receiving such notice.

Section 5.10 Public Announcements. The initial press release of the Parties announcing the execution of this Agreement shall be a joint press release mutually agreed upon by the Parties. Thereafter, each Party agrees that no public release or announcement concerning the transactions contemplated hereby will be issued by any Party without the prior written consent of the other Party (which consent will not be unreasonably withheld, delayed or conditioned), except (a) as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant Party is subject, in which case the Party required to make the release or announcement will use its reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance, (b) releases or announcements consistent in all material respects with any release, disclosure or other public release or announcement previously made in accordance with this Section 5.10, (c) releases or announcements regarding the transactions contemplated by this Agreement in response to questions from the press, analysts, investors or those attending industry conferences, and internal announcements to employees, in each case, to the extent that such releases or announcements are not inconsistent with previous public releases or announcements made jointly by the Parties or approved by the Parties, and otherwise in compliance with this Section 5.10, and provided that such public releases or announcements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby, (d) with respect to any Change of Parent Recommendation or Change of Company Recommendation made in accordance with this Agreement or (e) in relation to any pending Proceeding between the parties.

Section 5.11 Employee Matters.

(a) For a period of 12 months following the Effective Time (or, with respect to any employee of Parent or its subsidiaries prior to the Effective Time who continues to be employed by Parent or any of its subsidiaries, (the “Continuing Parent Employee”)), other than any Union Employee (as defined below), until the earlier termination of employment of such Continuing Parent Employee, Parent shall provide to Continuing Parent Employees, (A) a base salary or wage rate and target annual bonus or commission opportunity that, in each case, is substantially comparable, in the aggregate to the base salary or wage rate and target annual bonus or commission opportunity that was provided to such Continuing Parent Employee, immediately prior to the Effective Time and (B) employee benefits that are substantially comparable in the aggregate to either, at the election of Parent following the Effective Time (x) the employee benefits provided to such Continuing Parent Employee immediately prior to the Effective Time or (y) the employee benefits provided to similarly situated employees of the Company or its subsidiaries (the “Continuing Company Employees”).

(b) To the extent that Parent modifies any coverage or benefit plan in which Continuing Parent Employees participate, Parent or any of its subsidiaries shall use commercially reasonable efforts to (i) waive or cause to be waived any pre-existing conditions, exclusions, limitations, actively-at-work requirements, and eligibility waiting periods under any group health plans of Parent to be waived with respect to Continuing Parent Employees and their eligible dependents and (ii) give each Continuing Parent Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made.

(c) Following the Effective Time, to the extent that Continuing Parent Employee and/or Continuing Company Employee participates in a new employee benefit plan following the Effective Time, Parent or any of its subsidiaries shall use commercially reasonable efforts to (i) waive or cause to be waived any pre-existing conditions, exclusions, limitations, actively-at-work requirements, and eligibility waiting periods under any group health plans of Parent to be waived with respect to such employees and their eligible dependents, (ii) give such employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar employee benefit plan, give each such employee service credit for such Parent employee’s employment with the Company or Parent, as applicable, for purposes of eligibility to participate and vesting credit (but excluding benefit accrual under any defined benefit pension plan) under each applicable Parent Benefit Plan as if such service had been performed with Parent or Company, as applicable.

(d) Nothing in this Agreement shall confer upon any Continuing Parent Employee or Continuing Company Employee, as applicable, any right to continue in the employ or service of Parent or any of its subsidiaries, or shall interfere with or restrict in any way the rights of Parent or any of its subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Parent Employee or Continuing Company Employee, as applicable, at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent and the Continuing Parent Employee or the Continuing Company Employee, as applicable, or any severance, benefit or other applicable plan, policy or program covering such Continuing Parent Employee or Continuing Company Employee, as applicable. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.11 shall (i) be deemed or construed to be an amendment or other modification of any Parent Benefit Plan, (ii) prevent Parent from amending or terminating any Parent Benefit Plan in accordance with their terms or (iii) create any third-party rights in any current or former service provider of Parent or any of its subsidiaries (or any beneficiaries or dependents thereof).

(e) With respect to the Continuing Parent Employees that are covered by a Collective Bargaining Agreement as of immediately prior to the Effective Time (the “Parent Union Employees”), Parent shall cause its applicable Subsidiary to continue to abide by the terms and conditions of each of the Collective Bargaining Agreements covering such Parent Union Employees subject to the terms for amendment provided in the Railway Labor Act. With respect to the Company’s Employees that are covered by a Collective Bargaining Agreement as of immediately prior to the Effective Time (the “Company Union Employees”), Parent shall cause the Company’s applicable Subsidiary to continue to abide by the terms and conditions of each of the Collective Bargaining Agreements covering such Company Union Employees subject to the terms for amendment provided in the Railway Labor Act.

Section 5.12 Indemnification of Parent Directors and Officers.

(a) For a period of six (6) years from and after the Effective Time, Parent shall indemnify and hold harmless all past and present directors, officers and employees of Parent to the same extent that such Persons are indemnified as of the date of this Agreement by Parent pursuant to applicable Law, the Post-Conversion Parent Charter, the Post-Conversion Parent Bylaws and indemnification agreements in existence on the date of this Agreement (but only to the extent such agreements were made available to the Company or are consistent, in all material respects, with the form of indemnification agreement filed with the Parent SEC Documents) with respect to acts or omissions in their capacity as directors, officers or employees of Parent occurring at or prior to the Effective Time. Parent shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceedings with respect to the matters subject to indemnification pursuant to this Section 5.12(a) in accordance with the procedures set forth in the Post-Conversion Parent Charter, Post-Conversion Parent Bylaws and indemnification agreements in existence on the date of this Agreement (but only to the extent such agreements were made available to the Company or are consistent, in all material respects, with the form of indemnification agreement filed with Parent SEC Documents).

(b) For a period of six (6) years from and after the Effective Time, Parent shall cause its certificate of incorporation and bylaws to contain provisions no less favorable with respect to exculpation and indemnification of directors and officers of Parent for periods at or prior to the Effective Time than are set forth in the Post-Conversion Parent Charter and the Post-Conversion Parent Bylaws. Parent shall cause the indemnification agreements in existence on the date of this Agreement with any of the directors, officers or employees of Parent (but only to the extent such agreements were made available to the Company or are consistent, in all material respects, with the form of indemnification agreement filed with the Parent SEC Documents) to continue in full force and effect in accordance with their terms following the Effective Time.

(c) Parent shall either (i) obtain at the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as Parent’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by Parent (the “Parent D&O Insurance”); provided, that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are substantially equivalent and in any event not less favorable in the aggregate than the Parent D&O Insurance with respect to matters occurring prior to the Effective Time; provided, however, that Parent will not be required to pay an annual premium for the Parent D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement.

(d) In the event Parent (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in this Section 5.12.

(e) The obligations under this Section 5.12 will (i) continue, notwithstanding any six (6)-year limitation referred to above, until the final disposition of any Proceeding brought or commenced during such six (6)-year period and (ii) not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.12 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.12 applies will be third-party beneficiaries of this Section 5.12).

(f) Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Parent Group for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.12 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

Section 5.13 Indemnification of Company Directors and Officers.

(a) For a period of six (6) years from and after the Effective Time, Parent shall indemnify and hold harmless all past and present directors, officers and employees of the Company to the same extent that such Persons are indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the Company Charter, the Company Bylaws and indemnification agreements in existence on the date of this Agreement with respect to acts or omissions in their capacity as directors, officers or employees of the Company occurring at or prior to the Effective Time. Parent shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceedings with respect to the matters subject to indemnification pursuant to this Section 5.13(a) in accordance with the procedures set forth in the Company Charter, Company Bylaws and indemnification agreements in existence on the date of this Agreement.

(b) For a period of six (6) years from and after the Effective Time, Parent shall cause its certificate of incorporation and bylaws to contain provisions no less favorable with respect to exculpation and indemnification of directors and officers of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws. Parent shall cause the indemnification agreements in existence on the date of this Agreement with any of the directors, officers or employees of the Company to continue in full force and effect in accordance with their terms following the Effective Time.

(c) Parent shall either (i) obtain at the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (the “Company D&O Insurance”); provided, that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are substantially equivalent and in any event not less favorable in the aggregate than the Company D&O Insurance with respect to matters occurring prior to the Effective Time; provided, however, that Parent will not be required to pay an annual premium for the Company D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement.

(d) In the event Parent (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in this Section 5.13.

(e) The obligations under this Section 5.13 will (i) continue, notwithstanding any six (6)-year limitation referred to above, until the final disposition of any Proceeding brought or commenced during such six (6)-year period and (ii) not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.13 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.13 applies will be third-party beneficiaries of this Section 5.13).

(f) Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company Group for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.13 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

Section 5.14 State Takeover Laws. If any Takeover Law becomes or is deemed to be applicable to the Company, Parent, the Conversion, the Merger or the Primary Issuance, including the acquisition of shares of Company Common Stock pursuant thereto or any other transaction contemplated by this Agreement, the Escrow Agreement or the Three Party Agreement, then the Parent Board or the Company Board (as applicable) will take all action necessary so that the Merger, including the acquisition of shares of Company Common Stock pursuant thereto, or any other transaction contemplated by this Agreement, the Escrow Agreement or the Three Party Agreement (including the Conversion and the Primary Issuance), may be consummated as promptly as practicable on the terms contemplated by this Agreement, the Escrow Agreement or the Three Party Agreement (as applicable) or to otherwise render such Takeover Law inapplicable to the foregoing. Without limiting the foregoing, neither Parent nor the Company shall adopt or implement any stockholder rights agreement, “poison pill” or similar antitakeover agreement or plan.

Section 5.15 Section 16 Matters. Prior to the Effective Time, the Parent Board, or a duly authorized committee of non-employee directors thereof, will adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of shares of Parent Common Stock pursuant to the Merger by any incoming officer or director of Parent who may become a covered Person of Parent for purposes of Section 16 of the Exchange Act will be an exempt transaction for purposes of Section 16 of the Exchange Act.

Section 5.16 Stockholder Litigation. Parent shall provide the Company as promptly as practicable with any pleadings relating to any Stockholder Litigation and will keep the Company reasonably and promptly informed regarding the status of any such Stockholder Litigation. Parent shall cooperate with and give the Company a reasonable opportunity to participate in the defense or settlement of any such Stockholder Litigation, and no such settlement will be agreed to without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned). Without limiting the preceding sentence, Parent shall give the Company the right to review and comment on all filings or responses to be made by it in connection with any Stockholder Litigation, and it will in good faith take such comments into account.

Section 5.17 Tax Matters.

(a) The Parties intend that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Parent and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations (the “Intended Tax Treatment”) and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the Parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, whether before or after the Merger, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify for the Intended Tax Treatment. The Merger will be reported by the Parties for all Tax purposes in accordance with the Intended Tax Treatment, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by applicable law as a result of a “determination” (within the meaning of Section 1313(a) of the Code).

(b) The Parties will reasonably cooperate, and will cause their respective representatives to reasonably cooperate, to document and support the Intended Tax Treatment, including providing factual support letters of the sort customarily provided as the basis for a legal opinion that the Merger qualify for the Intended Tax Treatment.

(c) On the Closing Date, the Company will provide Parent with certificates on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2), 1.1445-2(c)(3) and 1.897-2(h), as applicable, certifying that the Company is not a “foreign person” within the meaning of Section 1445 of the Code and that interests in the Company are not United States real property interests within the meaning of Sections 897 and 1445 of the Code; provided, however, that, notwithstanding anything to the contrary, Parent’s sole remedy in the event the Company fails to deliver such certificate will be to make a proper withholding of Tax to the extent required by applicable Tax Law. After the Closing, the Surviving Corporation will mail to the Internal Revenue Service a copy of the certification provided pursuant to Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h) together with the notice and information required by Treasury Regulations Section 1.897-2(h) in accordance with the provisions of and within the time frames provided in Treasury Regulations Section 1.897-2(h).

Section 5.18 RWI Policy. The Company shall be entitled to obtain a representations and warranties insurance policy (the “R&W Policy”) in connection with the transactions contemplated hereby covering losses of the Surviving Corporation arising from breaches of Parent’s representations and warranties contained herein. Parent shall, and shall cause its Representatives to, reasonably cooperate with the Company to bind any R&W Policy.

Section 5.19 NASDAQ Listing. The Parties shall prepare and submit to NASDAQ a listing application or notification, as applicable, covering the shares of Parent Common Stock to be issued in the Merger, and shall use their reasonable best efforts to cause such shares of Parent Common Stock to be authorized for listing on NASDAQ, at or prior to the Closing.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to the Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated hereby will be subject to the satisfaction or (to the extent permitted by applicable Law) written waiver at or prior to the Closing of each of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) The Parent Stockholder Approvals shall have been obtained.

(c) The waiting period applicable to the consummation of the Merger under the HSR Act (and any timing agreement with any Governmental Entity to toll, stay, or extend any such waiting period, or to delay or not to consummate the Merger contemplated by this Agreement entered into in connection therewith) shall have expired or been terminated.

(d) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and be in effect and no Proceedings for that purpose shall have been initiated and be pending.

(e) The shares of Parent Common Stock issuable in the Merger shall have been approved for listing on NASDAQ.

(f) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), in each case, that is then in effect and has the effect of making illegal, enjoining, or otherwise restraining or prohibiting the consummation of the transactions contemplated hereby.

(g) The Parties shall have (A) received all of the approvals necessary to be obtained from the DOT, the FAA, the FCC, the TSA and foreign CAA to consummate the Merger. For avoidance of doubt, the Aviation Approvals shall include the receipt from DOT of an exemption from 49 U.S.C. § 41105, pursuant to 49 U.S.C. § 40109, allowing Parent and Company to operate under common ownership pending DOT’s action on an application by Parent and Company for approval of a de facto transfer of their international route authorities (but shall not, for the avoidance of doubt, include the actual approval by DOT of a de facto transfer of such international route authorities) and (B) provided notification to, and received all of the approvals necessary to be obtained from, the Mexican Aviation Agency (“AFAC”) regarding transfer of control and the receipt of official confirmation issued by the AFAC taking note of the transfer of control resulting from the Merger ((A) and (B), collectively, the “Aviation Approvals”).

Section 6.2 Conditions to Obligations of Parent. The obligations of Parent to consummate the transactions contemplated hereby will be subject to the satisfaction or written waiver at or prior to the Closing of each of the following conditions:

(a) (i) The representations and warranties of the Company contained in Section 3.1, Section 3.2(c), Section 3.2(d), Section 3.2(e), Section 3.2(f), Section 3.2(g), Section 3.3, Section 3.4(a), Section 3.8 and Section 3.12 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any such representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all material respects as of such date or time), (ii) the representations and warranties of the Company contained in Section 3.9(b) shall be true and correct in all respects as of the date of this Agreement, (iii) the representations and warranties of the Company contained in the first sentence of Section 3.2(a) and the first sentence of Section 3.2(b) shall be true and correct in all respects as of the date of this Agreement, except for de minimis deviations, and (iv) all other representations and warranties of the Company contained in Article III (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any such representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time), except where the failure of such representations and warranties in this clause (iv) to be so true and correct individually or in the aggregate with all other such failures to be true and correct pursuant to this clause (iv), would not constitute a Company Material Adverse Effect.

(b) The Company shall have performed and complied in all material respects with the covenants to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Parent shall have received a certificate of the Company, executed by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in subsections (a), (b) and (c) of this Section 6.2 have been satisfied.

Section 6.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby will be subject to the satisfaction or written waiver at or prior to the Closing of each of the following conditions:

(a) (i) The representations and warranties of Parent contained in Section 4.1, Section 4.2(c), Section 4.2(d), Section 4.2(e), Section 4.2(f), Section 4.2(g), Section 4.3, Section 4.4(a), Section 4.7(f), Section 4.9, Section 4.28 and Section 4.29 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any such representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all material respects as of such date or time), (ii) the representations and warranties of Parent contained in Section 4.11(b) shall be true and correct in all respects as of the date of this Agreement, (iii) the representations and warranties of Parent contained in the first sentence of Section 4.2(a) and the first sentence of Section 4.2(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, except for de minimis deviations, and (iv) all other representations and warranties of Parent contained in Article IV (without giving effect to any references to any Parent Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any such representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects as of such date or time), except where the failure of such representations and warranties in this clause (iv) to be so true and correct individually or in the aggregate with all other such failures to be true and correct pursuant to this clause (iv), would not constitute a Parent Material Adverse Effect.

(b) Parent shall have performed and complied in all material respects with the covenants to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

(d) The Company shall have received a certificate of Parent, executed by an executive officer of Parent, dated as of the Closing Date, certifying that the conditions set forth in subsections (a), (b) and (c) of this Section 6.3 have been satisfied.

(e) Immediately after giving effect to issuance of shares of Parent Common Stock in the Merger and the Primary Issuance, no Person or group shall beneficially own 30% or more of the issued and outstanding shares of Parent Common Stock.

(f) (i) Each of the transactions contemplated by Article I, Section 2.2(a), Section 2.3(a), Section 2.3(b) and Section 2.3(d) (but, in the case of Section 2.3(d), only to the extent of any transactions that are contemplated to occur prior to the Closing), in each case of the Three Party Agreement, shall have been consummated (in each case, except for those transactions to be consummated at the Closing, but subject to the consummation of such transactions at the Closing), (ii) each of the parties to the Three Party Agreement other than Republic shall not have materially breached any of its representations, warranties, covenants or agreements contained in the Three Party Agreement, (iii) United shall not have provided Parent or the Company with written notice of its intent not to perform or comply with any of the post-Closing terms or conditions under the Three Party Agreement and (iv) the Company shall have received a certificate of United, executed by an executive officer of United, dated as of the Closing Date, certifying that (A) each of the conditions set forth in clauses (i), (ii) and (iii) of Section 1.7(i) of the Three Party Agreement has become satisfied or irrevocably waived by United, (B) as a result of the certifications made in clause (A), the last sentence of Section 1.7(i) of the Three Party Agreement is moot and of no further force and effect and (C) as a result of the certifications made in clauses (A) and (B), United irrevocably waives its right to terminate the Three Party Agreement pursuant to Section 5.1(b)(iv) of the Three Party Agreement.

(g) (i) United shall not have materially breached any of its representations, warranties, covenants or agreements contained in the CPA Side Letter and (ii) United shall not have provided Parent or the Company with written notice of its intent not to perform or comply with any of the terms or conditions under the Go-Forward CPA.

(h) Parent shall have filed with the SEC and made publicly available on EDGAR its Form 10-K for the period ended September 30, 2024 and shall have included therein (A) true, correct and complete copies of Parent’s and its Subsidiaries’ consolidated audited balance sheet as of September 30, 2024 and the related consolidated audited statements of operations and comprehensive (loss) income, stockholders’ equity and cash flows for the year ended September 30, 2024 (the “Final 2024 Financial Statements”), which Final 2024 Financial Statements shall not deviate in any material respect from the Draft 2024 Financial Statements, and (B) a true, correct and complete copy of the report of Marcum to the Parent Board related to Marcum’s audit of the Final 2024 Financial Statements (the “Final 2024 Audit Opinion”), which Final 2024 Audit Opinion shall not deviate in any material respect from the Draft 2024 Audit Opinion.

(i) Parent shall have filed with the SEC and made publicly available on EDGAR its Form 10-Q for the period ended December 31, 2024 and shall have included therein true, correct and complete copies of Parent’s and its Subsidiaries’ consolidated unaudited balance sheet as of December 31, 2024 and the related consolidated unaudited statements of operations and comprehensive (loss) income, stockholders’ equity and cash flows for the three months ended December 31, 2024 (the “Final 2025 Q1 Financial Statements”), which Final 2025 Q1 Financial Statements shall not deviate in any material respect from the Draft 2025 Q1 Financial Statements.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, by action taken or authorized by the board of directors of the terminating Party, whether before or (except as provided below) after the Parent Stockholder Approvals and the Company Stockholder Approval have been obtained:

(a) by mutual written consent of each of Parent and the Company;

(b) by either Parent or the Company, if:

(i) any court of competent jurisdiction or other Governmental Entity has issued an Order or Law permanently enjoining or otherwise permanently prohibiting the consummation of the transactions contemplated hereby, which Order or Law has become final and non-appealable;

(ii) the Effective Time has not occurred by 5 pm eastern on January 5, 2026 (the “Outside Date”); provided, that if as of the Outside Date, any of the conditions set forth in Section 6.1(c), Section 6.1(f) (solely with respect to Competition Laws or Aviation Approvals) or Section 6.1(g) shall not have been satisfied, then the Outside Date shall automatically be extended to April 6, 2026, and such extended date shall be deemed to be the Outside Date; provided further, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any Party whose failure to fulfill any covenants or agreements under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(iii) the Parent Stockholder Approvals shall not have been obtained at the Parent Stockholder Meeting duly convened therefor, including at any adjournment, postponement or other delay thereof, at which a vote on such adoption was taken (the “Vote-Taking Parent Stockholder Meeting”); or

(iv) the Company Stockholder Approval shall not have been obtained by the time of the completion of the Vote-Taking Parent Stockholder Meeting;

(c) by Parent:

(i) if (i) there is a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that any condition in Section 6.2(a) or Section 6.2(b) would not be satisfied were the Closing then to occur, (ii) Parent has delivered to the Company written notice of such breach and (iii) either such breach is not capable of being cured or, if curable, has not been cured prior to the earlier of (x) the Outside Date and (y) the 20th day following the delivery of such written notice to the Company; provided, however, that Parent will not be permitted to terminate this Agreement pursuant to this Section 7.1(c)(i) if any representation, warranty, covenant or agreement of Parent contained in this Agreement has been breached such that any condition in Section 6.3(a) or Section 6.3(b) is not then satisfied;

(ii) prior to obtaining the Parent Stockholder Approvals, in order to concurrently enter into a Parent Alternative Acquisition Agreement with respect to a Parent Superior Proposal as provided under Section 5.4(g) (provided, that (A) prior to or concurrently with such termination Parent pays the Company the Termination Fee under Section 7.3 and (B) Parent shall not have materially breached Section 5.4 in respect of the underlying Parent Acquisition Proposal); or

(iii) if, prior to the time the Company Stockholder Approval is obtained, the Company Board or any committee thereof shall have effected a Change of Company Recommendation;

(d) by the Company:

(i) if (i) there is a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that any condition in Section 6.3(a) or Section 6.3(b) would not be satisfied were the Closing then to occur, (ii) the Company has delivered to Parent written notice of such breach and (iii) either such breach is not capable of being cured or, if curable, has not been cured prior to the earlier of (x) the Outside Date and (y) the 20th day following the delivery of such written notice to Parent; provided, however, that the Company will not be permitted to terminate this Agreement pursuant to this Section 7.1(d)(i) if any representation, warranty, covenant or agreement of the Company contained in this Agreement has been breached such that any condition in Section 6.2(a) or Section 6.2(b) is not then satisfied;

(ii) prior to obtaining the Company Stockholder Approval, in order to concurrently enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal as provided under Section 5.6(g) (provided, that (A) prior to or concurrently with such termination the Company pays Parent the Termination Fee under Section 7.3 and (B) the Company shall not have materially breached Section 5.6 in respect of the underlying Company Acquisition Proposal);

(iii) if, prior to the time the Parent Stockholders Approvals are obtained, the Parent Board or any committee thereof shall have effected a Change of Parent Recommendation;

(iv) if (i) there is a breach of any representation, warranty, covenant or agreement of any party to the Three Party Agreement other than Republic contained in the Three Party Agreement such that any condition in Section 6.3(f) would not be satisfied were the Closing then to occur, (ii) the Company has delivered to Parent and United written notice of such breach and (iii) either such breach is not capable of being cured or, if curable, has not been cured prior to the earlier of (x) the Outside Date and (y) the 20th day following the delivery of such written notice to Parent and United;

(v) if (i) there is a breach of any representation, warranty, covenant or agreement of United contained in the CPA Side Letter such that any condition in Section 6.3(g) would not be satisfied were the Closing then to occur, (ii) the Company has delivered to United and Parent written notice of such breach and (iii) either such breach is not capable of being cured or, if curable, has not been cured prior to the earlier of (x) the Outside Date and (y) the 20th day following the delivery of such written notice to United and Parent;

(vi) if (i) United has provided Parent or the Company with written notice of its intent not to perform or comply with any of the post-Closing terms or conditions under the Three Party Agreement and (ii) United does not retract such written notice prior to the earlier of (x) the Outside Date and (y) the 20th day following the delivery of United’s initial written notice;

(vii) if (i) United has provided Parent or the Company with written notice of its intent not to perform or comply with any of the terms or conditions under the Go-Forward CPA and (ii) United does not retract such written notice prior to the earlier of (x) the Outside Date and (y) the 20th day following the delivery of United’s initial written notice;

(viii) if the Three Party Agreement is terminated in accordance with its terms; or

(ix) if, following the expiration of the 10 BD Solicitation Period, the Company Stockholder Approval has not yet been obtained (assuming the Company has elected to utilize the 10 BD Solicitation Period to solicit the Company Stockholder Approval); provided, however, that the Company may only exercise the termination right provided under this clause (ix) during the three Business Day period following the expiration of the 10 BD Solicitation Period and, if the Company has not exercised such termination right by the end of such three Business Day period, the Company shall deliver to Parent a written waiver of such termination right as contemplated by Section 5.5.

Section 7.2 Effect of Termination. In the event of termination of this Agreement in accordance with Section 7.1, this Agreement shall forthwith become void and have no further force or effect, and there shall be no further liability or obligation on the part of Parent or the Company with respect to any pre-termination facts or circumstances, including any pre-termination breach of this Agreement; provided, that the Confidentiality Agreement and the last sentence of Section 5.3, Section 5.10, this Section 7.2, Section 7.3, Section 7.4, Section 7.5 and Article VIII shall survive the termination of this Agreement and remain in full force and effect in accordance with their respective terms.

Section 7.3 Termination Fee; Expense Reimbursement.

(a) In the event that this Agreement is terminated pursuant to Section 7.1(c)(ii), then Parent shall pay, or cause to be paid, to the Company an amount in cash equal to $1,500,000 (the “Termination Fee”) prior to or concurrent with such termination.

(b) In the event that this Agreement is terminated pursuant to Section 7.1(d)(iii), then Parent shall pay, or cause to be paid, to the Company the Termination Fee within two Business Days following such termination.

(c) In the event that (i) this Agreement is terminated pursuant to Section 7.1(b)(iii), (ii) prior to the date of the Vote-Taking Parent Stockholder Meeting, a Parent Acquisition Proposal has been publicly announced and (iii) within twelve months following the termination of this Agreement, a member of the Parent Group enters into a Parent Alternative Acquisition Agreement with respect to, or the Parent Board shall have approved or recommended to the Parent’s stockholders, any Parent Acquisition Proposal that is later consummated (regardless of whether or not such consummation occurs prior to or following the end of such twelve month period), then Parent shall pay, or cause to be paid, to the Company the Termination Fee prior to or concurrent with the consummation of such Parent Acquisition Proposal; provided, that for purposes of this Section 7.3(c), the term “Parent Acquisition Proposal” will have the meaning assigned to such term in Appendix A, except that the references to “20%” will be deemed to be references to “50%”.

(d) In no event shall Parent be required to pay the Termination Fee on more than one occasion. All payments to the Company under this Section 7.3 will be made by wire transfer of immediately available funds to the account designated by the Company in writing to Parent. Each of the Company and Parent acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, Parent and the Company would not enter into this Agreement. Accordingly, if Parent fails to promptly pay any amounts due pursuant to this Section 7.3, Parent shall pay to the Company interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Furthermore, if the Company commences a Proceeding that results in a judgment against Parent for any amounts due pursuant to this Section 7.3, Parent shall pay or cause to be paid to the Company its costs and expenses (including attorneys’ fees) in connection with such Proceeding.

(e) In the event that this Agreement is terminated pursuant to Section 7.1(d)(ii), then the Company shall pay, or cause to be paid, to Parent the Termination Fee prior to or concurrent with such termination.

(f) In the event that this Agreement is terminated pursuant to Section 7.1(c)(iii), then the Company shall pay, or cause to be paid, to Parent the Termination Fee within two Business Days following such termination.

(g) In the event that (i) this Agreement is terminated pursuant to Section 7.1(b)(iv), (ii) prior to the date of the Vote-Taking Parent Stockholder Meeting, a Company Acquisition Proposal has been publicly announced and (iii) within twelve months following the termination of this Agreement, a member of the Company Group enters into a Company Alternative Acquisition Agreement with respect to, or the Company Board shall have approved or recommended to the Company’s stockholders, any Company Acquisition Proposal that is later consummated (regardless of whether or not such consummation occurs prior to or following the end of such twelve month period), then the Company shall pay, or cause to be paid, to Parent the Termination Fee prior to or concurrent with the consummation of such Company Acquisition Proposal; provided, that for purposes of this Section 7.3(g), the term “Company Acquisition Proposal” will have the meaning assigned to such term in Appendix A, except that the references to “20%” will be deemed to be references to “50%”.

(h) In no event shall the Company be required to pay the Termination Fee on more than one occasion. All payments to the Company under this Section 7.3 will be made by wire transfer of immediately available funds to the account designated by Parent in writing to the Company. Each of the Company and Parent acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, Parent and the Company would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amounts due pursuant to this Section 7.3, the Company shall pay to Parent interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Furthermore, if Parent commences a Proceeding that results in a judgment against the Company for any amounts due pursuant to this Section 7.3, the Company shall pay or cause to be paid to Parent its costs and expenses (including attorneys’ fees) in connection with such Proceeding.

Section 7.4 Amendment. This Agreement may be amended by the Company and Parent by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approvals are obtained; provided, that, after the Company Stockholder Approval or the Parent Stockholder Approvals are obtained, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by the Parties.

Section 7.5 Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breaches in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the Party to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations, Warranties and Pre-Closing Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, nor any of the covenants or agreements in this Agreement that contemplate performance in whole prior to the Effective Time, will survive the Effective Time. This Section 8.1 will not limit any covenant or agreement in this Agreement which by its terms contemplates performance in whole or in part after the Effective Time.

Section 8.2 Fees and Expenses. Subject to Section 7.3, all fees and expenses incurred in connection with the preparation, negotiation and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that all filing and other similar fees paid in respect of the filing of the pre-merger notification report under the HSR Act, DOT filings and pursuant to other applicable Competition Laws, and filings fees of the SEC in connection with Parent’s filing of the S-4 (excluding, for the avoidance of doubt, in each case, legal fees and other advisor fees of the Parties incurred in connection with the preparation and submission of such filings, which shall be borne by the Party that has engaged such advisors) shall be paid entirely by the Company.

Section 8.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and received (a) when delivered in person (with written confirmation of receipt), (b) on the date received by electronic mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if received after normal business hours of the recipient, or (c) when received by the addressee if sent by certified or registered mail (return receipt requested) or nationally recognized express courier (with written confirmation of delivery). Such communications must be sent to the respective Parties at the following addresses (or to such other address as such Party may have specified in a written notice given to the other Parties in accordance with this Section 8.3).

if to Parent, to:

Mesa Air Group, Inc.

410 N. 44th Street, Suite 700

Phoenix, AZ 85008

Email: ***

Attention: Brian S. Gillman

with a copy (which shall not constitute notice) to:

Pachulski Stang Ziehl & Jones LLP

10100 Santa Monica Blvd., 13th Floor

Los Angeles, CA 90067

Email: rpachulski@pszjlaw.com; jlucas@pszjlaw.com

Attention: Richard M. Pachulski; John W. Lucas

and

DLA Piper LLP (US)

2525 E. Camelback Road, Suite 1000

Phoenix, AZ 85016

Email: greg.hall@us.dlapiper.com

Attention: Gregory R. Hall

if to the Company, to:

Republic Airways Holdings Inc.

8909 Purdue Road, Suite 300

Indianapolis, IN 46268

Email: ***

Attention: Chad Pulley

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

900 G Street NW, Suite 900

Washington, DC 20001

Email: jonathan.corsico@stblaw.com; benjamin.bodurian@stblaw.com

Attention: Jonathan Corsico; Benjamin Bodurian

Section 8.4 Interpretation; Certain Definitions; Exhibits and Schedules.

(a) The Parties have participated collectively in the negotiation and drafting of this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions hereof.

(b) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified. The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and references to a Person are also to its permitted successors and assigns. The term “or” is used in the inclusive sense of “and/or”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Any agreement, document or instrument referred to herein shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, including by way of any associated side letters or similar agreements (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument, as amended, in each case, as of such date). Reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). References to “$” or “dollars” means U.S. dollars. Unless the context requires otherwise, the phrase “ordinary course of business” means “ordinary course of business consistent with past practice in all material respects”.

(c) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company Disclosure Schedule and the Parent Disclosure Schedule are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

Section 8.5 Severability. If any term or provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction or other competent authority to be invalid, illegal or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon any such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.6 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Any attempted assignment in violation of this Section 8.6 shall be null and void.

Section 8.7 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (including the exhibits, annexes, schedules and appendices hereto and thereto), constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and they supersede all other prior agreements and understandings among the Parties, with respect to the subject matter hereof and thereof.

Section 8.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any Person other than the Parties or their respective successors and permitted assigns any legal or equitable rights, remedies or benefits of any nature whatsoever under or by reason of this Agreement, except (i) as specifically provided in Sections 5.12 and 5.13 (in each case, which shall be to the benefit of the Persons referred to in such section), (ii) each Company stockholder and each holder of Company Equity Awards shall be a third-party beneficiary of the provisions of Article II (from and after the Closing), and (iii) for the rights of the Non-Recourse Parties as and to the extent provided in Section 8.13.

Section 8.9 Remedies.

(a) Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.

(b) The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at law.

Section 8.10 Governing Law; Exclusive Jurisdiction.

(a) This Agreement and all matters, claims, controversies, disputes, suits, actions or Proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of Delaware.

(b) Each of the Parties hereby (i) agrees and irrevocably consents to submit itself to the exclusive jurisdiction of the Court of Chancery in the State of Delaware (or if such court finds it lacks subject matter jurisdiction, the federal or other state courts in the State of Delaware) (the “Chosen Courts”) in any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, (ii) agrees that all claims in respect of any such Proceeding will be heard and determined in any Chosen Court, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any Chosen Court, (iv) agrees not to bring or support any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement (whether in contract, tort, common or statutory law, equity or otherwise) anywhere other than any Chosen Court and (v) agrees that a final and non-appealable judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Proceeding brought in any Chosen Court in accordance with this Section 8.10. Each of the Parties agrees that the service of any process, summons, notice or document in connection with any such Proceeding may be served upon them in any manner authorized by the laws of the State of Delaware.

Section 8.11 Waiver of Jury Trial. EACH PARTY (I) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR PROCEEDING THAT MAY ARISE UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND (II) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CONTROVERSY OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) CERTIFIES AND ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION OF THIS AGREEMENT, (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.

Section 8.12 Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. Delivery of an executed signature page to this Agreement by electronic transmission (including in pdf, DocuSign, email or other means of electronic transmission) shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

Section 8.13 Non-Recourse. Except as otherwise expressly provided in this Agreement, (a) this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the Persons that are expressly identified as Parties herein in their capacities as such, (b) no former, current or future stockholders, equity holders, Controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party hereto, or any former, current or future direct or indirect stockholder, equity holder, Controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith; provided, however, that the foregoing shall not limit the obligations or liabilities of any Non-Recourse Party under any Ancillary Agreement or other agreement to which such Non-Recourse Party is a party, and (c) without limiting the rights of any Party against the other Party, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against or make any claims for breach of this Agreement against any Non-Recourse Party. The covenants contained in this Section 8.13 are intended to be for the benefit of, and shall be enforceable by, each of the Non-Recourse Parties and their respective heirs and assigns and shall not be deemed exclusive of any other rights to which any such Person may be entitled, whether pursuant to Law, Contract or otherwise.

Section 8.14 Mesa Representative.

(a) By virtue of the approval of this Agreement and the Plan of Conversion and the approval of the Conversion and the Merger by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon at the Parent Stockholder Meeting, each of the holders of issued and outstanding shares of Parent Stock shall be deemed to have irrevocably authorized and appointed Mesa Shareholder Representative, LLC, a Nevada limited liability company (the “Mesa Representative”) as its lawful and exclusive representative, agent, proxy, and attorney-in-fact (with full power of substitution) for and on behalf of such holder of issued and outstanding shares of Parent Stock, with full power and authority to represent such holder and such holder’s successors and assigns, with full power of substitution in the premises, with respect to all matters arising under the Escrow Agreement and the Three Party Agreement, and such matters herein relating to the Escrow Agreement, the Three Party Agreement, the Escrow Asset and the distribution thereof (including pursuant to Section 2.6 hereof), in accordance with the terms of this Section 8.14 and the terms of such agreements, including all such actions that are either necessary or appropriate in the judgment of the Mesa Representative for the accomplishment of the foregoing or specifically mandated by the terms of this Agreement, the Three Party Agreement or the Escrow Agreement.

(b) The Mesa Representative shall not be liable for any act done or omitted, as Mesa Representative, pursuant to this Section 8.14, this Agreement, the Escrow Agreement or the Three Party Agreement, except to the extent that any such act done or omitted that constitutes fraud, gross negligence, bad faith or willful misconduct by or on behalf of the Mesa Representative. The Mesa Representative shall only have the duties expressly stated in this Agreement, the Three Party Agreement and the Escrow Agreement and shall have no other duty, express or implied. The Mesa Representative shall be entitled to recover any expenses incurred by the Mesa Representative arising out of or in connection with this Agreement, the Escrow Agreement or the Three Party Agreement, or the acceptance or administration of the Mesa Representative’s duties hereunder or thereunder, including the reasonable fees and expenses of any legal counsel retained by the Mesa Representative, from amounts available in the Mesa Representative Expense Fund. A decision, act, consent or instruction of the Mesa Representative in accordance with its authorities granted under this Agreement, the Escrow Agreement or the Three Party Agreement shall constitute a decision of the holders of issued and outstanding shares of Parent Stock as of immediately prior to the Effective Time and shall be final, binding and conclusive upon such holders.

[Signature pages follow]

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MESA AIR GROUP, INC.

By:	/s/ Michael Lotz
Name:	Michael Lotz
Title:	President

REPUBLIC AIRWAYS HOLDINGS INC.

By:	/s/ Joseph P. Allman
Name:	Joseph P. Allman
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

APPENDIX A

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” means an executed customary confidentiality agreement between Parent or the Company (as applicable) and a third Person that (i) does not include any provision for any exclusive right of such third Person or any of its Affiliates to negotiate with Parent or any of its Affiliates or the Company of any of its Affiliates (as applicable) or having the effect of restricting Parent or the Company (as applicable) from fulfilling any of its obligations under this Agreement, including under Section 5.4 or Section 5.6 (as applicable); (ii) contains provisions that are no more favorable in the aggregate to the third Person than those contained in the Confidentiality Agreement; and (iii) does not require any member of the Parent Group or the Company Group (as applicable) to reimburse the costs or expenses of any Person.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the first Person specified.

“Ancillary Agreements” means the Three Party Agreement, the Escrow Agreement, the Company Written Consents and each other agreement, certificate, instrument or similar Contract delivered, or to be delivered pursuant to this Agreement.

“Archer Agreements” means, (a) the Aircraft Purchase Agreement, dated as of January 29, 2021, between Archer Aviation Inc., as seller, and United Airlines, Inc., as buyer., (b) the Collaboration Agreement, dated as of January 29, 2021, between Archer Aviation Inc. and United Airlines, Inc., (c) Assignment and Assumption Agreement, dated as of February 26, 2021, among Mesa Airlines, Inc., United Airlines, Inc., Mesa Air Group, Inc., and Archer Aviation Inc., (d) the Aircraft Purchase Agreement, dated as of April 29, 2021, among Archer Aviation Inc., as seller, Mesa Airlines, Inc., as buyer, and Mesa Air Group, Inc., as buyer parent, (e) Warrant to Purchase Shares of Archer Aviation Inc., issued January 29, 2021 by Archer Aviation Inc. and acknowledged and agreed by United Airlines, Inc., as holder, (f) Subscription Agreement, entered into as of February 10, 2021, between Atlas Crest Investment Corp. and United Airlines, Inc., as investor, (g) Transaction Support Agreement, entered into as of February 26, 2021, among Atlas Crest Investment Corp. and Mesa Air Group, Inc., as stockholder, (h) Warrant to Purchase Shares of Archer Aviation Inc., issued February 26, 2021 by Archer Aviation Inc. and acknowledged and agreed by Mesa Air Group, Inc., as holder, and any amendments or documents related to the foregoing.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means any state securities, “blue sky” or takeover law.

“Business Day” means any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York, are authorized or obligated by Law or executive order to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (Mar. 27, 2020), as the same may be amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Acquisition Proposal” means, with respect to the Company, any offer or proposal from any Person or group (other than Parent) concerning any, in a single transaction or series of related transactions, direct or indirect (a) merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution, conversion, transfer, domestication or continuance or other transaction involving the Company which would result in any Person or group (or the shareholders of any Person or group) beneficially owning, directly or indirectly, more than 20% or more of the voting power of the Company or 20% or more of the voting power of the successor to the Company in such transaction or the resulting direct or indirect parent of the Company or such successor (or any securities convertible into, or exchangeable for, securities representing such voting power), (b) sale, lease, exchange, transfer, license or other disposition of assets of the Company representing 20% or more of the consolidated assets of the Company (whether based on the fair market value, revenue generation or net income), (c) issuance or sale by the Company of Equity Interests representing, convertible into or exchangeable for 20% or more of the voting power of the Company, (d) transaction in which any Person will acquire beneficial ownership, or the right to acquire beneficial ownership of shares of capital stock representing 20% or more of the voting power of the Company, or (e) any combination of the foregoing (in each case, other than the Merger). Notwithstanding the foregoing, none of the following shall constitute a Company Acquisition Proposal: (A) any transfer of Equity Interests of any stockholder of the Company or of any direct or indirect member, stockholder, partner or other equity holder of such stockholder (an “Upper-Tier Transfer”), including to the extent such Upper-Tier Transfer triggers a change of control of such stockholder, and (B) any transfer of Equity Interests of the Company held by any stockholder of the Company.

“Company Benefit Plan” means, all “employee benefit plans” as defined in Section 3(3) of ERISA and all bonus, stock option, stock purchase, stock appreciation rights, restricted stock, stock-based or other equity-based, incentive, profit-sharing, deferred compensation, vacation, insurance, medical, welfare, fringe, retirement, retiree medical or life insurance, supplemental retirement, severance, termination or change in control or other benefit plans, programs or arrangements, and all employment, consulting, termination, severance or other contracts or agreements, whether or not in writing and whether or not funded, with respect to which any member of the Company Group has or may have any obligation or which are maintained, contributed to or sponsored by any member of the Company Group for the benefit of any current or former employee, officer, director or consultant of any member of the Company Group.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the common stock, par value $0.001, of the Company.

“Company Equity Award” means a Company RSU Award or any other equity award granted under the Company Equity Award Plan.

“Company Equity Award Plan” means the Company’s 2020 Omnibus Incentive Plan.

“Company Group” means the Company and each Subsidiary of the Company.

“Company Intervening Event” means any material event, circumstance, change, effect, development or condition with respect to the Company Group or its business that (i) was not known or reasonably foreseeable by the Company Board as of execution and delivery of this Agreement and (ii) first becomes known to the Company Board after the execution and delivery of this Agreement and at any time prior to the time the Company Stockholder Approval is obtained; provided, however, that in no event shall any event, circumstance, change, effect, development or condition resulting from or relating to any of the following give rise to a Company Intervening Event: (a) the receipt, existence, or terms of a Company Acquisition Proposal or Company Superior Proposal (which, for purposes of this definition, shall be read without reference to any percentages set forth in the definitions of “Company Acquisition Proposal” and “Company Superior Proposal”) or any matter relating thereto or consequence thereof; (b) the announcement or pendency of the transactions contemplated by this Agreement, including the Merger; (c) any breach of this Agreement by the Company; (d) the fact that the Company has exceeded or met any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of the Company’s revenue, earnings or other financial performance or results of operations; or (e) any changes in the market price or trading volume of the shares of Company Common Stock.

“Company Material Adverse Effect” means any change, event, circumstance, development, condition, occurrence or effect (each, an “Effect”) that, individually or in the aggregate, (a) would, or would reasonably be expected to, prevent, materially impair or materially delay the ability of the Company to, by the Outside Date, consummate the transactions contemplated by this Agreement that are to occur at or prior to the Closing, or (b) has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of the Company Group, taken as a whole; provided, however, that in the case of this clause (b) only, the determination of the existence of any “Company Material Adverse Effect” shall not take into account any of the following: (i) any changes after the date hereof in general economic conditions, or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, in the United States or any other country or region in the world, or any industry-wide development after the date hereof generally affecting airline companies; (ii) any change after the date hereof in GAAP or any applicable Laws affecting the operation of the business of the Company Group; (iii) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement, including the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees (including any employee attrition), suppliers, customers, partners, lenders, lessors, vendors, Governmental Entities or any other third Person (it being understood that this clause (iii) shall not apply to any representation, warranty, covenant or agreement of the Company herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby); (iv) any change after the date hereof in regulatory, legislative or political conditions in the United States or any other country or region in the world; (v) acts of war, outbreak or escalation of hostilities, terrorism, sabotage, or other changes in geopolitical conditions, earthquakes, volcanic eruptions, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, any epidemic, pandemic, outbreak of illness or other public health event (including, for the avoidance of doubt, COVID-19 and the impact of COVID-19 or any COVID-19 Measures on the Company Group) and other similar events in the United States or any other country or region in the world, in each case arising after the date hereof; (vi) any failure by the Company to meet any internal or published (including analyst) budgets, projections, expectations, forecasts or predictions in respect of the Company Group’s revenue, earnings or other financial performance or results of operations (it being understood that the underlying facts and circumstances giving rise to such event may be deemed to constitute, and may be taken into consideration in determining whether there has been, a Company Material Adverse Effect); (vii) any action required to be taken or omitted by the Company or any member of the Company Group pursuant to this Agreement or taken or omitted at the express written request of Parent; (viii) any change after the date hereof in the market price or trading volume, or the downgrade in rating, of the Company’s securities (it being understood that the underlying facts and circumstances giving rise to such event may be deemed to constitute, and may be taken into consideration into determining whether there has been, a Company Material Adverse Effect); (ix) any change after the date hereof in the conditions in the industries in which the Company Group conducts business (including as the result of fuel or other commodity price changes); (x) the development, continuation or worsening, in each case after the date hereof, of supply chain or service disruptions affecting the Company Group; or (xi) any breach by Parent of this Agreement; provided, further, that the Effects set forth in the foregoing clauses (i), (ii), (iv), (v), (ix) and (x) shall be taken into account in determining whether there has occurred a Company Material Adverse Effect only to the extent such Effects have, individually or in the aggregate, a disproportionate adverse impact on the Company Group relative to other companies in the airline industry, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company RSU” means each award of restricted stock units (whether subject to time- or performance-based vesting conditions) granted pursuant to the Company Equity Award Plan.

“Company Stockholder” shall mean any Person who is a holder of Company Common Stock.

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal (except the references therein to “20%” will be replaced by “50%”) made by any Person or group (other than Parent) after the date of this Agreement that the Company Board has determined in its good faith judgment, after consultation with its outside legal counsel and with its financial advisors, (a) would result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Merger (after giving effect to all adjustments to the terms thereof which may be offered by Parent pursuant to Section 5.6(g)) and after taking into account the identity of the Person or group making the proposal, likelihood of consummation of such transaction in accordance with the terms of such Company Acquisition Proposal and legal, financial, regulatory, timing and other applicable aspects of such Company Acquisition Proposal; and (b) is reasonably capable of being consummated in accordance with the material terms thereof substantially within the timeframe contemplated by such Company Acquisition Proposal.

“Company Warrants” means the warrants issued by the Company to Treasury prior to the date hereof.

“Company Written Consent” means the written consent of a Company Stockholder, in a form to be selected by the Company following the date hereof.

“Competition Law” means any domestic or foreign antitrust, competition and merger control law or regulation that is applicable to the transactions contemplated by this Agreement.

“Contract” shall mean any legally binding contract, subcontract, lease, sublease, conditional sales contract, resolution, settlement, purchase order, sales order, license, indenture, note, bond, loan, commitment, instrument or other agreement.

“control” means the possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership or other interests, by Contract or otherwise. The terms “controlling” and “controlled by” shall have correlative meanings.

“COVID-19” means the emergence or spread of SARS-CoV-2 or COVID-19 (including any evolutions, mutations or variations thereof) and any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guideline, response or recommendation of or promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19 and including, in each case, any changes in any such Law, directive, guidance, response or recommendation.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“DOT” means the United States Department of Transportation or any successor thereto.

“Environmental Laws” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to pollution or the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of Persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, phantom equity, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Asset” has the meaning ascribed to such term in the Escrow Agreement; provided, however, that the Escrow Asset and any amounts payable therefrom to holders of Parent Common Stock immediately prior to the Effective Time in accordance with Section 2.6 hereof shall consist solely of shares of Parent Common Stock (or cash in lieu of fractional shares thereof) and rights in respect of such shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FAA” means the United States Federal Aviation Administration or any successor thereto.

“Federal Aviation Act” means Subtitle VII of Title 49 of the U.S. Code.

“Federal Aviation Regulations” means Title 14 of the Code of Federal Regulations.

“Foreign Benefit Plans” means Parent Benefit Plans that are maintained for the benefit of any current or former employee, officer or director of Parent or any of its Subsidiaries who is located primarily in a country other than the United States and/or their dependents or that are subject to the laws of any jurisdictions other than the United States, excluding any benefit plan mandated or pursuant to which Parent or its Subsidiaries is required to contribute, in either case, under applicable Law.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean the U.S. generally accepted accounting principles, in effect from time to time.

“Governmental Entity” means (a) any national, federal, state, county municipal, local or foreign government, or other political subdivision thereof; (b) any public international or multinational organization or authority; (c) any authority, agency, commission, or any entity exercising executive, legislative, judicial, regulatory, police, taxing or administrative functions, power or authority of or pertaining to government; or (d) any state-owned or controlled enterprise.

“Government Official” means: (a) any director, officer, employee, or representative of any Governmental Entity; (b) any Person acting in an official capacity for any Governmental Entity; or (c) any political party, party official, or candidate for political office.

“group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means any pollutant, chemical, substance, and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, or any infectious agent or biological material, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, mold, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, and per- and polyfluoroalkyl substances.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means, with respect to any Person, (a) indebtedness for borrowed money, whether current or funded, secured or unsecured, (b) debt securities (including notes, bonds, debentures or other similar instruments), (c) obligations with respect to leases required to be accounted for as capital or finance leases in accordance with GAAP or recorded as capital or finance leases in the consolidated financial statements of such Person, (d) for letters of credit, bank guarantees, and other similar Contracts entered into by or on behalf of such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment), (f) pursuant to guarantees and arrangements having the economic effect of a guarantee of any obligation, liability or undertaking of any other Person contemplated by the foregoing clauses (a) through (e) of this definition, and (g) all obligations of the type referred to in clauses (a) through (f) of this definition of any Person other than the Company or any of its Subsidiaries or Parent or any of its Subsidiaries (as applicable, depending on the context), the payment of which the Company or any of its Subsidiaries or Parent or any of its Subsidiaries (as applicable) is liable, directly or indirectly, as obligor, guarantor, surety, or otherwise.

“Intellectual Property Rights” means, in any and all jurisdictions, (a) patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisionals and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) trademarks, service marks, trade dress, livery, logos, trade names, social media identifiers, and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof (collectively, “Trademarks”), (c) copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) rights in databases and data collections (including knowledge databases and customer lists), (e) trade secrets, know-how, methods and processes, (f) Internet domain name registrations and (g) any and all other intellectual property or proprietary rights whether now known or hereafter recognized, in each case of (a) – (g) whether registered or unregistered, and any applications for registration therefor.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means the actual knowledge, after due inquiry of direct reports, of (i) the Persons set forth on Appendix A of the Company Disclosure Schedule (in reference to the “Knowledge of the Company”) or (ii) the Persons set forth on Appendix A of the Parent Disclosure Schedule (in reference to the “Knowledge of Parent”).

“Law” means any domestic, federal, state, municipal, local, national, supranational or foreign statute or law (whether statutory or common law), constitution, code, ordinance, rule, convention, regulation, Order, writ, judgment, decree, binding directive (including those of any applicable self-regulatory organization), arbitration award, agency determination, agency requirement or any other requirement adopted, promulgated or applied by any Governmental Entity, each as amended and now and hereafter in effect.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, charge, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim in the nature of a security interest, whether voluntarily incurred or arising by operation of Law.

“NASDAQ” means the NASDAQ Stock Market LLC.

“NRS” means the Nevada Revised Statutes.

“Originally Scheduled Date” means the date of the Parent Stockholder Meeting set forth in the Proxy Statement mailed by Parent to its stockholders for the Parent Stockholder Meeting.

“Parent Acquisition Proposal” means, with respect to Parent, any offer or proposal from any Person or group (other than the Company) concerning any, in a single transaction or series of related transactions, direct or indirect (a) merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution, conversion, transfer, domestication or continuance or other transaction involving Parent which would result in any Person or group (or the shareholders of any Person or group) beneficially owning, directly or indirectly, more than 20% or more of the voting power of Parent or 20% or more of the voting power of the successor to Parent in such transaction or the resulting direct or indirect parent of Parent or such successor (or any securities convertible into, or exchangeable for, securities representing such voting power), (b) sale, lease, exchange, transfer, license or other disposition of assets of Parent representing 20% or more of the consolidated assets of Parent (whether based on the fair market value, revenue generation or net income), (c) issuance or sale by Parent of Equity Interests representing, convertible into or exchangeable for 20% or more of the voting power of Parent, (d) transaction in which any Person will acquire beneficial ownership, or the right to acquire beneficial ownership of shares of capital stock representing 20% or more of the voting power of Parent, (e) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any Person or group (or the shareholders of any Person or group) beneficially owning 20% or more of the voting power of Parent or (f) any combination of the foregoing (in each case, other than the Merger).

“Parent Benefit Plans” means, all “employee benefit plans” as defined in Section 3(3) of ERISA and all bonus, stock option, stock purchase, stock appreciation rights, restricted stock, stock-based or other equity-based, incentive, profit-sharing, deferred compensation, vacation, insurance, medical, welfare, fringe, retirement, retiree medical or life insurance, supplemental retirement, severance, termination or change in control or other benefit plans, programs or arrangements, and all employment, consulting, termination, severance or other contracts or agreements, whether or not in writing and whether or not funded, with respect to which any member of the Parent Group has or may have any obligation or which are maintained, contributed to or sponsored by any member of the Parent Group for the benefit of any current or former employee, officer, director or consultant of any member of the Parent Group.

“Parent Board” means the board of directors of Parent.

“Parent Common Stock” shall mean the common stock, no par value, of Parent.

“Parent Equity Award” means an award of Parent RSUs, a Parent Restricted Stock Award or any other equity award granted under the Parent Equity Award Plan.

“Parent Equity Award Plan” means Parent’s 2018 Equity Incentive Plan.

“Parent Group” means Parent and each Subsidiary of Parent.

“Parent Intervening Event” means any material event, circumstance, change, effect, development or condition with respect to the Parent Group or its business that (i) was not known or reasonably foreseeable by the Parent Board as of execution and delivery of this Agreement and (ii) first becomes known to the Parent Board after the execution and delivery of this Agreement and at any time prior to the time the Parent Stockholder Approval is obtained; provided, however, that in no event shall any event, circumstance, change, effect, development or condition resulting from or relating to any of the following give rise to a Parent Intervening Event: (a) the receipt, existence, or terms of a Parent Acquisition Proposal or Parent Superior Proposal (which, for purposes of this definition, shall be read without reference to any percentages set forth in the definitions of “Parent Acquisition Proposal” and “Parent Superior Proposal”) or any matter relating thereto or consequence thereof; (b) the announcement or pendency of the transactions contemplated by this Agreement, including the Merger; (c) any breach of this Agreement by Parent; (d) the fact that Parent has exceeded or met any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of Parent’s revenue, earnings or other financial performance or results of operations; or (e) any changes in the market price or trading volume of the shares of Parent Common Stock.

“Parent IT Assets” means any and all computers, computer software, applications (including but not limited to web and mobile applications), firmware, middleware, servers, workstations, devices, digital storage media, routers, hubs, switches, networks, data communications lines and all other information technology equipment and hardware, and all associated documentation, in each case, owned by, or licensed or leased to, the Parent Group.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, (a) would, or would reasonably be expected to, prevent, materially impair or materially delay the ability of Parent to, by the Outside Date, consummate the transactions contemplated by this Agreement that are to occur at or prior to the Closing, (b) would, or would reasonably be expected to, result in any material change in the Parent Group’s ability to (i) conduct normal flying operations for its anticipated fleet as of the Closing or (ii) achieve the performance obligations required by any Parent Material Contracts, or (c) has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of the Parent Group, taken as a whole; provided, however, that in the case of this clause (c) only, the determination of the existence of any “Parent Material Adverse Effect” shall not take into account any of the following: (i) any changes after the date hereof in general economic conditions, or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, in the United States or any other country or region in the world, or any industry-wide development after the date hereof generally affecting airline companies; (ii) any change after the date hereof in GAAP or any applicable Laws affecting the operation of the business of the Parent Group; (iii) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement, including the Merger, including the impact thereof on the relationships, contractual or otherwise, of the Parent Group with employees (including any employee attrition), suppliers, customers, partners, lenders, lessors, vendors, Governmental Entities or any other third Person (it being understood that this clause (iii) shall not apply to any representation, warranty, covenant or agreement of Parent herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby); (iv) any change after the date hereof in regulatory, legislative or political conditions in the United States or any other country or region in the world; (v) acts of war, outbreak or escalation of hostilities, terrorism, sabotage, or other changes in geopolitical conditions, earthquakes, volcanic eruptions, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, any epidemic, pandemic, outbreak of illness or other public health event (including, for the avoidance of doubt, COVID-19 and the impact of COVID-19 or any COVID-19 Measures on the Parent Group) and other similar events in the United States or any other country or region in the world, in each case arising after the date hereof; (vi) any failure by Parent to meet any internal or published (including analyst) budgets, projections, expectations, forecasts or predictions in respect of the Parent Group’s revenue, earnings or other financial performance or results of operations (it being understood that the underlying facts and circumstances giving rise to such event may be deemed to constitute, and may be taken into consideration in determining whether there has been, a Parent Material Adverse Effect); (vii) any action required to be taken or omitted by Parent or any member of the Parent Group pursuant to this Agreement or taken or omitted at the express written request of the Company; (viii) any change after the date hereof in the market price or trading volume, or the downgrade in rating, of Parent’s securities (it being understood that the underlying facts and circumstances giving rise to such event may be deemed to constitute, and may be taken into consideration into determining whether there has been, a Parent

Material Adverse Effect); (ix) any change after the date hereof in the conditions in the industries in which the Parent Group conducts business (including as the result of fuel or other commodity price changes); (x) the development, continuation or worsening, in each case after the date hereof, of supply chain or service disruptions affecting the Parent Group; or (xi) any breach by the Company of this Agreement; provided, further, that the Effects set forth in the foregoing clauses (i), (ii), (iv), (v), (ix) and (x) shall be taken into account in determining whether there has occurred a Parent Material Adverse Effect only to the extent such Effects have, individually or in the aggregate, a disproportionate adverse impact on the Parent Group relative to other companies in the airline industry, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Parent Material Adverse Effect has occurred.

“Parent Registered IP” means all Intellectual Property Rights included in the Parent Owned Intellectual Property that are registered, filed, or issued under the authority of any Governmental Entity or domain name registrar, including all patents, registered copyrights, registered Trademarks and domain names and all applications for any of the foregoing.

“Parent Restricted Stock Award” means each award of restricted stock subject to time- or performance-based vesting conditions granted pursuant to the Parent Equity Award Plan.

“Parent RSU” means each award of restricted stock units (whether subject to time- or performance-based vesting conditions) granted pursuant to the Parent Equity Award Plan.

“Parent Stock Value” means the average of the volume weighted average price per share of Parent Common Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the 5 consecutive trading days ending with the last complete trading day 3 days immediately prior to the Closing Date.

“Parent Superior Proposal” means a bona fide written Parent Acquisition Proposal (except the references therein to “20%” will be replaced by “50%”) made by any Person or group (other than the Company) after the date of this Agreement that the Parent Board has determined in its good faith judgment, after consultation with its outside legal counsel and with its financial advisors, (a) would result in a transaction that is more favorable to Parent’s stockholders, from a financial point of view, than the Merger (after giving effect to all adjustments to the terms thereof which may be offered by the Company pursuant to Section 5.4(g)) and after taking into account the identity of the Person or group making the proposal, likelihood of consummation of such transaction in accordance with the terms of such Parent Acquisition Proposal and legal, financial, regulatory, timing and other applicable aspects of such Parent Acquisition Proposal; and (b) is reasonably capable of being consummated in accordance with the material terms thereof substantially within the timeframe contemplated by such Parent Acquisition Proposal.

“Parent Treasury Documents” means, collectively, (i) the Warrant Agreement, dated as of October 30, 2020, between Parent and the Treasury, (ii) the warrants issued to the Treasury to purchase up to an aggregate of 4,899,497 shares of Parent Common Stock and (iii) any other Contracts entered into between any member of the Parent Group and the Treasury.

“Parent Treasury Restrictions” means the restrictions and limitations that Parent has been, and will continue to be, subject to as a result of Parent’s participation in the PSP, PSP2 and PSP3, including, but not limited to, the: (i) requirement that funding received under the PSP, PSP2 and PSP3 be used exclusively for the payment of wages, salaries and benefits to employees, (ii) prohibition on the payment of dividends until September 30, 2022, (iii) prohibition on the repurchase of any of Parent’s equity securities that are listed on a national securities exchange until September 30, 2022, (iv) restrictions on the involuntary termination or furlough of certain employees until the later of September 30, 2021, and the date on which all of the funding received under the PSP, PSP2 and PSP3 has been expended, (v) restrictions on the reduction of the salary, pay rate and benefits of certain employees until the later of September 30, 2021, and the date on which all of the funding received under the PSP, PSP2 and PSP3 has been expended, (vi) limitations on certain executive compensation including, but not limited to, pay increases and severance pay or other benefits upon terminations, until April 1, 2023, (vii) requirements to maintain certain levels of scheduled air transportation services through March 1, 2022, and (viii) additional reporting and recordkeeping requirements.

“Parent Warrants” means the warrants issued by Parent to Treasury prior to the date hereof.

“PCI DSS” shall mean the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Permitted Liens” means (a) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of Law, (c) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Entity having jurisdiction over real property, (d) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above real property, (e) Liens in favor of lessors arising in connection with any Company Leased Real Property or Parent Leased Real Property (as applicable), (f) Liens pursuant to the Company’s or Parent’s, or their respective Subsidiaries’, existing Indebtedness, (g) any pledge, deposit or other lien securing the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds, letters of credit and other obligations of a similar nature, in each case, incurred in the ordinary course of business, (h) pledges or deposits arising in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (i) non-exclusive licenses of Intellectual Property Rights in the ordinary course of business, and (j) Liens that do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Information” means all information that identifies or could reasonably be used to identify an individual, a household or an individual’s or household’s device (e.g., device identifiers, IP address, MAC address, or other device identifier), and any information that constitutes “personal information,” “personal data,” “protected health information,” or a similar term under applicable Laws. Personal Information includes such information in any form, including paper, electronic, and other forms.

“Privacy Laws” means all applicable Laws in any country, jurisdiction or territory of the world as amended, consolidated, re-enacted or replaced from time to time, in each case, regarding privacy, or data security, or data protection or that are applicable to the Processing of Personal Information, including such Laws relating to cross-border transfers of Personal Information, data breach notification, website and mobile application privacy policies and practices, use of cookies, pixels and tracking technologies, use of geolocation technologies, and email, text message or telephone communications, which may include to the extent applicable, the Federal Trade Commission Act; the Telemarketing Sales Rule; the Children’s Online Privacy Protection Act; the Telemarketing Consumer Protection Act; the CAN-SPAM Act; the Health Insurance Portability and Accountability Act; the Gramm-Leach-Bliley Act; the Fair Credit Reporting Act; the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act, and all implementing regulations thereto; the California Invasion of Privacy Act; the Colorado Privacy Act; the Connecticut Data Privacy Act; the Illinois Biometric Information Privacy Act; the Virginia Consumer Data Protection Act; the Utah Consumer Privacy Act; Regulation (EU) 2016/679 (GDPR); the UK Data Protection Act and its implementation of GDPR; Canada’s Personal Information Protection and Electronic Documents Act; the Japan Act on the Protection of Personal Information Act No. 57 of 2003; the Hong Kong Personal Data (Privacy) Ordinance; the South Korea Personal Information Protection Act (PIPA); and the Australia Privacy Act 1988.

“Pro Rata Share” means the percentage equal to a quotient, (a) the numerator of which is one (1), and (b) the denominator of which is the sum, without duplication, of (i) the total number of shares of Parent Common Stock issued and outstanding as of immediately prior to the Effective Time, excluding, for the avoidance of doubt, the number of shares issued in the Primary Issuance, plus (ii) the total number of shares of Parent Common Stock issuable upon the acceleration and settlement of the Parent RSUs and Parent Restricted Stock Awards outstanding as of immediately prior to the Effective Time in accordance with Section 2.4(a).

“Proceeding” shall mean any legal, administrative, arbitral or other proceeding, complaint, suit, claim, action, charge, hearing, litigation (whether civil, criminal, administrative, judicial or investigative), arbitration, mediation, audit, demand review, examination inquiry or investigation by or before any Governmental Entity, arbitrator, or mediator.

“Process” (or “Processing”) means to perform any operation or set of operations upon data, whether manually or by automatic means, including blocking, erasing, destroying, collecting, compiling, combining, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, transferring, aligning, cleaning, transmitting, disclosing, altering, distributing, disseminating, or otherwise making available data.

“PSP” means the Payroll Support Program established under Division A, Title IV, Subtitle B of the CARES Act.

“PSP2” means the Payroll Support Program Extension established under Subtitle A of Title IV of Division N of the Consolidated Appropriations Act, 2021 (December 27, 2020), as the same may be amended from time to time.

“PSP3” means the Payroll Support Program established under Section 7301 of the American Rescue Plan Act of 2021 (March 11, 2021), as the same may be amended from time to time.

“Representative” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such Person, in each case acting in their capacity as such.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, leaching, escaping, dumping, injection, deposit, discharge or disposing of any Hazardous Substances in, onto or through the outdoor or indoor environment.

“Restricted Share” means each outstanding and issued share of capital stock of the Company or Parent, as applicable, that is subject to one or more vesting conditions.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder Litigation” means any Proceeding commenced by an actual or purported holder of shares of capital stock of Parent against a Party or any of its Subsidiaries, Affiliates, directors, or employees relating to, involving or affecting such Party or any of its Subsidiaries, Affiliates, directors or employees, in each case, in connection with, arising from or otherwise relating to the transactions contemplated by this Agreement, including any Proceeding alleging or asserting any misrepresentation or omission in the Form S-4 or the Proxy Statement or any other communications to the holders of such shares, in each case other than any Proceedings solely among the Parties or their respective Affiliates related to this Agreement or the transactions contemplated hereby, including the Merger.

“Subsidiary” of a Person means any other Person with respect to which the first Person (a) has the right to elect a majority of the board of directors or other Persons performing similar functions or (b) beneficially owns more than 50% of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

“Tax” or “Taxes” shall mean any and all U.S. federal, state, local or non-U.S. taxes, withholdings, charges, fees, levies or other assessments or other similar charges in the nature of a tax imposed by any Governmental Entity, including any income, excise, property, sales, use, occupation, transfer, conveyance, payroll or other employment-related tax, workers’ compensation, unemployment compensation, recapture, escheat, duties, license, registration, ad valorem, value-added, social charges, social security, national insurance (or other similar contributions or payments), franchise, estimated severance, stamp taxes, windfall or other profits, taxes based upon or measured by capital stock, capital gains, net worth or gross receipts, custom duties and other taxes together with all interest, fines, penalties and additions attributable to or imposed with respect to such amounts.

“Tax Return” shall mean any report, return, information return, form, declaration, statement, or other information (including any amendments thereto and including any schedule or statement thereto) filed or required to be filed by applicable law in connection with the determination, assessment or collection of any Tax.

“Treasury” means the United States Department of the Treasury.

APPENDIX B

INDEX OF DEFINED TERMS

Term	Section
10 BD Solicitation Period	Section 5.5(a)
AFAC	Section 6.1(g)
Agreement	Preamble
Antitrust Proceeding	Section 5.8(b)
Applicable Requirement	Section 4.6(b)
Articles of Conversion	Section 1.2(c)
Aviation Approvals	Section 6.1(g)
CAA	Section 3.5
Cancelled Shares	Section 2.1(b)
Certificate of Conversion	Section 1.2(c)
Certificate of Merger	Section 1.3(b)
Change of Company Recommendation	Section 5.6(f)
Change of Parent Recommendation	Section 5.4(f)
Chosen Courts	Section 8.10(b)
Closing	Section 1.1
Closing Date	Section 1.1
Company	Preamble
Company Alternative Acquisition Agreement	Section 5.6(b)
Company Bylaws	Section 3.1(c)
Company Charter	Section 3.1(c)
Company D&O Insurance	Section 5.13(c)
Company Data Privacy Requirements	Section 3.16(a)
Company Disclosure Schedule	Article III
Company Financial Statements	Section 3.7(a)
Company Insurance Policies	Section 3.17
Company Intervening Event Notice Period	Section 5.6(h)(i)
Company Notice Period	Section 5.6(g)(i)
Company Permits	Section 3.6(a)
Company PII Security Incident	Section 3.16(c)
Company Recommendation	Section 3.3(b)
Company Stockholder Approval	Section 3.3(c)
Company Union Employees	Section 5.11(e)
Competition Authorities	Section 5.8(d)
Confidentiality Agreement	Section 5.3
Constituent Entity	Section 1.2(a)
Continuing Company Employees	Section 5.11(a)
Continuing Parent Employee	Section 5.11(a)
Conversion	Recitals

Term	Section
Conversion Effective Time	Section 1.2(c)
Conversion Filings	Section 1.2(c)
CPA Side Letter	Recitals
DHS	Section 3.5
Dissenting Shares	Section 2.1(d)(i)
DOT	Section 3.5
Draft 2024 Audit Opinion	Section 4.7(g)
Draft 2024 Financial Statements	Section 4.7(g)
Draft 2025 Q1 Financial Statements	Section 4.7(h)
EDGAR	Article IV
Effective Time	Section 1.3(b)
Enforceability Exceptions	Section 3.3(a)
Escrow Agreement	Recitals
Escrow Shares	Section 1.2(f)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(a)
FAA	Section 3.5
Fairness Opinion	Section 4.28
FCC	Section 3.5
Final 2024 Audit Opinion	Section 6.3(h)
Final 2024 Financial Statements	Section 6.3(h)
Final 2025 Q1 Financial Statements	Section 6.3(i)
Form S-4	Section 4.5
FTI	Section 4.28
Go-Forward CPA	Recitals
Intended Tax Treatment	Section 5.17(a)
Interim Period	Section 5.1
Letter of Transmittal	Section 2.2(b)
Marcum	Section 4.7(c)
Merger	Section 1.3(a)
Merger Consideration	Section 2.1(a)
Mesa Representatives	Section 8.14(a)
Non-Recourse Party	Section 8.13
OFAC	Section 4.30
Order	Section 3.10(b)
Other Consents	Section 4.5
Outside Date	Section 7.1(b)(ii)
Parent	Preamble
Parent Aircraft	Section 4.24(a)
Parent Aircraft Finance Contract	Section 4.24(e)
Parent Aircraft Purchase Contract	Section 4.24(d)
Parent Airport	Section 4.26
Parent Alternative Acquisition Agreement	Section 5.4(b)
Parent Anti-Corruption Laws	Section 4.6(c)

Term	Section
Parent Bylaws	Section 4.1(c)
Parent CBAs	Section 4.13(b)
Parent Charter	Section 4.1(c)
Parent D&O Insurance	Section 5.12(c)
Parent Data Privacy Requirements	Section 4.18(a)
Parent Disclosure Schedule	Article IV
Parent Financial Statements	Section 4.7(a)
Parent Insurance Policies	Section 4.20
Parent Intervening Event Notice Period	Section 5.4(h)(i)
Parent Leased Real Property	Section 4.22(a)
Parent Licensed Intellectual Property	Section 4.17(a)
Parent Malicious Code	Section 4.17(f)
Parent Material Contract	Section 4.14(a)
Parent Notice Period	Section 5.4(g)(i)
Parent Owned Aircraft	Section 4.24(f)
Parent Owned Intellectual Property	Section 4.17(a)
Parent Permits	Section 4.6(a)
Parent PII Security Incident	Section 4.18(c)
Parent Recommendation	Section 4.3(b)
Parent Related Party Transaction	Section 4.23
Parent Restricted Stock Award	Section 2.5(a)
Parent SEC Documents	Section 4.7(a)
Parent Service Providers	Section 4.12(g)
Parent Slots	Section 4.25(a)
Parent Stockholder Approval	Section 4.3(c)
Parent Stockholder Meeting	Section 5.5(c)
Parent Union Employees	Section 5.11(e)
Parties	Preamble
Plan of Conversion	Recitals
Post-Conversion Parent Bylaws	Section 1.2(d)
Post-Conversion Parent Charter	Section 1.2(c)
Potential Purchasers	Section 5.8(j)
Potential Sale Transaction	Section 5.8(j)
Primary Issuance	Recitals
Proxy Statement	Section 4.5
R&W Policy	Section 5.18
Resulting Entity	Section 1.2(a)
S-4/Proxy Permitted Filing Date	Section 5.5(a)
Sanctions	Section 4.30
Security Events	Section 4.17(g)
Separation and Consulting Agreement	Recitals
Specified Regulations	Section 3.5
Surviving Corporation	Section 1.3(a)
Surviving Corporation Board	Section 1.4(a)
Takeover Law	Section 3.8

Term	Section
Termination Fee	Section 7.3(a)
Three Party Agreement	Recitals
Trade Compliance Laws	Section 4.30
Transaction Agreements	Recitals
TSA	Section 3.5
United	Recitals
Unvested Company RSU	Section 2.5(a)
Vested Company RSU	Section 2.5(a)
Vote-Taking Parent Stockholder Meeting	Section 7.1(b)(iii)

Exhibit 1

Form of Post-Conversion Parent Charter

See attached

CERTIFICATE OF INCORPORATION

OF

MESA AIR GROUP INC.

ARTICLE I

Section 1.1. Name. The name of the Corporation is Mesa Air Group, Inc. (the “Corporation”).

ARTICLE II

Section 2.1. Address. The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808; the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

Section 3.1. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended from time to time, the “DGCL”).

ARTICLE IV

Section 4.1. Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is [•] shares, which shall be divided into two classes as follows: (i) [•] shares of Common Stock, par value $0.001 per share (“Common Stock”) and (ii) [•] shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”). The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the requisite vote of the stockholders entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is expressly required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

Section 4.2. Preferred Stock.

(A) The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the authorized but unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (full or limited or no voting powers) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(B) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series of Preferred Stock).

Section 4.3. Common Stock.

(A) Voting Rights. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms, number of shares, powers, designations, preferences or relative, participating, optional or other special rights (including, without limitation, voting rights, whether full or limited or no voting powers), or to qualifications, limitations or restrictions thereof, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(B) Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of capital stock of the Corporation, such dividends and other distributions may be declared and paid ratably on the Common Stock, ratably in proportion to the number of shares held by each such stockholder, out of the assets of the Corporation that are legally available for this purpose at such times and in such amounts as the Board in its discretion shall determine.

(C) Liquidation, Dissolution or Winding Up. Subject to applicable law, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the right, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution, liquidation or winding up of the Corporation, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by each such stockholder.

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ARTICLE V

Section 5.1. Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. In addition to any vote of the holders of any class or series of capital stock of the Corporation required by this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, change, add to, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

Section 5.2. Certificate of Incorporation. In addition to any vote required by applicable law or this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), the amendment, alteration, repeal or rescission of, in whole or in part, or the adoption of any provision inconsistent with, the following provisions in this Certificate of Incorporation shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V, Article VI, Article VII, Article VIII and Article XII.

ARTICLE VI

Section 6.1. Board of Directors.

(A) Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the whole Board shall be determined from time to time exclusively by resolution adopted by the Board.

(B) Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the Board that results from an increase in the total number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled only by the affirmative vote of a majority of the directors then in office (other than directors elected exclusively by the holders of any series of Preferred Stock, voting separately as a series or together with one or more such series, as the case may be), although less than a quorum, or by the sole remaining director (other than directors elected exclusively by the holders of any series of Preferred Stock, by voting separately as a series or together with one or more series, as the case may be) (and not by stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting for the election of directors and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

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(C) Any or all of the directors (other than the directors elected exclusively by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

(D) During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues, and notwithstanding Section 6.1(A) hereof: (i) the then otherwise total authorized number of directors of the Corporation fixed pursuant to Section 6.1(A) hereof shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such directorship terminates pursuant to said provisions , whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Notwithstanding any other provision of this Certificate of Incorporation, except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each, such director shall cease to be qualified, and shall cease to be, a director), and the total authorized number of directors of the Corporation shall automatically be reduced accordingly, but in all events not less than the number of directors fixed pursuant to Section 6.1(A) hereof.

(E) Directors of the Corporation need not be elected by written ballot unless the Bylaws shall so provide.

(F) Notwithstanding anything to the contrary in this Certificate of Incorporation or the Bylaws, at least two-thirds of the members of the Board shall be “citizens of the United States” as provided under Applicable Transportation Law (as defined in Section 10.1 below), and the Chairman of the Board shall be a “citizen of the United States” as provided under Applicable Transportation Law (as defined in Section 10.1 below) for so long as required by Applicable Transportation Law. If the number of Non-Citizens (as defined in Section 10.1 below) serving on the Board at any time exceeds the limitations provided under Applicable Transportation Law, one or more directors who are Non-Citizens shall, in reverse chronological order based on their tenure of service on the Board, cease to be qualified as directors and shall automatically cease to be directors.

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Section 6.2. Officers. Notwithstanding anything to the contrary in this Certificate of Incorporation or the Bylaws, the Chief Executive Officer and President and at least two-thirds of the other officers of the Corporation shall be “citizens of the United States” as provided under Applicable Transportation Law (as defined in Section 10.1 below) for so long as required by Applicable Transportation Law.

ARTICLE VII

Section 7.1. Meetings of Stockholders. Any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in lieu of a meeting by such holders unless such action is recommended by all directors of the Corporation then in office; provided, however, that notwithstanding the foregoing, to the extent expressly permitted by the certificate of designation relating to one or more series of Preferred Stock, by the holders of such series of Preferred Stock, voting or consenting separately as a series or separately as a class with one or more other such series, may be taken by consent in lieu of a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chair of the Board or the Chief Executive Officer of the Corporation or, subject to compliance with the procedures and restrictions and limitations set forth in the Bylaws, by the Secretary upon the request of holders of stock of the Corporation entitling the holders thereof to not less than 20% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors.

ARTICLE VIII

Section 8.1. Limited Liability of Directors and Officers. No director or officer of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this Article VIII shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment or repeal.

ARTICLE IX

Section 9.1. Waiver of Corporate Opportunity Doctrine. The Corporation renounces, in accordance with Section 122(17) of the DGCL, any application of the corporate opportunity doctrine in respect of the stockholders of the Corporation in their capacity as such.

ARTICLE X

Section 10.1. Non-Citizen Voting and Ownership Limitations. All shares of Common Stock and Preferred Stock of the Corporation (collectively, “Equity Securities”) shall be subject to the following limitations:

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(A) Non-Citizen Voting and Ownership Limitations. In no event shall persons or entities who fail to qualify as a “citizen of the United States,” as the term is defined in Section 40102(a)(15) of Subtitle VII of Title 49 of the United States Code, as amended, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the U.S. Department of Transportation, its predecessors and successors, from time to time (“Applicable Transportation Law”), including any agent, trustee, or representative of such persons or entities (“Non-Citizens”) collectively, be entitled to own (beneficially or of record) and/or control more than (x) 24.9% of the aggregate voting power of all outstanding Equity Securities of the Corporation (the “Voting Cap Amount”) or (y) 49% of the total number of all outstanding shares of Equity Securities of the Corporation (“the Absolute Cap Amount”, and together with the Voting Cap Amount, the “Cap Amounts”).

(B) Enforcement of Cap Amounts. The restrictions imposed by the Cap Amounts shall be applied to each Non-Citizen in reverse chronological order based upon the date of registration (or attempted registration in the case of the Absolute Cap Amount) on the separate stock record maintained by the Corporation or any transfer agent for the registration of Equity Securities held by Non-Citizens (the “Foreign Stock Registry”) or the stock transfer records of the Corporation. At no time shall the shares of Equity Securities held by Non-Citizens be voted, unless such shares are registered on the Foreign Stock Registry. In the event that Non-Citizens shall own (beneficially or of record) and/or have voting control over any Equity Securities, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to ownership and/or control of a United States air carrier, including Applicable Transportation Law. If Non-Citizens at any time collectively own (beneficially or of record) and/or control more than the Voting Cap Amount, the voting rights of the Equity Securities in excess of the Voting Cap Amount shall be automatically suspended in accordance with this Section 10.1(B) and Section 10.2 below. In the event that any transfer of Equity Securities to a Non-Citizen would result in Non-Citizens owning (beneficially or of record) and/or controlling more than the Absolute Cap Amount, such transfer shall be null and void ab initio and of no force and effect and shall not be recorded in the books and records of the Corporation, including the Foreign Stock Registry. Any determination as to ownership, control or citizenship made by the Board shall be conclusive and binding as between the Corporation and any stockholder.

Section 10.2. Foreign Stock Registry.

(A) The Corporation or any transfer agent shall maintain a separate stock record, designated the “Foreign Stock Registry,” for the registration of Equity Securities owned (beneficially or of record) and/or controlled by Non-Citizens. It is the duty of each stockholder who is a Non-Citizen to register his, her or its Equity Securities in the Foreign Stock Registry. The beneficial ownership or control of Equity Securities by Non-Citizens shall be determined in conformity with regulations prescribed from time to time by the Board, and a copy of such regulations shall be maintained by the Secretary of the Corporation and shall be furnished by the Corporation to any stockholder of the Corporation upon request therefor, without cost. Only Equity Securities that have been issued and are outstanding may be registered in the Foreign Stock Registry. The Foreign Stock Registry shall include (i) the name and nationality of each Non-Citizen owning (beneficially or of record) or controlling Equity Securities, (ii) the number of Equity Securities owned (beneficially or of record) or controlled by each such Non-Citizen and (iii) the date of registration of such Equity Securities in the Foreign Stock Registry.

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(B) In no event shall Equity Securities owned (beneficially or of record) and/or controlled by Non-Citizens representing more than the Voting Cap Amount be voted. In the event that Non-Citizens shall collectively own (beneficially or of record) and/or have voting control over any Equity Securities, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to ownership and/or control of a United States air carrier including Applicable Transportation Law. Voting rights of Equity Securities owned (beneficially or of record) and/or controlled by Non-Citizens shall be suspended in reverse chronological order based upon the date of registration (or attempted registration) in the Foreign Stock Registry. Such suspension of the voting rights shall automatically terminate upon the earlier of the (i) transfer of such Equity Securities to a person or entity who is a “citizen of the United States” (as such term is defined in the Applicable Transportation Law, or (ii) registration of such shares of Equity Securities on the Foreign Stock Registry, subject to the second sentence of Section 10.2(C).

(C) In the event that any transfer or issuance of Equity Securities to a Non-Citizen would result in Non-Citizens owning (beneficially or of record) and/or controlling more than the Absolute Cap Amount, such transfer or issuance shall be null and void ab initio and of no force or effect, and shall not be recorded in the Foreign Stock Registry or the stock records of the Corporation. In the event that the Corporation shall determine that the Equity Securities registered on the Foreign Stock Registry or otherwise registered on the stock records of the Corporation and owned (beneficially or of record) and/or controlled by Non-Citizens, taken together (without duplication), exceed the Absolute Cap Amount, such number of shares shall be removed from the Foreign Stock Registry and the stock records of the Corporation, as applicable, in reverse chronological order based on the date of registration (or attempted registration) in the Foreign Stock Registry and the stock records of the Corporation, as applicable, and any transfer or issuance that resulted in such event shall be deemed null and void ab initio and of no force or effect, such that the Foreign Stock Registry and the stock records of the Corporation, as applicable, reflect the ownership of shares without giving effect to any transfer or issuance that caused the Corporation to exceed the Absolute Cap Amount until the aggregate number of shares registered in the Foreign Stock Registry or otherwise registered to Non-Citizens is equal to the Absolute Cap Amount.

Section 10.3. Registration of Shares. Subject to any limitations or exceptions set forth in this Article X, registration of the ownership of Equity Securities by Non-Citizens shall be effected by written notice to, and in the form specified from time to time by, the Secretary of the Corporation. The order in which such shares shall be registered on the Foreign Stock Registry shall be chronological, based on the date the Corporation received a written notice to so register such shares; provided, that any Non-Citizen who purchases or otherwise acquires shares that are registered on the Foreign Stock Registry shall register such shares in its own name within 30 days of such acquisition, in which event such person or entity will assume the position of the seller of such shares in the chronological order of shares registered on the Foreign Stock Registry.

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Section 10.4. Certification of Equity Securities.

(A) The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to stockholders in connection with the annual meeting or any special meeting of the stockholders of the Corporation, or otherwise) require a person or entity that is a holder of record of Equity Securities or that the Corporation knows to have, or has reasonable cause to believe has, beneficial ownership or control of Equity Securities to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot of such person) that, to the knowledge of such person or entity:

(1) all Equity Securities as to which such person or entity has record ownership or beneficial ownership are owned and controlled only by “citizens of the United States” (as defined above in Section 10.1); or

(2) the number of Equity Securities of record or beneficially owned by such person or entity that are owned and/or controlled by Non-Citizens is as set forth in such certificate.

(B) With respect to any Equity Securities identified in response to clause (A)(2) above, the Corporation may require such person or entity to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article X.

(C) For purposes of applying the provisions of this Article X with respect to any Equity Securities, in the event of the failure of any person or entity to provide the certificate or other information to which the Corporation is entitled pursuant to this Section 10.4, the Corporation shall be entitled to presume that the Equity Securities in question are owned and/or controlled by Non-Citizens.

(D) Each certificate or other representative document for Equity Securities (including each such certificate or representative document for Equity Securities issued upon any permitted transfer of Equity Securities, securities convertible into or exchangeable for Equity Securities) shall contain a legend in substantially the following form:

THE [TYPE OF EQUITY SECURITIES] OF MESA AIR GROUP INC. REPRESENTED BY THIS CERTIFICATE OR REPRESENTATIVE DOCUMENT ARE SUBJECT TO OWNERSHIP, CONTROL, AND VOTING RESTRICTIONS WITH RESPECT TO CERTAIN SECURITIES HELD BY PERSONS OR ENTITIES THAT FAIL TO QUALIFY AS “CITIZENS OF THE UNITED STATES” AS THE TERM IS DEFINED IN SECTION 40102(a)(15) OF SUBTITLE VII OF TITLE 49 OF THE UNITED STATES CODE, AS AMENDED, IN ANY SIMILAR LEGISLATION OF THE UNITED STATES ENACTED IN SUBSTITUTION OR REPLACEMENT THEREFORE, AND AS INTERPRETED BY THE UNITED STATES DEPARTMENT OF TRANSPORTATION, ITS PREDECESSORS AND SUCCESSORS, FROM TIME TO TIME. SUCH OWNERSHIP, CONTROL, AND VOTING RESTRICTIONS ARE CONTAINED IN THE CERTIFICATE OF INCORPORATION AND THE BYLAWS OF MESA AIR GROUP INC., AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME. A COMPLETE AND CORRECT COPY OF SUCH CERTIFICATE OF INCORPORATION AND BYLAWS SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF THE SECURITIES REPRESENTED HEREBY UPON WRITTEN REQUEST TO THE SECRETARY OF MESA AIR GROUP INC.

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ARTICLE XI

Section 11.1. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XII

Section 12.1. Derivative Actions. The Corporation shall at all times have, and there is hereby established, a Litigation Demand Committee (as defined below) of the Board, which shall have the sole and exclusive power and authority of the Board, to the fullest extent permitted by law, to consider the merits of, investigate, review, consider and evaluate, and take and cause to be implemented all actions and make all such decisions and determinations with respect to, any litigation demands on the Board made by a stockholder in accordance with Delaware law to investigate or take any action with respect to any allegation or claim of any breach of fiduciary duty owed by any current or former director, officer, stockholder or other fiduciary of the Corporation or any affiliate thereof, as well as any other allegation or claim that may give rise to a derivative claim that may be brought by or on behalf of the Corporation or any affiliate thereof, and to make decisions and take actions with respect to any such demands, including, without limitation, with respect to whether to initiate or decline to initiate any action, suit or proceeding, or to pursue, continue, move to dismiss, settle, compromise, resolve or take other action with respect to, any such demand or threatened or pending derivative action. For purposes of this Article XII, “Litigation Demand Committee” means a committee of the Board composed entirely solely of one or more disinterested directors in office at any time and from time to time who are determined by the Board to meet the independence standards (but need not meet the financial literacy or financial expert qualifications) required to serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the U.S. Securities and Exchange Commission thereunder and by the national securities exchange on which the Common Stock is listed for trading. The Litigation Demand Committee may (and, if the Litigation Demand Committee deems warranted by the facts and circumstances in respect of any demand or threatened or pending derivative action for which a demand has been made to, or that is otherwise before, the Litigation Demand Committee, the Litigation Demand Committee shall) establish a subcommittee of the Litigation Demand Committee, which subcommittee shall have any or all of the powers and authority of the Litigation Demand Committee.

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Section 12.2. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if such court does not have subject matter jurisdiction, another state or federal court (as appropriate) located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), (v) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, or (vi) any action asserting an “internal corporate claim” as defined in Section 115 of the DGCL, in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America, including, in each case, the applicable rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII

Section 13.1 The name and mailing address of the sole incorporator of the Corporation is [•].

* * *

[This Certificate of Incorporation shall become effective at [•] a.m./p.m. (Eastern Time) on [•].

[Signature Page Follows]

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IN WITNESS WHEREOF, being the incorporator hereinabove named, makes and files this Certificate of Incorporation and does hereby declare and certify that said instrument is [his/her] act and deed and that the facts stated herein are true, and accordingly has executed this Certificate of Incorporation this [•] day of [•], 2025.

By:
Name: [•]
Title: Sole Incorporator

[Signature page–Certificate of Incorporation]

Exhibit 2

Form of Post-Conversion Parent Bylaws

See attached

BYLAWS

OF

MESA AIR GROUP INC.

ARTICLE I.

OFFICES

Section 1. The registered office and registered agent of Mesa Air Group, Inc. (the “Corporation”) in the State of Delaware shall be as set forth in the Certificate of Incorporation (as defined below). The Corporation may also have offices in such other places in the United States or elsewhere as the Board of Directors of the Corporation (the “Board”) may, from time to time, determine or as the business of the Corporation may require as determined by an officer of the Corporation.

ARTICLE II.

STOCKHOLDERS

Section 1. The annual meeting of the stockholders of the Corporation for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting may be held on such date, and at such time and place, if any, within or without the State of Delaware as may be designated from time to time by the Board. The Board may, in its sole discretion, determine that annual meetings of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Article II, Section 13 of these Bylaws (as the same may be amended and/or restated from time to time, the “Bylaws”) in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). To the fullest extent permitted by law, the Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled.

Section 2. (A) Except as otherwise required by the DGCL or the certificate of incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”), and subject to the rights of the holders of one or more series of Preferred Stock (as defined in the Certificate of Incorporation), special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chair of the Board (the “Chair”) or the Chief Executive Officer of the Corporation (the “Chief Executive Officer”) or, subject to the restrictions and limitations and compliance with the procedures set forth in this Section 2, by the Secretary upon the request of holders of stock of the Corporation entitling the holders thereof to not less than 10% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors (a “Stockholder Requested Special Meeting”). The Board may, in its sole discretion, determine that special meetings of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Article II, Section 13 of these Bylaws in accordance with Section 211(a)(2) of the DGCL. To the fullest extent permitted by law, the Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board, the Chair, or the Chief Executive Officer.

(B) A special meeting of stockholders may be held at such date, time and place, if any, within or without the State of Delaware as may be designated by the Board; provided, however, that the date of any Stockholder Requested Special Meeting shall be not more than 120 days after the date that the Secretary has received one or more valid requests from stockholders for the calling of a special meeting (“Stockholder Meeting Requests”), which requests satisfy the requirements set forth in these Bylaws for the calling of a Stockholder Requested Special Meeting. For the avoidance of doubt, if any documentary evidence required by these Bylaws is not simultaneously delivered with one or more Stockholder Meeting Request(s) under the circumstances expressly permitted by these Bylaws, then the date of the Stockholder Requested Special Meeting shall not be more than 120 days after the date that all such documentary evidence is received by the Secretary in compliance with these Bylaws. In fixing a date, time and place, if any, for any special meeting of stockholders, the Board may consider such factors as it deems relevant, including without limitation, the nature of the matters to be considered, the facts and circumstances related to any request for a meeting and any plan of the Board to call an annual meeting or special meeting.

(C) In order for a Stockholder Requested Special Meeting to be called, one or more Special Meeting Requests must be signed and dated by the record holders of shares representing in the aggregate at least 10% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors (the “Requisite Percentage”), which Requisite Percentage must be owned by the stockholder(s) making the request on the date of such request and continuously through the date of the special meeting. Each Special Meeting Request shall be delivered to the Secretary at the Corporation’s principal executive offices and shall be accompanied by a written notice setting forth the information required by clauses (b) and (c) of Section 12(A)(2) of this Article II. In addition to the foregoing, a Special Meeting Request must include: (x) documentary evidence of the number and class or series of shares of capital stock of the Corporation owned by each stockholder submitting a Special Meeting Request as of the date on which the Special Meeting Request is delivered to the Secretary, provided that, if the stockholder submitting the Special Meeting Request (each, a “Requesting Stockholder”) is not the beneficial owner of such shares, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request, such documentary evidence must be delivered to the Secretary within 10 days after the date on which the Special Meeting Request is delivered to the Secretary) of the number and class or series of shares owned by the beneficial owner(s) as of the date on which the Special Meeting Request is delivered to the Secretary; (y) a representation that the Requesting Stockholder or Requesting Stockholders intend to continue to satisfy the Requisite Percentage through the date of the Stockholder Requested Special Meeting and an agreement by the Requesting Stockholder(s) to promptly notify the Corporation upon any decrease occurring between the date on which the Special Meeting Request is delivered to the Secretary and the date of the Stockholder Requested Special Meeting in the number of shares owned by such stockholder; and (z) an acknowledgment of the Requesting Stockholder(s) that any decrease after the date on which the Special Meeting Request is delivered to the Secretary in the number of shares held by such stockholder shall be deemed a revocation of the Special Meeting Request with respect to such shares and that such shares will no longer be included in determining whether the Requisite Percentage has been satisfied.

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Each Requesting Stockholder is required to update and supplement the Special Meeting Request delivered pursuant to this Section 2, if necessary, so that the information provided or required to be provided in such notice, including the information specified in clauses (b) and (c) of Section 12(A)(2) of this Article II shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the Stockholder Requested Special Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for determining the stockholders entitled to receive notice of such meeting. In addition to the foregoing, the Requesting Stockholder(s) shall promptly provide any other information reasonably requested by the Corporation.

(D) In determining whether a special meeting of stockholders has been requested by Requesting Stockholder(s) holding shares representing in the aggregate at least the Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting, in each case as determined by the Board (which, if such purpose is the removal of directors and/or the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors, will mean that the exact same person or persons are proposed for election or removal in each relevant Stockholder Meeting Request), and (ii) such Special Meeting Requests have been dated and delivered to the Secretary within sixty (60) days of the earliest dated Special Meeting Request. A stockholder may revoke a Special Meeting Request at any time by written revocation delivered to the Secretary. If, following such revocation (or any deemed revocation hereunder), at any time before the time of the Stockholder Requested Special Meeting, there are unrevoked requests from stockholders representing in the aggregate less than the Requisite Percentage, the Board, in its discretion, may cancel the special meeting.

(E) At any Stockholder Requested Special Meeting, the business transacted shall be limited to the purpose(s) stated in the Special Meeting Request; provided, however, that the Board shall have the authority in its discretion to submit additional matters to the stockholders and to cause other business to be transacted. Notwithstanding the foregoing provisions of this Section 2, a Special Meeting Request shall not be valid and a Stockholder Requested Special Meeting shall not be called or held if: (i) the Special Meeting Request does not comply with these Bylaws; (ii) the business specified in the Special Meeting Request is not a proper subject for stockholder action under applicable law; (iii) the Board has called or calls for an annual or special meeting of stockholders to be held within one hundred twenty (120) days after the Secretary receives the Special Meeting Request and the Board determines that the business of such meeting includes (among any other matters properly brought before the annual or special meeting) the business specified in the Special Meeting Request; (iv) the Special Meeting Request is received by the Secretary during the period commencing ninety (90) days prior to the anniversary date of the prior year’s annual meeting of stockholders and ending on the date of the final adjournment of the next annual meeting of stockholders; (v) an identical or substantially similar item (a “Similar Item”) was presented at any meeting of stockholders held within ninety

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(90) days prior to receipt by the Secretary of the Special Meeting Request (and, for purposes of this clause (v), the removal of directors and any nomination of directors for election, whether to fill vacancies, newly created directorships or otherwise, shall be deemed a “Similar Item” with respect to all items of business involving the removal of directors, the changing of the size of the Board and the election of directors, whether to fill vacancies and/or newly created directorships or otherwise); (vi) a Similar Item, other than the nomination, election or removal of directors, was presented at an annual or special meeting of stockholders held not more than twelve (12) months prior to receipt by the Secretary of the Special Meeting Request; or (vii) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act (as defined below), or other applicable law.

(F) Except to the extent previously determined by the Board in connection with a Stockholder Requested Special Meeting or any related Special Meeting Request, the chairperson of the Stockholder Requested Special Meeting shall determine at such meeting whether any proposed business or other matter to be transacted by the stockholders has not been properly brought before the special meeting and, if he or she should so determine, the chairperson shall declare that such proposed business or other matter was not properly brought before the meeting and such business or other matter shall not be presented for stockholder action at the meeting. In addition, notwithstanding the foregoing provisions of this Section 2, unless otherwise required by law, if the Requesting Stockholder(s) (or a qualified representative of the stockholder (as defined below)) does not appear at the special meeting to present a nomination or other proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

Section 3. Except as otherwise provided by the DGCL, the Certificate of Incorporation or these Bylaws, notice of the date, time, place (if any), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not more than sixty (60), nor less than ten (10), days before the date of the meeting, to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting at such address as appears on the records of the Corporation.

Section 4. The holders of a majority in voting power of the issued and outstanding shares of stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by statute or by the Certificate of Incorporation. Any meeting of stockholders may be adjourned from time to time by the chair of the meeting or, by the holders of a majority in voting power of the stockholders present at such meeting, in person or represented by proxy, if there shall be less than a quorum present or for any other reason (including to address technical failures to convene or continue a meeting using remote communication) and to reconvene at the same time or some other time, date and place, if any. Notwithstanding the foregoing, except as otherwise provided by the Certificate of Incorporation, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or

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represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting. Notice need not be given of any adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxyholders are to participate in the meeting by means of remote communication or set forth in the notice of the meeting and, in any such case, the adjournment is for less than thirty (30) days; provided, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting; provided, further, that if after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

Section 5. The Chair, or in the Chair’s absence or at the Chair’s direction, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s direction, any officer of the Corporation or other person designated by the Board shall call all meetings of the stockholders to order and shall act as chair of any such meetings. The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chair of the meeting shall appoint a secretary of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board prior to the meeting, the chair of the meeting shall determine the order of business and shall have the authority in their discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and, for any or no reason, recessing or adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the transaction of business at the meeting, maintaining order at the meeting and safety of those present, limiting the time allotted to questions or comments by participants, restricting entry to the meeting after the time fixed for commencement thereof and limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders. The chair of the meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if the chair should so determine, the chair shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered.

Section 6. At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, but no proxy shall be voted after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the DGCL, the following shall constitute a valid means by which a stockholder may grant such authority: (1) a stockholder, or such stockholder’s authorized officer, director, employee or

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agent, may execute a document authorizing another person or persons to act for such stockholder as proxy; or (2) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such means of electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. If it is determined that such electronic transmissions are valid, the inspectors or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied. The authorization of a person to act as proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL, provided that such authorization shall set forth or be delivered with information enabling the corporation to determine the identity of the stockholder granting such authorization.

A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

Any copy, facsimile telecommunication or other reliable reproduction of the document (including any election transmission) created pursuant to the preceding paragraph of this Section 6 may be substituted or used in lieu of the original document for any and all purposes for which the original document could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original document.

Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.

Section 7. When a quorum is present at any meeting, the vote of the holders of a majority of the votes cast shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Certificate of Incorporation, these Bylaws or the DGCL a different or minimum vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required and a quorum is present, the affirmative vote of a majority of the votes cast by shares of such class or series or classes or series shall be the act of such class or series or classes or series, unless the question is one upon which by express provision of the Certificate of Incorporation, these Bylaws or the DGCL a different or minimum vote is required, in which case such express provision shall govern and control the decision of such question.

Section 8. (A) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to

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vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(B) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) days prior to such other action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9. (A) To the extent that the Certificate of Incorporation does not prohibit action by one or more classes or series of stockholders of the Corporation to be taken by consent in lieu of meeting, the provisions of this section shall apply. All consents properly delivered in accordance with the Certificate of Incorporation and the DGCL shall be deemed to be recorded when so delivered. No consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the first date on which a consent is delivered to the Corporation as required by the DGCL, consents signed by the holders of a sufficient number of shares to take such corporate action are so delivered to the Corporation in accordance with the applicable provisions of the DGCL. Prompt notice of the taking of the corporate action by consent without a meeting by less than unanimous consent shall be given to those stockholders as of the record date for the action by consent who have not consented and who would have been entitled to notice of the meeting if the action had been taken at a meeting and the record date for the notice of the meeting were the record date for the action by consent. Any action taken pursuant to such consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

(B) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. Any stockholder of record seeking to have the stockholders authorize or take corporate action by consent shall, by written notice to the Secretary, request that the Board fix a record date. The Board shall promptly, but in all events within ten (10) days after the date on which such written notice is received, adopt a resolution fixing the record date (unless a record date has previously been fixed by the Board pursuant to

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the first sentence of this Section 9(B)). If no record date has been fixed by the Board pursuant to the first sentence of this Section 9(B) or otherwise within ten (10) days after the date on which such written notice is received, the record date for determining stockholders entitled to consent to corporate action without a meeting, when no prior action by the Board is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with the DGCL. If no record date has been fixed by the Board pursuant to the first sentence of this Section 9(B), the record date for determining stockholders entitled to consent to corporate action in writing without a meeting if prior action by the Board is required by applicable law shall be at the close of business on the date on which the Board adopts the resolution taking such prior action.

(C) In the event of the delivery, in the manner provided by this Section 9 and the DGCL, to the Corporation of consent or consents to take corporate action and/or any related revocation or revocations, the Corporation shall engage independent inspectors of elections for the purpose of performing promptly a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspectors to perform such review, no action by consent and without a meeting shall be effective until such inspectors have completed their review, determined that the requisite number of valid and unrevoked consents delivered to the Corporation in accordance with this Section 9 and applicable law have been obtained to authorize or take the action specified in the consents, and certified such determination for entry in the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders. Nothing contained in this Section 9(C) shall in any way be construed to suggest or imply that the Board or any stockholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the independent inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(D) No consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days after the first date on which a consent is delivered in accordance with this Section 9, a valid consent or valid consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner prescribed in this Section 9 and the DGCL, and not theretofore revoked.

Section 10. The Corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

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Section 11. The Board, in advance of all meetings of the stockholders, may (and, if required by law, shall) appoint one or more inspectors to act at the meeting and make a written report thereof, who may be employees or agents of the Corporation or stockholders or their proxies, but who shall not be directors of the Corporation or candidates for election as directors. In the event that the Board fails to so appoint one or more inspectors or, in the event that one or more inspectors previously designated by the Board fails to appear or act at the meeting of stockholders, the chair of the meeting may appoint one or more inspectors to act at the meeting of stockholders. Inspectors appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. Inspectors shall take all actions required under the applicable provisions of the DGCL and any other applicable law, rule or regulation.

Section 12. (A) Annual Meetings of Stockholders. (1) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Article I, Section 3 of these Bylaws, (b) by or at the direction of the Board or any authorized committee thereof or (c) by any stockholder of the Corporation who is entitled to vote on such election or such other business at the meeting, who complied with the notice procedures set forth in subparagraphs (2) and (3) of this paragraph (A) of this Bylaw and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations of persons for election to the Board, such other business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the previous year’s meeting, or if no annual meeting required to be held was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. For purposes of the application of Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor provision), the date for notice specified in this paragraph (A)(2) shall be the earlier of the date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule 14a-4. For purposes of the first annual meeting following the adoption of these Bylaws, the date of the first anniversary of the preceding year’s annual meeting shall be deemed to be [•], 2025.

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Such stockholder’s notice delivered pursuant to this Section 12 shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business and residence address, and principal occupation or employment of the nominee, (ii) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (iii) such person’s written consent to being named in the proxy statement and accompanying proxy card and to serving as a director if elected, (iiv) a questionnaire completed and signed by such person (in the form to be provided by the Secretary upon written request of any stockholder of record within ten (10) days of such request) with respect to the background and qualification of such proposed nominee and (v) a written representation and agreement (in the form to be provided by the Secretary upon written request of any stockholder of record within ten (10) days of such request) that such proposed nominee (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question that has not been disclosed to the Corporation or that could limit or interfere with such proposed nominee’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation, and (C) would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed corporate governance, code of conduct and ethics, conflict of interest, confidentiality, corporate opportunities, trading and any other policies and guidelines of the Corporation applicable to directors; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Corporation that are owned, directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, including any shares of any class or series of capital stock of the Corporation as to which such stockholder and such beneficial owner or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (iii) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person (which, for the avoidance of doubt, includes appearance by means of remote communication at any virtual meeting) or by proxy at the meeting to propose such business or nomination, (iv) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group that will (A) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee, (B) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, and/or (C) solicit proxies or votes in support of any proposed nominee in accordance with Rule 14a-19 promulgated under the Exchange Act, (v) a certification regarding whether such stockholder and beneficial owner, if

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any, have complied with all applicable federal, state and other legal requirements in connection with (A) the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or (B) the stockholder’s and/or (C) the beneficial owner’s acts or omissions as a stockholder of the Corporation and (vi) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (d) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any person (collectively, “proponent persons”), including, in the case of a nomination, the nominee, including any agreements, arrangements or understandings relating to any compensation or payments to be paid to any such proposed nominee(s), pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding); and (e) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) to which any proponent person is a party, the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation; (f) a description of any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, or understanding pursuant to which such stockholder or beneficial owner has or shares a right, directly or indirectly, to vote any shares of any class or series of capital stock of the Corporation; (g) a description of any agreement, arrangement or understanding with respect to any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such stockholder or beneficial owner that are separated or separable pursuant to such agreement, arraignment or understanding from the underlying shares of the Corporation; (h) a description of any performance-related fees (other than an asset-based fee) that such stockholder or beneficial owner, directly or indirectly, is entitled to receive based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any interests described in clause (c)(iv) of this Section 12(A)(2); and (i) the names and addresses of other stockholders and beneficial owners actually known (without any obligation of inquiry) by any stockholder giving the notice (and/or beneficial owner, if any, on whose behalf the nomination or proposal is made) to financially support such nomination or proposal, and to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially and/or of record by such other stockholder(s) and beneficial owner(s). A stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to this paragraph (A)(2) or paragraph (B) of this Bylaw) shall update

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and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update and supplement as set forth in this Section 12(A)(2) or any other section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any stockholder’s notice, including, without limitation, any representation required herein, extend any applicable deadlines under these Bylaws or enable or be deemed to permit a stockholder who has previously submitted a stockholder’s notice under these Bylaws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of stockholders. Any such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation (i) in the case of any update and supplement required to be made as of the record date for notice of the meeting, not later than five (5) days after the later of such record date and the public announcement of such record date and (ii) in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or adjournment or postponement thereof, not later than ten (10) days prior to the date of the meeting or any adjournment or postponement thereof. The Corporation may require any proposed nominee to furnish, within ten (10) days of a request therefor, such other information as it may reasonably require to determine whether such proposed nominee is qualified under the Certificate of Incorporation, these Bylaws, the rules and regulations of any stock exchange applicable to the Corporation, or any law or regulation application to the Corporation to serve as a director of the Corporation.

(3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Bylaw Section 12 to the contrary, in the event that the number of directors to be elected to the Board is increased, effective after the time period for which nominations would otherwise be due under paragraph (A)(2) of this Bylaw, and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which a public announcement of such increase is first made by the Corporation; provided that, if no such announcement is made at least ten (10) days before the meeting, then no such notice shall be required.

(B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Article II, Section 3 of these Bylaws. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected (1) pursuant to the Corporation’s notice of meeting or (2)(a) by or at the direction of the Board or any authorized committee thereof or (b) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote at the meeting on such matters, who complies with the notice procedures set forth in this Bylaw and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. The number of nominees a stockholder may nominate for

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election at the special meeting on such stockholder’s own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event a special meeting of stockholders is called for the purpose of electing one or more directors fill any vacancy or newly created directorship on the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by paragraph (A)(2) of this Bylaw shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred and twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which the Corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C) General. (1) Only persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chair of the meeting (and in advance of the meeting of the stockholders, the Board or authorized committee thereof) shall, in addition to making any other determination that may be appropriate for the the conduct of the meeting, have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.

Notwithstanding the foregoing provisions of this Section 12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 12, to be considered a “qualified representative of the stockholder,” a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(2) For purposes of these Bylaws, “public announcement” shall mean disclosure (a) in a press release released by the Corporation, provided such press release is released by the Corporation following its customary procedures, is reported by the Dow Jones News Service, Associated Press, Business Wire or PR Newswire or comparable national news service, or is generally available on internet news sites, or (b) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act and the rules and regulators thereunder.

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(3) For purposes of this Bylaw, no adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice of such meeting for purposes of this Section 12, and in order for any notification required to be delivered by a stockholder pursuant to this Section 12 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(4) Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in these Bylaws; provided however, that, to the fullest extent permitted by law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Bylaw (including paragraphs (A)(1)(c) and (B) hereof), and compliance with paragraphs (A)(1)(c) and (B) of this Bylaw shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in these Bylaws shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances pursuant to any applicable provision of the Certificate of Incorporation.

Section 13. Remote Communication. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication;

provided, that

(i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;

(ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

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ARTICLE III.

BOARD OF DIRECTORS

Section 1. Subject to the Certificate of Incorporation, the exact number of directors shall be fixed from time to time exclusively by resolution adopted by the Board. The Board shall elect from its ranks a Chair, who shall have the powers and perform such duties as provided in these Bylaws and as the Board may from time to time prescribe. The Chair shall preside at all meetings of the Board at which the Chair is present. If the Chair is not present at a meeting of the Board, the Chief Executive Officer (if the Chief Executive Officer is a director and is not also the Chair) shall preside at such meeting, and, if the Chief Executive Officer is not present at such meeting or is not a director, a majority of the directors present at such meeting shall elect one (1) of their members to preside. The Board may elect or appoint co-Chair and, in such case, references in these Bylaws to the Chair shall refer to such co-Chair, each acting alone. Except as otherwise provided by the Certificate of Incorporation or these Bylaws, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees exceeds the number of directors to be elected (a “Contested Election”), the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this Article III, Section 1 of these Bylaws, a “majority of the votes cast” shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as a vote cast either “for” or “against” that director’s election).

(A) Limitations on Non-Citizens as Directors. Notwithstanding anything to the contrary in these Bylaws, at least two-thirds of the members of the Board shall be “citizens of the United States” as provided under Section 40102(a)(15) of Subtitle VII of Title 49 of the United States Code, as amended, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the U.S. Department of Transportation, its predecessors and successors, from time to time (“Applicable Transportation Law”), and the Chair shall be a “citizen of the United States” as provided under Applicable Transportation Law for so long as required by Applicable Transportation Law. If the number of Non-Citizens serving on the Board at any time exceeds the limitations provided under Applicable Transportation Law, one or more directors who are Non-Citizens shall, in reverse chronological order based on their tenure of service on the Board, cease to be qualified as directors and shall automatically cease to be directors.

Section 2. In order for any incumbent director to become a nominee of the Board for further service on the Board, such person must submit an irrevocable resignation, contingent on (i) that person not receiving a majority of the votes cast in an election that is not a Contested Election, and (ii) acceptance of that resignation by the Board in accordance with the policies and procedures adopted by the Board for such purpose. In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a Contested Election, the nominating and governance committee, or such other committee designated by the Board pursuant to these Bylaws, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board shall

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act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within ninety (90) days following certification of the election results. The committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant.

If the Board accepts a director’s resignation pursuant to this Article III, Section 2, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy pursuant to Article III, Section 3 of these Bylaws.

Section 3. Except as may otherwise be provided in the Certificate of Incorporation, unless otherwise required by the DGCL or Article III, Section 6 of these Bylaws, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, removal, retirement, disqualification or otherwise) shall be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by the sole remaining director.

Section 4. Meetings of the Board shall be held at such place, if any, within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting. Regular meetings of the Board shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chair or the Chief Executive Officer or the Secretary of the Corporation if directed by a majority of the members of the Board then in office, by oral or written notice, including fax, e-mail or other means of electronic transmission, duly served on or sent and delivered to each director to such director’s address, e-mail address or telephone number as shown on the books of the Corporation not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place, if any, at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board.

Section 5. A majority of the total number of directors shall constitute a quorum for the transaction of business. Except as otherwise provided by the DGCL, the Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

Section 6. Notwithstanding the foregoing, during any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors

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so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to their earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate, such directors shall cease to qualify as directors and shall cease to be directors and the total authorized number of directors of the Corporation shall automatically be reduced accordingly, but in all events not less than the total number of directors fixed pursuant to the Certificate of Incorporation.

Section 7. If at any meeting for the election of directors, the Corporation has outstanding more than one class of stock, and one or more such classes or series thereof are entitled to vote separately as a class to elect directors, and there shall be a quorum of only one such class or series of stock, that class or series of stock shall be entitled to elect its quota of directors notwithstanding the absence of a quorum of the other class or series of stock.

Section 8. The Board may from time to time establish one or more committees of the Board to serve at the pleasure of the Board, which shall be composed of one or more members of the Board and have such duties as the Board shall from time to time determine. Any director may belong to any number of committees of the Board. Any such committee, to the extent provided in the resolution of the Board establishing such committee and subject to applicable law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to a subcommittee any or all of the powers and authority of the committee. Unless otherwise specified in the resolution of the Board designating the committee, at all meetings of such committee a majority of the total number of members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article III of these Bylaws.

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The Board may also establish such other committees of the Corporation with such members (whether or not directors) and with such duties as the Board may from time to time determine; provided that no such committee shall be delegated or shall exercise any power of the Board delegable to a committee of the Board that is reserved to the Board under the Certificate of Incorporation or applicable law.

At least two-thirds of the members of each committee or subcommittee of the Board shall be comprised of individuals who are “citizens of the United States” as provided under Applicable Transportation Law.

The Corporation has opted into DGCL 141(c)(2) pursuant to resolutions adopted by the Board.

Section 9. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents, or electronic transmission or transmissions, shall be filed in the minutes of proceedings of the Board in accordance with applicable law. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

Section 10. The members of the Board or any committee thereof may participate in a meeting of the Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such a meeting.

Section 11. The Board may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.

Section 12. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chair, the Chief Executive Officer or the Secretary of the Corporation. The resignation shall take effect at the time specified therein, and if no such time is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

ARTICLE IV.

OFFICERS

Section 1. The Board shall elect officers of the Corporation as required by the DGCL. The Board may also from time to time elect such other officers (including, without limitation, a Chief Executive Officer, a President, a Chief Financial Officer, a Chief Operating Officer, a Chief Administrative Officer, a General Counsel, one or more Vice Presidents, a Treasurer, one

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or more Assistant Vice Presidents, a Secretary, one or more Assistant Secretaries and one or more Assistant Treasurers) as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two or more offices may be held by the same person. The Board may elect or appoint co-Presidents or co-Chief Executive Officers and, in such case, references in these Bylaws to the President or the Chief Executive Officer shall refer to either such co-President or co-Chief Executive Officer, as the case may be, each such person acting alone. Neither the Chair nor Vice Chair shall be an officer unless expressly so designated by the Board.

Section 2. All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to their own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until their earlier resignation or removal. Any officer may be removed from office at any time either with or without cause by affirmative vote of a majority of the members of the Board then in office, or, in the case of appointed officers, by any elected officer upon whom such power of removal shall have been conferred by the Board.

Section 3. Each of the officers of the Corporation elected by the Board or appointed by an officer in accordance with these Bylaws shall have the powers and duties prescribed by law, by these Bylaws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these Bylaws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.

Section 4. Unless otherwise provided in these Bylaws, in the absence or disability of any officer of the Corporation, the Board or the Chief Executive Officer may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

Section 5. Limitations on Non-Citizens as Officers. Notwithstanding anything to the contrary in these Bylaws, the Chief Executive Officer and President and at least two-thirds of the other officers of the Corporation shall be “citizens of the United States” as provided under Applicable Transportation Law for so long as required by Applicable Transportation Law.

ARTICLE V.

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 1. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person is or was a director or an officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise,

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including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, if permitted, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article V with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Any reference to an officer of the Corporation in this Article V shall be deemed to refer exclusively to the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer and General Counsel of the Corporation appointed pursuant to Article IV of these Bylaws, and to any Vice President, Assistant Secretary, Assistant Treasurer or other officer of the Corporation appointed by the Board pursuant to Article IV of these Bylaws, including, without limitation, any “executive officer” or “Section 16 officer,” and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article V.

Section 2. In addition to the right to indemnification conferred in Section 1 of this Article V, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred by the indemnitee in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article V (which shall be governed by Section 3 of this Article V) (hereinafter an “advancement of expenses”); provided, however, that, if (x) the DGCL requires or (y) in the case of an advancement of expenses made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in their

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capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined after final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified or entitled to advancement of expenses under this Article V or otherwise; provided, further, that, except as provided in Section 3 of this Article V with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall make an advancement of expenses to any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 3. If a claim under Section 1 or 2 of this Article V is not paid in full by the Corporation within (i) sixty (60) days after a written claim for indemnification has been received by the Corporation or (ii) thirty (30) days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard for indemnification set forth in the DGCL, and in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.

Section 4. (A) The provision of indemnification to or the advancement of expenses to any indemnitee under this Article V, or the entitlement of any indemnitee to indemnification or advancement of expenses under this Article V, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

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(B) Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation at the request of the indemnitee-related entities (as defined below), to the fullest extent permitted by law, the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of the Certificate of Incorporation or these Bylaws of the Corporation (or any other agreement between the Corporation and such persons, as applicable) in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article V, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Any obligation on the part of any indemnitee-related entities to indemnify or advance expenses to any indemnitee shall be secondary to the Corporation’s obligation and shall be reduced by any amount that the indemnitee may collect as indemnification or advancement from the Corporation. The Corporation irrevocably waives, relinquishes and releases the indemnitee-related entities from any and all claims it may have against the indemnitee-related entities for contribution, subrogation or any other recovery of any kind in respect thereof. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 4(B) of Article V, entitled to enforce this Section 4(B) of Article V.

For purposes of this Section 4(B) of Article V, the following terms shall have the following meanings:

(1) The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy).

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(2) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to Delaware law, any agreement or certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

Section 5. The rights granted pursuant to the provisions of this Article V shall vest at the time a person becomes a director or officer of the Corporation entitled to such rights and shall be deemed to create a binding contractual obligation on the part of the Corporation to the persons who from time to time are elected as officers or directors of the Corporation entitled to such rights, and such persons in acting in their capacities as officers or directors of the Corporation or any subsidiary shall be entitled to rely on such provisions of this Article V without giving notice thereof to the Corporation. Such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article V that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 6. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 7. The Corporation may, to the extent authorized from time to time by the Board and to the fullest extent permitted by law, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any person (in addition to an indemnitee) serving at the request of the Corporation as an officer, director, employee or agent of any other enterprise to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of indemnitees hereunder.

ARTICLE VI.

CORPORATE BOOKS

The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.

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ARTICLE VII.

CHECKS, NOTES, PROXIES, ETC.

All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board or such officer or officers who may be delegated such authority. Proxies to vote and consents with respect to securities of other corporations or other entities owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chief Executive Officer, or by such officers as the Chief Executive Officer or the Board may from time to time determine.

Unless otherwise directed by the Board, the Chief Executive Officer, a Vice President, the Treasurer or the Secretary, or such other officer or agent as shall be authorized by the Board, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of securityholders of any entity in which the Corporation holds securities or equity interests and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such securities or equity interests at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.

ARTICLE VIII.

FISCAL YEAR

The fiscal year of the Corporation shall be, unless otherwise determined by resolution of the Board, the calendar year ending on December 31.

ARTICLE IX.

CORPORATE SEAL

The corporate seal shall have inscribed thereon the name of the Corporation. In lieu of the corporate seal, when so authorized by the Board or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.

ARTICLE X.

GENERAL PROVISIONS

Section 1. Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these Bylaws, notice of any meeting need not be given to any person who shall attend such meeting (except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission). For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 2. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

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Section 3. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL, or any other applicable law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE XI.

AMENDMENTS

Section 1. The Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation.

ARTICLE XII.

SHARES

Section 1. Unless the Board shall otherwise provide by resolution or resolutions that the shares of stock of the Corporation shall be represented by certificates, the Corporation’s stock shall be uncertificated shares. Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by any two authorized officers of the Corporation (it being understood that each of the Chair, the Vice Chair, Chief Executive Officer, President, Chief Financial Officer, a Vice President, the Treasurer, any Assistant Treasurer, the Secretary and any Assistant Secretary of the Corporation shall be an authorized officer for such purpose), certifying the number and class of shares of stock of the Corporation owned by such holder. Any or all of the signatures on any such certificate may be a facsimile. The Board shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars.

Section 2. Within a reasonable time after the issue or transfer of any uncertificated shares, a statement of the information required by the DGCL shall be sent in writing or by electronic transmission by or on behalf of the Corporation to stockholders entitled to such uncertificated shares. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates.

Section 3. Shares of stock of the Corporation represented by certificates shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, in the manner prescribed by law, the Certificate of Incorporation and in these Bylaws, upon surrender to the Corporation by delivery of the certificates representing such shares (to the extent such shares are evidenced by a physical stock certificate) or by due delivery of transfer instructions (in the case of uncertificated shares) and any documents required therefor to the person in charge of the stock and transfer books and ledgers and compliance with any procedures adopted by the Corporation or its agents and applicable law. Certificates representing such shares, if any, shall be cancelled and new certificates (if the shares are to be certificated) or

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uncertificated shares (if the shares are to be uncertificated) shall thereupon be issued. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates (if any) are presented to the Corporation for transfer or when any uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so. The Corporation shall, subject to applicable law, have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of stock of the Corporation or uncertificated shares.

Section 4. A new certificate of stock or uncertificated shares may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Corporation may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond, in such sum as the Corporation may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate or uncertificated shares of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated upon the surrender by such owner of such mutilated certificate and, if required by the Corporation, the posting of a bond by such owner in an amount sufficient to indemnify the Corporation against any claim that may be made against it in connection therewith.

Section 5. Non-Citizen Voting and Ownership Limitations. All Common Stock and Preferred Stock of the Corporation shall be subject to certain limitations as set forth in the Certificate of Incorporation.

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Exhibit 3

Three Party Agreement

See attached

Execution Version

THREE PARTY AGREEMENT

among

MESA AIR GROUP, INC.,

MESA AIRLINES, INC.,

UNITED AIRLINES, INC.,

REPUBLIC AIRWAYS HOLDINGS INC.

and

MESA REPRESENTATIVE

Dated as of April 4, 2025

TABLE OF CONTENTS

		Page
ARTICLE I

CERTAIN PRE-CLOSING AND CLOSING TRANSACTIONS

Section 1.1	CRJ Asset Impairment Losses	4
Section 1.2	Inspections	5
Section 1.3	FTI Fees and Legal Fees	5
Section 1.4	Closing Date Extinguishment and/or Assumption of Mesa Obligations; Payment of United Closing Payment Amount	5
Section 1.5	Primary Issuance	7
Section 1.6	Termination of Mesa CPA	7
Section 1.7	Mesa’s Delivery of Proposed Final Closing Statement and United’s and NewCo’s Responses Thereto	7
Section 1.8	UST Loan	15
Section 1.9	Archer Agreements	15
Section 1.10	Malta	18

ARTICLE II

POST-CLOSING TRANSACTIONS RELATED TO MESA OBLIGATIONS; ASSET SALES

Section 2.1	Disposition of the Shares	18
Section 2.2	United Debt Forgiveness; No Further Recourse for United Beyond the United Shares; Indemnification	21
Section 2.3	Asset Sales	21

ARTICLE III

CERTAIN REIMBURSEMENTS FOR PILOT TRAINING.

Section 3.1	Subject CRJ Pilots	24
Section 3.2	Certified E175 Pilot Payments	25

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Section 4.1	Organization and Qualification	25
Section 4.2	Authority	25
Section 4.3	No Conflict	26
Section 4.4	Required Filings and Consents	26
Section 4.5	Pre-Close Assets Sales Documentation	26
Section 4.6	No United Triggering Events. United represents and warrants to Republic and Mesa that there are no, and have been no, United Triggering Events, and that there are no currently contemplated United Triggering Events	26

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APPENDICES

Appendix A	[Intentionally Omitted]
Appendix B	[Intentionally Omitted]
Appendix C	[Intentionally Omitted]
Appendix D	[Intentionally Omitted]
Appendix E	[Intentionally Omitted]
Appendix F	[Intentionally Omitted]
Appendix G	[Intentionally Omitted]
Appendix H	[Intentionally Omitted]
Appendix I	[Intentionally Omitted]

ii

Appendix J	[Intentionally Omitted]
Appendix K	Rate Escalation Credit
Appendix L	Sample Mesa Trial Balance

EXHIBITS

Exhibit 1	[Intentionally Omitted]
Exhibit 2	[Intentionally Omitted]
Exhibit 3	Form of United Assignment & Assumption Agreement (Mesa Obligations)
Exhibit 4	Form of Escrow Agreement
Exhibit 5	Releases

SCHEDULES

Schedule 1.7(o)	Illustrative Examples
Schedule 4.8	Mesa Pilots
Schedule 6.16	Intended Tax Treatment
Schedule 6.17	Lock-Up

iii

THIS THREE PARTY AGREEMENT (together with the appendices, exhibits and schedules attached hereto, this “Agreement”), dated as of April 4, 2025 is made by and among Mesa Air Group, Inc., a Nevada corporation (“Mesa”), Mesa Airlines, Inc., a Nevada corporation (“Mesa Airlines”), United Airlines, Inc., a Delaware corporation (“United”), Republic Airways Holdings, Inc., a Delaware corporation (“Republic”), and Mesa Shareholder Representative, LLC, a Nevada limited liability company (the “Mesa Representative” and together, with Mesa, Mesa Airlines, United and Republic, the “Parties”).

RECITALS

WHEREAS, concurrently with the Parties’ entry into this Agreement, Mesa and Republic are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Republic will be merged with and into Mesa, with Mesa continuing as the surviving corporation in such merger (the “Merger”, and Mesa as the surviving corporation, “NewCo”);

WHEREAS, in connection with the closing of the Merger (the “Closing”) and the post-Closing operation of NewCo, the Parties desire to enter into this Agreement pursuant to which, among other things (and all as set forth in further detail herein), and subject to and in accordance with the terms and conditions contained in this Agreement: (i) Mesa will take certain actions at or prior to the Closing to dispose of certain assets, extinguish certain liabilities and effectuate certain related transactions; (ii) Mesa at the Closing will conduct a primary issuance of a number of shares (the “Shares”) of its common stock, no par value (the “Mesa Common Stock”) in an amount equal to 6% of the issued and outstanding shares of Mesa Common Stock after giving effect to the issuance of Mesa Common Stock in the Merger (such issuance, the “Primary Issuance”), which Shares will subsequently become available to United to satisfy certain liabilities, with any remainder to then become available to NewCo to satisfy certain liabilities, and with any remainder to finally be transferred on a pro rata basis to the Persons who, as of immediately prior to the Effective Time, held shares of Mesa Common Stock (the “Pre-Merger Mesa Shareholders”) as determined pursuant to Section 2.1; and (iii) United will reimburse NewCo for certain costs and expenses; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations and warranties on which each Party has relied as a material inducement for such Party’s execution and delivery of this Agreement, and also in consideration of the covenants and agreements set forth herein, and subject to the conditions herein contained, and for other good and valuable consideration, the receipt, validity and sufficiency of which are acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

CERTAIN PRE-CLOSING AND CLOSING TRANSACTIONS

Section 1.1 CRJ Asset Impairment Losses. Prior to the Closing, Mesa shall recognize all impairment losses in respect of the CRJ Assets.

Section 1.2 Inspections. Prior to the Closing, reasonably promptly following written request from time to time from either United or Republic, Mesa shall (a) make all of the applicable assets (determined in relation to any such written request) referenced in Appendix D (including any and all records relating thereto) reasonably available to United, Republic and their respective Representatives in each case as reasonably necessary to confirm the existence of such assets and/or to allow United, Republic or their Representatives to inspect the condition of such assets and (b) shall cause Mesa’s applicable personnel and Representatives to be reasonably available in furtherance of the same; provided that (i) each such written request from United or Republic (as the case may be) shall include reasonable detail as to the assets being requested for inspection (and, if applicable, the records relating thereto), (ii) all inspections pursuant to this Section 1.2 shall be performed in a manner that minimizes unreasonable disruption to Mesa’s personnel, business and revenue service operations (the existence of any such disruption to be determined reasonably by United or Republic, as applicable) and during normal business hours.

Section 1.3 FTI Fees and Legal Fees. At the Closing, Mesa shall pay to (i) FTI any and all remaining FTI Fees in full and final satisfaction of all amounts due or reimbursable to FTI or any of its Affiliates by Mesa or any of its Affiliates in connection with the FTI Fee Letter and any other engagement letter or similar Contract between FTI or any of its Affiliates, on the one hand, and Mesa or any of its Affiliates, on the other hand (in each case, other than customary indemnification obligations that survive the termination of the FTI Fee Letter) and (ii) its legal counsels any and all remaining Legal Fees in full and final satisfaction of all amounts due or reimbursable to such legal counsels by Mesa or any of its Affiliates in connection with the preparation, negotiation and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

Section 1.4 Closing Date Extinguishment and/or Assumption of Mesa Obligations; Payment of United Closing Payment Amount.

(a) At the Closing, if the Mesa Working Capital Surplus is an amount greater than $0, then Mesa shall use all of its cash and cash equivalents (other than the Mesa Representative Expense Fund) to pay off, retire and otherwise extinguish all of the Mesa Obligations until such time as the earlier to occur of (x) the Mesa Working Capital Surplus, after giving effect to the foregoing, is an amount equal to $0 and (y) the extinguishment of all cash and cash equivalents (other than the Mesa Representative Expense Fund). Any remaining cash and cash equivalents will then be applied against any United Debt. At the Closing, Mesa shall pay to the Mesa Representative an amount in cash equal to $*** (the “Mesa Representative Expense Fund”) and the Mesa Representative shall utilize the Mesa Representative Expense Fund solely to perform its obligations hereunder, with the Mesa Representative Expense Fund Remainder (as defined below) to be remitted to United as provided in Section 2.1(b). If, prior to the filing of the Form S-4, there is any circumstance in which the Net Debt Amount is reasonably likely to be less than zero, then the Parties shall discuss in good faith any reasonable and appropriate revisions to the terms and conditions of this Section 1.4(a) to address the treatment of any excess cash or cash equivalents on Mesa’s balance sheet, but, notwithstanding the foregoing, no Party shall have any obligation under this sentence to agree to any such revisions.

(b) [Reserved].

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(c) Subject to Section 1.7, at the Closing, and following the completion of the transactions contemplated by Section 1.4(a), United shall, at its option, as to each remaining Mesa Obligation as of the Closing (each amount, a “Pre-Closing Mesa Obligation”), and in each case, subject to the receipt of the applicable Mesa Payoff Letters, (i) on behalf of Mesa, directly repay, or cause the repayment of, in each case, in full such Pre-Closing Mesa Obligation (other than in respect of any indemnification obligations that survive termination and/or any intercompany loans by and among Mesa and its subsidiaries); (ii) if permitted by the terms of the applicable Pre-Closing Mesa Obligation, assume in full from Mesa (pursuant to the form of assignment and assumption agreement set forth on Exhibit 3) such Pre-Closing Mesa Obligation; or (iii) pay to NewCo cash in an amount sufficient for NewCo to fully extinguish such Pre-Closing Mesa Obligation (other than in respect of any indemnification obligations that survive termination and/or any intercompany loans by and among Mesa and its subsidiaries); provided, that (a) with respect to Mesa Obligations within clause (a), (c) or (d) of the definition thereof, United shall satisfy its obligations under this Section 1.4(c) by acting pursuant to clause (iii) of this Section 1.4(c), and (b) United’s obligations under this Section 1.4(c) shall be reduced on a dollar for dollar basis by (without duplication) both (x) the aggregate Non-Eligible Asset Credit and (y) the Working Capital Surplus; provided, further, that (a) United shall be permitted to elect, at its sole discretion, which portion of Mesa Obligations will be reduced on a dollar for dollar basis pursuant to the foregoing proviso and (b) for the avoidance of doubt, with respect to Mesa Obligations within clause (a) of the definition thereof, United shall be deemed to have satisfied its obligations under this Section 1.4(c) by paying to NewCo an amount of cash pursuant to clause (iii) of this Section 1.4(c) equal to the Mesa Working Capital Shortfall.

(d) At the Closing, Mesa shall provide United with any and all books and records relevant to the Mesa Obligations, United Debt or any applicable assets in connection with this Agreement, including the Supporting Documentation.

(e) No later than five (5) Business Days prior to the Closing, Mesa shall provide United with payoff letters (to the extent reasonably available following Mesa’s use of reasonable best efforts to obtain the same) from the applicable lenders with respect to all Pre-Closing Mesa Obligations that are the subject of Section 1.4(c) together with all termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests and other similar discharge or release documents (in recordable form, if applicable) as are reasonably necessary to release as of record all Liens securing any Pre-Closing Mesa Obligation (collectively, the “Mesa Payoff Letters”).

(f) From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 5.1, Mesa shall, and shall cause each of its Subsidiaries and each of their respective management to use reasonable best efforts to provide cooperation to United as reasonably requested by United in connection with United’s obligations hereunder; provided, that other than the following clauses (i) through (iii), nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of Mesa or any of its Subsidiaries, in each case, in Mesa’s reasonable judgment. Such cooperation will include (i) assisting in the execution and delivery of, and preparation of, any definitive financing documents (including schedules thereto and the payoff of any existing indebtedness) as may be reasonably requested by United, (ii) furnishing, at least three (3) Business Days in advance of the Closing Date, all documentation and other information required

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by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 and/or (iii) providing or obtaining customary evidence of authority, customary officer’s certificates, legal opinions and solvency certificates in the form required by United, in each case, as reasonably requested by United.

Section 1.5 Primary Issuance. At the Closing, Mesa shall issue the Shares, in book-entry form, to the Exchange Agent, pursuant to the Escrow Agreement in substantially the form attached hereto as Exhibit 4 (the “Escrow Agreement”), which Escrow Agreement the Parties shall execute and deliver to each other at the Closing.

Section 1.6 Termination of Mesa CPA. The Parties acknowledge and agree that Mesa and United have delivered the releases effective as of the Closing in connection with the termination, effective as of the Closing, of the Existing Mesa CPA in that certain Mutual Release executed concurrently with this Agreement and attached to this Agreement as Exhibit 5, and that, at the Closing, Mesa and United will deliver to Republic reasonable evidence of the termination of the Existing Mesa CPA. NewCo shall use good faith efforts to perform or cooperate (as applicable) with respect to any Mesa or Mesa Airlines obligations under the Existing Mesa CPA, in each case to the extent (a) such obligations arise in the normal course of business following such termination due to the actions or inactions of Mesa or Mesa Airlines prior to such termination (including processing insurance claims and cooperating in any litigation or passenger claims but excluding, for the avoidance of doubt, any final reconciliations of pre-Closing underpayments or overpayments, as each of Mesa and United will have waived, pursuant to the releases in the form attached hereto as Exhibit 5, its rights to recoup pre-Closing underpayments or overpayments) and (b) such performance or cooperation would not require NewCo to incur more than de minimis out-of-pocket costs. Following the termination of the Existing Mesa CPA at the Closing and until the date that is 180 days following the Closing, and notwithstanding such termination, United shall continue to reimburse to NewCo any and all Pass-Through Costs (as defined in the Existing Mesa CPA) incurred by Mesa and its Affiliates prior to such termination to the extent United would otherwise be obligated to reimburse such costs had the Existing Mesa CPA not terminated (but subject in all events to applicable dispute resolution and audit provisions set forth in the Existing Mesa CPA, which provisions shall survive for the purpose of this sentence); provided, however, that, notwithstanding the foregoing, this sentence shall not apply as to any costs that have been paid off, released or extinguished by operation of Section 1.4(c) of this Agreement.

Section 1.7 Mesa’s Delivery of Proposed Final Closing Statement and United’s and NewCo’s Responses Thereto.

(a) Notice of Merger Closing. Prior to the Closing, Mesa and Republic shall keep United reasonably apprised of the anticipated timeline to the Closing.

(b) Pre-Closing Delivery of Appendix C. No later than 21 days following the end of the first completed calendar month following the date of this Agreement and each month thereafter, Mesa shall deliver to United and Republic a draft of Appendix C, calculated as of the end of such calendar month. Without limiting the foregoing, Mesa shall at all times cooperate reasonably and in good faith with United and Republic (including making personnel, records and Supporting Documentation reasonably available) to answer any questions and to provide additional information as to its financial reports, Supporting Documentation and any and all assumptions and components relevant to the foregoing in this Section 1.7(b).

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(c) Proposed Final Closing Statement. By no later than 10 Business Days prior to the Closing Date (the “Proposed Final Closing Statement Deadline”), Mesa shall deliver to United and Republic a statement (the “Proposed Final Closing Statement”) setting forth, in reasonable detail, Mesa’s good faith calculation, as of the end of the Closing Date, of the estimated Net Debt Amount (such calculation, the “Proposed Estimated Net Debt Amount”), together with Supporting Documentation (including the updated Mesa trial balance contemplated by such defined term) relating thereto, including any assumptions made with respect to valuations of assets and resulting proceeds from the sale of such assets; provided that the Proposed Estimated Net Debt Amount shall be determined in the format of, and in accordance with the methodology set forth in, Appendix C and the Asset Valuation Methodology. Mesa shall at all times cooperate reasonably and in good faith with United and Republic (including making personnel, records and Supporting Documentation reasonably available) to answer any questions and to provide additional information to United as to any and all assumptions and components relevant to the Proposed Final Closing Statement, including as needed to update or adjust the Proposed Final Closing Statement.

(d) United and Republic Response to Proposed Final Closing Statement. By no later than five (5) days following the date on which United and Republic have received the Proposed Final Closing Statement and all additional documentation relating thereto required by Section 1.7(c) (such period, the “Pre-Closing Dispute Period”), each of United and Republic shall have the independent right to notify the other Parties in writing as to any objections to Mesa’s calculation of any of the amounts reflected on the line items of the Proposed Final Closing Statement that would result in the Net Debt Amount being incorrect either upwards or downwards in an amount that is equal to at least $*** in the aggregate (such written notice, the “Pre-Closing Dispute Notice” and each such item, a “Pre-Closing Disputed Item”); provided, however, that in each case United and/or Republic shall notify the other two Parties in writing of each Pre-Closing Disputed Item and specify in reasonable detail the amount in dispute and the basis therefor, together with reasonable supporting materials. During the Pre-Closing Dispute Period, Mesa shall make available or cause to be made available to United and Republic and their respective Representatives (during regular business hours and upon reasonable prior notice), at Mesa’s sole cost and expense, (x) the books and records relating to the preparation of the Proposed Final Closing Statement and (y) Mesa’s accounting personnel and advisors, in each case, as reasonably requested by United. If each of United and Republic does not deliver a Pre-Closing Dispute Notice prior to the expiration of the Pre-Closing Dispute Period, then (i) the Proposed Final Closing Statement shall be deemed accepted and agreed to by United and Republic (the “Final Closing Statement”) and (ii) Mesa’s calculation of the Proposed Estimated Net Debt Amount shall be deemed to be the Net Debt Amount for all purposes of this Section 1.7 and Section 5.1(b)(i), and shall be final and binding upon the Parties for all such purposes, subject to Sections 1.7(g), (h), (i) and (j).

(e) Efforts to Resolve Pre-Closing Disputes Among the Parties. If either United or Republic timely delivers a Pre-Closing Dispute Notice, then for a period of 14 days following such delivery date (or, if each of United and Republic timely delivers a Pre-Closing Dispute Notice, then for a period of 14 days following the later of the two delivery dates) (such

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period, as applicable, the “Pre-Closing Resolution Period”), the Parties shall use commercially reasonable efforts (including Mesa making its personnel and records reasonably available to United and Republic) to amicably resolve the Pre-Closing Disputed Items and determine the Final Closing Statement and the Net Debt Amount. Any Pre-Closing Disputed Items so resolved by the Parties shall be deemed to be final and correct as so resolved and shall be binding upon the Parties for all purposes of this Section 1.7 and Section 5.1(b)(i), subject to Sections 1.7(g), (h), (i) and (j).

(f) Resolution of Pre-Closing Disputes by Independent Valuation Firm. If the Parties are unable to resolve all of the Pre-Closing Disputed Items during the Pre-Closing Resolution Period, then the Parties shall refer the remaining Pre-Closing Disputed Items (the “Pre-Closing Remaining Items”) to an independent valuation firm (an “Independent Valuation Firm”) mutually agreed by them. The Parties shall furnish the Independent Valuation Firm, on the date of its engagement by them (the “Pre-Closing Engagement Date”), with the Proposed Final Closing Statement, the Pre-Closing Dispute Notice and any Pre-Closing Disputed Items previously resolved by the Parties pursuant to Section 1.7(e). The Parties shall also furnish the Independent Valuation Firm with such other information and documents as the Independent Valuation Firm may reasonably request for purposes of resolving the Pre-Closing Remaining Items and determining the Net Debt Amount. Additionally, within five days after the Pre-Closing Engagement Date, each Party shall provide the Independent Valuation Firm with a written position statement describing in reasonable detail such Party’s position regarding the Pre-Closing Remaining Items and such Party’s resulting calculation of the Net Debt Amount (copies of which shall concurrently be delivered to the other two Parties). If a Party fails to timely deliver such position statement to the Independent Valuation Firm, the Independent Valuation Firm shall resolve the Pre-Closing Remaining Items solely upon the basis of the information otherwise timely provided to the Independent Valuation Firm in accordance with this Section 1.7(f). Within 15 days after the Pre-Closing Engagement Date, the Independent Valuation Firm shall deliver to the Parties a report specifying its final determination of the Net Debt Amount (which shall be either Mesa’s calculation of the Net Debt Amount, or United’s calculation of the Net Debt Amount, or Republic’s calculation of the Net Debt Amount, but not, under any circumstances, any other calculation of the Net Debt Amount), along with reasonable supporting detail therefor. Such report shall be final, conclusive and binding on the Parties for all purposes of this Section 1.7 and Section 5.1(b)(i), subject to Sections 1.7(g), (h), (i) and (j), and shall not be subject to judicial review. Any delay in delivering such report shall not invalidate such determination or deprive the Independent Valuation Firm of jurisdiction to resolve the Pre-Closing Remaining Items. The costs, fees and expenses of the Independent Valuation Firm shall be shared equally between the two Parties whose proposals were not selected by the Independent Valuation Firm (or, if two Parties submit the same proposal and such proposal is selected by Independent Valuation Firm, then such costs, fees and expenses shall be borne solely by the Party whose proposal was not selected).

(g) Pre-Closing Updates to Net Debt Amount. If, prior to the Closing, Mesa becomes aware at any time following the date on which the Net Debt Amount has been finally determined pursuant to Section 1.7(d), Section 1.7(e) or Section 1.7(f), as applicable (such date, the “Net Debt Amount Final Determination Date”), that the finally determined Net Debt Amount is incorrect in an amount in excess of $*** (either upwards or downwards) due to issues first discovered following the Net Debt Amount Final Determination Date, then Mesa shall be

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obligated to send the other Parties prompt written notice of the required adjustment to the finally determined Net Debt Amount, together with reasonable detail about such issues and Supporting Documentation relating thereto, including any assumptions made with respect to valuations of assets and resulting proceeds from the sale of such assets, certified by an appropriate officer of such Party. If, prior to the Closing, United or Republic determines in its reasonable discretion that the finally determined Net Debt Amount is incorrect in an amount in excess of $*** (either upwards or downwards) due to issues first discovered following the Net Debt Amount Final Determination Date, then United or Republic, as applicable, may (but shall not be obligated to) send to the other Parties written notice of the required adjustment to the finally determined Net Debt Amount, together with reasonable detail about such issues and Supporting Documentation relating thereto, including any assumptions made with respect to valuations of assets and resulting proceeds from the sale of such assets, certified by an appropriate officer of such Party. Any such notice submitted by a Party pursuant to the prior two sentences shall be referred to herein as a “Net Debt Amount Adjustment Notice.” Each Party that receives a Net Debt Amount Adjustment Notice shall have a period of five (5) days to respond with its agreement with such Net Debt Amount Adjustment Notice or with a good faith written notice including any objections to such Net Debt Amount Adjustment Notice, together with reasonable supporting detail and backup; provided, however, that, if any such receiving Party does not respond with such written notice by such timeframe, then such receiving Party shall be deemed to have accepted all items in such Net Debt Amount Adjustment Notice and all such items shall be deemed to be incorporated into the finally determined Net Debt Amount. In the case that any Party timely submits any such objection to a Net Debt Amount Adjustment Notice, then, until the date that is 14 days following the date on which all such other Parties have received the Net Debt Amount Adjustment Notice and all additional documentation relating thereto required by this clause (g) (such period, the “Net Debt Amount Adjustment Resolution Period”), the Parties shall use commercially reasonable efforts to cooperate reasonably to resolve the issues raised in the Net Debt Amount Adjustment Notice amicably. Upon any written agreement executed by all Parties as to a Net Debt Amount Adjustment Notice, the agreed items in such Net Debt Amount Adjustment Notice shall be deemed incorporated into the finally determined Net Debt Amount for all purposes of this Agreement. For the avoidance of doubt, this Section 1.7(g) (and, if applicable as to any Net Debt Amount adjustment, Section 1.7(h)) shall remain available to the Parties until the Closing as to issues first discovered following the Net Debt Amount Final Determination Date, it being understood that this Section 1.7(g) may be invoked more than once (but may not be invoked as to any item previously agreed among the Parties).

(h) Resolution of Pre-Closing Updates to Net Debt Amount by Independent Valuation Firm. If the Parties are unable to agree on the updates set forth in the Net Debt Amount Adjustment Notice during the Net Debt Amount Adjustment Resolution Period, then the Parties shall refer the applicable disputed items (the “Net Debt Amount Adjustment Disputed Items”) to an Independent Valuation Firm mutually agreed by them. Each Party shall furnish the Independent Valuation Firm, on the date of its engagement by them (the “Second Pre-Closing Engagement Date”), with the Proposed Final Closing Statement, the Pre-Closing Dispute Notice, any Pre-Closing Disputed Items, and any items previously resolved pursuant to Section 1.7(g), as well as the Net Debt Amount Adjustment Notice, and any Net Debt Amount Adjustment Disputed Item. Each applicable Party shall also furnish the Independent Valuation Firm with such other information and documents as the Independent Valuation Firm may reasonably request for

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purposes of resolving the Net Debt Amount Adjustment Disputed Items and determining the Net Debt Amount. Additionally, within five days after the Second Pre-Closing Engagement Date, each of the Parties shall provide the Independent Valuation Firm with a written position statement describing in reasonable detail such Party’s position regarding the Net Debt Amount Adjustment Disputed Item and such Party’s resulting calculation of the Net Debt Amount (copies of which shall concurrently be delivered to the other Parties). If a Party fails to timely deliver such position statement to the Independent Valuation Firm, the Independent Valuation Firm shall resolve the Net Debt Amount Adjustment Disputed Item solely upon the basis of the information otherwise timely provided to the Independent Valuation Firm in accordance with this Section 1.7(h). Within 15 days after the Second Pre-Closing Engagement Date, the Independent Valuation Firm shall deliver to the Parties a report specifying its final determination of the Net Debt Amount (which shall be either Mesa’s calculation of the Net Debt Amount, or United’s calculation of the Net Debt Amount, or Republic’s calculation of the Net Debt Amount, but not, under any circumstances, any other calculation of the Net Debt Amount), along with reasonable supporting detail therefor. Such report shall be final, conclusive and binding on the Parties for all purposes of this Section 1.7 and Section 5.1(b)(ii) and shall not be subject to judicial review or (subject to Section 1.7(j)) any other form of review. Any delay in delivering such report shall not invalidate such determination or deprive the Independent Valuation Firm of jurisdiction to resolve the Net Debt Amount Adjustment Disputed Items. The costs, fees and expenses of the Independent Valuation Firm shall be shared equally between the two Parties whose proposals were not selected by the Independent Valuation Firm (or, if two Parties submit the same proposal and such proposal is selected by Independent Valuation Firm, then such costs, fees and expenses shall be borne solely by the Party whose proposal was not selected).

(i) Closing Conditional Upon Net Debt Amount Determination and Registration Rights Agreement and Other Shareholder Rights. The Parties acknowledge and agree that the Closing shall be conditioned upon, among other things, (i) the final determination of the Net Debt Amount pursuant to Sections 1.7(c) through (f), (ii) the agreement by all Parties (or final resolution pursuant to Sections 1.7(g) and (h)) as to any adjustment to the Net Debt Amount submitted pursuant to a Net Debt Amount Adjustment Notice, except that, solely in the case of this clause (ii), the Closing may occur without the prior agreement by United as to any Net Debt Amount Adjustment Notice submitted by Mesa or Republic to which United timely objects pursuant to Section 1.7(g) so long as the Net Debt Amount is not adjusted in any manner by such Net Debt Amount Adjustment Notice, and (iii) NewCo entering into the Registration Rights Agreement with United and granting United the other shareholder rights, if any, required to be granted by Section 6.17(b). If the Closing occurs without each of such conditions being satisfied or without United’s express written waiver as to any of such conditions that have not been satisfied, then, notwithstanding anything to the contrary in this Agreement, United shall not be obligated to consummate its obligations arising under this Agreement (including, for the avoidance of doubt, under Section 1.4(c)) until, as to each such condition, either such condition is satisfied in full or United’s express written waiver is obtained; provided however that if, within 30 days following the Closing, each such condition has not either been satisfied or expressly waived by United in writing (such circumstance, the “United Conditions Precedent Failure”), then United’s obligations arising under this Agreement shall be deemed null and void.

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(j) Post-Closing Settlement of CPA Reconciliation Amount and Mesa Performance Credit Amount.

(i) By no later than 60 days following the Closing Date (such period, the “Post-Closing Reconciliation and Credit Dispute Period”), United shall have the right to notify the other Parties in writing that it objects to the calculation of the CPA Reconciliation Amount or the Mesa Performance Credit Amount (in each case, as determined pursuant to Sections 1.7(c) through (i)), as applicable (such written notice, the “Post-Closing Reconciliation and Credit Dispute Notice” and each such item, a “Post-Closing Reconciliation and Credit Disputed Item”); provided, however, that in each case United shall specify in reasonable detail the amount in dispute and the basis therefor, together with reasonable supporting materials. During the Post-Closing Reconciliation and Credit Dispute Period, NewCo shall make available or cause to be made available to United and its Representatives (during regular business hours and upon reasonable prior notice), at NewCo’s sole cost and expense, (x) the books and records relating to the preparation of the CPA Reconciliation Amount and Mesa Performance Credit Amount, as applicable, and (y) NewCo’s accounting personnel and advisors, in each case, as reasonably requested by United. If United does not deliver a Post-Closing Reconciliation and Credit Dispute Notice to the Mesa Representative and the other Parties prior to the expiration of the Post-Closing Reconciliation and Credit Dispute Period, then the CPA Reconciliation Amount and the Mesa Performance Credit Amount (in each case, as determined pursuant to Sections 1.7(c) through (i)) shall be deemed to be the CPA Reconciliation Amount or the Mesa Performance Credit Amount, as applicable, for all purposes of this Agreement (including, Section 2.1(b)), and shall be final and binding upon the Parties for all such purposes.

(ii) If United timely delivers a Post-Closing Reconciliation and Credit Dispute Notice, then United and the Mesa Representative shall, for a period of 10 days following the date United delivers the Post-Closing Reconciliation and Credit Dispute Notice to the Mesa Representative and the other Parties (such period, the “Post-Closing Resolution Period”), use commercially reasonable efforts to amicably resolve the Post-Closing Reconciliation and Credit Disputed Items and determine the CPA Reconciliation Amount or the Mesa Performance Credit Amount, as applicable. Any Post-Closing Reconciliation and Credit Disputed Items so resolved by United and the Mesa Representative shall be deemed to be final and correct as so resolved and shall be binding upon the Parties for all purposes of this Agreement (including, Section 2.1(b)), and the Net Debt Amount shall be adjusted accordingly.

(iii) If United and the Mesa Representative are unable to resolve all of the Post-Closing Reconciliation and Credit Disputed Items during the Post-Closing Resolution Period, then such Parties shall refer the remaining Post-Closing Reconciliation and Credit Disputed Items (the “Post-Closing Reconciliation and Credit Remaining Items”) to an Independent Valuation Firm mutually agreed by them and shall furnish the Independent Valuation Firm, on the date of its engagement by them (the “Post-Closing Reconciliation and Credit Engagement Date”), with the proposed calculations of the CPA Reconciliation Amount or the Mesa Performance Credit Amount, as applicable, the Post-Closing Reconciliation and Credit Dispute Notice and any Post-Closing Reconciliation and

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Credit Disputed Items previously resolved by such Parties pursuant to Section 1.7(j)(ii). Such Parties shall also furnish the Independent Valuation Firm with such other information and documents as the Independent Valuation Firm may reasonably request for purposes of resolving the Post-Closing Reconciliation and Credit Remaining Items and determining the CPA Reconciliation Amount or the Mesa Performance Credit Amount, as applicable. Additionally, within five days after the Post-Closing NewCo Engagement Date, each of United and the Mesa Representative shall provide the Independent Valuation Firm with a written position statement describing in reasonable detail such Party’s position regarding the Post-Closing Reconciliation and Credit Remaining Items and such Party’s resulting calculation of the CPA Reconciliation Amount or the Mesa Performance Credit Amount, as applicable (copies of which shall concurrently be delivered to the other Parties). If a Party fails to timely deliver such position statement to the Independent Valuation Firm, the Independent Valuation Firm shall resolve the Post-Closing Reconciliation and Credit Remaining Items solely upon the basis of the information otherwise timely provided to the Independent Valuation Firm in accordance with this Section 1.7(j)(iii). Within 15 days after the Post-Closing Reconciliation and Credit Engagement Date, the Independent Valuation Firm shall deliver to the Parties a report specifying its final determination of the Net Debt Amount (which shall be one of United’s calculation of the CPA Reconciliation Amount or the Mesa Performance Credit Amount, as applicable, or the Mesa Representative’s calculation of the CPA Reconciliation Amount or the Mesa Performance Credit Amount, as applicable, but not, under any circumstances, any other calculation of the CPA Reconciliation Amount or the Mesa Performance Credit Amount, as applicable), along with reasonable supporting detail therefor. Such report shall be final, conclusive and binding on the Parties for all purposes of this Agreement (including this Section 1.7(j)(iii) and Section 2.1(b)) and shall not be subject to judicial review. Any delay in delivering such report shall not invalidate such determination or deprive the Independent Valuation Firm of jurisdiction to resolve the Post-Closing Reconciliation and Credit Remaining Items. The costs, fees and expenses of the Independent Valuation Firm be borne solely by the Party whose proposal was not selected.

(k) Post-Closing Review of Net Debt Amount as to NewCo. By no later than 60 days following the Closing Date (such period, the “Post-Closing NewCo Dispute Period”), NewCo shall have the right to notify the Mesa Representative in writing that it disagrees with the Net Debt Amount (as adjusted pursuant to any finally determined adjustments pursuant to all applicable provisions in this Section 1.7, but excluding from the calculation of Net Debt Amount the NewCo Excluded Items) as to applicable liabilities that are or would be considered Mesa Obligations as of the Closing as to issues that were both (x) first discovered following the Closing and (y) not addressed in the Net Debt Amount (as adjusted pursuant to any finally determined adjustments pursuant to all applicable provisions in this Section 1.7, but excluding from the calculation of Net Debt Amount the NewCo Excluded Items) (such written notice, the “Post-Closing NewCo Dispute Notice” and each such item, a “Post-Closing NewCo Disputed Item”); provided, however, that NewCo shall specify in reasonable detail the amount in dispute and the basis therefor, together with reasonable supporting materials. If NewCo does not deliver a Post-Closing NewCo Dispute Notice to the Mesa Representative prior to the expiration of the Post-Closing NewCo Dispute Period, then the Net Debt Amount (as adjusted pursuant to any finally agreed adjustments pursuant to all applicable provisions in this Section 1.7, but excluding from the calculation of Net Debt Amount the NewCo Excluded Items) shall be deemed to be the Net Debt Amount for all purposes of Section 2.1(c), and shall be final and binding upon the Parties for all such purposes.

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(l) Efforts to Resolve Post-Closing Disputes Among NewCo and Mesa Representative. If NewCo timely delivers a Post-Closing NewCo Dispute Notice, then the Mesa Representative and NewCo shall, for a period of 10 days following the date NewCo delivers the Post-Closing NewCo Dispute Notice to the Mesa Representative (such period, the “Post-Closing NewCo Resolution Period”), use commercially reasonable efforts to amicably resolve the Post-Closing NewCo Disputed Items and determine the Net Debt Amount (but excluding from the calculation of Net Debt Amount the NewCo Excluded Items). Any Post-Closing NewCo Disputed Items so resolved by the Mesa Representative and NewCo shall be deemed to be final and correct as so resolved and shall be binding upon the Parties for all purposes of this Section 1.7(l).

(m) Resolution of Post-Closing Disputes by Independent Valuation Firm. If the Mesa Representative and NewCo are unable to resolve all of the Post-Closing NewCo Disputed Items during the Post-Closing NewCo Resolution Period, then such Parties shall refer the remaining Post-Closing NewCo Disputed Items (the “Post-Closing NewCo Remaining Items”) to an Independent Valuation Firm mutually agreed by them and shall furnish the Independent Valuation Firm, on the date of its engagement by them (the “Post-Closing NewCo Engagement Date”), with the Proposed Final Closing Statement, the Post-Closing NewCo Dispute Notice and any Post-Closing NewCo Disputed Items previously resolved by such Parties pursuant to Section 1.7(l). Such Parties shall also furnish the Independent Valuation Firm with such other information and documents as the Independent Valuation Firm may reasonably request for purposes of resolving the Post-Closing NewCo Remaining Items and determining the Net Debt Amount (but excluding from the calculation of Net Debt Amount the NewCo Excluded Items). Additionally, within five days after the Post-Closing NewCo Engagement Date, each of the Mesa Representative and NewCo shall provide the Independent Valuation Firm with a written position statement describing in reasonable detail such Party’s position regarding the Post-Closing NewCo Remaining Items and such Party’s resulting calculation of the Net Debt Amount (but excluding from the calculation of Net Debt Amount the NewCo Excluded Items) (copies of which shall concurrently be delivered to the other Parties). If a Party fails to timely deliver such position statement to the Independent Valuation Firm, the Independent Valuation Firm shall resolve the Post-Closing NewCo Remaining Items solely upon the basis of the information otherwise timely provided to the Independent Valuation Firm in accordance with this Section 1.7(m). Within 15 days after the Post-Closing NewCo Engagement Date, the Independent Valuation Firm shall deliver to NewCo and the Mesa Representative a report specifying its final determination of the Net Debt Amount (but excluding from the calculation of Net Debt Amount the NewCo Excluded Items) (which shall be one of the Mesa Representative’s calculation of the Net Debt Amount (but excluding from the calculation of Net Debt Amount the NewCo Excluded Items) or NewCo’s calculation of the Net Debt Amount (but excluding from the calculation of Net Debt Amount the NewCo Excluded Items), but not, under any circumstances, any other calculation of the Net Debt Amount (but excluding from the calculation of Net Debt Amount the NewCo Excluded Items)), along with reasonable supporting detail therefor. Such report shall be final, conclusive and binding on the Parties for all purposes of this Section 1.7(m) and shall not be subject to judicial review. Any delay in delivering such report shall not invalidate such determination or deprive the Independent Valuation Firm of jurisdiction to resolve the Post-Closing NewCo Remaining Items. The costs, fees and expenses of the Independent Valuation Firm shall be borne solely by the Party whose proposal was not selected by the Independent Valuation Firm.

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(n) Certain Material Breaches. Without limitation of any other material obligation set forth in this Agreement, the Parties acknowledge and agree that any failure by Mesa to provide any of the material books and records referenced in Section 1.7(a) through (j) or to timely deliver the Proposed Final Closing Statement, in each case to the extent not cured within 10 days following written notice from United of such failure, shall be considered a material breach giving United a right to terminate this Agreement pursuant to Section 5.1(b)(iii), and, in the case of any such material breach where United does not elect to terminate this Agreement pursuant to Section 5.1(b)(iii) as to such material breach, United’s obligations under Section 1.4 shall be delayed on a day-for-day basis until the date on which both of the following conditions have been satisfied: (x) such material breach has been cured and (y) the provisions in Section 1.7(a) through (j) (including associated time periods, including as needed to resolve any disputes) have been complied with mutatis mutandis following the date of such material breach.

(o) Illustrative Examples. Attached hereto as Schedule 1.7(o), for illustrative purposes only, are two example calculations illustrating the operation of Sections 1.7 and 2.1. In the event of any conflict between such schedule and the other terms and conditions of this Agreement, the other terms and conditions of this Agreement shall control.

Section 1.8 UST Loan. From the date hereof to the Proposed Final Closing Statement Deadline, Mesa shall be permitted to engage in negotiations with Treasury regarding, and to enter into (or cause its applicable Affiliates to enter into), a binding definitive agreement with Treasury providing for a reduction in the amounts due under the UST Loan; provided, that (i) Mesa shall keep United and Republic reasonably informed of the status of such negotiations and (ii) the consent of each of United and Republic shall be required as to amendments, modifications, waivers or other changes to the UST Loan other than those that solely provide for a reduction in the amounts due under the UST Loan. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 1.8 shall delay the Closing.

Section 1.9 Archer Agreements.

(a) Mesa shall, and shall cause its Affiliates to, use reasonable best efforts to sell, assign or otherwise transfer (whether or not for consideration) all of the obligations, liabilities, duties, rights and similar undertakings of Mesa and its Affiliates under the Archer Agreements (collectively, the “Archer Rights and Obligations”, which, for the avoidance of doubt, include without limitation any and all equity interests issued upon exercise of warrants or issuable upon the vesting of one or more tranches of warrants) to one or more third Persons (other than any “related person” (as such term is used under Item 404 of Regulation S-K) of Mesa or any of its Affiliates, except that none of United or United’s Affiliates shall be excluded pursuant to this parenthetical) (each, a “Buyer”) as promptly as reasonably practicable following the date of this Agreement (and in any event prior to the Archer Deadline (as defined below)) in a manner that causes all of the Archer Rights and Obligations to be assumed by one or more Buyers and for there to be no further obligations, duties, liabilities or similar undertakings of Mesa or any of its Affiliates (including, after the Closing, NewCo and its Affiliates) thereunder, pursuant to definitive transaction documentation that Mesa has presented to Republic in final

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form prior to the execution thereof and which has been approved by Republic in its reasonable discretion (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that, notwithstanding the foregoing, Mesa shall in all events be entitled to retain the Warrants exercisable pursuant to Mesa Condition III (as defined in the Archer Assignment and Assumption Agreement) in respect of the Mesa Condition III Shares (as defined in the Archer Assignment and Assumption Agreement) (the “Certification Archer Warrants”) beyond the Archer Deadline and sell such Certification Archer Warrants prior to the Proposed Final Closing Statement Deadline, provided there are no further obligations, duties, liabilities or similar undertakings of Mesa or any of its Affiliates (including, after the Closing, NewCo and its Affiliates) thereunder, pursuant to definitive transaction documentation that Mesa has presented to Republic in final form prior to the execution thereof and which has been approved by Republic in its reasonable discretion (such approval not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt (and without limiting the foregoing), except as to the Certification Archer Warrants as referenced in the proviso in the immediately preceding sentence, Mesa’s obligations under this Section 1.9(a) require that all, but not less than all, of the Archer Rights and Obligations are sold, assigned or otherwise transferred to one or more Buyers by the Archer Deadline, it being understood, for example, that Mesa shall be prohibited from disposing aircraft purchase obligations while retaining rights as to any warrant to purchase shares of Archer (or vice versa), and any Archer Rights and Obligations that are not sold shall be subject to the disposition set forth in Section 1.9(b). In furtherance of the foregoing, United shall use commercially reasonable efforts to facilitate the disposition of the Archer Rights and Obligations as described above, but United shall not be required to incur any out-of-pocket expenditures pursuant to this sentence. Without limiting any of United’s or Republic’s rights or remedies in respect of any breach by Mesa caused by Mesa selling, assigning or otherwise transferring some, but not all, of the Archer Rights and Obligations, in the case of any such breach, Mesa shall be obligated to remit to United any and all proceeds from each such disposition (except as to the Certification Archer Warrants, which may be sold as referenced above and for which the proceeds of sales may be used by Mesa to satisfy Mesa Obligations prior to the Closing) as promptly as practicable (all such proceeds, the “Archer Proceeds”).

(b) If, as of the day that is sixty (60) days following the date hereof (the “Archer Deadline”), Mesa has not consummated the disposition of all of the Archer Rights and Obligations as described in Section 1.9(a) (other than the Certification Archer Warrants, which are governed by the second proviso in this sentence), then Mesa and United will use commercially reasonable efforts to cause all of the remaining Archer Rights and Obligations (other than the Certification Archer Warrants, which are governed by the second proviso in this sentence) to be terminated or, alternatively, to consummate the assumption by United of all, but not less than all, of the remaining Archer Rights and Obligations (other than the Certification Archer Warrants) as of the Archer Deadline as promptly as reasonably practicable following such Archer Deadline (and, in any event, by no later than 30 days after the Archer Deadline), in either such case such that there are no further obligations, duties, liabilities or similar undertakings of Mesa or any of its Affiliates (including, after the Closing, NewCo and its Affiliates) thereunder, and in either such case pursuant to definitive transaction documentation that Mesa and United have presented to Republic in final form prior to the execution thereof and which has been approved by Republic in its reasonable discretion (such approval not to be unreasonably withheld, conditioned or delayed) (the terminations or assumptions (as applicable) contemplated by this sentence (including as such sentence is read to encompass the Certification

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Archer Warrants as provided in the second proviso in this sentence) being the “Archer Condition”); provided that neither Mesa nor United shall be required to deliver any additional consideration to each other for such assumption (it being understood for the avoidance of doubt that the overall consideration delivered in this Agreement is good, valid and sufficient for the covenants set forth in this Section 1.9(b)); provided, further, that, solely as to the Certification Archer Warrants, all of the terms and conditions of this sentence shall apply except that: (i) the words “If, as of the day that is sixty (60) days following the date hereof (the “Archer Deadline”)” in this sentence shall be replaced with the words “If, as of the Proposed Final Closing Statement Deadline”; (ii) the second, third and fourth references to “Archer Deadline” in this sentence shall be replaced with references to “Proposed Final Closing Statement Deadline”; and (iii) the reference to “30 days” in this sentence shall be replaced with a reference to “5 days”. For the avoidance of doubt, if Mesa sells the Certification Archer Warrants to a Buyer (other than United) prior to the Proposed Final Closing Statement Deadline, then United’s assumption of the remaining Archer Rights and Obligations will exclude the Certification Archer Warrants.

(c) Mesa shall not, and shall cause its Affiliates not to, enter into or otherwise become bound by (i) any Contracts with Archer or any of Archer’s Affiliates (whether or not constituting Archer Agreements) or (ii) enter into any amendments, modifications or supplements to any of the Archer Agreements in effect as of the date of this Agreement, in each case of the preceding clauses (i) and (ii), without United’s and Republic’s prior written consent; provided, however, such consent shall not be required in the event Mesa enters into an agreement with Archer that amends the Certification Archer Warrants for which both of the following conditions have been satisfied: (a) the sole purpose and effect is accelerating the vesting of such Warrants and (b) Mesa provides advance notice of the execution and delivery of such agreement to United and Republic, together with a true, correct and complete copy of such agreement (or, if such advance notice is not reasonably practicable, Mesa provides such notice and copy to United and Republic as promptly as practicable following the execution and delivery of such agreement).

(d) From and after the Closing, and subject to Section 6.19, United shall indemnify, defend and hold harmless the NewCo Indemnitees (as defined in Section 2.2(c)) from and against all Losses (as defined in Section 2.2(c)) to the extent arising out of, relating to or resulting from the failure of the Archer Condition to have become satisfied as of the Closing or any United Triggering Event (whether such United Triggering Event occurred before the date hereof, between the date hereof and the Closing Date, or from and after the Closing Date), including all Losses to the extent arising out of, relating to or resulting from any remaining Archer Rights and Obligations, including any obligation of NewCo or any of its Affiliates to purchase or otherwise acquire any aircraft (whether or not the subject of a United Triggering Event, and treating as “Losses” the gross purchase price paid for such aircraft, without any offset or netting on account of the value of the aircraft being purchased, along with all costs incurred by NewCo in connection with the purchase of the aircraft, spare parts, equipment and the like and all maintenance, storage and similar costs) or to otherwise make any expenditures in connection therewith (any claim subject to indemnification as set forth in this Section 1.9(d), an “Archer Indemnified Claim”). In such instance, (x) from and after the Closing, NewCo and United shall use commercially reasonable efforts to cause the Archer Condition to become satisfied following the Closing, (y) as to any aircraft that NewCo purchases under the Archer Rights and Obligations, NewCo shall use commercially reasonable efforts to cause such aircraft to be

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transferred to United for no additional consideration as promptly as reasonably practicable (or, if such transfer cannot be practically effected promptly, then NewCo shall use best efforts to provide United with the exclusive use and enjoyment of such aircraft at United’s sole cost and expense until such transfer can be effected), and (z) any reasonable and documented costs that NewCo incurs in connection therewith (including any such costs that NewCo incurs in transferring to United aircraft that NewCo was required to purchase under the Archer Rights and Obligations) will be treated as indemnifiable Losses under this Section 1.9(d).

(e) For the avoidance of doubt, none of the terms or conditions of this Section 1.9 shall delay the Closing and the Archer Condition shall not constitute a condition to the Closing.

Section 1.10 Malta. Promptly following the date hereof, Mesa shall use commercially reasonable efforts to ensure that, as of the Proposed Final Closing Statement Deadline, (i) neither Mesa nor any of its Affiliates is any longer an equityholder in Flite Holdings Limited, a company incorporated in the Republic of Malta (“Flite”), or any of its Affiliates, and (ii) Mesa and its Affiliates have terminated its and their participation in the Malta JV Shareholders’ Agreement and all related agreements (including, but not limited to, the Malta Agreements) and commercial or other arrangements with Flite, its Affiliates and its and their respective direct or indirect equityholders (and prior to execution of any such agreements, Mesa shall present to Republic the final forms of such agreements for Republic’s review and approval), in each case of clauses (i) through (ii), in full and without any further obligations, duties, liabilities or similar undertakings of Mesa or any of its Affiliates (clauses (i) through (ii) together, the “Malta Condition”) and, in taking action to fulfill the Malta Condition, neither Mesa nor any of its Affiliates shall make any payments of any fees, expenses, “profit or revenue sharing” payments or other consideration (including increased or accelerated payments) or concede anything of monetary or non-monetary value to any Person, including Flite, its Affiliates or its and their respective direct or indirect equityholders; provided, however, that nothing in this sentence shall preclude Mesa from agreeing to forgive indebtedness owing to Mesa pursuant to prior loans from Mesa to Flite or any of its Affiliates or agreeing to sell its equity interest in Flite for an amount less than the amount invested in Flite by Mesa.

ARTICLE II

POST-CLOSING TRANSACTIONS RELATED TO MESA OBLIGATIONS; ASSET SALES

Section 2.1 Disposition of the Shares.

(a) Mesa Representative Expense Fund Remainder. By no later than five Business Days prior to the Share Settlement Date (as defined below), the Mesa Representative shall deliver to United and NewCo a good faith written estimate of the amount of cash, if any, that will be remaining in the Mesa Representative Expense Fund following the completion of the Mesa Representative’s responsibilities under this Agreement (any such remainder, the “Mesa Representative Expense Fund Remainder”).

(b) Disposition of Shares to United.

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(i) If the Net Debt Amount as finally determined pursuant to Sections 1.7(c) through (j) is a positive number (such positive number, the “United Entitlement”), then, no later than two Business Days following the later of (x) the date that is the 60th calendar day following the Closing and (y) the date that the Net Debt Amount is finally determined pursuant to Sections 1.7(c) through (j) (such later date, the “Share Settlement Date”), United shall deliver to the Mesa Representative and NewCo a statement (the “United Notice”) setting forth the number of Shares (the “United Shares”) whose aggregate dollar value (based on the NewCo Stock Value), when combined with the aggregate dollar value of the dividends to date on the United Shares (whether accrued and paid or accrued but unpaid), is equal to the United Entitlement; provided, that if the aggregate dollar value (based on the NewCo Stock Value) of all of the Shares, when combined with the aggregate dollar value of the dividends to date on all of the Shares (whether accrued and paid or accrued but unpaid), is less than the United Entitlement, then all of the Shares will constitute United Shares.

(ii) The Mesa Representative and NewCo shall have two Business Days to review and comment on the United Notice. Absent an error in the calculation of the number of United Shares, the United Notice shall become final and binding on the Parties following the end of such two Business Day period, and at the conclusion of such two Business Day period, (1) United and the Mesa Representative shall deliver a joint written instruction to the Exchange Agent (in its capacity as the escrow agent under the Escrow Agreement) to transfer the United Shares (along with all associated dividends) to United and (2) the Mesa Representative shall remit to United, by wire transfer of immediately available funds, cash in an amount equal to the Mesa Representative Expense Fund Remainder.

(iii) The Mesa Representative, United and the Exchange Agent shall reasonably cooperate with each other to consummate such transfers referenced in this Section 2.1(b), including by developing reasonable procedures with respect thereto and completing all required documentation with respect thereto.

(c) Disposition of Shares to NewCo.

(i) If (A) there are any remaining Shares following the completion of the transactions contemplated by Section 2.1(b) and (B) the sum of (x) the Malta Amount plus (y) the Net Debt Amount as finally determined pursuant to Sections 1.7(k) through (m) (but excluding from the calculation of Net Debt Amount the NewCo Excluded Items) is greater than the Net Debt Amount determined in accordance with Sections 1.7(c) through (i) (but excluding from the calculation of Net Debt Amount the NewCo Excluded Items) (such excess, the “NewCo Entitlement”), then, by no later than two Business Days following the later of (A) the disbursement of United Shares pursuant to Section 2.1(b)(ii) and (B) the finalization of the Net Debt Amount pursuant to Section 1.7(j) through (m), NewCo shall deliver to the Mesa Representative a statement (the “NewCo Notice”) setting forth the number of Shares (the “NewCo Shares”) whose aggregate dollar value (based on the NewCo Stock Value), when combined with the aggregate dollar value of the dividends to date on the NewCo Shares (whether accrued and paid or accrued but unpaid), is equal to the NewCo Entitlement.

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(ii) The Mesa Representative shall have two Business Days to review and comment on the NewCo Notice. Absent an error in the calculation of the number of NewCo Shares, the NewCo Notice shall become final and binding on the Parties following the end of such two Business Day period, and at the conclusion of such two Business Day period, NewCo and the Mesa Representative shall deliver a joint written instruction to the Exchange Agent (in its capacity as the escrow agent under the Escrow Agreement) to transfer the NewCo Shares (along with all associated dividends) to NewCo. The Mesa Representative, NewCo and the Exchange Agent shall reasonably cooperate with each other to consummate such transfer referenced in the immediately preceding sentence, including by developing reasonable procedures with respect thereto and completing all required documentation with respect thereto.

(d) Disposition of Shares to Pre-Merger Mesa Shareholders.

(i) If there are any remaining Shares following the completion of the transactions contemplated by Sections 2.1(b) and 2.1(c) (any such remaining Shares, the “Remaining Shares”), then NewCo shall promptly deliver a written instruction to the Exchange Agent (in its capacity as the escrow agent under the Escrow Agreement) to transfer the Remaining Shares (along with all associated dividends) to the Pre-Merger Mesa Shareholders, on a pro rata basis in accordance with their respective holdings of shares of Mesa Common Stock as of immediately prior to the Effective Time. NewCo, the Mesa Representative and the Exchange Agent shall reasonably cooperate with each other to consummate such transfer, including by developing reasonable procedures with respect thereto and completing all required documentation with respect thereto.

(ii) No certificate or scrip representing fractional shares of Mesa Common Stock shall be issued to any Pre-Merger Mesa Shareholder in accordance with this Section 2.1(d). All fractional shares that a Pre-Merger Mesa Shareholder would be otherwise entitled to receive under this Section 2.1(d) shall be aggregated and in lieu of any such fractional shares, each Pre-Merger Mesa Shareholder shall be entitled to receive an amount in cash, without interest, rounded down to the nearest cent, equal to the product of such fractional amount otherwise payable to such Pre-Merger Mesa Shareholder and the NewCo Stock Value.

(e) Determination of Pre-Merger Mesa Shareholders. The Mesa Representative shall work in good faith to identify those Persons who, as of immediately prior to the Effective Time, held shares of Mesa Common Stock, and the Mesa Representative shall as promptly as practicable after the Effective Time deliver to United and NewCo a final list of all such Persons (all such Persons on such final list, the “Pre-Merger Mesa Shareholders”) that shall include, as to each such Person, their respective holdings of shares of Mesa Common Stock, together with a written notice signed by a duly authorized representative of the Mesa Representative stating that such list of Pre-Merger Mesa Shareholders constitutes, to the best of such representative’s knowledge, a true and correct list of all such Persons and their respective holdings of Mesa Common Stock as of immediately prior to the Effective Time. United and NewCo shall have the right to rely conclusively on such list of Pre-Merger Mesa Shareholders provided to them for all purposes of this Agreement, without any obligation of independent review or confirmation.

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Section 2.2 United Debt Forgiveness; No Further Recourse for United Beyond the United Shares; Indemnification.

(a) Upon the later to occur of (x) the Closing and (y) the finalization of the Net Debt Amount pursuant to Sections 1.7(c) through (j), United shall forgive, extinguish and otherwise release all of the United Debt and all obligations thereunder of United, Mesa and their respective Affiliates (including, from and after the Closing, NewCo and its Affiliates) shall be permanently terminated and released.

(b) Except to the extent provided otherwise in Section 2.3, United hereby acknowledges and agrees that (x) its entitlement to receive the United Shares, as and to the extent provided under Section 2.1(b), shall be United’s and its Affiliates’ sole and exclusive source of recovery for any and all claims that it has or may have in respect of the Mesa Obligations or any liabilities or obligations that constitute United Debt, and (y) neither it nor any of its Affiliates shall have any entitlement to receive cash in order to satisfy any Mesa Obligations or any liabilities or obligations that constitute United Debt, including any cash proceeds from Pre-Closing Assets Sales (as defined below).

(c) Subject to Section 6.19, from and after the Closing, United shall indemnify, defend and hold harmless NewCo, its Affiliates and its and their respective directors, officers, employees, agents, successors and assigns (collectively, “NewCo Indemnitees”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) to the extent arising out of, relating to or resulting from any claim or cause of action (whether direct, class, derivative or otherwise) by or on behalf of any Pre-Merger Mesa Shareholder with respect to Section 2.1 or Section 2.2, in each case except to the extent any such claim or cause of action arises from (i) the issuance and disbursement of the NewCo Shares pursuant to Section 2.1(c) or (ii) NewCo’s breach of this Agreement, bad faith or fraud (any claim subject to indemnification as set forth in this Section 2.2(c), a “Shareholder Indemnified Claim”). The Parties agree that the immediately preceding indemnity is not intended to, and shall not be construed to, indemnify NewCo Indemnitees for any claim or cause of action arising with respect to (x) the Merger (including but not limited to any claim or cause of action arising from disclosures relating to the Merger or the exercise of fiduciary duties relating to the Merger) or (y) other than in respect of Section 2.1 or Section 2.2, the terms of this Agreement or the consideration received in connection therewith by any person.

Section 2.3 Asset Sales.

(a) *** Mesa shall use its reasonable best efforts to sell to, or to cause one of its Affiliates to sell to, one or more third Persons (other than any “related person” (as such term is used under Item 404 of Regulation S-K) of Mesa or any of its Affiliates) all of (i) the Eligible Assets, pursuant to one or more binding definitive purchase agreements (whether entered into prior to the execution of this Agreement or entered into following the execution of this Agreement), provided, that each such binding definitive purchase agreement that (A) was entered into prior to the execution of this Agreement and was not made available to Republic at least ten Business Days prior to the execution of this Agreement or (B) is entered into following

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the execution of this Agreement, in each such case, shall be in form and substance customary for transactions of that nature and shall otherwise satisfy all of the Asset Sale Conditions, and (ii) subject to Section 1.9, all of the Equity Interests, pursuant to one or more binding definitive purchase agreements (whether entered into prior to the execution of this Agreement or entered into following the execution of this Agreement), provided, that (A) each such binding purchase agreement shall impose no post-closing obligations whatsoever on United, Mesa, Republic, NewCo or any of their respective Affiliates and shall otherwise be subject to the prior written consent of Republic (not to be unreasonably withheld, conditioned or delayed), (B) *** (C) any sales of the Archer Rights and Obligations must be completed in compliance with Section 1.9 and (D) any sales of the Flite Holding Shares must be completed in compliance with Section 1.10 (any such sales, collectively, the “Pre-Closing Assets Sales”). For purposes of clarity, the Parties acknowledge and agree that Republic shall have no consent rights with respect to the purchase prices for the Eligible Assets. Mesa shall apply all proceeds from any and all Pre-Closing Assets Sales to the repayment of outstanding debt balance related to such Eligible Assets and any and all costs, obligations, losses, premiums, penalties or expenses required to be incurred or suffered in connection with terminating, unwinding, or reducing obligations thereunder, and, to the extent there are any surplus proceeds, to satisfy any remaining Mesa Obligations. Mesa shall promptly provide reasonable updates and documentation to each of United and Republic upon the achievement of any material milestones as to the progress on the Pre-Closing Assets Sales (such as, without limitation, initial agreements with third Persons, executed letters of intent and other preliminary agreements, agreement on final terms of binding definitive purchase agreements, executed binding definitive purchase agreements, material developments in negotiations, and any exercises by any party of material rights under any of the foregoing agreements), and, in any event, shall provide prompt written notice to each of United and Republic following the execution and delivery of binding definitive purchase agreements with respect to Pre-Closing Assets Sales and both prior to and following the consummation of each Pre-Close Assets Sale, in each case together with any and all documentation and instruments executed and delivered in connection therewith. In furtherance of the foregoing, Mesa shall use reasonable best efforts to seek, from any and all third parties bound or contemplated to be bound by preliminary or definitive documentation for Pre-Closing Assets Sales, consents to disclose all information as to Pre-Closing Assets Sales and the terms and conditions thereof to United and Republic. Notwithstanding anything to the contrary in this Agreement, during the period from the Proposed Final Closing Statement Deadline through the Closing, Mesa shall not, and shall cause its Affiliates not to, sell, pledge, convey, abandon, allow to lapse or expire, fail to renew or maintain, dispose of (by merger, consolidation, division, operation of Law or otherwise), transfer, lease, license or subject to any Lien, other than any Permitted Lien within the scope of clause (a) or (b) of the definition thereof, any Eligible Assets that are not, as of the Proposed Final Closing Statement Deadline, subject to a binding definitive purchase agreement providing for the sale thereof, nor agree, resolve, authorize or enter into any Contract or otherwise make any commitment, in each case to do any of the foregoing; provided, that Mesa and its Affiliates may consummate sales of Eligible Assets that are, as of the Proposed Final Closing Statement Deadline, subject to a binding definitive purchase agreement providing for the sale thereof.

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(b) Notwithstanding anything to the contrary in this Agreement, prior to the Closing, Mesa shall not, and shall cause its Affiliates not to, sell, pledge, convey, abandon, allow to lapse or expire, fail to renew or maintain, dispose of (by merger, consolidation, division, operation of Law or otherwise), transfer, lease, license or subject to any Lien, other than any Permitted Lien within the scope of clause (a) or (b) of the definition thereof, any Non-Eligible Assets, nor agree, resolve, authorize or enter into any Contract or otherwise make any commitment, in each case to do any of the foregoing; provided, that the foregoing restriction shall not apply to Equity Interests.

(c) Mesa shall use its reasonable best efforts to ensure that, as of the Proposed Final Closing Statement Deadline, there is a Qualifying Appraisal with respect to each of the following: (i) Class A Eligible Assets, and (ii) Appraisal ERJ Part Assets.

(d) No later than five (5) days following the final determination of the Net Debt Amount pursuant to clauses (c) through (i) of Section 1.7 (the “Election Deadline”), as to each Eligible Asset that is not, as of the Proposed Final Closing Statement Deadline, subject to a binding definitive purchase agreement providing for the sale therefor (each, a “Transferable Asset”), United shall elect at its sole and exclusive discretion by written notice delivered to Mesa and Republic either to (i) engage the Liquidator, pursuant to customary documentation and other customary terms and conditions (including the satisfaction of each of the Asset Sale Conditions (other than clause (e) therein), applying such definition to this Section 2.3(d) mutatis mutandis and treating the “buyer” as the Liquidator), which documentation shall be provided to Republic within a reasonable time after the execution thereof (and in any event by no later than two Business Days prior to the Closing Date), for the purpose of acquiring title from Mesa or NewCo (as applicable) of, at or promptly after the Closing, such Transferable Assets, or (ii) acquire title from Mesa or NewCo (as applicable) at or promptly after the Closing to such Transferable Assets. For the avoidance of doubt, (a) all Transferable Assets must, at United’s direction, either be transferred to United pursuant to Section 2.3(e) or be transferred to the Liquidator pursuant to Section 2.3(e); and (b) with respect to any Transferable Assets for which United has failed to make an affirmative election by the Election Deadline, United shall be deemed to have elected to acquire title from Mesa or NewCo (as applicable) of such Transferable Assets, as contemplated by clause (ii) immediately above.

(e) Promptly following receipt of the notice specified in Section 2.3(d), Mesa or NewCo, as applicable, shall promptly thereafter effectuate the transfer of such Transferable Assets to United or the Liquidator, as applicable. The Liquidator shall cause any and all proceeds received by the Liquidator resulting from any and all subsequent transfers of such Transferable Assets to be paid to or at the direction of United. From time to time following the Closing, the parties shall execute, acknowledge and deliver all reasonable further conveyances, notices or similar instruments, and shall take such reasonable actions as may be necessary or appropriate, to make effective the foregoing transactions as reasonably requested by United or the Liquidator, and United shall promptly reimburse NewCo for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with NewCo’s actions under Section 2.3(d) and this Section 2.3(e) and all transfer taxes to be borne by NewCo resulting from the sale of assets to United or the Liquidator, as applicable.

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(f) Except as otherwise provided in Section 2.3(g) below, from and after the Closing, NewCo shall use commercially reasonable efforts to sell or to cause to be sold, to one or more third Persons, all of the Eligible Assets that are subject to binding agreements for sale (whether or not constituting Qualifying Agreements); provided that NewCo shall promptly (and in no event later than seven days after the closing of each such sale) remit to United any and all proceeds that it receives from such sales, in each case net of NewCo’s reasonable and documented out-of-pocket costs and expenses incurred in connection with NewCo’s actions under this Section 2.3(f) and all transfer taxes to be borne by NewCo resulting from such sales (such net sales proceeds, solely in the case of sales of Class B Eligible Assets, the “Post-Closing Class B Eligible Assets Sales Proceeds”); provided, further, that notwithstanding the immediately preceding proviso, with respect to any binding agreement providing for the sale of an Eligible Asset, NewCo shall not be required to remit to United any proceeds that it receives from such sale unless and until any and all purchase price reconciliation or refund of purchase price provisions (or other similar provisions) contained in such binding agreement, if applicable, have been fully and finally resolved in accordance with the terms of such binding agreement. NewCo shall promptly provide reasonable updates and documentation to United upon the achievement of any and all material milestones as to the progress on such sales (such as, without limitation, any exercises by any party of material rights under any applicable sale agreements), and, in any event, shall provide prompt written notice to United following the consummation of each sale, in each case together with any and all documentation and instruments executed and delivered in connection therewith. In furtherance of the foregoing, NewCo shall use commercially reasonable efforts to seek, from any and all third parties bound by sale agreements, consents to disclose all information as to such sales and the terms and conditions thereof to United; provided, that NewCo shall not be required to pay any fee, concession or similar payment to any such Person not expressly contemplated by the applicable sale agreement.

(g) As to any Eligible Asset that is subject to a binding agreement for the sale therefor as of the Closing but subsequently ceases to be subject to a binding agreement for the sale therefor after Closing for any reason, excluding due to the consummation of the sale contemplated thereby, then NewCo shall promptly thereafter effectuate the transfer of each such asset to United, provided that United shall reimburse NewCo for any and all reasonable and documented out-of-pocket costs that NewCo incurs in connection with such transfers.

ARTICLE III

CERTAIN REIMBURSEMENTS FOR PILOT TRAINING.

Section 3.1 Subject CRJ Pilots. No later than five Business Days following the Closing, NewCo shall provide to United a complete and accurate list, together with reasonable supporting documentation and a certificate of accuracy signed by the chief financial officer of NewCo, of every pilot who meets all of the following conditions (all such pilots, collectively, the “Subject CRJ Pilots”): (i) such pilot is, as of the moment immediately following the Closing, employed by NewCo or any of its Affiliates, (ii) such pilot is qualified to operate CRJ-900 aircraft, is in training to operate CRJ-900 aircraft or most recently operated a CRJ-900 aircraft if currently not an active pilot and (iii) such pilot is not qualified to operate E175 aircraft.

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Section 3.2 Certified E175 Pilot Payments.

(a) Any Subject CRJ Pilot who commences training to become qualified to operate E175 aircraft during the period commencing on the Closing Date and ceasing on the 180th day thereafter and becomes qualified to operate E175 aircraft on or prior to the first anniversary of the Closing Date is referred to herein as a “Subject E175 Certified Pilot”. For each Subject E175 Certified Pilot for whom NewCo provides reasonable supporting documentation confirming such pilot meets the criteria set forth in the immediately preceding sentence, United shall pay to NewCo an amount in immediately available funds equal to $*** (each a “Pilot Training Payment”) no later than the seventh Business Day following the date on which NewCo provides such reasonable supporting documentation; provided, however, that notwithstanding the foregoing, with respect to any Subject E175 Certified Pilot who begins training to operate E175 aircraft prior to the Closing Date, the Pilot Training Payment shall be multiplied by a fraction, (x) the numerator of which is the number of days elapsing from the Closing Date through and including the date in which such Subject E175 Certified Pilot becomes qualified to operate E175 aircraft, and (y) the denominator of which is the number of days elapsing from the date such Subject E175 Certified Pilot begins training to operate E175 aircraft through and including the date in which such Subject E175 Certified Pilot becomes qualified to operate E175 aircraft.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Each Party hereby represents and warrants to each other Party as follows as to the representations and warranties set forth in Sections 4.1 through 4.4; provided, however that (i) the representations and warranties set forth in Section 4.5, 4.7 and 4.8 are provided solely by Mesa to the applicable Parties referenced therein and (ii) the representations and warranties set forth in Section 4.9 are provided solely by Mesa and Republic to United:

Section 4.1 Organization and Qualification. It is a corporation duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 4.2 Authority. It has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by it and its consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of it and no stockholder votes or written consents in lieu thereof are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by it and, assuming due authorization, execution and delivery by the other Parties, constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.

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Section 4.3 No Conflict. None of the execution, delivery or performance of this Agreement by it, the consummation by it of the transactions contemplated by this Agreement, or its compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of its charter, bylaws or other organizational documents; (b) conflict with or violate any Law applicable to it or any of its Subsidiaries or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Parent Group pursuant to, any material contract, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, terminations, other occurrences or Liens which would not reasonably be expected to prevent, materially impair or materially delay its ability to perform its obligations hereunder.

Section 4.4 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by it, the consummation by it of any of the transactions contemplated by this Agreement, or its compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity.

Section 4.5 Pre-Close Assets Sales Documentation. Mesa represents and warrants to United and Republic as of the date of this Agreement and as of the Closing that it has provided or furnished any and all material documents and instruments, including preliminary and definitive documentation, together with ancillary documents and due diligence information, relating in any material respect to any Pre-Close Assets Sale contemplated to be consummated pursuant to documents and instruments in effect as of the date of this Agreement, and that there are no material documents or instruments other than those provided or furnished to United as of the date of this Agreement, and that there are no ongoing material discussions or negotiations as to any Pre-Closing Assets Sale other than with respect to those for which documents and instruments have been provided or furnished to United as of the date of this Agreement. Mesa further represents and warrants to United that it does not have actual knowledge of any material impediments to the consummation of such Pre-Closing Assets Sale prior to the Closing.

Section 4.6 No United Triggering Events. United represents and warrants to Republic and Mesa that there are no, and have been no, United Triggering Events, and that there are no currently contemplated United Triggering Events.

Section 4.7 Merger Agreement Representations and Warranties. Mesa represents and warrants to United that all representations and warranties delivered to Republic in Article IV of the Merger Agreement are true and correct as if delivered to United hereunder as of the date of this Agreement.

Section 4.8 Pilots. Mesa represents and warrants to United and Republic that as of March 18, 2025, Schedule 4.8 sets forth a true, complete and correct list in all material respects of each pilot employed by Mesa or any of its Affiliates who meets any of the following criteria, including a notation, as to each listed pilot, as to the criteria that apply: (i) such pilot is qualified to operate CRJ-900 aircraft, (ii) such pilot is not qualified to operate E175 aircraft, (iii) such pilot is in training to operate E175 aircraft.

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Section 4.9 Consulting Services. Each of Republic and Mesa represent that (a) the consulting services to be provided by Mesa’s departing executive officers as contemplated by clause (2) of the definition of “Executive Compensation Amount” herein, including compliance with restrictive covenants and other terms and conditions set forth in any agreement contemplated by such clause (2), are, in such Party’s reasonable belief and estimation, necessary to the success of the Merger, and the fees to be paid, as earned, for such services and the compliance with the other terms and conditions of any such agreements are reasonable in the context of NewCo’s business, the value ascribed to the consulting services to be provided by such Party, and all other relevant factors and (b) such Party intends that NewCo will pay any such fees only as, and to the extent that, such services are delivered and the other terms and conditions of any such agreements are complied with.

ARTICLE V

TERMINATION; AMENDMENT; WAIVER

Section 5.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned only in accordance with this Section 5.1.

(a) This Agreement shall automatically be terminated upon the termination of the Merger Agreement prior to the Closing.

(b) Prior to the Closing in the cases of the following clauses (i), (ii) and (iii), and at any time following a United Conditions Precedent Failure in the case of the following clause (iv), as applicable, United shall have the right (but not the obligation) to terminate this Agreement, exercisable by delivery of written notice of termination to the other Parties, following the occurrence of any of the following:

(i) the Net Debt Amount in the Final Closing Statement as finally determined pursuant to clauses (c) through (f) of Section 1.7 is greater than $***, upon delivery of written notice to Mesa and Republic no later than five Business Days following the date that the Proposed Estimated Net Debt Amount becomes the Net Debt Amount pursuant to such provisions (the “Post-Net Debt Amount Determination Period”); provided, however, that if United does not terminate this Agreement pursuant to this Section 5.1(b)(i) within the Post-Net Debt Amount Determination Period, then United shall not have the right to terminate this Agreement pursuant to this Section 5.1(b)(i); or

(ii) the Net Debt Amount as revised pursuant to clauses (f) through (h) of Section 1.7 is greater than $***, upon delivery of written notice to Mesa and Republic no later than five Business Days following the date that any adjustments to the Net Debt Amount pursuant to clauses (f) through (h) of Section 1.7 have been finalized (the “Post-Net Debt Amount Adjustment Period”); provided, however, that if United does not terminate this Agreement pursuant to this Section 5.1(b)(ii) within the Post-Net Debt Amount Adjustment Period, then United shall not have the right to terminate this Agreement pursuant to this Section 5.1(b)(ii);

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(iii) (A) any material breach of any representation or warranty delivered to United in Article IV (other than Section 4.9); provided that, with respect to a breach of the representations and warranties in Section 4.7, termination of this Agreement pursuant to this clause (iii) shall not be permitted unless breach of the applicable representations and warranties in Article IV of the Merger Agreement would cause a failure of the condition set forth in Section 6.3(a) of the Merger Agreement, or (B) any material breach of any covenant or agreement of Mesa, Mesa Airlines or Republic contained in this Agreement (other than the covenants and agreements contained in Sections 1.9 and 1.10); provided, however, that, as to any such breach that is curable, United shall not be entitled to terminate this Agreement pursuant to this clause (iii) unless and until United has first provided Mesa and Republic with written notice of the applicable breach and such breach has not been cured in full by Mesa, Mesa Airlines or Republic (as applicable) within 30 days following receipt by such Party of such notice; provided, further, that in the case of any breach of Section 4.8, such breach shall be deemed cured in full if Mesa delivers to United and Republic, within 30 days following receipt by Mesa of notice that the prior version of Schedule 4.8 was inaccurate, an updated version of Schedule 4.8 that is true, complete and correct list in all material respects; or

(iv) a United Conditions Precedent Failure.

Section 5.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 5.1, this Agreement shall forthwith become void and have no further force or effect, and there shall be no further liability or obligation on the part of any Party with respect to any pre-termination facts or circumstances, including any pre-termination breach of this Agreement; provided, that: (i) this Section 5.2, Section 5.3, Section 5.4 and Article VI (other than Sections 6.15, 6.16, 6.17 and 6.19) shall survive the termination of this Agreement and remain in full force and effect in accordance with their respective terms; (ii) if this Agreement is terminated pursuant to Section 5.1(b)(i) or Section 5.1(b)(ii), then (A) United shall reimburse Republic for all of its documented out-of-pocket costs and expenses (including attorneys’, bankers’, consultants’ and other third party advisors’ fees and expenses) incurred by it in connection with its evaluation, negotiation or consummation of the transactions contemplated by the Merger Agreement, this Agreement or any Ancillary Agreement (whether incurred before or after the date hereof), up to a maximum reimbursement amount of $*** (in the case of a termination by United pursuant to Section 5.1(b)(i)) or $*** (in the case of a termination by United pursuant to Section 5.1(b)(ii)), as applicable, by wire transfer of immediately available funds to accounts designated in writing by Republic, no later than three Business Days following such designation, and (B) if the Utilization Condition is satisfied as of the time of such termination, Mesa shall reimburse United for all amounts paid by United to Republic pursuant to the foregoing clause (ii)(A), by wire transfer of immediately available funds to accounts designated in writing by United, no later than three Business Days following the date upon which United provides notice to Mesa of such payment to Republic (together with reasonable evidence of the same, it being understood that Republic’s confirmation of receipt of such payment shall for all purposes be deemed sufficient evidence); provided that, solely for the purpose of this

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clause (ii)(B), (x) the reference to “$***” in each of Sections 5.1(b)(i) and 5.1(b)(ii) shall be deemed to be “$***” and (y) the calculation of the Net Debt Amount as finally determined pursuant to clauses (c) through (f) of Section 1.7 (in the case of Section 5.1(b)(i)) or as finally determined pursuant to clauses (g) through (i) of Section 1.7 (in the case of Section 5.1(b)(ii)) shall, in each case, be deemed to disregard the Lost Qualifying Agreement Value (if any); and (iii) if this Agreement is terminated pursuant to Section 5.1(b)(i) or Section 5.1(b)(ii) and in each case all of the Utilization Conditions are not satisfied as of the time of such termination, then United shall reimburse Mesa for all of its documented out-of-pocket costs and expenses (including attorneys’, bankers’, consultants’ and other third party advisors’ fees and expenses) incurred by it in connection with its evaluation, negotiation or consummation of the transactions contemplated by the Merger Agreement, this Agreement or any Ancillary Agreement (whether incurred before or after the date hereof), up to a maximum reimbursement amount of $*** (in the case of a termination by United pursuant to Section 5.1(b)(i)) or $*** (in the case of a termination by United pursuant to Section 5.1(b)(ii)), as applicable, by wire transfer of immediately available funds to accounts designated in writing by Mesa, no later than three Business Days following such designation. Notwithstanding anything to the contrary set forth in this Agreement, each Party expressly acknowledges and agrees that, in the event this Agreement is validly terminated pursuant to Section 5.1, the remedies set forth in this Section 5.2 shall be the sole and exclusive remedy (whether in contract or in tort, in law or in equity, or granted by statute or otherwise) of Mesa against United and Republic for any and all Losses arising out of this Agreement or the transactions contemplated hereby and of Republic against United and Mesa for any and all Losses arising out of this Agreement or the transactions contemplated hereby. For the avoidance of doubt, Republic’s entitlement to expense reimbursement as contemplated by clause (ii)(A) of this Section 5.2 shall in no way be impacted by the operation of clause (ii)(B) of this Section 5.2 (including whether or not Mesa actually reimburses United for amounts that United has reimbursed Republic) or clause (iii) of this Section 5.2.

Section 5.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by each Party.

Section 5.4 Waiver. As to any provision set out in this Agreement, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any breaches in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other Parties with any of the agreements or conditions contained herein; provided, however, that any such extension or waiver will be valid (i) only with effect against the Party granting such extension or waiver (and shall not be effective against any other Party that has not granted the same extension or waiver; provided, however, if the extension granted by a Party to another Party affects the ability of a third Party’s performance then such third Party three shall automatically benefit from the extension or waiver as applicable), and (ii) only if set forth in an instrument in writing signed by the Party to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Non-Survival of Representations, Warranties and Pre-Closing Covenants. Other than in the case of fraud, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, nor any of the covenants or agreements in this Agreement that contemplate performance in whole at or prior to the Closing, will survive the Closing. This Section 6.1 will not limit any covenant or agreement in this Agreement which by its terms contemplates performance in whole or in part after the Closing.

Section 6.2 Fees and Expenses. Except as provided in Section 5.2, all fees and expenses incurred in connection with the preparation, negotiation and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

Section 6.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been given and received (a) when delivered in person (with written confirmation of receipt), (b) on the date received by electronic mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if received after normal business hours of the recipient, or (c) when received by the addressee if sent by certified or registered mail (return receipt requested) or nationally recognized express courier (with written confirmation of delivery). Such communications must be sent to the respective Parties at the following addresses (or to such other address as such Party may have specified in a written notice given to the other Parties in accordance with this Section 6.3).

if to Mesa or Mesa Airlines, to:

Mesa Air Group, Inc.

410 N. 44th Street, Suite 700

Phoenix, AZ 85008

Email:        ***

Attention:  Brian Gillman

with a copy (which shall not constitute notice) to:

Pachulski Stang Ziehl & Jones LLP

10100 Santa Monica Blvd., 13th Floor

Los Angeles, CA 90067

Email:     rpachulski@pszjlaw.com; jlucas@pszjlaw.com

Attention:  Richard M. Pachulski; John W. Lucas

if to Republic, to:

Republic Airways Holdings Inc.

8909 Purdue Road, Suite 300

Indianapolis, IN 46268

Email:     ***

Attention:  Chad Pulley

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with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

900 G Street NW, Suite 900

Washington, DC 20001

Email:       jonathan.corsico@stblaw.com;

benjamin.bodurian@stblaw.com

Attention:  Jonathan Corsico; Benjamin Bodurian

if to United, to:

United Airlines, Inc.

Willis Tower

233 S. Wacker Drive

Chicago, IL 60606

Email: ***

Attention:  ***

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1000 Louisiana St., St. 5900

Houston, TX 77002

Email:   klewis@sidley.com; ashukla@sidley.com

Attention:  Kevin Lewis; Atman Shukla

Section 6.4 Interpretation; Certain Definitions; Exhibits and Schedules.

(a) The Parties have participated collectively in the negotiation and drafting of this Agreement with the benefit of competent legal representation, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions hereof.

(b) The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified. The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa,

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words denoting any gender shall be deemed to include all genders and references to a Person are also to its permitted successors and assigns. The term “or” is used in the inclusive sense of “and/or”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Any agreement, document or instrument referred to herein shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, including by way of any associated side letters or similar agreements (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument, as amended, in each case, as of such date). Reference to any Law means such Law as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). References to “$” or “dollars” means U.S. dollars. Unless the context requires otherwise, any reference to the right of consent or approval of a Party shall be deemed to be a consent or approval that may be withheld, conditioned or delayed in such Party’s sole and absolute discretion.

Section 6.5 Severability. If any term or provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction or other competent authority to be invalid, illegal or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon any such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.6 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. No assignment of this Agreement shall relieve the assigning Party of any of its liabilities or obligations hereunder. Any attempted assignment in violation of this Section 6.6 shall be null and void.

Section 6.7 Entire Agreement. This Agreement, together with the Merger Agreement, (including the exhibits, annexes, schedules and appendices hereto and thereto), constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and they supersede all other prior agreements and understandings among the Parties with respect to the subject matter hereof and thereof.

Section 6.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any Person other than the Parties or their respective successors and permitted assigns any legal or equitable rights, remedies or benefits of any nature whatsoever under or by reason of this Agreement, except for the rights of the Non-Recourse Parties as and to the extent provided in Section 6.13.

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Section 6.9 Remedies.

(a) Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one such remedy will not preclude the exercise of any other such remedy.

(b) The Parties agree that irreparable damage and harm would occur in the event that any provision of this Agreement were not performed in accordance with its terms and that, although monetary damages may be available for such a breach, monetary damages would be an inadequate remedy therefor. Accordingly, each of the Parties agrees that, in the event of any breach or threatened breach of any provision of this Agreement by such Party, the other Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches hereof and to specifically enforce the terms and provisions hereof. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, each Party agrees that it shall not allege, and each Party hereby waives the defense, that there is an adequate remedy available at law.

Section 6.10 Governing Law; Exclusive Jurisdiction.

(a) This Agreement and all matters, claims, controversies, disputes, suits, actions or Proceedings arising out of or relating to this Agreement and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, including all rights of the Parties (whether sounding in contract, tort, common or statutory law, equity or otherwise) in connection therewith, shall be interpreted, construed and governed by and in accordance with, and enforced pursuant to, the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than those of the State of Delaware.

(b) Each of the Parties hereby (i) agrees and irrevocably consents to submit itself to the exclusive jurisdiction of the Court of Chancery in the State of Delaware (or if such court finds it lacks subject matter jurisdiction, the federal or other state courts in the State of Delaware) (the “Chosen Courts”) in any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, (ii) agrees that all claims in respect of any such Proceeding will be heard and determined in any Chosen Court, (iii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from any Chosen Court, (iv) agrees not to bring or support any Proceeding arising out of or relating to this Agreement or any of the transactions

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contemplated by this Agreement (whether in contract, tort, common or statutory law, equity or otherwise) anywhere other than any Chosen Court and (v) agrees that a final and non-appealable judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Proceeding brought in any Chosen Court in accordance with this Section 6.10. Each of the Parties agrees that the service of any process, summons, notice or document in connection with any such Proceeding may be served upon them in any manner authorized by the laws of the State of Delaware.

Section 6.11 Waiver of Jury Trial; Limitation on Damages.

(a) EACH PARTY (I) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR PROCEEDING THAT MAY ARISE UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND (II) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CONTROVERSY OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) CERTIFIES AND ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION OF THIS AGREEMENT, (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.

(b) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EACH PARTY WAIVES ANY AND ALL RIGHTS WITH RESPECT TO CLAIMS UNDER OR IN CONNECTION WITH THIS AGREEMENT AS TO CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, IN EACH CASE WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S OR ANY OF ITS AFFILIATES’ NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES’ SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, AND EACH PARTY RELEASES THE OTHER PARTIES AND THEIR RESPECTIVE AFFILIATES FROM LIABILITY FOR ANY SUCH DAMAGES; PROVIDED THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO LIMIT THE LIABILITY OF ANY PARTY FOR THE CONSEQUENTIAL DAMAGES SUFFERED BY ANY OTHER PARTY IF THE FIRST PARTY ACTED IN BAD FAITH; AND PROVIDED FURTHER, THAT NOTWITHSTANDING THE FOREGOING AND FOR THE AVOIDANCE OF DOUBT, NO PARTY WAIVES ANY RIGHTS WITH RESPECT TO CLAIMS AS TO DIRECT DAMAGES.

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Section 6.12 Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to be one and the same agreement or document. Delivery of an executed signature page to this Agreement by electronic transmission (including in pdf, DocuSign, email or other means of electronic transmission) shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

Section 6.13 Non-Recourse. Except as otherwise expressly provided in this Agreement, (a) this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the Persons that are expressly identified as Parties herein in their capacities as such, (b) no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any Party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith; provided, however, that the foregoing shall not limit the obligations or liabilities of any Non-Recourse Party under any other agreement to which such Non-Recourse Party is party, (c) without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against or make any claims for breach of this Agreement against any Non-Recourse Party. The covenants contained in this Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each of the Non-Recourse Parties and their respective heirs and assigns and shall not be deemed exclusive of any other rights to which any such Person may be entitled, whether pursuant to Law, Contract or otherwise.

Section 6.14 Joint and Several Obligations. Each of Mesa Airlines and Mesa shall be jointly and severally liable for all of the obligations of one or both of such Parties contained in this Agreement.

Section 6.15 Tax Indemnification.

(a) Subject to Section 6.19(e), 6.19(f) and 6.19(h), from the Closing until the date that is the sixth anniversary of the Closing Date, United shall indemnify, defend, save and hold harmless NewCo and its Subsidiaries from and against all liabilities for Indemnified Taxes. “Indemnified Taxes” means any and all out-of-pocket Taxes that Mesa, its Subsidiaries or NewCo are required to pay that are solely attributable to the transactions contemplated by this Agreement; provided that in no event will Indemnified Taxes include any Taxes with respect to a subsequent taxable year that arise from the use of a tax asset or tax attribute in the taxable year of such transaction or transactions and; provided further that, Indemnified Taxes shall include any Tax liability arising out of United’s payment or reimbursement of an Indemnified Tax.

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(b) NewCo or its Subsidiaries, as applicable, shall notify United of any claim for Indemnified Taxes as set forth on an applicable Tax Return at least 30 days prior to the due date for the filing of such Tax Return (including any applicable extensions). NewCo shall provide United with information reasonably sufficient to identify and support such claim, provided that, NewCo may provide redacted information. If United has no objection to the claim for Indemnified Taxes, United shall pay NewCo or its Subsidiaries, as applicable, the amount of any such Indemnified Tax within 10 days of receipt of notice of such claim, but in no event earlier than the date the applicable Tax Return is filed. If United objects to a claim for Indemnified Taxes, the Parties shall use commercially reasonable efforts to amicably resolve the disputed items. If any disputed item cannot be resolved prior to the due date for filing the applicable Tax Return, (i) the Parties shall refer the disputed items to an independent accounting firm (an “Independent Accounting Firm”) mutually agreed by them to resolve the disputed items in accordance with procedures similar to those set forth in Section 1.7 for the Independent Valuation Firm, mutatis mutandis; provided that the Independent Accounting Firm shall in all events make its determination in accordance with the Intended Tax Treatment, (ii) NewCo shall be entitled to file the Tax Return adopting its position pending resolution of the dispute and (iii) the Tax Return shall be amended as necessary following the determination of the Independent Accounting Firm. United shall pay NewCo or its Subsidiaries, as applicable, any resulting Indemnified Taxes within 5 days following the determination of the Independent Accounting Firm. Neither NewCo nor any of its Subsidiaries shall amend, refile or otherwise modify any Tax Return if the effect of such action would reasonably be expected to increase the amount of Indemnified Taxes; provided that to the extent Newco or any of its Subsidiaries determines that it is necessary or appropriate to refile or file an amended Tax Return or otherwise modify any such Tax Return, the provisions of this Section 6.15(b) shall apply in full to such amendment, refiling or modification.

(c) To the extent a claim for Indemnified Taxes arises in connection with an audit, investigation or other proceeding by a Governmental Entity (a “Tax Audit”), NewCo or its Subsidiaries, as applicable shall provide notice of such claim to United as soon as reasonably practicable following the identification of such claim or potential claim for Indemnified Taxes in connection with such Tax Audit. NewCo and its Subsidiaries, as applicable, shall control the conduct of any Tax Audit in respect of an Indemnified Tax; provided that United may employ counsel of its choice and, at its own expense, review and comment on any written submission and NewCo or its Subsidiaries shall keep United reasonably informed on a timely basis of the progress and substantive aspects of such Tax Audit. Subject to this Section 6.15, NewCo or its Subsidiaries shall be entitled to prosecute, control, settle or resolve any Tax Audit in its reasonable discretion; provided that neither NewCo nor its Subsidiaries shall enter into any settlement or resolution that would result in a payment by United hereunder without first notifying United and taking into account any reasonable requests of United with respect to such settlement or resolution.

Section 6.16 Intended Tax Treatment. The Parties intend and agree that the transactions set forth in Section 1.4(c), Section 1.5, Section 1.6, Section 1.7, Section 2.1 (other than Sections 2.1(d) and (e)), Section 2.2, Section 2.3 and Section 3.2, to the extent that such transactions are between any of Republic, Mesa, NewCo or their respective Subsidiaries on the one hand and United on the other, are to be accounted for in the manner set forth on Schedule 6.16 (the “Intended Tax Treatment”). The Parties shall file all Tax Returns in accordance with, and not take any position on any Tax Return that is inconsistent with, the Intended Tax Treatment unless required by a final determination as such term is defined in Section 1313(a) of the Code.

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Section 6.17 Lock-Up; Registration Rights.

(a) Following the date hereof, the Mesa and Republic shall use their respective commercially reasonable efforts to negotiate with each of the stockholders of Republic set forth on Schedule 6.17 to provide that, effective as of the Closing, there will be a customary lock-up agreement (not to exceed *** days in duration) in place between NewCo, on the one hand, and each such stockholder, on the other hand; provided, however, that, notwithstanding anything to the contrary in this Agreement, United shall in no event be required to enter into a lock-up arrangement that either (x) exceeds *** days in duration or (y) is more restrictive to United than to any other stockholder of NewCo. For the avoidance of doubt, the actual entry into such lock-up agreements shall not serve as a condition to the Closing. If no such lock-up agreement has been entered into as of the date that is 10 Business Days prior to the Form S-4 being filed, then the Parties shall discuss in good faith reasonable appropriate revisions to the time periods referenced in Section 2.1(b)(i), Section 2.1(c)(i) and to the time period referenced in the definition of NewCo Stock Value, but no Party shall have any obligation under this sentence to agree to any such revisions.

(b) As promptly as reasonably practicable following the execution of this Agreement, the Parties (other than the Mesa Representative) shall use reasonable best efforts to draft a customary registration rights agreement providing United with registration rights no less favorable to United than the registration rights contained in the Stockholders Agreement, and to cause NewCo to (and United shall cause itself or its applicable Affiliate to) enter into such agreement effective as of the Closing (the “Registration Rights Agreement”). Prior to and at the Closing, none of NewCo, Mesa and Republic shall grant any shareholder rights with regard to NewCo (including without limitation as to board representation, board observers, information rights, consent rights, advance notice rights, or registration rights, etc.) to any person other than United, in each case unless prior to or at the Closing NewCo grants to United equivalent (or superior) rights (including, if applicable, in the Registration Rights Agreement or in an amendment thereto (which United shall promptly execute or cause its applicable Affiliate to execute) reflecting the grant of such additional rights to United).

Section 6.18 Public Announcements. Each Party agrees that no press release or other public announcement, or public statement or comment concerning this Agreement or the transactions contemplated hereby or by the other Transaction Agreements, shall be issued or made by any Party, or any of their Affiliates or Representatives, without the consent of each other Party (other than the Mesa Representative), such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that, subject to the immediately following proviso, the issuance or making of a press release or other public announcement, regulatory filing, statement or comment without such consent shall not be in violation of this Section 6.18 if both of the following conditions have been satisfied in full: (i) such public announcement, regulatory filing, statement or comment is made in order to comply with applicable Laws or stock exchange rules and (ii) following commercially reasonable efforts to obtain consent from the other Parties (other than the Mesa Representative), in the reasonable judgment of the Party or Affiliate making such announcement, regulatory filing, statement or comment (based upon advice of counsel),

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prior review and joint approval would prevent dissemination of such release or announcement in a sufficiently timely fashion to comply with such applicable Laws or rules; provided, further, that in all instances, each Party shall provide prompt prior notice of any such release, announcement, statement or comment to the other Parties and a reasonable opportunity to review and comment as to any such release, announcement, statement or comment prior to the publicity of or making of the same, except in the case of an announcement, regulatory filing, statement or comment made under and in compliance with the immediately preceding proviso in which case concurrent notice rather than prior notice will be sufficient for the purpose of this proviso. Notwithstanding the foregoing, this Section 6.18 shall not prohibit releases or announcements regarding the transactions contemplated by this Agreement in response to questions from the press, analysts, investors or those attending industry conferences, and internal announcements to employees, in each case, to the extent that such releases or announcements are not inconsistent with previous public releases or announcements made jointly by the Parties or approved by the Parties, and otherwise in compliance with this Section 6.18, and provided that such public releases or announcements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Section 6.18, (i) this Section 6.18 shall not apply to any public announcements concerning solely Mesa or any of its Affiliates, on the one hand, and Republic or any of its Affiliates, on the other hand (the intention of such Persons being that Section 5.10 of the Merger Agreement shall solely govern the obligations of such Persons with respect to any such public announcements) and (ii) United shall not have any rights or remedies under this Section 6.18 to the extent any public announcements do not disclose any details related to United, its status as a party to this Agreement or its involvement in the transactions contemplated hereby. The covenants and agreements contained in this Section 6.18 shall survive from the date hereof through the Closing; provided, however, that upon the termination of this Agreement in accordance with its terms, the covenants and agreements contained in this Section 6.18 shall continue to apply until the date that is 18 months following such termination (such date, the “End Date”) solely with respect to public announcements, press releases, public statements and other public comments that address such termination and the circumstances surrounding it, and following such End Date the covenants and agreements contained in this Section 6.18 shall otherwise be deemed to be null and void and of no further force or effect (but without limitation to any rights or remedies as to any breach of such covenants and agreements prior to the End Date).

Section 6.19 Indemnity Procedures.

(a) In order for a NewCo Indemnitee to be entitled to any indemnification provided for under Section 1.9(d) for an Archer Indemnified Claim or under Section 2.2(c) for a Shareholder Indemnified Claim (the beneficiaries of the indemnification obligations contemplated by Section 1.9(d) or Section 2.2(c) (as applicable) are referred to herein as “Indemnitees” and each an “Indemnitee” and any Archer Indemnified Claim or Shareholder Indemnified Claim (as applicable) is referred to herein as a “Claim”), such Indemnitee must notify United in writing of such Claim (setting forth in reasonable detail the facts giving rise to such Claim (to the extent known by such Indemnitee) and the amount or estimated amount (to the extent reasonably estimable) of Losses arising out of such Claim) promptly (and in any event within 30 days) after receipt by such Indemnitee of notice of such Claim; provided, however, that any failure or delay by such Indemnitee to notify United will not relieve United from its

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obligations hereunder, except to the extent United has been prejudiced by such failure or delay. Thereafter, the applicable Indemnitee shall deliver to United, promptly (and in any event within 30 days) after such Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnitee relating to the Claim; provided, however, that any failure or delay by such Indemnitee to deliver such notices and documents to United will not relieve United from its obligations hereunder, except to the extent United has been prejudiced by such failure or delay.

(b) If a Claim is made against any Indemnitee, United shall be entitled to participate in the defense thereof and (unless United is also a party to such Claim and Indemnitee provides United with written advice of outside counsel to the effect that there are legal defenses available to Indemnitee that are different from or additional to those available to United that, if Indemnitee and United were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice the prosecution of the defenses available to such Indemnitee), if it so chooses upon written notice delivered to the Indemnitee not more than 30 days following the date on which the Indemnitee first notifies United of the Claim, to assume the defense thereof with counsel selected by United. The assumption of the defense of any Claim shall not require United to agree to be liable for any Losses in respect of such Claim and shall be without prejudice to any rights or defenses of United in respect of whether any Indemnitee is entitled to indemnification for any particular Loss. If United assumes the defense of a Claim in accordance with this Section 6.19(b), United shall not be liable to Indemnitees for any legal expenses incurred by Indemnitees in connection with the defense thereof. If United assumes the defense of a Claim in accordance with this Section 6.19(b), Indemnitees shall have the right to participate in the defense thereof and to employ counsel, at their own expense, separate from the counsel employed by United, it being understood that United shall control such defense. If United chooses to defend or prosecute a Claim, all Indemnitees shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon United’s request) the provision to United of records and information that are reasonably relevant to such Claim, and making employees available at such times and places as may be reasonably necessary to defend against such Claim for the purpose of providing additional information, explanation or testimony in connection with such Claim. Whether or not United assumes the defense of a Claim, Indemnitees shall not admit any liability with respect to, or settle, compromise or discharge, such Claim without United’s prior written consent (not to be unreasonably withheld, conditioned or delayed). If United assumes the defense of a Claim, United shall not settle such Claim without the consent of the Indemnitee to which the Claim relates, except that United shall have the right to settle such Claim without the consent of such Indemnitee if such settlement (i) provides as its sole relief the payment of monetary damages as to which such Indemnitee will be indemnified in full, (ii) includes an unconditional release of each applicable Indemnitee from all liability arising out of such Claim and (iii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnitee, and (iv) does not otherwise materially and adversely affect the applicable Indemnitee other than as a result of money damages as to which such Indemnitee will be indemnified in full. Any participation or assumption by United or Indemnitees shall not constitute a waiver by such party of any attorney-client privilege in connection with any Claim.

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(c) If United chooses to defend any Claim, Indemnitees (A) shall not, without the prior written consent of United (which consent shall not be unreasonably withheld, conditioned or delayed), cause, or agree to, the waiver of the attorney-client privilege, attorney work-product immunity or any other privilege or protection in respect of confidential legal memoranda and other privileged materials drafted by, or otherwise reflecting the legal advice of, internal or outside counsel of Indemnitees (the “Subject Materials”) relating to such Claim and (B) shall, upon the reasonable request of United, make reasonably available to United such books, records or other documents and employees and representatives reasonably related to such Claim or any related claim or counterclaim that are within Indemnitees’ possession, custody or control that are necessary or appropriate for such litigation or other legal proceeding or for any internal or external audit work in respect of such Claim conducted by United. Each Indemnitee hereto acknowledges and agrees, on behalf of itself and its Affiliates, that (i) it shares a common legal interest with United in preparing for the defense of legal proceedings, or potential legal proceedings, arising out of, relating to or in respect of any actual or threatened Claim or any related claim or counterclaim, (ii) the sharing of Subject Materials or any other communications, documents or materials in connection with any actual or threatened Claim will further such common legal interest and (iii) by disclosing any Subject Materials or any other communications, documents or materials in connection with any actual or threatened Claim to United, Indemnitees shall not waive the attorney-client privilege, attorney work-product immunity or any other privilege or protection.

(d) Indemnitees and United shall cooperate with each other with respect to resolving any claim or liability with respect to which United is obligated to indemnify Indemnitees hereunder, including by making all reasonable efforts to mitigate or resolve any such claim or liability after Indemnitees gain actual knowledge of such claim or liability.

(e) In the event of any claim or dispute among any Indemnitee and United as to whether such Indemnitee is entitled to indemnification under this Agreement for any particular Loss or Losses, the non-prevailing party in such claim or dispute shall reimburse the prevailing party for the reasonable and documented attorneys’ fees incurred by the prevailing party solely in connection with such claim or dispute. In connection with any particular claim or dispute, (i) the applicable Indemnitee will be deemed the “non-prevailing party” if a court of competent jurisdiction, in a final and non-appealable order, has determined that such Indemnitee is entitled to less than 50% (measured by dollar value) of the aggregate amount of Losses sought to be recovered from United (and, in such instance, United will be deemed the “prevailing party”) and (ii) United will be deemed the “non-prevailing party” if a court of competent jurisdiction, in a final and non-appealable order, has determined that such Indemnitee is entitled to 50% or more (measured by dollar value) of the aggregate amount of Losses sought to be recovered from United (and, in such instance, such Indemnitee will be deemed the “prevailing party”). For the avoidance of doubt, this Section 6.19(e) shall not apply to any given claim or dispute unless a court of competent jurisdiction has issued a final and non-appealable order regarding such Indemnitee’s entitlement to indemnification for the applicable amount of Losses sought to be recovered from United and, more particularly, this Section 6.19(e) shall not apply in the case of any settlement or other similar non-judicial resolution between such Indemnitee and United.

(f) Notwithstanding anything to the contrary contained in this Agreement, United’s indemnity obligations pursuant to Section 2.2(c) and Section 6.15, taken together, shall not exceed, in the aggregate, $***. For the avoidance of doubt, United’s indemnity obligations pursuant to Section 1.9(d) shall not be subject to any monetary limitations.

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(g) The amount of any claim for indemnification pursuant to Section 1.9(d) or Section 2.2(c) (as applicable) will be reduced by the amount of any insurance proceeds actually recovered (less the cost to collect the proceeds of such insurance and the amount, if any, of any retroactive or other premium adjustments reasonably attributable thereto) by Indemnitees.

(h) Each Indemnitee acknowledges that its sole and exclusive remedy with respect to any and all claims in connection with any Claim shall be pursuant to the indemnification provisions set forth in Section 1.9(d) or Section 2.2(c) (as applicable) and this Section 6.19. In furtherance of the foregoing, each Indemnitee hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for damages it may have against United arising out of Section 1.9(d) or Section 2.2(c) (as applicable) except pursuant to the indemnification provisions set forth in Section 1.9(d) or Section 2.2(c) (as applicable) and this Section 6.19.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MESA AIR GROUP, INC.

By:
Name:
Title:

MESA AIRLINES, INC.

By:
Name:

REPUBLIC AIRWAYS HOLDINGS INC.

By:
Name:
Title:

UNITED AIRLINES, INC.

By:
Name:

MESA REPRESENTATIVE

By:
Name:

Exhibit 4

Escrow Agreement

See attached

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [•], 2025, by and between: Mesa Air Group, Inc., a Delaware corporation (together with its successor after the Closing, as defined herein, the “Mesa”); Mesa Representative (the “Mesa Representative”), as representative, United Airlines, Inc., a Delaware corporation (“United” and together with Mesa and the Mesa Representative, the “Escrow Parties”), and Computershare Trust Company, National Association, a national banking association organized under the laws of the United States, as escrow agent (the “Escrow Agent”).

WHEREAS, on April 4, 2025, (i) Mesa, (ii) Mesa Representative, (iii) United, (iv) Mesa Airlines, Inc., a Nevada corporation (“Mesa Airlines”), and (v) Republic Airways Holdings Inc. a Delaware corporation (“Republic”), entered into the Three Party Agreement (as amended from time to time in accordance with the terms thereof, the “Three Party Agreement”);

WHEREAS, concurrently with the execution of the Three Party Agreement, Mesa, and Republic entered into that certain Agreement, Plan of Conversion and Plan of Merger (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, on the date hereof, Republic is merging with and into Mesa (the “Merger”), with Mesa continuing as the surviving corporation, and Mesa shall convert from a Nevada corporation to a Delaware corporation and amend its name to [Republic Airways Holdings Inc.];

WHEREAS, in accordance with the Three Party Agreement, at the closing of the Merger (the “Closing”), Mesa will conduct a primary issuance of [•]unrestricted shares (the “Escrowed Shares”) of its common stock, no par value (which shall be in a non-certificated book-entry form), to be held via the Direct Registration System (“DRS”) of The Depository Trust Company at the Transfer Agent (as defined below, which it will then deposit with the Escrow Agent to be held by the Escrow Agent in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of this Agreement;

WHEREAS, Computershare Inc. (the “Transfer Agent”) (having a registered office and mailing address at 150 Royall St., Canton, MA 02021, Attention: Jennifer Lippoldt telephone: (303) 802-7906 and email: jennifer.lippoldt@computershare.com) is the Transfer Agent for Mesa, and Mesa will direct the Transfer Agent to issue the Shares in the name of “Computershare Trust Company, National Association, as Escrow Agent under this Agreement;

WHEREAS, in accordance with the Three Party Agreement and this Agreement, if any portion of the Shares becomes eligible for release in accordance with the terms of the Three Party Agreement, the Escrow Agent will release the applicable portion of the Shares from the Escrow Account in accordance with the terms of Section III hereof and disburse to the applicable recipient the applicable portion of Shares therefrom in accordance with the terms of this Agreement; and

WHEREAS, the Escrow Agent is willing to administer the Escrow Account under the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

I.	Appointment

(a) Mesa hereby appoints the Escrow Agent as its escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

(b) All capitalized terms with respect to the Escrow Agent shall be defined herein. The Escrow Agent shall act only in accordance with the terms and conditions contained in this Agreement and shall have no duties or obligations with respect to the Three Party Agreement or the Merger Agreement.

II.	Escrow Shares

(a) Following the Closing, the Transfer Agent, shall deliver the Escrowed Shares in book-entry form (to the extent applicable, together with all interest, gains, dividends, or other income earned with respect thereto, and as reduced by any distribution therefrom pursuant hereto) to the Escrow Agent. [Mesa] shall instruct or direct the Transfer Agent to register the Escrowed Shares in the name of the Escrow Agent, and the Transfer Agent shall deliver a statement to the Escrow Agent reflecting the account information, number of shares, and other pertinent information. The Transfer Agent shall hold the Escrowed Shares for the benefit of the Escrow Agent through the DRS.

(b) [Mesa] shall instruct or direct the Transfer Agent to deliver to the Escrow Agent a written confirmation of the book-entry transfer of the Escrowed Shares registered in the name of the Escrow Agent in the escrow account. [Mesa] shall simultaneously deliver to the Escrow Agent a copy of such instruction or direction letter to the Transfer Agent.

(c) For so long as the Escrowed Shares are held by the Escrow Agent hereunder or are otherwise registered in the name of the Escrow Agent, as escrow agent, Mesa shall be deemed to be the beneficial owner of any and all Escrowed Shares held in the escrow account unless and until such shares are disbursed to third parties in accordance with this Agreement and shall possess all rights with respect to such Escrowed Shares, except the right of possession thereof. To the extent permitted by law, in the event any matter is submitted to Mesa’s stockholders in which such stockholders are required or permitted to vote, the Escrow Agent shall vote (or cause to be voted) the Escrowed Shares as directed in writing by Mesa. Mesa shall instruct the Transfer Agent to send all proxy materials to the Escrow Agent with respect to any matter submitted on which Mesa’s stockholders are required or permitted to vote. The Escrow Agent shall deliver any proxy materials relating to the Escrowed Shares to Mesa upon receipt of such proxy materials from the Transfer Agent.

(i)

Any dividends made in respect of any Escrowed Shares held in the Escrow Account (together with the Escrowed Shares and any other benefits or interests arising from the Escrowed Shares, the “Escrow Asset”) shall be deemed part of the escrow and shall be held together with such Escrowed Shares until the time any Escrowed Share is disbursed pursuant to Section III of this Agreement, at which time such dividends will be paid together with such Escrowed Shares.

(ii)

Escrow Agent shall hold the Escrowed Asset in a separate non-interest-bearing demand deposit account as set forth in Schedule 4. No investment of Escrowed Asset will be permitted during the term of this Agreement.

(iii)

In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of shares of Mesa common stock other than a regular cash dividend, the Shares shall be appropriately adjusted on a pro rata basis and consistent with the terms of the Three Party Agreement and this Agreement.

(d) During the term of this Agreement, the Escrow Agent shall hold the Escrowed Shares in the Escrow Account and shall not sell, transfer, dispose of, lend or otherwise subject to a lien any of the Escrowed Shares except until and to the extent that they are disbursed in accordance with Section III hereof. Except as the Escrow Parties may otherwise agree in joint written instructions as provided in Section III hereof, no Escrowed Shares may be withdrawn except as expressly provided in this Agreement.

(e) The Escrowed Shares shall be registered under the Securities Act of 1933, as amended (the “Securities Act”) as of the date hereof (the “Closing”) and, other than for the release and distribution of such shares by the Escrow Agent in accordance herewith, may not be transferred, sold or otherwise disposed of by any holder thereof except pursuant to an effective registration statement under the Securities Act or in accordance with an exemption from the registration requirements of the Securities Act.

(f) The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by Mesa, whether or not such income was disbursed during such calendar year Notwithstanding the preceding, in the event any cash or stock dividend is declared and paid in respect of the Escrowed Shares during the term of the Escrow, the parties hereto agree that any such dividend shall be treated as a contribution of such cash or stock by Mesa to the Escrow Account and shall not be treated as a dividend for U.S. federal income tax purposes.

(i) For certain payments made pursuant to this Escrow Agreement, the Escrow Agent may be required to make a “reportable payment” or “withholdable payment” and in such cases the Escrow Agent shall have the duty to act as a payor or withholding agent, respectively, that is responsible for any tax withholding and reporting required under Chapters 3, 4, and 61 of the United States Internal Revenue Code of 1986, as amended (the “Code”). The Escrow Agent shall have the sole right to make the determination as to which payments are “reportable payments” or “withholdable payments.” All parties to this Escrow Agreement shall provide an executed IRS Form W-9 or appropriate IRS Form W-8 (or, in each case, any successor form) to the Escrow Agent prior to the date hereof, and shall promptly update any such form to the extent such form becomes obsolete or inaccurate in any respect. The Escrow Agent shall have the right to request from any party to this Escrow Agreement, or any other person or entity entitled to payment hereunder, any additional forms, documentation or other information as may be reasonably necessary for the Escrow Agent to satisfy its reporting and withholding obligations under the Code. To the extent any such forms to be delivered under this Section II(f)(i) are not provided prior to the date hereof or by the time the related payment is required to be made or are determined by the Escrow Agent to be incomplete and/or inaccurate in any respect, the Escrow Agent shall be entitled to withhold (without liability) a portion of any interest or other income earned on the investment of the Escrow Asset or on any such payments hereunder to the extent withholding is required under Chapters 3, 4, or 61 of the Code, and shall have no obligation to gross up any such payment.

(ii) To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Asset, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Asset. The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Asset and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent. The indemnification provided by this Section II(f)(ii) is in addition to the indemnification provided in Section VII and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

III.	Disposition and Termination

(a) Promptly (but in no event more than five (5) Business Days) following the determination that all or any portion of the Escrowed Shares is issuable pursuant to Section 2.1(b) of the Three Party Agreement, United and Mesa Representative will jointly instruct the Escrow Agent (the “United Issuance Joint Instruction”) to release the applicable Escrowed Shares, together with the amount of dividends which have accrued (if any) with respect to such Escrowed Shares (the “Share Release Amount”), from the Escrow Account to United. Upon receipt of the United Issuance Joint Instruction, the Escrow Agent shall, no later than the fifth (5th) Business Day thereafter and without further instruction, deliver written instructions in the form of Schedule 5 to the Transfer Agent requesting Transfer Agent to disburse the Share Release Amount (including any applicable dividends) as specified in the United Issuance Joint Instruction. The Escrow Agent shall not be responsible for Transfer Agent’s processing time to release of Escrowed Shares by the Transfer Agent to any party.

(b) If there are still Escrowed Shares remaining in the Escrow Account following any issuance of Escrowed Shares to United pursuant to the United Issuance Joint Instruction, then promptly (but in no event more than five (5) Business Days) following the determination that all or any portion of the Escrowed Shares are then issuable pursuant to Section 2.1(c) of the Three Party Agreement, Mesa and Mesa Representative will jointly instruct the Escrow Agent (the “Mesa Issuance Joint Instruction”) to release the Share Release Amount from the Escrow Account to Mesa. Upon receipt of the Mesa Issuance Joint Instruction, the Escrow Agent shall, no later than the fifth (5th) Business Day thereafter and without further instruction, deliver written instructions in the form of Schedule 5 to the Transfer Agent requesting Transfer Agent to disburse the Share Release Amount (including any applicable dividends) as specified in the Mesa Issuance Joint Instruction. The Escrow Agent shall not be responsible for Transfer Agent’s processing time to release of Escrowed Shares by the Transfer Agent to any party.

(c) If there are still Escrowed Shares remaining in the Escrow Account following any issuance of Escrowed Shares to Mesa pursuant to the Mesa Issuance Joint Instruction, then promptly following the determination that all or any portion of the Escrowed Shares are then issuable pursuant to Section 2.1(d) of the Three Party Agreement, Mesa will instruct the Escrow Agent (the “Pre-Merger Mesa Shareholder Instruction” and together with the United Issuance Joint Instruction and the Mesa Issuance Joint Instruction, the “Issuance Instructions”) to release the Share Release Amount from the Escrow Account to the Pre-Merger Mesa Shareholders (with such holders identified in Schedule 3 attached hereto, the “Pre-Merger Mesa Shareholders”). Upon receipt of the Pre-Merger Mesa Shareholder Instruction, the Escrow Agent shall, no later than the fifth (5th) Business Day thereafter and without further instruction, deliver written instructions in the form of Schedule 5 to the Transfer Agent requesting Transfer Agent to disburse the Share Release Amount (including any applicable dividends) as specified in the Pre-Merger Shareholder Instruction. The Escrow Agent shall not be responsible for Transfer Agent’s processing time to release of Escrowed Shares by the Transfer Agent to any party.

(d) Any Issuance Instructions delivered pursuant to this Agreement shall specify the number of Escrowed Shares to be released and such other information as may be required to permit the Escrow Agent to release such Escrowed Shares.

(e) Upon the delivery of all of the Escrowed Shares by the Escrow Agent in accordance with the terms of this Agreement (including this Section III), this Agreement shall terminate, subject to the provisions of Sections II(f)(ii), VI and VII hereof.

IV.	Escrow Agent

(a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. Under no circumstance will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Escrow Parties and any other person or entity, in connection herewith, if any, including without limitation the Three Party Agreement or the Merger Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent.

The Escrow Agent shall have no duty to know or inquire if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement.

(b) In the event of any conflict between the terms and provisions of this Agreement, those of the Three Party Agreement or the Merger Agreement, any schedule or exhibit attached to this Agreement, or any other agreement between the Escrow Parties and any other person or entity, the terms and conditions of this Agreement shall control.

(c) The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the Escrow Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Shares, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section X hereof and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section X hereof. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(d) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Escrow Parties or the Pre-Merger Mesa Shareholders. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents.

(e) The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Escrow Parties or the Pre-Merger Mesa Shareholders. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from the Escrow Parties hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction that agrees to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.

(f) The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

(g) No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

V.	Succession

(a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days’ advance notice in writing of such resignation to the Escrow Parties specifying a date when such resignation shall take effect, provided that such resignation shall not take effect until a successor escrow agent has been appointed in accordance with this Section V. If the Escrow Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Asset (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section VII hereof.

(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the corporate trust business and assets as whole or substantially as a whole may be transferred, shall be the Escrow Agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

VI.	Compensation and Reimbursement

The Escrow Agent shall be entitled to compensation for its services under this Agreement as Escrow Agent and for reimbursement for its reasonable out-of-pocket costs and expenses, in the amounts and payable as set forth on Schedule 2 attached hereto, which compensation shall be paid by Mesa. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the release of shares under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) calendar days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Account with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Account. The Escrow Agent shall also be entitled to payment of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section VII hereof. The obligations of Escrow Parties set forth in this Section VI shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

VII.	Indemnity

(a) The Escrow Agent shall be indemnified and held harmless by the Escrow Parties from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in the any state or federal court located in the state of Delaware.

(b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c) The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(d) The Escrow Agent shall not be liable, directly or indirectly, for any (i) damages, losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated to have directly resulted from the Escrow Agent’s gross negligence or willful misconduct, or (ii) special, indirect, punitive, or consequential damages or losses of any kind whatsoever (including without limitation lost profits), even if the Escrow Agent has been advised of the possibility of such losses or damages and regardless of the form of action.

(e) This Section VII shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

VIII.	Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting

(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Escrow Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm identities including without limitation name, address and organizational documents (“identifying information”).

(b) The Escrow Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent and that any such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

IX.	Notices

(a) All communications hereunder shall be in writing and except for any Issuance Instruction or any communications from the Escrow Parties setting forth, claiming, containing, objecting to, or in any way related to the full or partial transfer or distribution of the Escrow Asset, all notices and communications hereunder shall be deemed to have been duly given and made if in writing and if (i) served by personal delivery upon the party for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested, or by Federal Express or similar overnight courier, or (iii) sent by email, provided that the receipt of such email is promptly confirmed, by telephone, electronically or otherwise, to the party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

Notices to Mesa:

Mesa Air Group, Inc.

410 N. 44th Street, Suite 700

Phoenix, Arizona 85008

Attention: Brian Gillman

Email: ***

with a copy to (which will not constitute notice):

Pachulski Stang Ziehl & Jones LLP

10100 Santa Monica Blvd., 13th Floor

Los Angeles, California 90067

Attention: Richard M. Pachulski; John W. Lucas

Email: rpachulski@pszjlaw.com; jlucas@pszjlaw.com

Notices to Mesa Representative:

Mesa Air Group, Inc.

410 N. 44th Street, Suite 700

Phoenix, Arizona 85008

Attention: Brian Gillman

Email: ***

with a copy to (which will not constitute notice):

Pachulski Stang Ziehl & Jones LLP

10100 Santa Monica Blvd., 13th Floor

Los Angeles, California 90067

Attention: Richard M. Pachulski; John W. Lucas

Email: rpachulski@pszjlaw.com; jlucas@pszjlaw.com

Notices to United:

United Airlines, Inc.

233 S. Wacker Drive

Chicago, Illinois 60606

Attention:

Email:

with a copy to (which will not constitute notice):

Sidley Austin LLP

1000 Louisiana St., Suite 5900

Houston, Texas 77002

Attention: Kevin Lewis; Atman Shukla

Email: klewis@sidley.com; ashukla@sidley.com

Notices to the Escrow Agent:

Computershare Trust Company, N.A.

1505 Energy Park Drive

St. Paul, MN 55108

Attention:

Email:

Telephone:

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

X.	Security Procedures

(a) Notwithstanding anything to the contrary as set forth in Section IX hereof, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution, including but not limited to any transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section III hereof, may be given to the Escrow Agent only by confirmed electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Escrow Asset, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by electronic transmission (including e-mail) at the number or e-mail address provided to the Escrow Parties by the Escrow Agent in accordance with Section IX hereof and as further evidenced by a confirmed transmittal to that number.

(b) In the event transfer instructions are so received by the Escrow Agent by electronic transmission (including e-mail), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereof, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1 hereof, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by officers of the Escrow Parties (collectively, the “Senior Officers”), as the case may be, which shall be designated in Schedule 1 hereof. Such Senior Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.

(c) The Escrow Parties acknowledges that the Escrow Agent is authorized to deliver the Escrowed Shares to the custodian account or recipient designated by any recipient in writing, provided that such delivery shall be endorsed in writing by Mesa.

(d) The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

(e) The Parties certify that the names, titles, telephone numbers, email addresses and specimen signatures set forth in Schedule 1 are persons authorized to provide direction and initiate or confirm transactions.

XI.	Court Orders

In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by opinion of legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent reasonably obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated. The Escrow Agent shall further have no obligation to pursue any action that is not in accordance with applicable law.

XII.	Miscellaneous

(a) Except for changes to transfer instructions as provided in Section X hereof, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Escrow Parties. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or the Escrow Parties except as provided in Section V hereof, without the prior consent of the Escrow Agent and the Escrow Parties.

(b) This Agreement shall be governed by and construed under the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Each of the Escrow Parties and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-convenience or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of Delaware or United States federal court, in each case, sitting in the State of Delaware. To the extent that in any jurisdiction any party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such party shall not claim, and it hereby irrevocably waives, such immunity. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

(c) No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

(d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. Notwithstanding the foregoing, with respect to any notice provided for in this Agreement or any instrument required or permitted to be delivered hereunder, any party hereto receiving or relying upon such notice or instrument shall be entitled to request execution thereof by original manual signature as a condition to the effectiveness thereof.

(e) If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The parties represent, warrant and covenant that each document, notice, instruction or request provided by such party to the other party shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section VII hereof above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Escrow Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or the Escrow Asset escrowed hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

MESA AIR GROUP, INC.

By:
Name:
Title:

[MESA REPRESENTATIVE]

By:
Name:
Title:

UNITED AIRLINES, INC.

By:
Name:
Title:

[ESCROW AGENT]

By:
Name:
Title:

[Signature Page to Escrow Agreement]

Schedule 1

AUTHORIZED OFFICER OF MESA, MESA REPRESENTATIVE AND UNITED

Mesa:

Individuals authorized by Mesa:

Name and Title		Telephone Number E-mail Address	Specimen Signature
1.	[XXXXXX]

2.

3.

Mesa Representative:

Individuals authorized by Mesa Representative:

Name and Title		Telephone Number E-mail Address	Specimen Signature
1.	[XXXXXX]

2.

3.

United:

Individuals authorized by United:

Name and Title		Telephone Number E-Mail Address	Specimen Signature
1.	[XXXXXX]

2.

3.

Schedule 2

FEE INFO

Schedule 3

PRE-MERGER MESA SHAREHOLDERS

(Attached)

Schedule 4

Non-Interest Bearing Cash Direction Form

Direction to use the following Computershare Trust Company, N.A. (Computershare) Deposit Option for cash balances for the following account(s) and all subaccounts thereof:

Account name:
Account number(s):

You are hereby directed to deposit, as indicated below, or as I shall direct further in writing from time to time, all cash in the account(s) in the following bank deposit option:

Computershare Essential Non Interest Bearing Deposit Option (ENIB) (SEI CUSIP = VP7000384)

I acknowledge that I have full power and authority to direct investments of the account(s).

I acknowledge that funds are deposited with investment grade financial institutions as rated by S&P, Moody’s or Fitch.

I understand that Computershare shall not be obligated to pay any interest to the account(s).

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

I understand that Computershare may from time to time receive compensation in connection with such deposits or investments.

I understand that Computershare shall have no responsibility or liability for any diminution of the funds that may result from any deposit or investment made by Computershare in accordance with this direction, including any losses resulting from a default by any bank, financial institution or other third party.

Schedule 5

ESCROW AGENT INSTRUCTION TO TRANSFER AGENT

[Date]

Computershare Inc.

Attention:

email: [•]

RE: Release / Re-register of Escrowed Shares pursuant to that certain Escrow Agreement dated MONTH, DD, YYYY by and among [ ], [ ], and Computershare Trust Company, National Association (“Escrow Agent”).

Dear [•]:

Pursuant to Section [ ] of the above referenced Escrow Agreement and the attached letter of direction executed by [ ] and [ ], Computershare Trust Company, National Association, as Escrow Agent and the registered owner of [•] shares of the [ ]stock of [ ] (“Escrowed Shares”) hereby authorizes the release, transfer and re-registration of the following Escrowed Shares r/n/o Computershare Trust Company, National Association, as Escrow Agent under an Escrow Agreement dated _____, 2022 by and among [ ], [ ], and Computershare Trust Company, National Association, a national banking association organized under the laws of the United States, as escrow agent to:

[•] Common Shares

CUSIP [•]

COY [•] / Class [•]

r/n/o [•]

Effective Date:[•]

Upon release and re-registration, Computershare’s position will be [•] Escrowed Shares. Please provide an updated Book Entry Advice for the account number [•] reflecting Computershare Trust Company, National Association, as Escrow Agent to the Escrow Agreement.

If you have any questions, please feel free to contact the Relationship Manager for the above issue, [ ], at ( ) - or [ ]@computershare.com.